As filed with the Securities and Exchange Commission on April 4, 2008

Registration No. 333-148427

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ON

FORM S-4

EPAK INTERNATIONAL LIMITED

(Exact Name of Each Registrant as Specified in its Charter)

Bermuda	6770	98-0561053
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

435 Devon Park Drive, Bldg. 400,

Wayne, Pennsylvania 19087

(610) 519-1336

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Don K. Rice

Chairman

435 Devon Park Drive, Bldg. 400,

Wayne, Pennsylvania 19087

(610) 519-1336

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.

Brian L. Ross, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 818-8800

Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the acquisition agreement described in the included proxy statement/prospectus have been satisfied or waived.

If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	8,566,667 shares	$5.64(2)	$48,316,002	$1,899
Common stock underlying the warrants(3)	14,133,334 shares	$5.00(3)	$70,666,670	$2,777
Common stock issuable on exercise of unit purchase option (“UPO”)(3)	300,000 shares	$7.50(3)	$2,250,000	$88
Warrants issuable on exercise of the UPO(3)	600,000 warrants	— (4)	—	—
Common stock underlying the warrants included in the UPO(3)	600,000 shares	$5.00(3)	$3,000,000	$118
Total			124,232,672	4,882

(1)	The registrant, ePAK International Limited (“ePAK International”), is a Bermuda exempted company and wholly owned subsidiary of Ascend Acquisition Corp. (“Ascend”), a publicly traded company. In connection with the redomestication of the public company from Delaware to Bermuda as described in the proxy statement/prospectus forming a part of this registration statement, a wholly owned subsidiary of ePAK International will merge with an into Ascend and all of the outstanding common stock, warrants and unit purchase options of Ascend will be converted into the common stock, warrants and unit purchase options of ePAK International in like number and tenor. As a result of the redomestication and related transactions, ePAK International will become the public company, domiciled in Bermuda, Ascend will become a wholly owned subsidiary of ePAK International, and the current security holders of Ascend will become security holders of ePAK International.

(2)	Based on the market price on November 6, 2007 of the common stock of Ascend Acquisition Corp., the public company that will redomesticate to Bermuda as described in this registration statement pursuant to Rule 457(f)(1).

(3)	Based on the exercise price of the warrants and options pursuant to Rule 457(g)(1).

(4)	No fee pursuant to Rule 457(g).

(5)	There are also being registered such indeterminable additional securities as may be issued pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions under the provisions contained in the warrants.

(6)	Fee previously paid in connection with Registration Statement No. 333-147320.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commissions is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 4, 2008

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

ASCEND ACQUISITION CORP.

PROSPECTUS FOR UP TO 23,600,001 SHARES OF COMMON STOCK AND

600,000 REDEEMABLE WARRANTS OF ePAK INTERNATIONAL LIMITED

The stockholders of Ascend Acquisition Corp. are being asked to vote upon proposals by which:

•	The domicile of our public company would be moved from Delaware to Bermuda.

•	The name of the public company would become “ePAK International Limited.”

•

An agreement and plan of reorganization, dated as of July 30, 2007, and amended as of January 1, 2008 and further amended as of April     , 2008, would be approved by which ePak International Limited, which we also refer to as Continuing Pubco, would acquire all of the outstanding capital stock of ePAK Resources (S) Pte. Ltd., a Singapore limited company.

•	The authorized common stock of the public company would be increased from 30 million shares to 70 million shares.

•	Continuing Pubco’s 2007 incentive equity plan would be adopted.

•	The stockholders meeting at which these proposals are to be considered would be adjourned if necessary to obtain the vote required to approve these proposals.

The consummation of these and related transactions will require the approval of the stockholders of Ascend as described in this proxy statement/prospectus. Holders of Ascend’s common stock issued in Ascend’s initial public offering in May 2006 that desire to convert their public shares into cash held in trust as provided in Ascend’s certificate of incorporation must hold such stock as of the record date of the meeting and affirmatively vote against the acquisition. Failure to vote is insufficient to preserve this right. Any investor that elects this conversion right will not be permitted to exercise any appraisal rights under Delaware law. As of April     , 2008, the record date, each share issued in Ascend’s IPO would be convertible into approximately $            , based on $             in trust at such date. If the holders of 20% or more of Ascend’s public shares (i.e., 1,380,000 shares or more) vote against the acquisition proposal and demand conversion of their public shares, then Ascend will not consummate the redomestication or the acquisition or the other proposals.

Ascend’s units, common stock and redeemable warrants are currently listed on the Over-the-Counter Bulletin Board under the symbols ASAQU, ASAQ and ASAQW, respectively. Ascend’s units will be separated into their component securities immediately prior to the redomestication and the units will cease to exist as a separate security. Continuing Pubco is seeking listing of its common stock and redeemable warrants on the Nasdaq Capital Market under the proposed symbols EPAK and EPAKW, respectively. If listing on Nasdaq is not effective at the time the acquisition and redomestication are consummated, Continuing Pubco’s securities will be listed on the Over-the Counter Bulletin Board.

You should also carefully consider the risk factors described in “ Risk Factors” beginning on page 12.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2008, and is first being mailed to Ascend stockholders on or about                     , 2008.

EXHIBITS

Annex A	-	Agreement and Plan of Reorganization
Annex B(1)	-	Amendment No. 1 to the Agreement and Plan of Reorganization
Annex B(2)	-	Amendment No. 2 to the Agreement and Plan of Reorganization*
Annex C	-	Form of Voting Agreement
Annex D	-	Fairness Opinion of Capitalink LC
Annex E	-	Memorandum of Association of Continuing Pubco
Annex F	-	By-laws of Continuing Pubco
Annex G	-	2007 Equity Incentive Plan
Annex H	-	Form of Tax Opinion to be issued by Graubard Miller
Annex I	-	Registration Rights Agreement
Annex J	-	Form of Employment Agreement between the Continuing Pubco and each of Steve Dezso, Mao Shi Khoo, Don K. Rice, Chok Chun Weng, James Thomas and Jeffrey Blaine
Annex K	-	Employment Agreement between the Continuing Pubco and Richard Brook
Annex L	-	Section 262 of the Delaware General Corporate Law (Appraisal Rights)
Annex M	-	Form of Warrant Agreement Governing Continuing Pubco Warrants

*	To be filed by amendment

Note: Under the law of Bermuda, the holders of common stock are typically referred to as “members.” Members are the equivalent of stockholders of U.S. companies. In this proxy statement/prospectus, the term “members” has been referenced as “stockholders” which is a term more familiar to U.S. persons, which Ascend believes are the majority of its stockholders. Under the law of Bermuda, companies such as ePAK International Limited are governed by memorandums of association and by-laws rather than certificates of incorporation and by-laws.

This proxy statement/prospectus incorporates important business and financial information about Ascend, ePAK International Limited and ePAK and its subsidiaries that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. To make this request, or if you would like additional copies of this proxy statement/prospectus or have questions about the acquisition, you should contact:

Mr. Don K. Rice

Ascend Acquisition Corp.

435 Devon Park Drive

Building 400

Wayne, Pennsylvania 19087

(610) 519 1336

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is                     , 2008.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the redomestication and the acquisition, you should read this entire document carefully, including the acquisition agreement attached as Annex A and the amendments to the acquisition agreement attached as Annexes B(1) and B(2). The acquisition agreement, as amended, is the legal document that governs the redomestication and the acquisition and the Continuing Pubco’s memorandum of association and by-laws are the legal documents governing the public company after the redomestication. These documents are described elsewhere in this proxy statement/prospectus and attached as annexes.

The Parties

•	The parties to the acquisition agreement, as amended, are:

•	Ascend Acquisition Corp.;

•	ePAK International Limited;

•	Ascend Merger Corp.;

•	ePAK Resources (S) Pte. Ltd.; and

•	ePAK Holdings Limited.

•

Ascend is a blank check company formed to serve as a vehicle for the acquisition of an operating business. Ascend was incorporated in Delaware on December 5, 2005 and consummated its initial public offering, or IPO, on May 17, 2006. Its principal offices are located at 435 Devon Park Drive, Building 400, Wayne, Pennsylvania 19087 and its phone number is (610) 519-1336. See the section entitled “Other Information Related to Ascend.”

•

ePAK International is a Bermuda company owned by Don K. Rice as nominee for Ascend. ePAK International will be the public company following consummation of the transactions discussed in this proxy/statement prospectus.

•	Ascend Merger Corp. is a Delaware corporation and wholly owned subsidiary of ePAK International.

•

ePAK Resources (S) Pte. Ltd., which we also refer to as ePAK or the Company, is a full-service designer, manufacturer and supplier of precision engineered containers used in the transport and handling of semiconductor and electronic devices. These precision engineered containers mechanically interface with third party automated transfer and processing equipment used in the production of semiconductor and electronic devices. The Company and its subsidiaries operate a large scale design and manufacturing facility in Shenzhen, People’s Republic of China, or PRC, with additional sales, design and applications engineering operations located in a number of offices servicing North America, Europe and Asia. In the PRC, ePAK operates under a Licensed Processing Entity agreement, which does not grant ePAK a contractual right to the manage the factory; however, in accordance with local custom, ePAK has exercised broad authority over the supervision of the factory and decisions regarding the recruiting, supervision and compensation of the factory workers and the operation of the factory. ePAK’s precision manufactured handling containers enable the Company’s customers to manufacture, handle and transport their critical semiconductor and electronic devices, with a high degree of reliability and efficiency, by precisely interfacing with their automated processing equipment. Its principal offices are located at 121 Genting Lane, #04-00, Singapore 349572 and its phone number is 011-(65)-6846-9908. See the section entitled “Business of ePAK.”

•	ePAK Holdings Limited is the sole shareholder of ePAK.

Transactions

•	Under the terms of the acquisition agreement, among other things:

•	in order to move the domicile of the public company from Delaware to Bermuda:

•	Ascend will merge with Ascend Merger Corp., with Ascend surviving the merger as a subsidiary of Continuing Pubco (i.e., ePAK International);

•	after the merger, Ascend will amalgamate with Continuing Pubco and all of Ascend’s assets and liabilities will be transferred to Continuing Pubco;

•	each outstanding share of Ascend’s common stock will convert into one share of Continuing Pubco’s common stock;

•

each outstanding redeemable warrant to purchase one share of Ascend’s common stock will remain outstanding but represent the right to purchase one share of Continuing Pubco’s common stock on the same terms currently provided by the warrants;

•	by virtue of the foregoing, Ascend’s current security holders will become security holders of Continuing Pubco;

•	concurrently with the redomestication, Continuing Pubco will acquire in the acquisition all of ePAK’s outstanding capital stock from ePAK Holdings Limited;

•

all of the outstanding options to purchase common stock of ePAK Holdings Limited will be assumed by Continuing Pubco and such options shall entitle the holders to purchase common stock of Continuing Pubco;

•	all of the current security holders of Ascend, together with ePAK Holdings Limited and holders of the assumed Options, will become the security holders of Continuing Pubco;

•	the authorized capital of the public company would be increased from 30 million shares to 70 million shares.

•	the name of our public company will become “ePAK International Limited;”

•	Continuing Pubco will be a publicly reporting company, registered under the United States federal securities laws;

•	Continuing Pubco is seeking listing of its common stock and redeemable warrants on the Nasdaq Capital Market;

•	ePAK will continue its operations as a wholly owned subsidiary of Continuing Pubco; and

•

ePAK Holdings Limited will liquidate within 12 months after the acquisition and distribute the common stock of Continuing Pubco in pursuance of a plan of reorganization with respect to ePAK Holdings Limited.

•

The board of directors of each of Ascend, Ascend Merger Corp. and Continuing Pubco, and the board of directors of each of ePAK and ePAK Holdings Limited, have approved the acquisition agreement in accordance with the applicable company laws of their respective jurisdictions of formation.

Acquisition Consideration

•

In consideration of the acquisition, ePAK Holdings Limited will receive, at closing, 8,601,002 shares of Continuing Pubco’s common stock based on a formula set forth in the acquisition agreement and described in the section entitled “The Acquisition Agreement—Acquisition Consideration.” This will represent approximately 50.1% of the outstanding shares of Continuing Pubco immediately following the acquisition. This percentage does not give effect to any additional shares that may be issued to ePAK Holdings Limited post-closing, as described below, and assumes none of Ascend’s currently outstanding common stock is converted into cash as permitted by Ascend’s certificate of incorporation. If holders of 19.99% of the Ascend public shares elect to convert to cash, ePAK Holdings Limited would own 54.5% of the outstanding common stock of Continuing Pubco immediately following the acquisition.

•

Continuing Pubco also will assume the outstanding options of ePAK Holdings Limited, which upon assumption will become options to purchase an aggregate of 667,067 shares of Continuing Pubco’s common stock.

•	As additional consideration, ePAK Holdings Limited also will be entitled to receive the following after closing:

•

up to an aggregate of 442,625 additional shares of Continuing Pubco’s common stock if the market price of Continuing Pubco’s common stock exceed certain levels ranging from $6.00 to $8.00 during the period from the closing of the acquisition until the 180th day thereafter;

•	an aggregate of 442,625 additional shares of Continuing Pubco’s common stock upon redemption of Continuing Pubco’s publicly traded redeemable warrants; and

•

up to three tranches of 88,525 additional shares of Continuing Pubco’s common stock if Continuing Pubco generates consolidated annual EBITDA (as defined in the acquisition agreement) for the years ending December 31, 2008, 2009 and/or 2010 in excess of $14,727,000, $24,268,000 and $37,935,000, respectively, for a total additional issuance of up to 265,575 shares.

See the section entitled “The Acquisition Agreement—Acquisition Consideration.”

Effect of Transactions on Ascend’s stockholders

Each stockholder of Ascend should note the following:

•

We will not consummate any of the proposals unless each of the proposals is approved by the stockholders of Ascend as described in this proxy statement/prospectus. Ascend’s certificate of incorporation requires stockholder approval for any business combination in which Ascend may engage, even if not otherwise required under Delaware law.

•

Upon consummation of the transactions, you will become a holder of a Bermuda domiciled public company and not a Delaware public company. You should read the section of this proxy statement/prospectus entitled “Redomestication Proposal - Comparison of Corporate Governance and Stockholder Rights” for a description of the differences and similarities in corporate governance and stockholder rights for companies governed by Bermuda law as compared to companies governed by Delaware law.

Conversion of Ascend Securities in Redomestication

In the redomestication, Continuing Pubco will issue up to an aggregate of 8,566,667 shares of common stock upon conversion of Ascend’s currently outstanding common stock. In addition, Continuing Pubco will issue up to 14,733,334 shares of common stock upon exercise of outstanding warrants, and 300,000 shares of common stock and 600,000 redeemable warrants upon exercise of an outstanding underwriter’s unit purchase option that was issued in connection with Ascend’s initial public offering. The currently outstanding warrants and purchase options of Ascend will remain outstanding but will represent the right to purchase the same number and type of Continuing Pubco’s securities on the same terms.

Share Issuances in the Acquisition

At the closing of the acquisition, Continuing Pubco will issue 8,601,002 shares of common stock to the stockholder of ePAK, ePAK Holdings Limited. Immediately following the acquisition, Ascend’s former stockholders will own approximately 49.9%, and ePAK Holdings Limited will own approximately 50.1% of the outstanding common stock of Continuing Pubco, assuming no Ascend public shares are converted into cash. If holders of 19.99% of the Ascend public shares elect to convert to cash, ePAK Holdings Limited would own 54.5% of the outstanding common stock of Continuing Pubco immediately following the acquisition. ePAK Holdings Limited also will be entitled to receive future contingent issuances of up to an aggregate of 1,150,825 additional shares after the closing as described in this proxy statement/prospectus. Continuing Pubco also will assume the outstanding options of ePAK Holdings Limited, which upon assumption will become options to purchase 667,067 shares of Continuing Pubco’s common stock.

Indemnification

•

The acquisition agreement provides for the obligation of Continuing Pubco to indemnify ePAK Holdings Limited and its officers, directors and shareholders for breaches of representations and warranties made and covenants undertaken by Ascend and Continuing Pubco in the acquisition agreement. The payment of any indemnity obligations of Continuing Pubco would be satisfied by the issuance by Continuing Pubco to ePAK Holdings Limited of additional shares of common stock as determined in accordance with the acquisition agreement. The number of shares of Continuing Pubco common stock that may be issued for this indemnification will be limited to a number equal to 15% of the sum of the shares issued by Continuing Pubco at closing of the acquisition plus the number of shares issuable upon exercise of the ePAK Holdings Limited options assumed by Continuing Pubco, or approximately 1,390,210 shares.

•

The acquisition agreement also provides the obligation of ePAK Holdings Limited (and any of ePAK Holdings Limited’s stockholders receiving Continuing Pubco shares issued in the acquisition) to indemnify Continuing Pubco for breaches of representations and warranties made and covenants undertaken by ePAK and ePAK Holdings Limited in the acquisition agreement. ePAK Holdings Limited and any of ePAK Holdings Limited’s stockholders receiving Continuing Pubco shares issued in the acquisition may pay any indemnity claim in cash, or in its sole discretion, shares of Continuing Pubco common stock valued at a per share price equal to the fair market value thereof as determined in acquisition agreement. This flexibility is provided to ePAK Holdings Limited to accomodate its liquidation plans. The aggregate amount of this indemnity obligation will be limited solely to the fair market value, as of the time an indemnity claim is established, of the number of shares of Continuing Pubco common stock equal to (X) 15% of the sum of the shares issued by Continuing Pubco at closing of the acquisition plus the number of shares issuable upon exercise of the ePAK Holdings Limited options assumed by Continuing Pubco, or 1,390,210 shares, minus (Y) the sum of the quotients obtained by dividing the dollar amount of each previous indemnity claim by the fair market value, as of the time such previous indemnity claim was established, of one share of Continuing Pubco common stock. This amount is intended to approximate the value of 15% of the total consideration to be paid to ePAK Holdings Limited pursuant to the acquisition while allowing the indemnification obligation to be satisfied either in cash or shares of Continuing Pubco common stock.

Lock-ups and Registration Rights

•

The recipients of Continuing Pubco’s common stock in the acquisition and Ascend’s founding stockholders have agreed not to sell any of their shares of Continuing Pubco until after the six-month anniversary of the closing date.

•

Following the closing, the recipients of the common stock in the acquisition will have the right to demand on two occasions that Continuing Pubco cause a registration statement to be filed and declared effective under the Securities Act of 1933 as well as certain piggyback registration rights.

See the section entitled “The Acquisition Agreement—Lock-up and Registration Rights Agreements.”

Post-Transaction Management

•

The current executive officers of ePAK will continue in their positions with ePAK after the acquisition and also assume equivalent offices with Continuing Pubco. Steve Dezso, ePAK’s current president and chief executive officer, also will become the president and chief executive officer of Continuing Pubco upon consummation of the acquisition. Don K. Rice, Ascend’s current chairman of the board, will become chairman of the board of Continuing Pubco upon consummation of the acquisition. See the section entitled “Directors and Executive Officers of Continuing Pubco Following the Acquisition—Employment Agreements.”

•

Upon consummation of the acquisition, the board of directors of Continuing Pubco will be comprised of five members. The board will include three persons designated by ePAK Holdings Limited, such designees initially being Mr. Dezso, Hock Voon Loo and Steve San Filippo, and two persons designated by the founding Ascend stockholders, such designees initially being Mr. Rice and Warren “Budd” Florkiewicz. The majority of the board shall be “independent directors” within the meaning of the Nasdaq rules. See the voting agreement attached to this proxy statement/prospectus as Annex C and the section hereof entitled “The Acquisition Agreement—Election of Directors; Voting Agreement.”

U.S. Federal Income Tax Consequences

Ascend expects that the redomestication will qualify as a reorganization for United States federal income tax purposes. The tax consequences of the redomestication to the Ascend stockholders depend in part upon how Continuing Pubco utilizes Ascend’s assets after the redomestication (e.g., by deploying Ascend’s assets directly or dropping them down into a domestic or foreign subsidiary). In any case, however, if (i) not more than 50% of the outstanding shares of Continuing Pubco by vote or value are issued in connection with the transactions to the Ascend stockholders that are U.S. persons (treating any shares owned by a partnership or other entity or arrangement taxed as a partnership for U.S. federal income tax purposes as owned proportionately by its partners) and (ii) the fair market value of ePAK equals or exceeds the fair market value of Ascend at the time of the transactions, gain or loss generally will not be recognized on the exchange of the securities of Ascend for the securities of Continuing Pubco by any holder of Ascend common stock that owns less than 5% of the common stock of Continuing Pubco following the redomestication. Options and warrants are counted as stock for purposes of this 50% test only if a principal purpose of the issuance or acquisition of the options or warrants was the avoidance of gain recognition. ePAK, Ascend and Continuing Pubco have indicated that none of the options or warrants was issued or acquired for this purpose. If an Ascend stockholder owns 5% or more of the common stock of Continuing Pubco after the redomestication, that stockholder would be subject to tax on the difference between the fair market value of the Continuing Pubco common stock and the tax basis of the Ascend common stock for which it is exchanged, unless such Ascend stockholder files a gain recognition agreement with the stockholder’s income tax return.

The percentage of Continuing Pubco common stock that will be issued to the Ascend stockholders in the transactions will not be greater than 49.9% of the outstanding shares of Continuing Pubco common stock, including as outstanding certain shares that ePAK Holdings Limited or the other recipients of transaction shares may elect to return to Continuing Pubco to satisfy indemnity claims, if any. Although it is not free from doubt, Graubard Miller, counsel to Ascend, is of the opinion that the return of shares to Continuing Pubco to satisfy indemnity claims should not be taken into account to increase the percentage ownership of the Ascend stockholders. Ascend believes that the fair market value of ePAK equals or exceeds the fair market value of

Ascend. However, the determination of the relative fair market values of ePAK and Ascend is inherently factual and cannot be made with precision. If the Internal Revenue Service were to successfully challenge either the percentage ownership of the Ascend stockholders or the relative fair market values of ePAK and Ascend, and Continuing Pubco were to utilize Ascend’s assets in a U.S. corporation, Ascend stockholders would recognize gain upon the redomestication. In that case, certain officers, directors and 10% stockholders of Ascend (and ePAK) would be subject to a non-deductible excise tax, at the highest individual capital gains rate, with respect to the value of non-qualified stock options and certain other stock-based compensation. Stockholders of Ascend are strongly encouraged to consult their own tax advisors regarding the tax consequences to them of the transactions described herein.

See the section entitled “The Acquisition Proposal—Material Federal Income Tax Consequences of the Acquisition.”

Accounting Treatment

Since the stockholders of ePAK will own at least 50.1% of the outstanding shares of the common stock immediately following the completion of the acquisition, will have its current officers assuming almost all corporate and day-to-day management offices of Continuing Pubco other than chairman of the board, including chief executive officer, chief operating officer and chief financial officer and will have the sole right to appoint three of the five directors to the board, Ascend will not be deemed to be the accounting acquirer upon the consummation of the transaction. Accordingly, ePAK will be deemed to be the accounting acquirer in the transaction and, since Ascend is deemed a shell company, the transaction is treated as a recapitalization of ePAK. Accordingly, the assets and liabilities and the historical operations that will be reflected in the Ascend financial statements after consummation of the acquisition will be those of ePAK and will be recorded at the historical cost basis of ePAK. Ascend’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of ePAK upon consummation of the acquisition.

Regulatory Matters

The redomestication and acquisition and the transactions contemplated by the acquisition agreement are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, except for routine stamp office filings in Singapore to evidence transfer of ePAK stock to Continuing Pubco.

Fairness Opinion

In connection with the acquisition, Ascend’s board of directors received an opinion from Capitalink LC, as to (i) the fairness to the holders of Ascend common stock from a financial point of view and as of the date of the opinion of the consideration to be paid by Ascend pursuant to the acquisition agreement, and (ii) whether the fair market value of ePAK as of the date of the opinion was at least equal to 80% of Ascend’s net assets. The full text of the opinion is attached to this proxy statement as Annex D.

Reasons for the Acquisition

Ascend believes that ePAK is positioned for continued growth in its markets and believes that a business combination with ePAK will provide our stockholders with an opportunity to participate in an enterprise with significant growth potential.

ePAK’s sales were approximately $46.7 million for the year ended December 31, 2007, an increase of 29.4% as compared to approximately $36.1 million for the year ended December 31, 2006. Net income for the year ended December 31, 2007 was $2.5 million, compared to $2.2 million for the year ended December 31, 2006.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was approximately $6.7 million in the year ended December 31, 2007, an increase of 30.3% as compared to EBITDA of approximately $5.1 million in the year ended December 31, 2006.

Reasons for the Redomestication

Ascend is proposing to move the public company’s corporate domicile from Delaware to Bermuda by causing an exchange of all of Ascend’s outstanding shares of common stock, warrants and unit purchase options for common stock, warrants and unit purchase options of like number and tenor of Ascend’s wholly owned subsidiary, ePAK International. ePAK International was formed under the laws of Bermuda specifically for the purpose of affecting the redomestication and acquisition and has no commercial operations. The purpose of the redomestication is to align the post-transaction companies’ income tax liabilities with the location of their business activities, thereby reducing the overall impact of corporate income tax and tax on dividends paid by one company to another within the holding company structure of Continuing Pubco. Because ePAK’s business operations are principally outside of the United States, the redomestication is intended to reduce the future income tax liability and tax on internal holding company dividend income under the United States tax law that might be assessed on Continuing Pubco if it had been incorporated in the United States and to permit greater flexibility in structuring acquisitions or creating subsidiaries in China and other countries as the business of ePAK expands. By moving its domicile to Bermuda, it is believed that Continuing Pubco will be taxed by the jurisdictions in which its business and assets are located and undertaken, and will not be subject to additional income taxes merely by virtue of the location of its original place of incorporation.

Reasons for the 2007 Incentive Plan

Ascend is proposing the 2007 incentive plan to enable the company to attract, retain and reward Continuing Pubco’s and ePAK’s directors, officers, employees and consultants using equity-based incentives.

Recommendation of Ascend’s Board of Directors

Ascend’s board of directors:

•

has unanimously determined that each of the acquisition proposal, redomestication proposal, capitalization amendment proposal, 2007 incentive plan proposal and name change proposal is fair to the stockholders of Ascend and in the best interests of Ascend and its stockholders;

•	unanimously recommends that Ascend’s common stockholders vote “FOR” the acquisition proposal;

•	unanimously recommends that Ascend’s common stockholders vote “FOR” the redomestication proposal;

•	unanimously recommends that Ascend’s common stockholders vote “FOR” the capitalization amendment proposal;

•	unanimously recommends that Ascend’s common stockholders vote “FOR” the 2007 incentive plan proposal;

•	unanimously recommends that Ascend’s common stockholders vote “FOR” the name change proposal; and

•	unanimously recommends that Ascend’s common stockholders vote “FOR” the adjournment proposal, if same is presented at the special meeting.

Ownership of Ascend Directors and Officers and Affiliates

Each of Ascend’s inside stockholders who purchased their shares of common stock prior to Ascend’s IPO, and which include all of Ascend’s directors and executive officers and their affiliates, has agreed to vote all of their shares on the acquisition proposal in accordance with the vote of the majority of the votes cast by the holders of shares issued in the IPO. Accordingly, their vote will have no effect on the outcome of the acquisition proposal. The Ascend inside stockholders also have indicated that they intend to vote such shares in favor of all other proposals being presented at the special meeting. As of the record date, the Ascend inside stockholders own an aggregate of 1,666,667 shares, or 19.5%, of Ascend’s outstanding common stock.

Appraisal Rights

Under Delaware corporate law, the redomestication of Ascend causes the stockholders of Ascend to have appraisal rights in connection with the transactions for which approval is sought. This right is separate from the conversion rights of the holders of public shares with respect to the acquisition proposal. See “Redomestication Proposal—Appraisal Rights” for more information about appraisal rights.

Relationship of Certain Rights

Because the exercise of the appraisal right and the conversion rights both require a tender by the holder of his or its public shares to Ascend, either appraisal rights or conversion rights, but not both, may be elected in respect of the Public Shares.

Ascend’s assets are principally comprised of the amounts held in trust. As of April     , 2008, the record date, $             was held in trust. Based on this amount, any holder of public shares electing conversion would receive approximately $             per share. Ascend’s management estimates that a holder of public shares would receive approximately the same amount per share in the event of a liquidation of the company, together with interest earned on such amount in trust during the potentially month long period it would take to complete the liquidation. The amounts payable to any holder electing to exercise appraisal rights in connection with the redomestication would be determined by Delaware court and the court of competent jurisdiction determining such rights. Ascend’s management does not believe that the value of any appraisal rights are likely to exceed the per-share value of the amounts held in trust and that exercise of any such right could take materially longer to complete than the exercise of the conversion right.

Risk Factors

In analyzing the proposed acquisition, Ascend considered the risk factors identified in the section entitled “Risk Factors.” You should carefully read these risks in connection with your analysis of the acquisition and the redomestication.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the proposals.

Risks Related to ePAK’s Business and Operations Following the Acquisition

Following the acquisition and redomestication, ePAK will be a wholly owned subsidiary of Continuing Pubco and our combined companies will face all the risks historically faced by ePAK in its operations, including the risks described below. The value of your investment in Continuing Pubco will be subject to the significant risks inherent in ePAK’s operations, as well as risks that may arise in connection with the integration of the companies.

Attracting, retaining, and training skilled staff is critical to maintain ePAK’s operations and crucial to its continued growth.

ePAK’s success depends upon the skill and business execution of its employees and its ability to continue to attract, retain, and train qualified personnel. Competition for staff with the particular skill sets that the Company requires is intense. ePAK also makes sizeable investments in the initial training of individuals over an extended period of time. There are no assurances that these investments in staff will materialize into positive contributions to the Company. Failure to attract, retain, and train qualified personnel in the future could inhibit ePAK’s ability to operate and grow the Company successfully.

ePAK depends on the highly cyclical health of the semiconductor, electronic component, and electronic systems industries. A decline in production of products in these industry segments could severely affect the Company’s sales and financial results.

ePAK’s business depends on purchases from semiconductor manufacturers, electronic component manufacturers, and electronic end system manufacturers, which, in turn, depend on anticipated demand for semiconductors, electronic components, and electronic systems. Demand in these industries for the types of products made by the Company has historically been highly cyclical and characterized by alternating periods of excess and insufficient inventory levels spanning multiple product segments. These inventory levels are ultimately adjusted by modulating production levels of semiconductors, electronic components, and electronic systems. The resulting varying production levels among customers alters demand by customers for the products the Company supplies. ePAK expects the semiconductor, electronic component, and electronic systems industries to continue to be cyclical. A severe downturn in the semiconductor, electronic component, or electronic systems industries, which is likely, given past history, could cause the Company’s operating results to decline significantly from one period to the next.

Given the large fixed cost component required to maintain manufacturing operations, decreases in manufacturing activity, in addition to adversely impacting sales, can serve to reduce gross margins due to greater fixed cost absorption in fewer units of production. ePAK believes that period-to-period comparisons of its results of operations may not be meaningful in a cyclical underlying market environment and may not be indicators of future performance.

It is difficult to forecast near term demand for ePAK’s products.

ePAK operates its business, manages its production activity, and plans its inventory levels by considering a number of factors that include:

•	firm near term purchase orders from customers;

•	blanket customer purchase orders;

•	non-binding customer forecasts;

•	industry analysis; and

•	equipment, process and mold capacities.

Due to the variability in these factors, coupled with the fact that binding order backlogs are almost non-existent within the business segments that the Company operates, ePAK has failed to accurately forecast demand for its products in the past, and this will likely occur again in the future. This may lead to delays in product shipments, increased risk of excess inventory, disappointment of customer expectations, inventory write-offs, or delayed capacity expansions resulting in loss of market share. If ePAK fails to accurately forecast demand for its products, business, financial performance, and financial position may suffer.

If ePAK is unable to maintain service, delivery, and product performance expertise, it may be unable to successfully compete.

Service, delivery, and product performance requirements within the semiconductor and electronics industries are subject to rapid change resulting in a varying set of customer requirements and expectations. Because of this, it is important for the Company to quickly adapt to varying market requirements. There are also certain combinations of requirements that ePAK may be unable, or slow, to adapt to. The Company believes that its future success will depend upon its ability to alter its service, delivery, and product offerings to meet the changing needs of its customers. This requires that the Company successfully anticipate and respond to changes in a timely manner. Any inability to respond to changes in customer requirements in a timely manner can adversely impact ePAK’s position and reputation in the markets it serves, cause its customers to seek out other suppliers, and reduce its market share.

Competitors could cause ePAK to experience downward pressure on prices, reduced order activity, or loss of market share.

The Company serves highly competitive markets. ePAK competes against many companies that have substantially greater manufacturing, research and development, marketing and financial resources than it does. Some of ePAK’s competitors may have more developed relationships with the Company’s existing customers than the Company does and may have established relationships with ePAK’s potential customers. This may inhibit ePAK’s ability to expand its sales to those existing customers or gain new customers. If the Company is unable to maintain its competitive position, it could experience downward pressure on prices, diminished customer orders, reduced margins, the inability to take advantage of new business opportunities, and a loss of market share. The Company also may have to compete in the future with a number of companies that may enter the market and with companies that may offer new or emerging technology that competes with its products.

ePAK incurs significant cash outlays over long-term periods in order to research, develop, manufacture and market new products, which may never reach market or may have limited market acceptance.

ePAK makes significant cash expenditures to research, develop and market new product lines. For example, in calendar year 2007 the Company incurred $0.06 million of research and development expense. Similarly, the Company incurred $0.18 million of research and development expense in calendar 2006 and $0.16 million in calendar 2005. The development period for a product line can be as long as two years. Following development, it may take an additional two to three years for the sales of that product line to reach a substantial level. ePAK cannot be certain of the success of a new product line. A product concept may never progress beyond the development stage or may only achieve limited acceptance in the marketplace. If this occurs, the Company does not receive a direct return on its expenditures and may not even realize any indirect benefits. Additionally, capacity expansion may be necessary in order to manufacture a new product line. If sales levels do not increase to offset the additional fixed operating expenses associated with any such expansion, ePAK’s revenue and profitability could decline and its prospects could be harmed.

ePAK operates in a capital intensive industry.

ePAK assesses its liquidity based on its current expectations regarding sales, operating expenses, capital spending and debt service requirements. Based on this assessment and assuming that the holders of no more than 19.9% of the Public Shares vote against the acquisition proposal and demand conversion of their Public Shares and that none of the shareholders of Ascend exercise their appraisal rights under Section 262 of the Delaware General Corporation Law (see section “Redomestication Proposal—Appraisal Rights” for more information about appraisal rights), we believe that, upon the completion of the acquisition, Continuing Pubco’s cash flow from operating activities, together with existing cash and cash equivalents and availability under its credit facilities, will be sufficient to fund its working capital, capital expenditure and debt service requirements during the 12-month period following the acquisition. Thereafter, its liquidity will continue to be affected by, among other things, the performance of its business, its capital expenditure levels and its ability to repay debt out of its operating cash flow or refinance the debt with the proceeds of debt or equity offerings at or prior to maturity. If ePAK’s performance or access to the capital markets differs materially from Continuing Pubco’s expectations, its liquidity may be adversely impacted.

If the Company fails to generate the necessary net income or operating cash flows to meet the funding needs of its business beyond the 12-month period following the acquisition due to a variety of factors, including the cyclical nature of the semiconductor industry and the other factors discussed in this “Risk Factors” section, its liquidity would be adversely affected. In these circumstances, Continuing Pubco would consider taking a variety of actions, including: attempting to reduce ePAK’s high fixed costs (for example, closing facilities and reducing the size of its work force), curtailing or reducing planned capital additions, raising additional equity, borrowing additional funds, refinancing existing indebtedness or taking other actions. There can be no assurance, however, that ePAK will be able to successfully take any of these actions, including adjusting its expenses sufficiently or in a timely manner, or raising additional equity, increasing borrowings or completing refinancings on any terms or on terms that are acceptable to the Company. ePAK’s inability to take these actions as and when necessary would materially adversely affect its liquidity, results of operations and financial condition.

ePAK believes it needs to make substantial capital additions, which may adversely affect its business if the business does not develop as the Company expects.

ePAK believes that its business requires it to make significant capital additions in order to capitalize on what the Company believes are growth opportunities. The amount of capital additions will depend on several factors, including the performance of ePAK’s business, its assessment of future industry and customer demand, its capacity utilization levels and availability, its liquidity position and the availability of financing. ePAK’s ongoing capital addition requirements may strain its cash and short-term asset balances, and the Company expects that depreciation expense will put downward pressure on its gross margin, at least over the near term.

Furthermore, if the Company cannot generate or borrow additional funds to pay for capital additions as well as research and development activities, its growth prospects and future profitability may be adversely affected. ePAK’s ability to obtain external financing in the future is subject to a variety of uncertainties, including its future financial condition, results of operations and cash flows, general market conditions for financing activities by semiconductor companies, and economic, political and other global conditions.

The lead time needed to order, install and put into service various capital additions is often significant, and as a result, the Company often needs to commit to capital additions in advance of its receipt of firm orders or advance deposits based on its view of anticipated future demand with only very limited visibility. Although the Company seeks to limit its exposure in this regard, in the past, ePAK has from time to time expended significant capital for additions for which the anticipated demand did not materialize for a variety of reasons, many of which were outside of its control. To the extent this occurs in the future, ePAK’s margins, liquidity, results of operations and financial condition could be materially adversely affected.

ePAK may acquire other businesses, form joint ventures or divest businesses that could negatively affect its profitability, increase its debt and dilute your ownership of the company.

As part of its business strategy, ePAK may address gaps in its product offerings, diversify into complementary product markets or pursue additional technology and customers through acquisitions, joint ventures or other types of collaborations. ePAK expects to adjust its portfolio of businesses to meet its ongoing strategic objectives. As a result, ePAK may enter markets in which its has no or limited prior experience and may encounter difficulties in divesting businesses that no longer meet its objectives. Competition for acquiring attractive businesses in ePAK’s industry is substantial. In executing this part of its business strategy, ePAK may experience difficulty in identifying suitable acquisition candidates or in completing selected transactions at appropriate valuations. Alternatively, ePAK may be required to undertake multiple transactions at the same time in order to take advantage of acquisition opportunities that do arise; this could strain ePAK management’s ability to effectively execute and integrate these transactions. ePAK intends to pay for these acquisitions with cash and/or our common stock which could impair its liquidity and dilute shareholder ownership of the company. Further, ePAK may not be able to successfully integrate any acquisitions that it does make into existing business operations and could assume unknown or contingent liabilities or experience negative effects on its results of operations from dilutive results from operations and/or from future potential impairment of acquired assets including goodwill related to future acquisitions. ePAK may experience difficulties in operating in foreign countries or over significant geographical distances and in retaining key employees or customers of an acquired business, and its management’s attention could be diverted from other business issues. ePAK may not identify or complete these transactions in a timely manner, on a cost effective basis or at all, and it may not realize the benefits of any acquisition or joint venture.

ePAK Holdings Limited has an obligation at the option of its shareholders to redeem ePAK’s convertible contingently redeemable common shares if ePAK Holdings Limited’s shares are not listed on a public stock exchange on or before December 31, 2008. Originally, the redemption option commenced on December 31, 2007, but was extended to December 31, 2008 upon the signing of the shareholders’ resolution passed to amend ePAK Holdings Limited’s Articles of Association on December 28, 2007. If ePAK is unable to complete this acquisition, ePAK does not have sufficient cash to repay the obligation arising from the convertible contingently redeemable common shares when they become contingently redeemable on December 31, 2008. These conditions raise substantial doubt about ePAK’s ability to continue as a going concern.

Any impairment charges required under U.S. GAAP may have a material adverse effect on ePAK’s net income.

Under U.S. generally accepted accounting principles, or U.S. GAAP, ePAK is required to review its long-lived assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. The Company may be required in the future to record a significant charge to earnings in its financial statements during the period in which any impairment of its long-lived assets is determined. Such charges may have a significant adverse impact on ePAK’s results of operations and financial condition.

Manufacturing Risks

ePAK’s dependence on a single or limited number of suppliers for certain raw materials could affect its ability to manufacture its products.

ePAK relies on single or limited source suppliers for certain raw materials critical to the manufacture of its products. At times, the Company has experienced a limited supply of certain raw materials critical to the manufacture of certain products resulting in production delays or increased costs. Increased global demand for certain raw materials can result in increased costs or uncertainty with regards to availability, which could interrupt ePAK’s manufacturing operations. Any of these situations can adversely impact the Company’s sales, margins, profitability, and its ability to attract and retain customers. In certain situations, ePAK may from time to time increase its raw materials purchases or enter into longer term binding commitments in an effort to ensure supply or for price protection. These activities can adversely impact the Company’s financial position or subsequent financial performance.

Prices for polymer and other oil derived raw materials can vary widely in concert with the volatility of crude oil prices. If the cost of raw materials increases and ePAK is unable to correspondingly increase the sales price of its products, its profit margins and financial performance will suffer.

Business disruptions could seriously harm ePAK’s future revenue and financial condition and increase its costs and expenses.

ePAK’s worldwide operations could be subject to natural disasters and other business disruptions, which could seriously harm its revenue and financial condition and increase its costs and expenses. Losses and interruptions could also be caused by earthquakes, power shortages, telecommunications failures, water shortages, tsunamis, floods, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters.

ePAK is dependent upon continuous electric power supply in support of its production processes, and these processes will be disrupted if sufficient electric power supply is not provided.

All of the Company’s key manufacturing processes and infrastructure are powered by electricity. The People’s Republic of China, or PRC, electric power utilities face challenges in installing sufficient incremental electric power generation and distribution infrastructure to keep pace with the PRC’s explosive demand. In the past, ePAK has been subject to managed load programs and power allocation programs at its manufacturing center. It is likely that the Company will be subject to future programs of this nature. This can adversely impact its effective average manufacturing and processing capacity, increase costs, and can adversely impact the Company’s responsiveness to customers. Ultimately, this could inhibit ePAK’s ability to attract and retain customers and have an adverse impact on its financial performance.

ePAK may lose sales if it is unable to acquire, repair, or replace production assets in a timely manner.

If the Company’s existing equipment, molds, or processing infrastructure fails, or ePAK is unable to acquire new factors of production in a timely manner, it may lose sales to competitors. In many of ePAK’s processes and molds, it either does not maintain duplicates or has limited excess capacity. Delays caused by ePAK’s inability to acquire, repair, or replace production assets in a timely manner could result in a disruption of its manufacturing processes and prevent the Company’s from meeting its customers’ requirements. In turn, this could adversely impact the Company’s financial performance.

The Company is subject to a variety of environmental laws which could cause it to incur significant expenses.

In addition to other regulatory requirements affecting it business, ePAK is subject to a variety of foreign regulatory requirements relating to various environmental standards. If the Company fails to comply with any present or future regulations, it could be subject to future liabilities or the suspension of production. In addition, compliance with these or future laws could restrict ePAK’s ability to expand its facilities or build new facilities or require it to acquire costly equipment, incur other significant expenses or modify its manufacturing processes.

International Risks

ePAK’s manufacturing center is located in the PRC, and it is subject to local laws and regulations as well as any PRC interpretations thereof. Under an agreement with an investment arm of the local government, ePAK does not have a specific contractual right to manage its manufacturing center.

ePAK’s manufacturing center along with the majority of its fixed assets and inventories are located in Shenzhen PRC. The largest portion of the Company’s manufacturing facilities is operated pursuant to a Licensed Processing Entity agreement, or LPE, with an unaffiliated, non-operating local PRC company owned by the investment arm of the government of Heng Gang, the local municipality in which the factory is located, and the balance of ePAK’s manufacturing operations operate as a Wholly Foreign Owned Entity, or WFOE, at the same site in Shenzhen PRC. ePAK is dependent upon remaining in good standing with its local processing partner and local regulatory agencies in the PRC. In accordance with the LPE agreement, ePAK provides its processing partner with machinery, equipment and fittings, raw materials, assessorial and packaging materials required for manufacturing ePAK’s products, which are all the property of ePAK. Under the LPE agreement, ePAK pays a monthly processing fee to the processing partner to cover various expenses related to the production of ePAK’s products. While the production staff under the LPE agreement are technically employees of the processing partner and ePAK has no contractual or legal right to manage the factory, in practice, and in accordance with local custom, ePAK has exercised broad authority over the supervision of the factory and decisions regarding the recruiting, supervision and compensation of the factory workers and in the operation of the factory. Goods manufactured under the LPE agreement must all be exported from the PRC with no direct shipments to customers within the PRC. There is no PRC income tax assessed on companies operating pursuant to an LPE arrangement.

Under the WFOE, all production staff are employees of ePAK. Duties are charged on the importation of raw materials with partial value added tax credits upon the export of finished goods. The manufacturing equipment housed at the WFOE was imported with associated import duties paid. The WFOE can sell the goods it manufactures directly to customers within the PRC. This combination of LPE and WFOE manufacturing operations in the PRC provides for an economically efficient means of servicing both customers within and outside of the PRC.

The economy of the PRC differs from the economies of many countries in many respects such as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, self-sufficiency, rate of inflation, and balance of payments position, among others. In the past, the economy of the PRC has been primarily a planned economy subject to state plans. Since the entry of the PRC into the World Trade Organization in 2002, the PRC government has been reforming its economic and political systems. ePAK cannot assure you that the PRC government’s policies for economic reforms will be consistent or effective. The Company’s results of operations and financial position may be harmed by changes in the PRC’s political, economic, or social conditions.

A significant portion of ePAK’s operating expenses are incurred in Chinese Yuan or RMB, whereas much of its sales revenue and raw materials procurement costs are denominated in U.S. dollars. Expected ongoing RMB appreciation may increase the Company’s operating expenses.

The value of the Chinese Renminbi, or RMB, relative to the U.S. dollar has increased consistently in recent years and is expected to continue to do so in the future. ePAK’s RMB denominated revenues are limited and fall behind its RMB denominated operating expenses. To the extent the Company is unable to increase RMB denominated sales revenue to match its RMB operating expense levels, future RMB appreciation will increase ePAK’s operating expenses and adversely impact its financial performance.

ePAK may have exposure to tax rate and duty fluctuations and potentially increased tax liabilities, which would adversely impact its financial performance and financial position.

As a corporation with operations and customers in a number of countries around the world, ePAK is subject to various tax and duty structures in a diversity of jurisdictions. Changes in duty rates can adversely impact the Company’s competitiveness in certain jurisdictions or adversely impact its operating expenses. ePAK’s effective tax rate is also subject to fluctuation along with changing geographic revenue mix, operating mix, and income tax mix. In addition, varying availability of operating loss carryforwards to offset taxes, tax inducements, or deferred tax assets, along with changes in tax laws will impact the Company’s blended effective tax rate. This can drive fluctuations in financial performance from period to period. From time to time, the taxing authorities of the relevant jurisdictions may conduct examinations of ePAK’s income tax returns and other regulatory filings. ePAK cannot assure you that the taxing authorities will agree with the Company’s interpretations. This may require the Company to enter into settlements with the taxing authorities, which may require significant payments or otherwise adversely affect its business. ePAK may also appeal the taxing authorities’ determinations, but the Company may not prevail. This may require significant payments or otherwise record charges (or reduce tax assets) that may adversely affect the Company’s business. Finally, ePAK cannot assure that its tax estimates will be accurate or that tax rates for previous periods will not be adjusted in final determination through tax audits or tax dispute resolution.

Effective January 1, 2007, the Company adopted the provisions of FIN 48. As of December 31, 2007, the Company had approximately $1.33 million of total gross unrecognized tax benefits.

Terrorist attacks, threats of further attacks, acts of war, and threats of war may adversely impact all aspects of ePAK’s operations, revenues, costs, and stock price.

Terrorist attacks, conflicts or wars, future events occurring in response or connection to the foregoing, including future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the U.S. or its allies, conflicts between China and Taiwan, or trade disruptions impacting ePAK’s domestic or foreign suppliers or its customers, may impact its operations. The occurrence of these events may also cause the Company to not meet customer expectations, and decrease sales of its products. These events have affected, and are expected to continue to affect, the general economy and customer demand for products sold by ePAK’s customers. In addition, past events such as these have disrupted the global insurance and reinsurance industries, which may cause the Company to not be able to obtain insurance at historical terms and levels for its facilities. There can be no assurance that these events will not occur in the future, and any of these events could have a significant impact on ePAK’s operations, revenues, and costs.

Any recurrence of SARS, an outbreak of avian flu, or other contagious diseases may adversely impact ePAK’s ability to operate and have an adverse affect on the economies and financial markets of certain Asian countries.

The recurrence of severe acute respiratory syndrome, or SARS, avian flu, or other contagious diseases where epidemic or pandemic situations become a possibility may adversely affect the Company’s staff’s ability to travel, inhibit customer and supplier travel, or otherwise inhibit ePAK’s ability to operate as it otherwise would in their absence. This may impact ePAK’s operations and could have an adverse impact on its operating and financial performance. There is no guarantee that any such future outbreak of SARS, avian flu, or other contagious disease will not occur in the future.

Fluctuations in the value of the U.S. dollar in relation to other currencies may lead to lower net income or may cause ePAK to raise prices, which could result in reduced sales.

Foreign currency exchange rate fluctuations could have an adverse effect on the Company’s sales and results of operations. Unfavorable foreign currency fluctuations against the U.S. dollar could require ePAK to increase prices to foreign customers and could result in lower sales to such customers with a resulting decrease in its profitability. ePAK cannot predict whether these foreign currency exchange risks will have a material adverse effect on the Company’s operations and financial results in the future.

Risks Relating to ePAK’s Intellectual Property

If ePAK is unable to protect its intellectual property rights, the Company’s business and business prospects could be harmed.

In part, ePAK’s future success depends upon its ability to obtain and maintain proprietary technology used in its products. The Company has obtained patents relating to certain of its products and have filed applications for additional patents. ePAK cannot assure you that any of its pending patent applications will be approved, that it will develop additional proprietary technology that is patentable, that any patents owned by or issued to the Company will provide it with advantages over its competition, that its patents will not be challenged by other parties, or that its proprietary information and technology will not be independently developed by or become otherwise known to third parties. Competitors may misappropriate ePAK’s intellectual property, including those covered by existing or future patents. While the Company actively seeks to protect its intellectual property and patents, there is no assurance that recourse will be available to ePAK in cases of infringement, or that attempts at recourse will prove cost effective. Also, many U.S. companies have encountered substantial infringement problems in foreign countries, including countries in which ePAK manufactures its products. The law in these countries may not protect the Company proprietary rights as fully as do the laws of the U.S. Misappropriation of the Company’s intellectual property and patents by other parties may limit its growth and future revenue. In addition, ePAK cannot assure you that third parties will not design around its patents.

If ePAK infringes on the proprietary technology of others, its business could be harmed.

ePAK’s success will depend, in part, on its ability to avoid infringing on patents of others. It is not uncommon to receive notices alleging infringement of patents or other intellectual property rights. If it appears necessary or desirable, ePAK may seek licenses under patents that it is alleged to be infringing. However, there can be no assurance that a license will be offered or that the terms of an offered license will be acceptable or favorable to the Company.

If ePAK is alleged to be infringing on a patent or intellectual property right and is unable to obtain a license under a such patent or intellectual property right, the Company could incur substantial liabilities and be forced to suspend the manufacture of products utilizing the patent or intellectual property right or attempt to develop non-infringing products, any of which could harm its business. Furthermore, ePAK may become involved in protracted litigation regarding the alleged infringement or litigation to assert and protect its patents or other intellectual property rights. Any litigation related to patent infringement or other intellectual property matters could result in substantial cost and diversion of management times and resources, which could adversely impact ePAK’s business.

Risks Related to the Securities Markets

ePAK has not been required to evaluate its internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. The adoption and implementation of Sarbanes-Oxley practices will increase the Company’s expenses and may adversely impact its operating results.

In the future, ePAK will be required to undertake certain actions pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, including the furnishing of reports by the Company’s management on its internal control over financial reporting. Such reports must contain, among other matters, an assessment of the effectiveness of ePAK’s internal control over financial reporting as of the end of an applicable fiscal year, including a statement as to whether its internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in the Company’s internal control over financial reporting identified by management. The report must also contain a statement that the Company’s auditors have issued an attestation report on management’s assessment of its internal controls over financial reporting. Public Company Accounting Oversight Board Auditing Standards No. 2 and No. 5 provide the professional standards and related performance guidance for auditors to attest to, and report on, management’s assessment of the effectiveness of internal control over financial reporting under Section 404.

Each year ePAK will need to create the system and process documentation and evaluation needed to comply with Section 404. During this process, if the Company’s management identifies one or more material weaknesses in its internal control over financial reporting, ePAK will be unable to assert that its internal control over financial reporting is effective. If ePAK is unable to assert that its internal control over financial reporting is effective in the future (or if its auditors are unable to attest that the Company’s management’s report is fairly stated or if they are unable to express an opinion on the effectiveness of ePAK’s internal controls over financial reporting), the Company could lose investor confidence in the accuracy and completeness of its financial reports, which could have an adverse effect on its stock price.

There can be no assurance that ePAK will not have one or more material weaknesses. The costs of Sarbanes-Oxley compliance and maintenance are indeterminate at this point and implementation may adversely impact the Company’s financial results.

Evaluation of disclosure controls and procedures

ePAK has been a private company registered in Singapore with limited accounting personnel and other resources to address its internal controls and procedures. During the audit of its financial statements for the three years ended December 31, 2007, ePAK and its independent registered public accounting firm identified a number of control deficiencies, including seven material weaknesses, as defined in the Public Company Accounting Oversight Board’s Audit Standard No. 5. The material weaknesses identified by ePAK and its independent auditors are listed below:

1)	Inadequate personnel resources, processes and documentation to address reporting and accounting requirements under U.S. GAAP;

2)	Lack of internal controls over ePAK’s consolidation process as well as the processes over judgments and estimates required under U.S. GAAP;

3)	Lack of internal controls over maintaining and tracking ePAK’s fixed asset register;

4)	Lack of internal controls, to adequately maintain, in sufficient order and detail, human resources information, to facilitate a timely audit;

5)	Lack of supporting documentation and internal controls regarding the accounting for income taxes and lack of in-house resources to prepare an appropriate income tax provision and related financial statements disclosure due to adoption of FIN 48;

6)	Lack of segregation of duties; and

7)	Lack of standardized policies and procedures governing the group’s accounting policies.

Management is committed to remediate these deficiencies and has planned to implement the following measures, including:

(1)	Additional training to ePAK’s accounting personnel on applicable U.S. GAAP standards to increase their familiarity with the U.S. reporting environment and standards. In addition, ePAK is also looking into the expansion of its finance function by recruiting additional qualified accountants as well as the reassessment of its existing finance and accounting policies and procedures;

(2)	To hire an external, independent and internationally recognized consulting firm with the necessary U.S. GAAP expertise to assist ePAK in establishing effective internal control procedures over its consolidation process and controls surrounding its accounting estimates and judgments;

(3)	The purchase of software for maintaining and tracking ePAK’s fixed assets;

(4)	To establish an effective human resources information system and procedures to help ensure accurate and reliable recording of information pertaining to staff costs;

(5)	To engage an internationally recognized tax consulting firm with expertise in U.S. taxation to assist with the documentation of ePAK’s tax positions ;

(6)	To establish effective segregation of duties among staff and departments within ePAK;

(7)	To establish a group accounting manual and policies for ePAK and its subsidiaries which will help ensure that the appropriate accounting standards are applied consistently throughout the group; and

(8)	ePAK is in the process of establishing an independent audit committee and is committed to identifying individuals with the appropriate experience to serve on the audit committee.

While ePAK is implementing steps to improve the effectiveness of its internal control over financial reporting, failure to implement measures to remediate these material weaknesses and other control deficiencies in time to meet the deadline imposed by Section 404 of the Sarbanes-Oxley Act, including establishing an audit committee in the near future, may result in ePAK not being able to conclude, on an ongoing basis, that it has effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition and other significant accounting processes are necessary for ePAK to produce reliable financial reports and are important to help prevent fraud. Any failure to achieve and maintain effective internal control over financial reporting could result in ePAK’s inability to conclude that each has effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act.

Changes to financial accounting standards may affect ePAK’s results of operations and cause it to change its business practices.

ePAK prepares financial statements in accordance with U.S. GAAP. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in these policies can have a significant effect on the Company’s reported results and may affect its reporting of transactions completed before a change is announced. Changes to these rules or the questioning of current practices may adversely affect the Company’s reported financial results or the way it conducts its business. With the commencement of effectiveness of the requirement that employee stock option and employee stock purchase plan shares should be treated as a compensation expense using the fair value method, we have incurred and will incur significant compensation charges and our results of operations could be adversely affected.

Risks Related to the Acquisition and Redomestication

Continuing Pubco’s working capital will be reduced if Ascend stockholders exercise their right to convert their shares into cash. This would reduce Continuing Pubco’s cash reserve after the acquisition.

Pursuant to Ascend’s certificate of incorporation, holders of public shares may vote against the acquisition and demand that we convert their public shares, calculated as of two business days prior to the anticipated date of the consummation of the acquisition, into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held. Ascend and ePAK will not consummate the acquisition if holders of 20% or more of the public shares (i.e., 1,380,000 shares or more) exercise these conversion rights. To the extent the acquisition is consummated and holders have demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to Continuing Pubco following the acquisition. As of                     , 2008, the record date, assuming the acquisition proposal is adopted, the maximum amount of funds that could be disbursed to Ascend’s stockholders upon the exercise of their conversion rights is approximately $            , or approximately 20% of the funds then held in the trust account. Any payment upon exercise of conversion rights will reduce Continuing Pubco’s cash after the acquisition, which may limit the ability of Continuing Pubco to implement ePAK’s business plan.

Continuing Pubco’s warrants and options may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to Continuing Pubco’s stockholders.

Assuming an effective registration statement is available, the warrants of Continuing Pubco, into which all of Ascend’s outstanding warrants will convert, will be exercisable immediately after the consummation of the acquisition and redomestication for up to an aggregate of 14,133,334 shares of Continuing Pubco’s common stock. These warrants will be exercised only if the $5.00 per share exercise price is below the market price of Continuing Pubco’s common stock. As of the record date, the last sale price of a share of Ascend common stock was $            . In addition, in the redomestication, Continuing Pubco will issue an option in exchange for Ascend’s existing underwriter unit purchase options, which will entitle the holders thereof to purchase 300,000 shares of Continuing Pubco’s common stock and 600,000 warrants exercisable into 600,000 shares of Continuing Pubco’s common stock. In the acquisition, Continuing Pubco also will assume ePAK Holdings Limited’s options, which will be exercisable into shares of Continuing Pubco common stock. At the closing of the acquisition and redomestication, assuming no conversions, and assuming approximately 8.6 million shares being issued by Continuing Pubco to ePAK Holdings Limited, Continuing Pubco will have approximately 17.2 million shares of common stock outstanding. Giving effect to the foregoing assumptions, as well as the exercise of all of Continuing Pubco warrants and options to be outstanding immediately following closing (and warrants underlying certain of such options), there would be approximately 32.2 million shares of Continuing Pubco’s common stock outstanding immediately after closing of the acquisition. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

There will be a substantial number of shares of Continuing Pubco’s common stock available for sale in the future in the open market, which may cause a decline in the market price of Continuing Pubco’s common stock.

Approximately 8.6 million shares of common stock will be issued by Continuing Pubco to ePAK Holdings Limited at the closing of the acquisition. These shares are initially not being registered and will be restricted from public sale under the securities laws. All of these shares will be subject to the lock-up agreement and cannot be sold publicly until the expiration of the restricted period under the lock-up agreements and until effectiveness of a registration statement or until such shares are otherwise saleable under exemptions provided under Rule 144 of the Securities Act. The presence of this additional number of shares for potential trading in the public market may have an adverse effect on the market price of Continuing Pubco’s common stock.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

If Ascend stockholders fail to vote or abstain from voting on the acquisition proposal, they may not exercise their conversion rights to convert their Public Shares into a pro rata portion of the trust account as of the record date.

Ascend stockholders holding public shares who affirmatively vote against the acquisition proposal may, at the same time, demand that we convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated date of the consummation of the acquisition. Ascend stockholders who seek to exercise this conversion right must affirmatively vote against the acquisition and tender their shares (either physically or electronically) to Ascend’s transfer agent after the special meeting. Any Ascend stockholder who fails to vote or who abstains from voting on the acquisition proposal or who fails to tender their shares as required may not exercise his or her conversion rights and will not receive a pro rata portion of the trust account for conversion of his or her shares. See the section entitled “Special Meeting of Ascend Stockholders—Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

If we are unable to secure and maintain listing of Continuing Pubco’s securities on the Nasdaq Capital or Global Market or another stock exchange, it may be more difficult for Continuing Pubco’s shareholders to sell their securities.

Continuing Pubco will seek listing of its common stock and warrants on either the Nasdaq Global Market or the Nasdaq Capital Market at the time of consummation of the acquisition or as soon as practicable thereafter. If listing is obtained, we will be required to meet Nasdaq’s various continued listing requirements to maintain such listing. We cannot assure you that Continuing Pubco will be able to secure initial listing or meet the continued listing requirements at all times in the future. If Continuing Pubco’s securities are not listed on Nasdaq, and Continuing Pubco is unable to obtain listing on another exchange, there could be significant material adverse consequences, including:

•	a limited availability of market quotations for the company’s securities;

•	reduced liquidity;

•	a diminished or no active trading market;

•

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage for Continuing Pubco; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Our ability to request indemnification from ePAK’s stockholders for damages arising out of the acquisition is limited to those claims where damages exceed $250,000, are only indemnifiable to the extent that damages exceed $250,000.

The obligation of the ePAK shareholders to indemnify and hold harmless Continuing Pubco for any damages, whether as a result of any third party claim or otherwise, and which arise as a result of or in connection with the breach of representations and warranties and agreements and covenants of ePAK will be limited solely to the fair market value, as of the time the indemnity claim is established, of the number of shares of Continuing Pubco common stock equal to (X) 15% of the sum of the Transaction Shares plus the number of shares issuable upon exercise of the Assumed Options, minus (Y) the sum of the quotients obtained by dividing the dollar amount of each previous indemnity claim by the fair market value, as of the time of such previous indemnity claim was established, of one share of Continuing Pubco common stock. Claims for indemnification may only be asserted by Continuing Pubco once the damages exceed $250,000 in the aggregate and are indemnifiable only to the extent that damages exceed $250,000. Accordingly, it is possible that Continuing Pubco will not be entitled to indemnification even if ePAK is found to have breached its representations and warranties and agreements and covenants contained in the acquisition agreement if such breach would only result in damages to Ascend of less than $250,000. Additionally, to the extent the amount of any indemnification obligation exceeds the maximum obligation under these indemnity provisions, Continuing Pubco would not be indemnified.

Ascend’s current directors and executive officers own shares of common stock and warrants that will become worthless if the acquisition is not approved. Consequently, they may have a conflict of interest in determining whether particular changes to the terms of the business combination with ePAK or waivers of conditions are appropriate.

All of Ascend’s officers and directors or their affiliates beneficially own stock in Ascend. Ascend’s executives and directors and their affiliates are not entitled to receive any of the cash proceeds that may be distributed upon Ascend’s liquidation with respect to shares they acquired prior to Ascend’s IPO. Therefore, if the acquisition is not approved and Ascend is forced to liquidate, such shares held by such persons will be worthless, as will all of the warrants. In addition, if Ascend liquidates prior to the consummation of a business combination, Don K. Rice, our chairman of the board and chief executive officer, will be personally liable to pay the debts and obligations, if any, to vendors and other entities that are owed money by Ascend for services rendered or products sold to Ascend, or to any target business, to the extent such creditors bring claims that would otherwise require payment from moneys in the trust account. These personal and financial interests of Ascend’s directors and officers may have influenced their decision to approve the business combination with ePAK. In considering the recommendations of Ascend’s board of directors to vote for the acquisition proposal and other proposals, you should consider these interests. Additionally, the exercise of Ascend’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the business combination or waivers of conditions are appropriate and in Ascend’s stockholders’ best interest.

If we do not consummate the business combination with ePAK by May 17, 2008 and are forced to dissolve and liquidate, payments from the trust account to Ascend’s public stockholders may be delayed.

If we do not consummate the business combination with ePAK by May 17, 2008, we will dissolve and liquidate. We anticipate that, promptly after such date, the following will occur:

•

Ascend’s board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to Ascend’s stockholders; at such time it will also cause to be prepared a preliminary proxy statement/prospectus setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	we will promptly file Ascend’s preliminary proxy statement/prospectus with the Securities and Exchange Commission;

•

if the Securities and Exchange Commission does not review the preliminary proxy statement/prospectus, then, 10 days following the filing of such preliminary proxy statement/prospectus, we will mail the definitive proxy statement/prospectus to Ascend’s stockholders, and 10 to 20 days following the mailing of such definitive proxy statement/prospectus, we will convene a meeting of Ascend’s stockholders, at which they will vote on Ascend’s plan of dissolution and liquidation; and

•

if the Securities and Exchange Commission does review the preliminary proxy statement/prospectus, we currently estimate that we will receive their comments 30 days after the filing of such proxy statement/prospectus. We would then mail the definite proxy statement/prospectus to Ascend’s stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a meeting of Ascend’s stockholders at which they will vote on Ascend’s plan of dissolution and liquidation.

We expect that all costs associated with the implementation and completion of Ascend’s plan of dissolution and liquidation will be funded by any remaining net assets not held in the trust account, although we cannot assure you that there will be sufficient funds for such purpose. If such funds are insufficient, we anticipate that Ascend’s management will advance us the funds necessary to complete such dissolution and liquidation (currently anticipated to be no more than $50,000) and not seek reimbursements thereof.

If a liquidation occurred as of April     , 2008, the record date, Ascend’s net assets would consist solely of amounts in trust, or $            , which would result in a distribution of approximately $             per share sold in Ascend’s IPO. We will not liquidate the trust account unless and until Ascend’s stockholders approve Ascend’s plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in Ascend’s liquidation and the distribution to Ascend’s public stockholders of the funds in Ascend’s trust account and any remaining net assets as part of Ascend’s plan of dissolution and liquidation.

Ascend’s stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we are unable to complete the business combination with ePAK, we will dissolve and liquidate pursuant to Section 275 of the DGCL. Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provisions for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of stockholder would be barred after the third anniversary of the dissolution. Although we will seek stockholder approval to liquidate the trust account to Ascend’s public stockholders as part of Ascend’s plan of dissolution and liquidation, we will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. Because we will not be complying with those procedures, we are required, pursuant to Section 281 of the DGCL, to adopt a plan that will provide for Ascend’s payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, Ascend’s stockholders could potentially be liable for any claims to the extent of distributions received by them in dissolution (but no more) and any liability of Ascend’s stockholders may extend well beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from Ascend’s stockholders amounts owed to them by us.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that are not dismissed, any distributions received by stockholders in Ascend’s dissolution might be viewed under applicable debtor/creditor or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Ascend’s stockholders in Ascend’s dissolution. Furthermore, because we intend to distribute the proceeds held in the trust account to Ascend’s public stockholders as soon as possible after Ascend’s dissolution, this may be viewed or interpreted as giving preference to Ascend’s public stockholders over any potential creditors with respect to access to or distributions from Ascend’s assets. Furthermore, Ascend’s board of directors may be viewed as having breached their fiduciary duties to Ascend’s creditors or may have acted in bad faith, and thereby exposing itself and Ascend’s company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors or complying with certain provisions of the DGCL with respect to Ascend’s dissolution and liquidation. We cannot assure you that claims will not be brought against us for these reasons.

Voting control by Continuing Pubco’s executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

Upon consummation of the acquisition, the persons who are parties to the voting agreement, which are ePAK Holdings Limited, on the one hand, and our current directors, Don K. Rice, Russell C. Ball, III and Stephen L. Brown, and our board advisor, Arthur Spector, on the other hand, will collectively own approximately 59.7% of Continuing Pubco’s voting stock, assuming maximum conversion of the Public Shares. These persons have agreed to vote for each other’s designees to Continuing Pubco’s board of directors through director elections in 2010. Accordingly, they will be able to control the election of directors and, therefore, Continuing Pubco’s policies and direction during the term of the voting agreement. In addition, Continuing Pubco’s board of directors will be staggered in three classes, with only one class up for election in any given year. This concentration of ownership, the voting agreement and the classified board would likely have the effect of delaying or preventing a change in Continuing Pubco’s control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of Continuing Pubco’s common stock or prevent Continuing Pubco’s stockholders from realizing a premium over the market price for their shares of common stock.

Since Continuing Pubco will be a foreign company with substantially all of its assets outside of the United States, it could be difficult to enforce legal rights against us.

ePAK is a company formed under the law of Singapore and Continuing Pubco is a company formed under the law of Bermuda. Both of these companies will principally operate outside of the United States. The substantial majority of their assets will be located outside of the United States, including in the PRC. Certain of Continuing Pubco and ePAK’s directors and officers and experts named in this proxy statement/prospectus are citizens of, or resident in, countries other than the United States. Although the PRC, Singapore and the United

States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters, service under this treaty is cumbersome and time consuming and may not result in adequate notice, such that any judgment based on service thereunder may be reopened, relitigated and overturned. Therefore, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the United States securities laws of any State of the United States.

The difficulty of enforcing a judgment of a United States court in the PRC, Singapore or Bermuda, where most of the assets of ePAK are, and Continuing Pubco will be, stems from the lack of any official arrangement providing for judicial assistance to the enforcement of judgments of courts of the United States in the PRC, Singapore and Bermuda. The PRC, Singapore and Bermuda do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States. In the absence of such a treaty, judgments of United States courts will not be enforced in the PRC, Singapore or Bermuda without review of the merits of the claims, and the claims brought in the Continuing Pubco action in the United States court may have to be re-litigated on their merits. Likewise, administrative actions brought by regulatory authorities, such as the SEC, and other actions, which result in foreign court judgments, could (assuming such actions are not required by PRC, Singapore or Bermuda law to be arbitrated) only be enforced in the PRC, Singapore or Bermuda if such judgments or rulings do not violate the basic principles of the laws of the PRC, Singapore or Bermuda, as determined by the appropriate courts of those countries that have jurisdiction for recognition and enforcement of judgments. There also is doubt as to the enforceability in these jurisdictions of any actions to enforce judgments of United States courts arising out of or based on the ownership of the securities of Continuing Pubco, including judgments arising out of or based on the civil liability provisions of United States federal or state securities laws, and whether such courts would enforce, in original actions, judgments against Continuing Pubco, its directors and officers and assets in the PRC, Singapore or Bermuda predicated solely upon the federal securities laws of the United States. An original action may be brought in the PRC, Singapore or Bermuda against Continuing Pubco or its subsidiaries or its directors and officers and experts named in this prospectus/proxy statement only if the actions are not required to be arbitrated by PRC, Singapore or Bermuda law and only if the facts alleged in the complaint give rise to a cause of action under PRC or Singapore law. In connection with such an original action, a PRC, Singapore or Bermuda court may award civil liability, including monetary damages.

As a result of the redomestication, Ascend stockholders have appraisal rights, the exercise of which would reduce the amount of cash assets available to us following the acquisition.

Ascend stockholders have appraisal rights under Delaware law in connection with the redomestication. If exercised, these persons are entitled to a cash payment for the fair value of their shares at the time of the redomestication. Any payment will reduce the cash assets of Continuing Pubco, which may limit its ability to implement ePAK’s business plan.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.

No warrant of Continuing Pubco will be exercisable and the company will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Continuing Pubco will be obligated to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that the company will be able to do so, and if the company does not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and the Company will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

United States persons who own Continuing Pubco’s common stock may have different interests than when they owned Ascend’s common stock and more difficulty in protecting their interests than United States persons who are stockholders of a United States corporation.

The Companies Act 1981, as amended, which will apply to Continuing Pubco as a Bermuda company, differs in certain material respects from laws generally applicable to United States corporations and their shareholders. As a result of these differences, United States persons who own our common shares may have different interests than when they owned Ascend’s common stock and more difficulty protecting their interests than would United States persons who own common shares of a United States corporation. See “Redomestication Proposal—Comparison of Corporate Governance and Stockholders Rights” for more information on the differences between Bermuda and Delaware corporate laws.

In certain circumstances, the redomestication could be taxable for U.S. federal income tax purposes but Ascend stockholders would not receive any additional consideration to pay the taxes.

Under certain circumstances, the redomestication could be taxable for U.S. federal income tax purposes. Specifically, if (i) more than 50% of the outstanding shares of Continuing Pubco by vote or value are issued in connection with the transactions to the Ascend stockholders that are U.S. persons (treating any shares owned by a partnership or other entity or arrangement taxed as a partnership for U.S. federal income tax purposes as owned proportionately by its partners) or (ii) the fair market value of ePak is less than the fair market value of Ascend at the time of the transactions, and Continuing Pubco were to utilize Ascend’s assets in a U.S. corporation, an Ascend stockholder would recognize gain for U.S. federal income tax purposes of up to an amount equal to the difference between the fair market value of the Continuing Pubco common stock and the tax basis of the Ascend common stock for which it is exchanged. Options and warrants are counted as stock for purposes of this 50% test only if a principal purpose of the issuance or acquisition of the options or warrants was the avoidance of gain recognition. ePAK, Ascend and Continuing Pubco have indicated that none of the options or warrants was issued or acquired for this purpose. The percentage of Continuing Pubco common stock that will be issued to the Ascend stockholders in the transactions will not exceed 49.9% of the outstanding shares of Continuing Pubco common stock, including as outstanding certain shares that EHL or the other recipients of Transaction Shares may elect to return to Continuing Pubco to satisfy indemnity claims, if any. Although it is not free from doubt, Graubard Miller, counsel to Ascend, is of the opinion that the return of shares to Continuing Pubco to satisfy indemnity claims should not be taken into account to increase the percentage ownership of the Ascend stockholders. Ascend believes that the fair market value of ePak equals or exceeds the fair market value of Ascend. However, the determination of the relative fair market values of ePak and Ascend is inherently factual and cannot be made with precision. If the Internal Revenue Service were to successfully challenge either the percentage ownership of the Ascend stockholders or the relative fair market values of ePak and Ascend, and Continuing Pubco were to utilize Ascend’s assets in a U.S. corporation, Ascend stockholders would recognize gain upon the redomestication. In addition, certain officers, directors and 10% stockholders of Ascend (and ePAK) would be subject to a non-deductible excise tax, at the highest individual capital gains rate, with respect to the value of non-qualified stock options and certain other stock-based compensation. Ascend stockholders will not receive any additional consideration to satisfy any tax liabilities with respect to the gain or the excise tax. Stockholders of Ascend are strongly encouraged to consult their own tax advisors regarding the tax consequences to them of the transactions described herein.

Activities taken by existing Ascend stockholders to increase the likelihood of approval of the acquisition proposal and other proposals could have a depressive effect on our stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Ascend or its securities,

Ascend, the Ascend inside stockholders, ePAK, ePAK Holdings Limited, ePAK Holdings Limited’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or enter into transactions with such persons and others to provide them with incentives to acquire shares of Ascend’s common stock and vote the acquired shares in favor of the acquisition proposal. Certain of these purchases could be structured in a manner that would provide for settlement subsequent to the consummation of the acquisition of ePAK using proceeds previously held in trust or shares issued to the ePAK holders in the acquisition. Entering into any such arrangements may have a depressive effect on our stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the stockholder meeting. See the section entitled “Beneficial Ownership of Securities – Security Ownership of Certain Beneficial Owners and Management.”

Risks if the Adjournment Proposal is Not Approved

If any of the principal proposals put to Ascend’s stockholders for a vote are not approved, and a sufficient number of votes have not been obtained to approve the adjournment proposal, Ascend’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the acquisition will not be approved and Ascend will be required to liquidate.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement/prospectus and incorporated by reference herein constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Ascend, ePAK or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Ascend and ePAK undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the proposals, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus could have a material adverse effect on Ascend and ePAK.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q. Why am I receiving this proxy statement/prospectus?

A.     Ascend and ePAK have agreed to a business combination under the terms of the acquisition agreement, dated as of July 30, 2007 and amended as of January 1, 2008 and further amended as of April     , 2008, as described in this proxy statement/prospectus. A copy of the acquisition agreement is attached to this proxy statement/prospectus as Annex A and a copy of each of the amendments to the acquisition agreement is attached to this proxy statement/prospectus as Annexes B(1) and B(2). We encourage you to read these documents.

         You are being asked to consider and vote upon a proposal to approve the acquisition agreement, which among other things, provides for the acquisition of ePAK by Continuing Pubco. You also are being asked to consider and vote upon a proposal to approve the redomestication by which the domicile of our public company will be moved from Delaware to Bermuda. The memorandum of association and by-laws of Continuing Pubco will become those of our public company following the redomestication. A copy of the memorandum of association is attached to this proxy statement/prospectus as Annex E and a copy of the by-laws is attached to this proxy statement/prospectus as Annex F. We encourage you to read these documents. You also are being asked to consider and vote upon a proposal to approve the 2007 incentive plan. A copy of the 2007 incentive plan is attached to this proxy statement/prospectus as Annex G, which we encourage you to read. You also are being asked to vote upon proposals to increase the authorized common stock of the Public Company and to change the name of the Public Company.

         The acquisition agreement and the transactions governed by it have been approved by the board of directors of each of ePAK Holdings Limited and ePAK.

         The acquisition agreement and the transactions governed by it, the redomestication, the capitalization amendment proposal, the name change and the 2007 incentive plan have been approved by the board of directors of Ascend and Continuing Pubco.

         We will not consummate the transactions described above unless all of the proposals, other than the adjournment proposal, are approved by the Ascend stockholders. Accordingly, the approval of each proposal is a condition to the adoption of the other proposals. Ascend will hold a special meeting of its stockholders to obtain these approvals. We will implement all of the foregoing proposals if they are approved by Ascend’s stockholders.

         This proxy statement/prospectus contains important information about the proposed acquisition, the other proposals and the special meeting of Ascend stockholders. You should read it carefully.

         Your vote is important. We encourage you to vote by submitting your proxy as soon as possible after carefully reviewing this proxy statement/prospectus.

Q. What vote is required to adopt the acquisition proposal?

A.     Approval of the acquisition proposal will require the affirmative vote by the holders of majority of the shares of Ascend common stock issued in its IPO, including holders who purchase public shares subsequent to the IPO, that vote on the matter.

Q. What vote is required to adopt the redomestication proposal?	A. Approval of the redomestication proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Ascend common stock.

Q. What vote is required to adopt the capitalization amendment proposal?	A. The capitalization amendment proposal must be approved by the holders of a majority of the outstanding shares of Ascend common stock.

Q. What vote is required to adopt the 2007 incentive plan proposal?	A. Approval of the 2007 incentive plan proposal will require the affirmative vote of holders of a majority of the shares of Ascend’s common stock present in person or by proxy at meeting.

Q. What vote is required to adopt the name change proposal?	A. Approval of the name change proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Ascend common stock.

Q. What vote is required to adopt the adjournment proposal?	A. Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Ascend’s common stock represented in person or by proxy at the meeting.

Q. What will I receive in the redomestication?

A.     Ascend stockholders will receive an equal number of shares of Continuing Pubco’s common stock upon conversion of their Ascend common stock. Ascend warrant holders will receive an equal number of redeemable warrants of Continuing Pubco upon conversion of their Ascend redeemable warrants, the terms and conditions of which will not change, except that on exercise, holders of the warrants will receive common stock of Continuing Pubco.

Q. How will the redomestication be accomplished?

A.     The current public company, Ascend, will be merged with Ascend Merger Corp., a wholly owned subsidiary of ePAK International, the Continuing Pubco, and each share of outstanding Ascend common stock will be converted into one share of Continuing Pubco. As a result, Ascend will become a wholly owned subsidiary of Continuing Pubco and the stockholders of Ascend will become stockholders of Continuing Pubco. After the Merger, Ascend will amalgamate with Continuing Pubco and Ascend’s assets and liabilities will be transferred to Continuing Pubco.

Q. Do I have conversion rights?

A.     If you hold public shares, then you have the right to vote against the acquisition proposal and demand that Ascend convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Ascend’s IPO are held. We sometimes refer to these rights to vote against the acquisition and demand conversion of the shares into a pro rata portion of the trust account as “conversion rights.”

Q. How do I exercise my conversion rights?

A.     Only holders of Ascend common stock as of the record date will have conversion rights. If you wish to exercise your conversion rights, you must (i) vote against the acquisition proposal, (ii) demand that Ascend convert your shares into cash by checking the appropriate box on the proxy card or delivering timely, written demand to Ascend, (iii) continue to hold your Public Shares through the closing of the acquisition and (iv) then deliver your Public Shares to our transfer agent within the period specified in a notice you will receive from Continuing Pubco, which period will be not less than 20 days from the date of such notice. In lieu of delivering your stock certificate, you may deliver your shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. The transfer agent will typically charge the tendering broker $35 per DWAC transaction and it will be up to the broker whether or not to pass this cost on to the converting holder. Beneficial holders of Ascend common stock will be able to elect conversion using the proxy card delivered to them by their brokers. It is expected that persons electing conversion will receive their funds within a period of 20 to 30 business days following consummation of the acquisition.

         Any action that does not include an affirmative vote against the acquisition will prevent you from exercising your conversion rights. Your vote on any proposal other than the acquisition proposal will have no impact on your right to seek conversion.

         You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing to Ascend at the address listed at the end of this section. If you (i) initially vote for the acquisition proposal but then wish to vote against it and exercise your conversion rights or (ii) initially vote against the acquisition proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to Ascend to exercise your conversion rights, or (iii) initially vote against the acquisition but later wish to vote for it, you may request Ascend to send you another proxy card on which you may indicate your intended vote and, if that vote is against the acquisition proposal, exercise your conversion rights by checking the box provided for such purpose on the proxy card. You may make such request by contacting Ascend at the phone number or address listed at the end of this section.

         Any corrected or changed proxy card or written demand of conversion rights must be received by Ascend prior to the special meeting. No demand for conversion will be honored unless the holder’s stock certificate has been delivered (either physically or electronically) to the transfer agent after the special meeting.

         If, notwithstanding your negative vote, the acquisition is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon, calculated as of two business days prior to the anticipated date of the consummation of the acquisition. As of the record date, there was approximately $             in the trust account, which would amount to approximately $             per public share upon conversion. Amounts payable to persons converting will not be affected by any deferred underwriting commissions due and payable to the underwriter in Ascend’s IPO. If you exercise your conversion rights, then you will be exchanging your shares of Ascend common stock for cash and will no longer own these shares.

         Exercise of your conversion rights does not result in either the conversion or a loss of your Ascend warrants. Your warrants will be exchanged for the warrants of Continuing Pubco and will be exercisable following a conversion of your common stock unless we do not consummate the acquisition. A registration statement must be in effect to allow you to exercise any warrants you may hold or to allow Continuing Pubco to call the warrants for redemption if the redemption conditions are satisfied.

Q. Do I have appraisal rights if I object to the acquisition?

A.     Under Delaware corporate law, the redomestication of Ascend and Continuing Pubco causes the stockholders of Ascend to have appraisal rights in connection with the transactions for which approval is sought. This right is separate from the conversion rights of the holders of public shares with respect to the acquisition proposal. However, because the exercise of the appraisal right and the conversion rights both require a tender by the holder of his or its public shares to Ascend, either appraisal rights or conversion rights, but not both, may be elected in respect of the public shares. See “Redomestication Proposal—Appraisal Rights” for more information about appraisal rights.

Q. What happens to the funds deposited in the trust account after consummation of the acquisition?

A.     After consummation of the acquisition, Ascend stockholders properly electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account. The balance of the funds in the trust account will be released to Continuing Pubco to be used for the working capital requirements of Continuing Pubco and ePAK, to pay certain finders’ fees and deferred commissions and to pay expenses incurred in connection with the transactions contemplated by the acquisition agreement.

Q. What happens if the acquisition is not consummated?

A.     Ascend must liquidate if it does not consummate a business combination by May 17, 2008. In any liquidation, the funds held in the trust account, plus any interest earned thereon, together with any remaining out-of-trust net assets, will be distributed pro rata to the holders of Ascend’s common stock acquired in Ascend’s IPO. Holders of Ascend common stock acquired prior to the IPO, including all of Ascend’s officers and directors, have waived any right to any liquidation distribution with respect to those shares.

Q. When do you expect the acquisition to be completed?

A.     It is currently anticipated that the acquisition will be consummated promptly following the Ascend special meeting on May     , 2008. For a description of the conditions to completion of the acquisition, see the sections entitled “The Acquisition Agreement—Conditions to the Closing of the Acquisition.”

Q. What do I need to do now?

A.     Ascend urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the acquisition will affect you as a stockholder of Ascend. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?

A.     If you are a holder of record of Ascend common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. Your broker, bank or nominee cannot vote your shares on any proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q. Can I change my vote after I have mailed my signed proxy or direction form?

A.     Yes. Send a later-dated, signed proxy card to Ascend’s secretary at the address of Ascend’s corporate headquarters prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Ascend’s secretary, which must be received by Ascend’s secretary prior to the special meeting.

Q. Do I need to send in my stock certificates?

A.     No. If you are not electing conversion in connection with your vote on the acquisition proposal and hold your securities in Ascend in certificate form, as opposed to holding your securities through your broker, you do not need to exchange your existing certificates for certificates issued by Continuing Pubco. Your current Ascend certificates will automatically represent your rights in Continuing Pubco’s securities. You may, however, exchange your certificates if you choose, by contacting Continuing Pubco’s transfer agent, Continental Stock Transfer & Trust Company (Reorganization Department), after the consummation of the acquisition and following their requirements for reissuance.

         If you elect conversion in connection with your vote against the acquisition proposal, you will need to deliver you Ascend certificates to Continuing Pubco as described in this proxy statement/prospectus.

Q. What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Ascend shares.

Q. Who can help answer my questions?

A.     If you have questions about any of the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Don K. Rice

Ascend Acquisition Corp.

435 Devon Park Drive, Building 400

Wayne, Pennsylvania 19087

Tel: (610) 519-1336

         You may also obtain additional information about Ascend from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

         If you intend to vote against the acquisition and seek conversion of your shares, you will need to deliver your stock certificate (either physically or electronically) to Ascend’s transfer agent at the address below after the meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Mark Zimkind

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, New York 10004

Telephone: (212) 845-3287

SELECTED SUMMARY HISTORICAL FINANCIAL INFORMATION

We are providing the following selected financial information to assist you in your analysis of the acquisition. We derived the ePAK historical information from the audited consolidated financial statements of ePAK as of December 31, 2007, 2006 and 2005 and for each of the three years in the period ended December 31, 2007. We derived the Ascend historical information from the audited financial statements of Ascend as of December 31, 2007, and 2006 and the period from December 5, 2005 (Inception) to December 31, 2005.

ePAK’s consolidated statements of operations for each of the three years ended December 31, 2007, 2006 and 2005 and the audited balance sheets as of December 31, 2007, and 2006, are included elsewhere in this proxy statement/prospectus.

Ascend’s audited statements of operations for the years ended December 31, 2007 and 2006, the period from December 5, 2005 (Inception) to December 31, 2005 and the period from December 5, 2005 (Inception) to December 31, 2006 and audited balance sheets as of December 31, 2007, 2006 and 2005, are included elsewhere in this proxy statement/prospectus.

In the opinion of each of Ascend’s and ePAK’s management, the respective unaudited financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such consolidated financial statements.

The selected financial information of Ascend and ePAK is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes and “Other Information About Ascend” and “ePAK’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. The information presented may not be indicative of the future performance of Ascend or ePAK or of Continuing Pubco and ePAK following the redomestication and acquisition.

Ascend’s Summary of Selected Financial Data

(in thousands, except per share amounts)

	Year Ended December 31		For the Period From December 5, 2005 (Inception) to December 31,	For the Period From December 5, 2005 (Inception) to December 31,
	2007	2006	2005	2007
				(unaudited)
Income Statement Data:
Revenue	$—	$—	$—	$—
Net income (loss)	6	383	(1)	388
Net income (loss) per share	$0.00	$0.06	$(0.00)	$0.05
Cash dividends per share	—	—	—	—

	December 31,
	2007	2006	2005

Balance Sheet Data:
Total assets (including cash deposited in trust account)	$40,708	$39,816	$105
Common stock subject to possible redemption	7,698	7,698	—
Stockholders’ equity	30,918	30,912	24

ePAK’s Summary of Selected Financial Data

(in thousands, except per share amounts)

	Year ended December 31,
	2007	2006	2005
Income Statement Data:
Sales	$46,767	$36,146	$27,013
Net income	2,466	2,179	103
Net income (loss) attributable to common shareholders	543	119	(4,300)
Basic net income (loss) per common share	$0.04	$0.01	$(0.28)

	December 31
	2007	2006
Balance Sheet Data:
Total assets	$43,151	$33,523
Long-term debt	739	1,061
Redeemable common shares	26,128	24,205
Shareholder’s deficit	(13,651)	(14,191)

Non-GAAP Financial Measures

Calculation of EBITDA

ePAK presents EBITDA, a financial measure that is not defined by US GAAP, because this information is relevant to ePAK’s business. ePAK defines EBITDA as net income before: income taxes; net interest expense; and depreciation and amortization.

ePAK’s management uses EBITDA as an important financial measure to assess the ability of ePAK’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, and otherwise meet its obligations as they become due. ePAK’s management believes that the presentation of EBITDA included in this proxy statement/prospectus provides useful information regarding ePAK’s results of operations because it assists in analyzing and benchmarking the performance and value of ePAK’s business.

Although ePAK uses EBITDA as a financial measure to assess the performance of its business, there are material limitations to using a measure such as EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another and the inability to analyze significant items that directly affect a company’s net income or operating income because it does not include certain material costs, such as interest and taxes, necessary to operate its business. In addition, ePAK’s calculation of EBITDA may not be consistent with similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA to net income, its most directly comparable US GAAP financial measure, on a historical basis, for the periods presented:

Reconciliation of Unaudited EBITDA to Net Income

(in thousands)

	Fiscal Year Ended December 31,
	2007	2006	2005
Net income	2,466	$2,179	$103
Income tax expense	846	322	523
Interest expense (net of interest income)	449	332	141
Depreciation and amortization	2,928	2,300	1,911

EBITDA	$6,689	$5,133	$2,678

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The acquisition will be accounted for as a “reverse merger” and recapitalization since the stockholders of ePAK will own at least 50.1% of the outstanding shares of the common stock immediately following the completion of the acquisition, will have its current officers assuming almost all corporate and day-to-day management offices of Continuing Pubco other than chairman of the board, including chief executive officer, chief operating officer and chief financial officer and will have the right to appoint three of the five directors to the board. Accordingly, ePAK will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of ePAK. Accordingly, the assets and liabilities and the historical operations that will be reflected in the Ascend financial statements after consummation of the acquisition will be those of ePAK and will be recorded at the historical cost basis of ePAK. Ascend’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of ePAK upon consummation of the acquisition.

We have presented below selected unaudited pro forma condensed combined financial information that reflects recapitalization accounting and is intended to provide you with a better picture of what Continuing Pubco’s businesses might have looked like had Ascend and ePAK actually been combined as of the periods indicated. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the acquisition. The following selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

We are providing this information to aid you in your analysis of the financial aspects of the acquisition. The following unaudited selected pro forma condensed combined statement of operations combines Ascend’s historical statement of operations with those of ePAK for the year ended December 31, 2007, giving effect to the acquisition as if it had occurred on January 1, 2007. The following unaudited selected pro forma condensed combined balance sheet combines Ascend’s historical balance sheet and those of ePAK as of December 31, 2007, giving effect to the transactions described in the acquisition agreement as if they had occurred on December 31, 2007.

The unaudited pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The unaudited pro forma condensed combined statements of operations and the pro forma condensed combined balance sheet do not purport to represent the results of operations that would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period.

The following information, which is included elsewhere in this proxy statement/prospectus, should be read in conjunction with the pro forma condensed combined financial information:

•	accompanying notes to the unaudited pro forma condensed combined information;

•	separate historical consolidated financial statements of ePAK for the year ended December 31, 2007; and

•	separate historical financial statements of Ascend for the year ended December 31, 2007;

The following selected financial data is derived from the pro forma condensed combined financial statement included elsewhere in this proxy statement/prospectus, which has been prepared using two different assumptions with respect to the number of outstanding shares of Continuing Pubco stock immediately following the acquisition, as follows:

•	assuming no conversions—this presentation assumes that no stockholders of Ascend seek to convert their shares into a pro rata share of the trust account; and

•	assuming maximum conversions—this presentation assumes stockholders of Ascend owning 19.99% of the stock sold in Ascend’s initial public offering seek conversion.

Both assumptions are based on the issuance to ePAK Holdings Limited at closing of approximately 8.6 million shares, or 50.1% of the after-issued outstanding shares of Continuing Pubco.

Selected Unaudited Pro Forma Statement of Income

	Year Ended December 31, 2007
	Assuming Maximum Approval	Assuming Minimum Approval
	(in thousands, except per share data)
Sales	$46,767	$46,767
Net income	2,472	2,472
Net income per share—Basic	0.14	0.16
Net income per share—Diluted	0.13	0.14

Selected Unaudited Pro Forma Balance Sheet

	December 31, 2007
	Assuming Maximum Approval	Assuming Minimum Approval
	(in thousands)
Total assets	$79,734	$71,607
Long-term debt	739	739
Stockholders’ equity	53,239	45,112

Comparative Per Share Data

The following table sets forth unaudited pro forma combined per share ownership information of Continuing Pubco after giving effect to the acquisition and the redomestication, assuming both no conversions and maximum conversions by Ascend stockholders. You should read this information in conjunction with the selected summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Ascend and ePAK and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below do not purport to represent the earnings per share which would have actually occurred if the companies had been combined, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Ascend and ePAK would have actually been had the companies been combined.

Unaudited Comparative Per Share Data

	ePAK(1)	Ascend(1)	Combined Company(1)
Assuming maximum approval	8,601,002	8,566,667	17,167,669
	50.1%	49.9%	100%

Assuming minimum approval	8,601,002	7,187,357	15,788,359
	54.5%	45.5%	100%

Net income per common share—historical:
Year ended December 31, 2007	$0.06	$0.00
Book value per share—historical—December 31, 2007	$(1.59)	$4.51 (2)

Net income per share—pro forma:

Year ended December 31, 2007
Maximum—Basic			$0.14
Minimum—Basic			$0.16
Maximum—Diluted			$0.13
Minimum—Diluted			$0.14

Book value per share—pro forma—December 31, 2007:
Maximum			$3.10
Minimum			$2.86

Notes:

(1)	Historical per share amounts for Ascend were determined based upon 8,566,667 shares outstanding. Historical per share amounts for ePAK were based on the 8,601,002 shares to be received. The pro forma per share amounts for the combined company were determined based upon the assumed number of shares to be issued under the two different levels of approval as described above.

(2)	This calculation includes shares of common stock subject to possible conversion.

SPECIAL MEETING OF ASCEND STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to Ascend stockholders as part of the solicitation of proxies by Ascend’s board of directors for use at the special meeting of Ascend stockholders to be held on May     , 2008, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Ascend’s stockholders on or about May     , 2008 in connection with the vote on the acquisition proposal, the certificate of incorporation amendments and 2007 incentive plan proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on May     , 2008, at 10:00 a.m., eastern time, at the offices of Graubard Miller, Ascend’s general counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174.

Purpose of the Special Meeting

At the special meeting, we are asking holders of Ascend common stock to vote upon proposals by which:

•

The domicile of the public company would be moved from Delaware to Bermuda though a merger of Ascend and Ascend Merger Corp., a Delaware corporation that is wholly owned by ePAK International, with all of Ascend’s outstanding securities effectively converting into the securities of ePAK International on a one-for-one basis. We refer to this as the redomestication proposal.

•

An agreement and plan of reorganization, dated as of July 30, 2007, and amended as of January 1, 2008, and further amended as of April     , 2008, would be approved by which ePAK International, which we also refer to as Continuing Pubco, would acquire all of the outstanding capital stock of ePAK Resources (S) Pte. Ltd., a Singapore limited company. We refer to this as the acquisition proposal.

•	The authorized common stock of the public company would be increased from 30 million shares to 70 million shares. We refer to this as the capitalization amendment proposal.

•	Continuing Pubco’s 2007 incentive equity plan would be adopted. We refer to this as the 2007 incentive plan proposal.

•	The name of the public company would become “ePAK International Limited.” We refer to this as the name change proposal.

•	The stockholders meeting at which these proposals are to be considered would be adjourned if necessary to obtain the vote required to approve these proposals.

Recommendation of Ascend Board of Directors

Ascend’s board of directors:

•	has unanimously determined that each of the proposals is advisable and in the best interests of Ascend and its stockholders;

•	unanimously recommends that Ascend’s common stockholders vote “FOR” the acquisition proposal;

•	unanimously recommends that Ascend’s common stockholders vote “FOR” the redomestication proposal;

•	unanimously recommends that Ascend’s common stockholders vote “FOR” the capitalization amendment proposal;

•	unanimously recommends that Ascend’s common stockholders vote “FOR” the 2007 incentive plan proposal;

•	unanimously recommends that Ascend’s common stockholders vote “FOR” the name change proposal; and

•	if necessary, unanimously recommends that Ascend’s common stockholders vote “FOR” the adjournment proposal.

Record Date; Who is Entitled to Vote

We have fixed the close of business on April     , 2008, as the “record date” for determining the Ascend stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on April     , 2008, there were 8,566,667 shares of Ascend’s common stock outstanding and entitled to vote. Each share of Ascend’s common stock is entitled to one vote per share at the special meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting. Abstentions and broker non-votes will count as present for purposes of establishing a quorum.

Abstentions and Broker Non-Votes

If you do not give your broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the acquisition proposal, the redomestication proposal or the 2007 incentive plan proposal. Since a stockholder must affirmatively vote against the acquisition proposal to have conversion rights, individuals who fail to vote or who abstain from voting may not exercise their conversion rights. Beneficial holders of shares held in “street name” that are voted against the acquisition proposal may exercise their conversion rights, provided that they comply with the required conversion procedures. See the information set forth in “Special Meeting of Ascend Stockholders—Conversion Rights.”

Vote Required for Approval

Approval of the acquisition proposal will require the affirmative vote of the holders of a majority of the public shares of Ascend common stock issued in its IPO, including holders who purchase Public Shares subsequent to the IPO, that vote on the matter. Abstentions will have the same effect as a vote “AGAINST” the acquisition proposal and broker non-votes, while considered present for the purpose of establishing a quorum, will have no effect on the acquisition proposal. You cannot seek conversion unless you affirmatively vote against the acquisition proposal.

Approval of the redomestication proposal, capitalization amendment proposal and name change proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Ascend common stock. Because these proposals require the affirmative vote of a majority of the shares of common stock outstanding, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote “against” these proposals.

The approval of the 2007 incentive plan proposal will require the affirmative vote of the holders of a majority of Ascend’s common stock represented and entitled to vote at the meeting. Abstentions will have the same effect as a vote “AGAINST” the 2007 incentive plan proposal and broker non-votes, while considered present for the purpose of establishing a quorum, will have no effect on this proposal.

In order to consummate the acquisition and redomestication, each of the proposals must be approved by the stockholders.

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Ascend’s common stock represented in person or by proxy at the meeting. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal and broker non-votes, while considered present for the purpose of establishing a quorum, will have no effect on this proposal.

Ascend Inside Stockholders

Ascend’s initial stockholders who purchased their shares of common stock prior to Ascend’s IPO, which include all of Ascend’s directors and executive officers and their affiliates, are referred to collectively in this comprised of Don K. Rice, Ascend’s current chairman of the board and chief executive officer, Russell C. Ball III, a director, Stephen L. Brown, a director, and Arthur Spector, a board advisor. Each of the Ascend inside stockholders has agreed to vote all of the shares they purchased prior to the IPO (and Don K. Rice has agreed to vote certain shares he purchased in a private placement consummated concurrently with the IPO) on the acquisition proposal in accordance with the vote of the majority of the votes cast by the holders of the public shares. Accordingly, their vote will have no effect on the outcome of the acquisition proposal. The Ascend inside stockholders also have indicated that they intend to vote such shares in favor of all other proposals being presented at the special meeting. The Ascend inside stockholders also have indicated that they intend to vote any other shares they acquire after the IPO for all of the proposals. As of the record date, the Ascend inside stockholders have not acquired any additional shares of Ascend common stock, except that Mr. Rice acquired 166,667 shares concurrently with the IPO. All of the Ascend inside stockholders also agreed, in connection with the IPO, to place their shares in escrow until May 11, 2009. As of the record date, the Ascend inside stockholders own an aggregate of 1,666,667 shares, or 19.5%, of Ascend’s outstanding common stock.

Voting Your Shares

Each share of Ascend common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Ascend’s common stock that you own.

There are two ways to vote your shares of Ascend common stock at the special meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Ascend’s board “FOR” the adoption of the acquisition proposal, redomestication proposal, capitalization amendment proposal, 2007 incentive plan proposal name change proposal, and, if presented at the special meeting, the adjournment proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.

•

You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU DESIRE TO VOTE AGAINST THE ACQUISITION BUT DO NOT VOTE YOUR SHARES OF ASCEND’S COMMON STOCK IN ANY OF THE WAYS DESCRIBED ABOVE, IT WILL NOT HAVE THE EFFECT OF A DEMAND FOR CONVERSION OF YOUR SHARES INTO A PRO RATA SHARE OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE PROCEEDS OF ASCEND’S IPO ARE HELD. YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN A PROXY WHETHER OR NOT YOU PLAN ON ATTENDING THE MEETING.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the vote is taken at the meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Ascend (Attention: Don Rice) in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Ascend’s common stock, you may call Morrow & Co., Inc., Ascend’s proxy solicitor, at (800-607-0088) or Don K. Rice at Ascend at (610) 519-1336.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the acquisition proposal, the redomestication proposal, the capitalization amendment proposal, the 2007 incentive plan proposal, the name change proposal, and, if presented at the special meeting, the adjournment proposal. Under Ascend’s bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the meeting.

Conversion Rights

Any of Ascend’s stockholders holding shares of Ascend common stock issued in Ascend’s IPO as of the record date who affirmatively votes these shares against the acquisition proposal may also demand that we convert his, her or its shares into a pro rata portion of the trust account calculated as of two business days prior to the anticipated date of the consummation of the acquisition. Any holders seeking such conversion must affirmatively vote against the acquisition proposal. Abstentions and broker non-votes do not satisfy this requirement. Additionally, holders demanding conversion must deliver their shares (either physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian System) to our transfer agent promptly after the meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash.

The closing price of Ascend’s common stock on April     , 2008 (the record date) was $              per share. The cash held in the trust account on the record date was approximately $            , or approximately $             per currently outstanding share. Prior to exercising conversion rights, Ascend’s stockholders should verify the market price of Ascend’s common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. We cannot assure Ascend stockholders that they will be able to sell their shares of Ascend common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in Ascend’s securities when its stockholders wish to sell their shares.

If the holders of 20% or more of the public shares (i.e. 1,380,000 shares or more) vote against the acquisition and properly demand conversion of their shares, we will not be able to consummate the acquisition.

If you exercise your conversion rights, then you will be exchanging your shares of our common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the acquisition proposal, properly demand conversion, and deliver your shares (either physically or electronically) to our transfer agent promptly after the meeting.

Appraisal Rights

Under Delaware corporate law, the redomestication of Ascend causes the stockholders of Ascend to have appraisal rights in connection with the transactions for which approval is sought. This right is separate from the conversion rights of the holders of public shares with respect to the acquisition proposal. However, because the exercise of the appraisal right and the conversion rights both require a tender of the holder’s shares to Ascend, only one right may be elected in respect of the public shares. See “Redomestication Proposal—Appraisal Rights” for more information about appraisal rights.

Solicitation Costs

We are soliciting proxies on behalf of Ascend’s board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors and officers may also solicit proxies in person, by telephone or by facsimile or email.

We have hired Morrow & Co. to assist in the proxy solicitation process. We will pay             a fee of approximately $             plus reasonable out-of pocket charges and a flat fee of $             per outbound proxy solicitation call. Such fee will be paid with currently available, non-trust account funds.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

THE ACQUISITION PROPOSAL

The discussion in this document of the acquisition and the principal terms of the acquisition agreement by and among Ascend, Continuing Pubco, ePAK and ePAK Holdings Limited is subject to, and is qualified in its entirety by reference to, the acquisition agreement. A copy of the acquisition agreement is attached as Annex A to this proxy statement/prospectus and a copy of the amendment to the acquisition agreement is attached as Annex B to the proxy statement/prospectus.

General Description of the Acquisition

The acquisition agreement provides for a business combination transaction in which, concurrently with the redomestication, all of the outstanding capital stock of ePAK will be acquired by Continuing Pubco.

In return for all of the capital stock of ePAK, ePAK Holdings Limited, ePAK’s sole shareholder (or its designees) will receive the aggregate number of Continuing Pubco’s common stock determined by a formula set forth in Section 1.07(b) of the acquisition agreement and described in the section of this proxy statement/prospectus entitled “The Acquisition Agreement—Acquisition Consideration—Transaction Shares.” As of the date of this proxy statement/prospectus, it can be determined that ePAK Holdings Limited will be issued 8,601,002 shares, or approximately 50.1% of the outstanding common stock of Continuing Pubco immediately following the closing. The foregoing figures give no effect to any additional shares that may be issued to ePAK Holdings Limited post-closing, as described below, and assume none of Ascend’s currently outstanding common stock is converted into cash as permitted by Ascend’s certificate of incorporation. If holders of 19.99% of the Ascend public shares elect to convert to cash, ePAK Holdings Limited would own 54.5% of the outstanding common stock of Continuing Pubco immediately following the acquisition. Within 12 months after the acquisition of ePak, ePAK Holdings Limited will liquidate and distribute the common stock of Continuing Pubco in pursuance of a plan of reorganization with respect to ePAK Holdings Limited.

Background of the Acquisition

The terms of the acquisition agreement are the result of arm’s-length negotiations between representatives of Ascend and ePAK. The following is a discussion of the background of these negotiations, the acquisition agreement and related transactions.

Ascend was formed on December 5, 2005 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Ascend’s registration statement for its initial public offering was declared effective on May 11, 2006 and the offering closed on May 22, 2006, generating net proceeds of approximately $38.5 million from the sale of 6.9 million units, including the full exercise of the underwriters’ over-allotment option and the sale of 166,667 units to Don K. Rice, Ascend’s chairman of the board and chief executive officer. Each unit was comprised of one share of Ascend common stock and two warrants, each with an exercise price of $5.00. As of November 30, 2007, Ascend held approximately $40.6 million in a trust account maintained by in independent trustee, which will be released to Ascend upon the consummation of the business combination. Ascend must liquidate unless it has consummated a business combination by May 17, 2008. As of April     , 2008, the record date, approximately $             was held in deposit in the trust account.

Following consummation of Ascend’s IPO, the management of Ascend instituted an active marketing program to their established base of private equity and venture capital firms, bankers, investment bankers, accountants, lawyers and numerous groups of investors with which they had prior investment history or with which they served on boards. At the same time, Ascend’s management canvassed selected firms that had exhibited a prior history of investments in companies of the size and type that Ascend was targeting. Mr. Rice also began attending conferences featuring attendees and presenters that were of the type and size that met Ascend’s requirements.

Ascend looked at more than 100 companies during the period from after its IPO until Ascend signed a letter of intent with ePAK in February 2007. Among these opportunities, Ascend focused on companies that had the best combination of the following characteristics:

•	demonstrated revenue generation;

•	compelling growth prospects;

•	attractive profit margins (current or potential);

•	talented management with an interest in continuing at the company;

•	reasonable valuation expectations;

•	the ability to deploy capital productively;

•	strong competitive positions;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	a willingness to operate as a publicly-traded company;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services; and

•	an understanding and acceptance of Ascend’s structure, acquisition process and timing.

As discussed below, Ascend entered into various levels of discussions with companies that it believed met most or all of the foregoing criteria. Although Ascend investigated these opportunities in varying depth, none resulted in the execution of any preliminary letter of intent or memorandum of understanding. Ascend declined to move forward on some opportunities because it did not believe the financial characteristics, business dynamics, management teams, attainable valuations and/or deal structures were suitable. There were also companies that were not interested in pursuing a deal with Ascend based on its publicly-traded status, capital structure or ability to close with sufficient certainty or speed or which decided to accept competitive bids from other acquirers.

In May 2006, Ascend was introduced to a highly diversified industrial pipe company by Stephen L. Brown, an Ascend board member. During the period from May 2006 to June 2006, Ascend reviewed this potential target’s financial information and held discussions with an intermediary that was working with the owners of the target. Although the target was not being actively marketed for sale, it expressed interest in further exploring the opportunity Ascend could provide for growth and liquidity. In June 2006, a meeting was held between Mr. Rice and the target’s owners and management. After further due diligence it was determined by Ascend that the target would not be able to effectively deploy the level of capital that Ascend would bring to the transaction. Discussions between Ascend and this target company were terminated.

In June 2006, Ascend was contacted directly by a food snack specialty retailer with franchised outlets throughout the United States and abroad. Mr. Rice had an existing relationship with the owner of the potential target. During the period from June 2006 to December 2006, Ascend management reviewed financial information, both historical and projected, supplied to it by the target and held numerous phone calls with ownership and company management. Discussions focused on potential purchase price and use of proceeds from any business combination with Ascend for target’s growth. In August 2006, Ascend management held a two-day meeting with target’s management in their offices. It was ultimately determined by Ascend and target’s ownership that the target’s projections were not likely to be met. Discussions between Ascend and this target company were mutually terminated.

In June 2006, Russell C. Ball III, a board member of Ascend, introduced Ascend to a supplier of home building materials to home builders. During the period from June 2006 to July 2006, Ascend engaged in preliminary due diligence, which included a review of target’s financials and discussions with company advisors. It was determined that the target would not be able to deploy the amount of capital that Ascend would bring to the transaction. Ascend also had concerns with respect to the cyclicality of the home building sector. Discussions between Ascend and this target company were terminated.

In June 2006, Ascend was introduced to a document storage company by a private equity firm that held a controlling interest in the company. During the period from June 2006 to October 2006, Ascend engaged in preliminary due diligence, which included a review of target’s financials and projections and discussion with management regarding target’s valuation and capital needs. In June 2006, a meeting between Ascend management and target’s senior management was held at the private equity firm’s offices. It was mutually determined that the target needed to close the acquisitions it currently had under contract and to integrate those acquisitions before a business combination could be considered. Discussions between Ascend and this target company were terminated.

In June 2006, a medical service billing company was brought to Ascend by a private equity firm that held a controlling interest in the company. During the period from June 2006 to September 2006, financial reports and projections were reviewed by Ascend, and a meeting between Ascend and senior management of the target was held in the offices of the private equity group. During this course, it was determined by the parties that an acceptable valuation could not be reached. Discussions between Ascend and this target company were terminated.

In July 2006, a company operating in the oil field supply business was introduced to Ascend by a private equity group that had a controlling interest in the company. Mr. Rice had an existing relationship with this private equity group. During the period from July 2006 to September 2006, Ascend reviewed financial statements, both historical and projected, supplied by the target and spoke with the ownership regarding valuation price and future financing needs. In July 2006, Mr. Rice met with target’s management and the target’s control ownership in the target’s offices in Texas. Discussions continued and by September 2006, the ownership of the target concluded that the best alternative for them was to sell their company outright. The target was put up for sale and closed within six months at a price in excess of the amount that Ascend had been discussing.

In July 2006, a company involved in the clerical temporary employment industry was brought to Ascend by an investor with whom Ascend management had an existing relationship. During the period from July 2006 to January 2007, Ascend reviewed various financial information provided to it by target. In July 2006, a telephonic discussion between Mr. Rice and senior management of the target was held. In August 2006, a meeting was held with senior management and ownership at the investor’s office. It was ultimately determined by Ascend that disparity existed between the exit strategies of management and ownership of the target and that further pursuit of a business combination would not be fruitful. Discussions between Ascend and this target company were terminated.

In July 2006, a foam fabricator and packager for industrial and commercial products was brought to Ascend by an owner of the company who had been a board member of a company on whose board Mr. Rice also served. During the period from July 2006 to August 2006, financial reports were reviewed and an analysis of the industry, historical growth and competitive environment faced by the target was undertaken by Ascend. Based on these analyses, Ascend determined that the market the company served did not have enough acquisition opportunities to deploy the Ascend capital post closing. Discussions between Ascend and this target company were terminated.

In August 2006, a private equity group introduced Ascend to a target it controlled which provides voting machines and documentation and electronic storage services to state and local governments in the United States. During the period from August 2006 to February 2007, Ascend reviewed financials, both historical and projected, supplied to it by the target and had conversations with the owners regarding valuation and sources and uses of funds. In August and November 2006, Mr. Rice and Darl Petty, an associate of and advisor to Mr. Rice, met with target management at target’s offices. Each of Messrs. Rice and Petty possesses extensive experience in investing in private growth companies through their firm, RSTW Partners. Mr. Petty receives no compensation from Ascend. Ascend undertook significant due diligence with respect to the target and its industry. Ascend and representatives of the ownership group of the target concluded that a change in senior management would need to take place to position target as a public company and that it was not the proper time for a business combination. Discussions between Ascend and this target company were terminated.

In August 2006, Ascend was introduced to a construction and engineering company focused on building and repairing infrastructure projects in the United States. The opportunity was brought to Ascend by an investment banking firm with which it had no prior relationship. During the period from August 2006 to December 2006, Ascend conducted financial and operational due diligence, including the review of financials, both historic and projected, provided by the target. In August 2006, Ascend held a meeting with target’s senior management in the target’s offices. It was mutually concluded by target and Ascend’s management that Ascend did not have adequate capital to provide the owners with the liquidity they desired at closing of a business combination. Discussions between Ascend and this target company were terminated.

In September 2006, an oil field equipment distributor was brought to Ascend by a stockholder of the target with whom Mr. Rice had an existing relationship. During the period from September 2006 to October 2006, Ascend engaged in due diligence, including an examination of target’s financial reports and projections. During this period, Mr. Rice also engaged in telephone discussions with target’s ownership and senior management. It was thereafter determined by the parties that a recapitalization of the target in the private markets better suited the ownership group. Discussions between Ascend and this target company were terminated.

In October 2006, a media company focused on the Hispanic radio market was brought to Ascend by a private equity fund that held a controlling interest. During the period from October 2006 to December 2006, Ascend conducted due diligence, including reviewing financial information and business plans. In October 2006, a meeting between Mr. Rice and senior management of the target was held in New York City. Thereafter, after additional due diligence and evaluation by Ascend, Ascend determined that the desired valuation and debt levels of the target were too high. Discussions between Ascend and this target company were terminated.

In November 2006, Ascend was introduced to a provider of propane fuel to residential and consumer customers in the Northeast United States. This opportunity was brought to Ascend by an investment banking firm with which it had no prior relationship. During the period from November 2006 to December 2006, Ascend reviewed financial information supplied to it by the target. In November 2006, Mr. Rice met with senior management and owners of the target at the investment banking firm’s offices. Thereafter, after general industry due diligence, Ascend’s management determined that there were more attractive opportunities that were then under consideration by Ascend and it was in the best interests of Ascend to devote its resources to examining those opportunities. Discussions between Ascend and this target company were terminated.

In November 2006, Ascend was introduced to a for-profit day care school for inner city children by a private equity firm that had a controlling ownership position. During November 2006, Ascend engaged in preliminary due diligence, which included a review of target’s financials and projections and discussions with the control group regarding valuation ranges and liquidity needs. After various discussions, the control group determined that a recapitalization in the private market better suited the target’s needs. Discussions between Ascend and this target company were terminated.

In December 2006, a U.S.-based energy drilling service company was brought to Ascend by a investment banking firm with which Ascend had no prior relationship. The target focused on a high growth area of the energy service industry and had potentially good internal growth opportunities. During the period from October 2006 to January 2007, financial reports were reviewed by Ascend and Ascend undertook an industry and customer requirements analysis. In October 2006, a meeting between Ascend and the target’s controlling stockholder was held the investment banking firm’s office. The parties could not agree on the target’s valuation and the amount of liquidity that would be provided target’s ownership at closing. Discussions between Ascend and this target company were terminated.

In February 2007, a company in the specialty packaging and freight forwarding business was brought to Ascend by the underwriter of Ascend’s IPO, EarlyBirdCapital. During the period from February 2007 to March 2007, financial reports and projections were reviewed by Ascend. In March 2007, a meeting between Ascend management and management and ownership of the target was held in New York City. Thereafter, Ascend engaged in further review of the industry, the competition, the liquidity requirements of the control group and proposed valuation. The parties could not agree on the valuation of the target. Discussions between Ascend and this target company were terminated.

ePAK was introduced to Ascend by EarlyBirdCapital in early August 2006. From August 2006 to February 2007, Mr. Rice reviewed financial statements and the projections prepared by ePAK management. In August 2006, a telephonic meeting was held between Mr. Rice and Steve Dezso, the chief executive officer of ePAK. General opportunities for the parties were discussed and there was sufficient interest by both parties to arrange an in-person meeting, which was held in Austin, Texas in late August 2006. This meeting was attended by ePAK senior management, including Mr. Dezso, Richard Brook and Jim Thomas, and Messrs. Rice and Petty. A number of issues were covered at the meeting, including the background of management, the history of ePAK’s founding and historical performance and the semiconductor and electronics industry generally. ePAK also gave an overview on its reasons for and history of manufacturing in China and the competition ePAK faces in its industry. The parties also discussed the goals of ePAK’s management and future projections for ePAK’s organic and acquisition growth.

During September 2006, numerous telephonic meetings took place between Messrs. Rice and Petty and members of ePAK management and Ascend undertook an extensive analysis on the industry and ePAK’s financial statements. It was determined that Messrs. Rice and Petty should travel to China to review ePAK’s manufacturing facilities and meet with senior management and staff.

In late September 2006, Messrs. Rice and Petty visited ePAK’s facilities in China and met with ePAK’s management, including, among others, Messrs. Mao Shi Khoo, chief operating officer, and Jason Lee, vice president, finance. During this visit, Messrs Rice and Petty conducted extensive on-site due diligence.

Upon their return, Messrs. Rice and Petty continued extensive due diligence on the company, the industry and the competition throughout October 2006. In November 2006, another meeting between Ascend and ePAK management was held in ePAK’s offices in Austin, Texas for purposes of due diligence. Throughout December 2006 and January 2007 financial due diligence continued, and a letter of intent was negotiated and entered into in mid-February 2007. The terms of the letter of intent are substantially those embodied in the acquisition agreement and described elsewhere in this proxy statement/prospectus.

In late February 2007, Messrs. Rice and Petty again met with ePAK senior management in ePAK’s offices in Austin, Texas to review an extensive list of questions and due diligence items over a two-day period. In March 2007, Messrs. Rice and Petty again visited ePAK’s facilities in China to further examine ePAK’s manufacturing facilities and complete on-site review of ePAK’s financial books and records. During February and March 2007, Mr. Rice conducted customer calls to ePAK customers to ascertain the condition of ePAK’s customer relationship and customer views of the level of service and product innovation ePAK was providing them.

Ascend undertook an extensive background check on key members of ePAK’s management team, and the results were positive with no material negative findings. During the period from April to July 2007, Ascend completed its due diligence and negotiated the acquisition agreement and related agreement with ePAK.

On July 27, 2007, a meeting of the board of directors of Ascend was held. All directors attended, as did, by invitation telephonically, Brian L. Ross, Esq., of Graubard Miller, and representatives of Capitalink (Ladenburg Thalmann). Prior to the meeting, copies of the most recent drafts of the significant transaction documents, in substantially final form, were delivered to all participants. Mr. Rice discussed at length with Ascend’s board ePAK’s business, operations and financial condition. It was acknowledged that Mr. Rice had regularly communicated with each member of the board during the due diligence process and negotiations of the definitive agreements governing the acquisition. Mr. Rice explained at length the different analyses used to determine whether the consideration to be paid by Ascend in the acquisition was fair from a financial point of view to

Ascend’s stockholders, as well as to determine the fair market value of ePAK. The representative of Capitalink then made a presentation to the board with respect to their analysis of ePAK and the proposed terms of the acquisition. Capitalink noted that, in its opinion, the consideration to be paid by Ascend pursuant to the acquisition agreement was fair, from a financial point of view, to the holders of Ascend common stock and that the fair market value of ePAK was at least equal to 80% of Ascend’s net assets. For a more detailed description of Capitalink’s opinion, see the subsection below entitled “Fairness Opinion.” After considerable review and discussion, the acquisition agreement and related documents were unanimously approved by the board, and the board determined to recommend the approval of the acquisition (and the related redomestication) to the stockholders of Ascend, and that the consideration to be paid by Ascend pursuant to the acquisition agreement was fair, from a financial point of view, to the holders of Ascend common stock and that the fair market value of ePAK was at least equal to 80% of Ascend’s net assets.

The acquisition agreement was signed as of July 30, 2007. Immediately thereafter, Ascend and ePAK issued a joint press release announcing the execution of the acquisition agreement and discussing the terms of the acquisition agreement, and on July 31, 2007, Ascend filed a Current Report on Form 8-K discussing in greater detail the terms of the acquisition agreement and ePAK’s business.

As of January 1, 2008, following approval by Ascend’s board of directors, the parties executed an amendment to the acquisition agreement to clarify and modify certain provisions thereof, including with respect to the consideration to be given by Ascend in the transaction and the structure of the redomestication. The January 2008 amendment is intended to cause the redomestication to comply with certain U.S. federal income tax rules that provide for beneficial tax treatment to the stockholders of Ascend, to eliminate the escrow provisions while maintaining indemnification obligations and to extend the date on and after which the acquisition agreement could be terminated for any reason to May 17, 2008. In January 2008, Ascend filed an amendment to the July 31, 2007 Current Report on Form 8-K discussing this amendment. As of April     , 2008, following approval by Ascend’s board of directors, the parties executed a further amendment to the acquisition agreement to provide that the redomestication of the public company to Bermuda would be accomplished through a merger of Ascend with Ascend Merger Corp., a wholly owned subsidiary of ePAK International. After the merger, Ascend will amalgamate with Continuing Pubco and its assets and liabilities will be transferred to Continuing Pubco.

In connection with the consummation of the acquisition, Continuing Pubco will be obligated to pay EarlyBirdCapital (1) a cash finder’s fee equal to 1.5% of the transaction consideration (including any assumed indebtedness) estimated to be approximately $753,000 and (2) deferred commissions of $952,200 earned by it as underwriter in the IPO at the closing of the acquisition. Continuing Pubco also will be obligated to pay to Chardan Capital Markets, LLC a fee of $400,000.

Ascend’s Board of Directors’ Reasons for Approval of the Acquisition

General

The final agreed-upon consideration in the acquisition agreement was determined by several factors. Ascend’s board of directors reviewed industry and financial data, including certain valuation analyses and metrics compiled by management, in order to determine that the consideration to be paid by Ascend in the acquisition was fair and that the acquisition was in the best interests of Ascend’s stockholders.

In order to enable the board of directors of Ascend to evaluate the proposed acquisition, Ascend’s management conducted a due diligence review with respect to ePAK that included:

•	a general analysis of ePAK’s industry;

•	tours of ePAK’s manufacturing facilities and principal offices;

•	a valuation analysis of ePAK; and

•	reviews of historic financial statements and information and financial projections provided by ePAK.

Ascend’s board of directors considered a wide variety of factors in connection with its evaluation of the acquisition. In light of the complexity of those factors, the Ascend board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Ascend board may have given different weight to different factors.

The historical financial information and financial projections provided to Ascend by ePAK included (Singapore generally accepted accounting principles):

•	audited financial statements for the year ended December 31, 2004;

•	audited financial statements for the year ended December 31, 2005;

•	audited financial statements for the year ended December 31, 2006;

•	unaudited financial statements for the six months ended June 30, 2007; and

•	financial projections for the year ending December 31, 2007.

Board approval

In considering the acquisition, the Ascend board of directors gave considerable weight to the following factors:

•

ePAK’s historic growth and potential for future growth. Ascend believes that ePAK has in place the core infrastructure for strong business operations that will enable ePAK to achieve growth both organically and through accretive strategic acquisitions. Ascend’s belief in ePAK’s growth potential is based in part on ePAK’s historical growth rate. ePAK’s revenues were approximately $36.1 million for the year ended December 31, 2006, an increase of 33.7% as compared to approximately $27.0 million for the year ended December 31, 2005. ePAK’s unaudited revenues for the first six months of 2007 were approximately $20.4 million, an increase of 22.2% as compared to unaudited revenues of approximately $16.7 million for the first six months of 2006. Net income for the year ended December 31, 2006 was approximately $2.2 million, compared to approximately $0.1 million for the year ended December 31, 2005. Net income for the first six months of 2007 was approximately $1.2 million, compared to net income for the first six months of 2006 of approximately $1.1 million. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was approximately $5.2 million in the year ended December 31, 2006, an increase of 93% as compared to EBITDA of approximately $2.7 million in the year ended December 31, 2005. EBITDA for the first six months of 2007 was approximately $3.0 million, an increase of 25% as compared to EBITDA of approximately $2.4 million for the first six months of 2006.

•

ePAK’s low-cost, well-located manufacturing structure. ePAK’s facilities in the PRC provide ePAK with a relatively low cost large scale manufacturing center that is centrally located to many of the producers of semiconductor products, which provides ePAK with the ability to meet its customer demand on a cost- and time-efficient basis. Ascend believes this is an important competitive advantage that will allow ePAK to garner an increasing portion of market share.

•

The experience of ePAK’s management. ePAK’s management team has extensive experience in the semiconductor industry. Further, its core management team has been together for more than 15 years. Ascend believes that ePAK has a management team with the specialized knowledge necessary to compete in its market and the ability to recognize customer demand and introduce new products to address that demand.

•

ePAK’s vertically integrated business model. ePAK’s business model utilizes ePAK’s own design and manufacturing facilities and exploits the company’s central location design to provide speed to market, which allows ePAK to produce product quickly when specific demand is identified and to supervise quality control. This allows ePAK to minimize risk of producing ahead of demand and maintain quality production.

•

Wafer handling products as an emerging growth driver. In addition to core growth in its traditional product offerings, ePAK recently entered into the wafer handling product market and has experienced rapid growth in this area, with growth in sales of 12% in 2005, 22% in 2006 and 91% in 2007. In a market historically dominated by a single provider, Entegris, Inc., Ascend believes that ePAK, with its vertically integrated business model, experienced management team and ability to provide its wafer handling products with 50-60% gross margins, is well-positioned to garner a larger share of the market.

•

ePAK’s competitive position and market acceptance of its products. ePAK’s reputation in its industry, within its distribution channels and among its end customers was considered by the board to be one of the favorable factors in concluding that its competitive position was strong. As part of its due diligence investigation, Ascend interviewed numerous ePAK customers. Ascend reported to the board that feedback from these sources on the company and its products was very strong.

•

Costs associated with effecting the business combination. The board determined that the costs associated with effecting the acquisition with ePAK would be of the same order of magnitude as would be encountered with most other business combinations. In addition, it was favorably viewed by the board that all of ePAK’s key employees would stay in place to operate the post-acquisition company and that there would therefore be relatively minimal integration issues following the acquisition.

The board also evaluated potentially adverse factors in its consideration of the acquisition of ePAK. These included the general uncertainties of operating in the PRC, the significant competition that exists in the semi-conductor industry and the risks inherent in operating in the semi-conductor industry generally, including the cyclical nature of the industry.

Valuation

The board considered the valuation of ePAK in relation to its growth potential and found it to be attractive when compared to other companies in its industries. The board looked at comparable companies and based on the valuation of these companies, the board calculated the expected initial valuation of ePAK in the public market. In this analysis, and Capitalink’s analyses, ePAK was evaluated on a stand-alone basis without giving effect to any infusion of cash from Ascend’s trust fund upon consummation of the acquisition. Ascend presented information regarding certain publicly-traded companies that compete in ePAK’s markets to the board, including the following companies:

•	Amkor Technology Inc.;

•	Entegris, Inc.;

•	Illinois Tool Works;

•	MEMC Electronic Materials Inc.;

•	Peak International Ltd.; and

•	Siliconware Precision.

This analysis revealed that the median valuation of the aforementioned comparable companies was approximately 2.7 times trailing twelve month revenues, 9.8 times trailing twelve month EBITDA and 20.5 times trailing twelve month earnings. Based on these multiples, ePAK would have a value range of between $61.1 million (based on trailing twelve month net income of $2.98 million) and $106.7 million (based on trailing twelve month revenues of $39.5 million). The board noted that ePAK had a three-year historical EBITDA growth rate of 47.0% as compared to an average three-year historical EBITDA growth rate of 35.8% for the above-cited companies.

Ascend’s board calculated that the valuation of maximum consideration payable to ePAK’s stockholders amounted to approximately $50.2 million, comprised of:

•	$48.2 million of Ascend common stock (8,556,667 shares at a price of $5.63 per share), and

•	$7 million of assumed ePAK indebtedness, net of $5 million cash.

Since the value of the consideration to be paid by Ascend in the acquisition would be significantly below the valuation determined from the comparable company analysis, the board determined that the consideration to be paid to ePAK was fair and that the acquisition was in the best interests of Ascend’s stockholders and approved the acquisition.

Satisfaction of 80% Test

It is a requirement that any business acquired by Ascend have a fair market value equal to at least 80% of Ascend’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of ePAK generally used to approve the transaction, the Ascend board of directors determined that this requirement was met. Ascend estimates that its net assets at the closing of the acquisition will be approximately $39 million, assuming that no Ascend stockholders vote against the acquisition and seek conversion of their Ascend shares into cash, of which 80% is approximately $31.2 million.

As described above, the board valued ePAK at approximately $61.1 million to $106.7 million based on its comparable company analysis and significant transaction experience. This value substantially exceeds the $31.2 million value required to meet the 80% test. The board noted that it based its calculation on the most conservative projections it had received from ePAK and used valuation multiples for companies that had significantly less growth potential than ePAK, and thus it felt comfortable with its decision.

The Ascend board of directors believes, because of the financial skills and background of several of its members, it was qualified to perform the valuation analysis described above and to conclude that the acquisition of ePAK met this requirement. The Ascend board members have a significant number of years of experience in the private equity/venture capital and investment banking industries and have been involved in numerous transactions of a similar nature to the one contemplated between Ascend and ePAK. Notwithstanding this, the board specifically conditioned such approval on Ascend obtaining, prior to soliciting the vote of stockholders on the acquisition, an opinion from an investment bank to the effect that the consideration to be paid by Ascend pursuant to the acquisition agreement is fair, from a financial point of view, to the holders of Ascend common stock and that the fair market value of ePAK was at least equal to 80% of Ascend’s net assets.

Interests of Ascend’s Directors and Officers in the Acquisition

In considering the recommendation of the board of directors of Ascend to vote for the proposals to be presented at the special meeting, you should be aware that certain members of the Ascend board have agreements or arrangements that provide them with interests in the acquisition that differ from, or are in addition to, those of Ascend stockholders generally. In particular:

•

if the acquisition is not approved and Ascend is unable to complete another business combination by May 17, 2008, Ascend will be required to liquidate. In such event, the 1,500,000 shares of common stock held by Ascend’s officers and directors that were acquired prior to the IPO for an aggregate purchase price of $25,000 will be worthless because Ascend’s initial stockholders are not entitled to receive any liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $8.46 million based on the last sale price of $5.64 on the OTC-BB on November 6, 2007, the record date. In addition, any warrants held by them will become worthless.

•	If the acquisition is not approved, the Ascend securities purchased by Mr. Rice will become worthless as he has waived his right to participate in any liquidation of Ascend in such circumstances.

•

If the acquisition is approved, Mr. Rice will become the Chairman of the Board and a director of Continuing Pubco and will enter into a two-year employment agreement with Continuing Pubco providing for a base salary of $250,000 per year, as well as various benefits.

•

If Ascend liquidates prior to the consummation of a business combination, Mr. Rice will be personally liable to pay debts and obligations, if any, to vendors and other entities that are owed money by Ascend for services rendered or products sold to Ascend, or to any target business, to the extent such creditors bring claims that would otherwise require payment from moneys in the trust account. This arrangement was entered into to ensure that, in the event of liquidation, the trust account is not reduced by claims of creditors.

Recommendation of Ascend’s Board of Directors

After careful consideration, Ascend’s board of directors determined unanimously that the acquisition proposal is advisable and in the best interests of Ascend and its stockholders. Ascend’s board of directors unanimously recommends that you vote or give instructions to vote “FOR” the acquisition.

The foregoing discussion of the information and factors considered by the Ascend board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Ascend board of directors.

Fairness Opinion

Capitalink made a presentation to our board of directors on July 27, 2007 and subsequently delivered its written opinion to the board of directors. The opinion stated that, as of July 27, 2007, based upon and subject to the assumptions made, matters considered, and limitations on Capitalink’s review as set forth in the opinion, (i) the transaction consideration is fair, from a financial point of view, to our stockholders, and (ii) the fair market value of ePAK is at least equal to 80% of our net assets. The amount of the transaction consideration was determined pursuant to negotiations between us, ePAK’s shareholders and each of our respective financial advisors and not pursuant to recommendations of Capitalink. The full text of the written opinion of Capitalink is attached as Annex D and is incorporated by reference into this proxy statement/prospectus statement. Capitalink has been paid a fee of $100,000 for its services.

You are urged to read the Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion. The summary of the Capitalink opinion set forth in this proxy statement/prospectus statement is qualified in its entirety by reference to the full text of the opinion.

The Capitalink opinion is for the use and benefit of our board of directors in connection with its consideration of the transaction and is not intended to be and does not constitute a recommendation to you as to how you should vote or proceed with respect to the transaction. Capitalink was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the transaction as compared to any alternative business strategy that might exist for us, our underlying business decision to proceed with or effect the transaction, and other alternatives to the transaction that might exist for us. Capitalink does not express any opinion as to the underlying valuation or future performance of ePAK or the price at which our securities might trade at any time in the future.

In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Capitalink:

•	Reviewed the acquisition agreement.

•

Reviewed publicly available financial information and other data with respect to Ascend that it deemed relevant, including the Annual Report on Form 10-KSB for the year ended December 31, 2006 and the Quarterly Report on Form 10-QSB for the six months ended June 30, 2007.

•

Reviewed non-public information and other data with respect to ePAK, including draft U.S. GAAP financial statements for the years ended December 31, 2004, 2005 and 2006, draft U.S. GAAP financial statements for the six months ended June 30, 2007 and 2006, financial projections for the years ending

December 31, 2007, 2008, 2009, 2010 and 2011 (the “projections”), and other internal financial information and management reports. The projections forecast organic growth in existing product lines only and did not take into account any acquisitions that may be planned by management.

•	Reviewed and analyzed the transaction’s pro forma impact on Ascend’s securities outstanding and stockholder ownership.

•	Considered the historical financial results and present financial condition of ePAK.

•	Reviewed certain publicly available information concerning the trading of, and the trading market for Ascend’s common stock and units.

•	Reviewed and analyzed the indicated value range of the transaction consideration.

•	Reviewed and analyzed ePAK’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to ePAK.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of ePAK.

•	Reviewed and compared the net asset value of Ascend to the indicated total invested capital value of ePAK.

•

Reviewed and discussed with representatives of Ascend and ePAK management certain financial and operating information furnished by them, including the projections and analyses with respect to ePAK’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Capitalink without assuming any responsibility for any independent verification of any such information. Further, Capitalink relied upon the assurances of Ascend and ePAK that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Capitalink assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. The projections were solely used in connection with the rendering of Capitalink’s fairness opinion. Investors should not place reliance upon such projections, as they are not necessarily an indication of what our revenues and profit margins will be in the future. The projections were prepared by ePAK management and are not to be interpreted as projections of future performance or guidance by ePAK. Capitalink did not evaluate the solvency or fair value of ePAK under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. Capitalink did not make a physical inspection of the properties and facilities of ePAK and did not make or obtain any evaluations or appraisals of the company’s assets and liabilities (contingent or otherwise). In addition, Capitalink did not attempt to confirm whether Ascend and ePAK had good title to their respective assets.

Capitalink assumed that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. Capitalink assumes that the transaction will be consummated substantially in accordance with the terms set forth in the acquisition agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to the stockholders of Ascend.

Capitalink’s analysis and opinion are necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of, July 27, 2007. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

In connection with rendering its opinion, Capitalink performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Capitalink was carried out to provide a different perspective on the transaction, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the transaction consideration to Ascend’s stockholders. Further, the summary of Capitalink’s analyses described below is not a complete description of the analyses underlying Capitalink’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factors that it considered. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of the value of ePAK’s assets. The estimates contained in Capitalink’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Capitalink’s analyses and estimates are inherently subject to substantial uncertainty. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand Capitalink’s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Capitalink.

The analyses performed were prepared solely as part of Capitalink’s analysis of the fairness, from a financial point of view, of the transaction consideration to our stockholders, and were provided to our board of directors in connection with the delivery of Capitalink’s opinion. The opinion of Capitalink was just one of the many factors taken into account by our board of directors in making its determination to approve the transaction, including those described elsewhere in this proxy statement/prospectus statement.

Transaction Consideration Analysis

The transaction consideration consists of an initial transaction consideration of 8,601,002 newly issued shares of Ascend common stock, to be potentially increased by the following:

•

Market Price Shares: a maximum of 442,625 shares of additional Ascend common stock payable upon the combined entity achieving certain stock price targets from the closing date through 180 days thereafter for any 20 trading days within a 30 consecutive day trading period;

•	EBITDA Shares: a maximum of 265,575 shares of additional Ascend common stock payable upon the combined entity achieving certain EBITDA targets in 2008, 2009 and 2010; and

•	Redemption Shares: a maximum of 442,625 shares of additional Ascend common stock payable upon the redemption of public warrants.

The initial transaction consideration was valued at approximately $48.8 million, based on a $5.70 closing price of Ascend shares on July 20, 2007.

Based on the projections utilized, Capitalink assumed that the value of the transaction consideration will be increased by only 265,575 shares of the Market Price Shares and will not be increased by the EBITDA Shares. In addition, Capitalink did not include the value of the Redemption Shares in its calculation of the transaction consideration because the projections do not take into account the proceeds from the exercise of warrants.

Therefore, the indicated value of the transaction consideration used in Capitalink’s analysis was approximately $50.6 million.

Ascend will also be assuming ePAK’s current debt of approximately $7.2 million, therefore the total invested capital consideration to be compared with ePAK’s valuation range was approximately $57.7 million.

Valuation Overview

Capitalink generated an indicated valuation range for ePAK based on a discounted cash flow analysis, a comparable company analysis and a comparable transaction analysis each as more fully discussed below. Capitalink weighted the three approaches equally and arrived at an indicated total invested capital range from approximately $56.3 million to approximately $66.7 million. Capitalink noted that the total invested capital consideration of $57.7 million was in the range of ePAK’s indicated total invested capital range.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

Capitalink utilized the projections provided by ePAK management that are based on organic growth in existing product lines only. Notwithstanding the projections relied upon by Capitalink, ePAK management plans to pursue complementary acquisitions that may result in significantly higher growth than that reflected in the projections and has prepared alternative projections that it has shared with Ascend management. In addition, the projections assumed that none of the Ascend trust fund will be available to ePAK.

The projections forecast strong future growth in revenues from FY2006 to FY2011 from approximately $36.2 million to $138.7 million, respectively. This represents a compound average growth rate (or CAGR) of approximately 30.8% over the period, as compared to a historical CAGR of 28.3% from FY2004 to FY2006. Revenue growth is expected to be due to growth in the semiconductor market and increasing penetration in the disk drive and wafer markets.

The projections also project an improvement in EBITDA from FY2006 to FY2011, from approximately $5.5 million to $29.2 million, respectively, due to increasing market penetration in the wafer business and increasing economies of scale. This represents an improvement in ePAK’s EBITDA margin from 15.3% to 21.1% and a CAGR of 39.4% over the period. For purposes of Capitalink’s analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization.

In order to arrive at a present value, Capitalink utilized discount rates ranging from 26.5% to 28.5%. This was based on an estimated weighted average cost of capital of 27.3% (based on ePAK’s estimated weighted average cost of debt of 3.6% and a 27.9% estimated cost of equity). The cost of equity calculation was derived utilizing the Ibbotson build up method utilizing appropriate equity risk, industry risk, country risk and size premiums and a company specific risk factor, reflecting the risk associated with achieving revenue growth above that of the industry, further penetration in the wafer markets, and profitability improvements. Capitalink noted that ePAK has not met its FY2005 and FY2006 EBITDA budgets due to several factors, including tray material cost overruns, higher than expected manufacturing overhead and underutilized equipment due to efforts to reduce cross contamination between different products by dedicating machines to specific material sets.

Capitalink presented a range of terminal values at the end of the forecast period by applying a range of terminal exit multiples based on revenue and EBITDA as well as long term perpetual growth rates.

Utilizing terminal revenue multiples of between 1.3x and 1.5x, terminal EBITDA multiples of between 7.5x and 8.5x and long term perpetual growth rates of between 8.5% and 9.5%, Capitalink derived an indicated total invested capital value range of approximately $61.4 million to approximately $74.4 million. For purposes of Capitalink’s analyses, “total invested capital” means equity value plus all interest-bearing debt.

Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to ePAK with respect to business and revenue model, operating sector, size and target customer base.

Capitalink located seven companies that it deemed comparable to ePAK with respect to their industry sector and operating model:

•	Entegris Inc.

•	Miraial Co., Ltd.

•	Peak International Ltd.

•	Advanced Semiconductor Engineering Inc.

•	Siliconware Precision Industries Co. Ltd.

•	Amkor Technology Inc.

•	ASE Test Ltd.

Three of the comparable companies provide products for the shipping and handling of semiconductors, while four of the comparable companies provide semiconductor assembly and test services and wafer level packaging solutions. All of the comparable companies are substantially larger than ePAK, with latest twelve months, or LTM revenue ranging from approximately $60.2 million to approximately $2.9 billion, compared with approximately $38.6 million for ePAK.

Capitalink noted that except for Peak International, all of the comparable companies are more profitable than ePAK, with EBITDA margins ranging from approximately 7.3% to approximately 50.7%, compared with approximately 16.1% for ePAK.

ePAK is projected to have a 2007 EBITDA growth rate of 37.8%, which is higher than the comparable companies, which have 2007 EBITDA growth rates ranging from approximately (20.2%) to approximately 32.1%.

Except for Peak International, ePAK reinvests the highest percentage of its EBITDA in capital expenditures, with a capital expenditures to EBITDA ratio of 93.2%, compared to comparable companies’ rates ranging from approximately 18.5% to approximately 105.2%.

Multiples utilizing total invested capital were used in the analyses. For comparison purposes, all operating profits including EBITDA were normalized to exclude unusual and extraordinary expenses and income.

Capitalink generated a number of multiples worth noting with respect to the comparable companies:

Total Invested Capital Multiple of	Mean	Median	High	Low
LTM revenue	2.92x	2.79x	6.01x	0.59x
2007 revenue	2.98x	2.91x	4.52x	1.75x
2008 revenue	2.56x	2.50x	3.69x	1.59x
LTM EBITDA	9.4x	8.1x	14.8x	6.2x
2007 EBITDA	9.5x	8.5x	12.7x	7.1x
2008 EBITDA	7.9x	7.5x	10.2x	6.1x

Capitalink selected an appropriate multiple range for ePAK by examining the range indicated by the comparable companies and taking into account certain company-specific factors.

Capitalink expects ePAK’s

•

Revenue valuation multiples to be significantly below the mean of the comparable companies due to its smaller size and lower profitability, to a certain extent offset by its higher growth relative to the comparable companies, and

•

EBITDA multiples to be above the mean of the comparable companies in the LTM period due to its higher growth and below the mean of the comparable companies in the CY07 and CY08 periods due to ePAK’s higher capital expenditures to EBITDA ratio and not achieving EBITDA targets in CY05 and CY06, somewhat offset by its higher growth.

Based on the above factors, Capitalink applied the following multiples to the respective statistics:

•	Multiples of 1.5x to 1.8x LTM revenue

•	Multiples of 1.2x to 1.5x 2007 revenue

•	Multiples of 0.9x to 1.2x 2008 revenue

•	Multiples of 10.0x to 11.0x LTM EBITDA

•	Multiples of 8.0x to 9.0x 2007 EBITDA

•	Multiples of 6.0x to 7.0x 2008 EBITDA

and calculated a range of total invested capital for ePAK of approximately $58.9 million to approximately $70.2 million.

None of the comparable companies have characteristics identical to ePAK. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

A comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to ePAK. The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquirer. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

Capitalink located five transactions announced since January 2003 involving target companies providing products for the shipping and handling of semiconductors or providing semiconductor assembly and test services and wafer level packaging solutions, and for which detailed financial information was available.

Target	Acquiror
STATS ChipPAC Ltd. (SGX: S24)	Singapore Technologies Pte. Ltd.

Chipmos Technologies Inc.	ChipMOS Technologies (Bermuda) LTD. (Nasdaq NM: IMOS)

Toshiba Ceramics Co. Ltd. (TSE:5213)	Carlyle Japan Partners/Unison Capital

P.R.P. Ireland Ltd.	Pacific Technology Group

Asyst Technologies, Inc., silicon wafer and reticle carrier product lines	Entegris Inc. (NasdaqNM: ENTG)

Based on the information disclosed with respect to the targets in the each of the comparable transactions, Capitalink calculated and compared the total invested capital as a multiple of LTM revenue and LTM EBITDA.

Capitalink noted the following with respect to the multiples generated:

Multiple of total invested capital to	Mean	Median	High	Low
LTM revenue	1.45x	1.48x	1.99x	0.50x
LTM EBITDA	6.6x	7.2x	9.1x	3.7x

Capitalink expects ePAK’s

•	revenue multiples to be below the mean of the comparable transactions multiples due to its lower profitability and smaller size and

•	EBITDA multiples to be around the mean of two transactions (8.1x) where the targets’ EBITDA margin was similar to that of ePAK (STATS ChipPAC and Toshiba Ceramics).

Based on the above factors, Capitalink applied the following multiples to the respective statistics:

•	Multiples of 1.3x to 1.5x LTM revenue,

•	Multiples of 7.5x to 8.5x LTM EBITDA,

and calculated a range of total invested capital for ePAK of approximately $48.5 million to approximately $55.5 million.

None of the target companies in the comparable transactions have characteristics identical to ePAK. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

Satisfaction of 80% Test

Ascend’s initial business combination must be with a target business whose fair market value is at least equal to 80% of Ascend’s net assets at the time of such acquisition.

Capitalink reviewed and estimated Ascend’s net assets based on its stockholders’ equity as of June 30, 2007 and compared that to ePAK’s indicated range of total invested capital. Capitalink noted that the fair market value of ePAK exceeds 80% of Ascend’s net asset value.

Based on the information and analyses set forth above, Capitalink delivered its written opinion to our board of directors, which stated that, as of July 27, 2007, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) consideration to be paid by Ascend pursuant to the acquisition agreement is fair, from a financial point of view, to the holders of Ascend common stock, and (ii) the fair market value of ePAK is at least equal to 80% of our net assets. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. We determined to use the services of Capitalink because it is a recognized investment banking firm that has substantial experience in similar matters. Capitalink has received a fee in connection with the preparation and issuance of its opinion and will be reimbursed for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, we have agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of its opinion. Further, Capitalink has not previously provided, nor are there any pending agreements to provide, any other services to either company.

In the ordinary course of business, Capitalink’s affiliate, Ladenburg Thalmann & Co. Inc., certain of Ladenburg’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Ascend, or any other party that may be involved in the transaction and their respective affiliates.

ePAK’s Board of Directors’ Reasons for Approval of the Acquisition

The ePAK board considered and reviewed, including with their advisors, a number of factors relating to the acquisition, including:

•	historical information concerning ePAK’s business, prospects, financial performance and condition, operations, technology, management and competitive position;

•

the financial condition, results of operations and business of ePAK before and after giving effect to the acquisition and its views of the prospects for ePAK’s business both as an independent entity and assuming the consummation of the acquisition;

•	the consideration to be received by ePAK’s securityholders in the acquisition, in the aggregate and on a holder-by-holder basis;

•	the terms of the acquisition agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;

•	the impact of the acquisition on ePAK’s customers and employees;

•

the possibility that that the acquisition might not be consummated and the effect of a public announcement of the acquisition on (i) ePAK’s sales and operating results, (ii) ePAK’s ability to attract and retain key management, marketing and technical personnel, (iii) ePAK’s ability to raise additional capital and (iv) ePAK’s ability to consummate an alternative strategic transaction; and

•	the possibility that the acquisition might not be consummated and the effect of substantial expenses incurred in connection with the acquisition.

In concluding that the acquisition is in the best interests of ePAK and its shareholders, and in approving the acquisition agreements and the acquisition, the ePAK board considered a number of factors, including:

•

its belief that the combination of ePAK and Ascend, which would have a significantly stronger capital position than ePAK individually and would be a public company, would provide ePAK with a substantial amount of capital for future expansion or strategic acquisitions and an increased ability to raise additional capital;

•	its belief that the combined company will have greater resources to effectively compete in the market for ePAK’s products and services;

•	its belief that the addition of Don K. Rice to the combined company’s management team as chairman will provide the company with valuable experience and strong leadership; and

•

the availability of a public trading market for the Continuing Pubco shares to be received by ePAK shareholders will, after the expiration of the applicable restriction period on the transferability, provide the shareholders with more investment liquidity than that associated with their current interests in ePAK, for which there are no established trading markets.

The foregoing discussion of the factors considered by the ePAK board is not meant to be exhaustive, but includes some of the more material factors considered by it in coming to their conclusions.

Material U.S. Federal Income Tax Consequences of the Acquisition

See “Redomestication Proposal—Material U.S. Federal Income Tax Considerations of the Acquisition and Redomestication.”

Regulatory Matters

The redomestication and acquisition and the transactions contemplated by the acquisition agreement are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, except for routine stamp office filings in Singapore to evidence transfer of ePAK stock to Continuing Pubco.

THE ACQUISITION AGREEMENT

The following summary of the material provisions of the acquisition agreement is qualified by reference to the complete text of the acquisition agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and the amendment to the acquisition agreement, a copy of which is attached as Annex B to this proxy statement/prospectus. All stockholders are encouraged to read the acquisition agreement, as amended, in its entirety for a more complete description of the terms and conditions of the acquisition and redomestication.

Structure of Acquisition

On July 30, 2007, Ascend Acquisition Corp., a Delaware corporation, entered into an acquisition agreement by which it will acquire ePAK. In connection with this acquisition, Ascend will move its domicile from Delaware to Bermuda. The redomestication shall be accomplished through the merger of Ascend, the current public company, with Ascend Merger Corp., a wholly owned subsidiary of ePAK International, a Bermuda company. Ascend will survive the merger as a wholly owned subsidiary of ePAK International, which will be the Continuing Pubco. In connection with the merger, all of the outstanding common stock, warrants and purchase options of Ascend will convert on a one-for-one basis into the common stock, warrants and purchase options of Continuing Pubco. Immediately following the closing of the transactions, the current stockholders and warrant and option holders of Ascend and ePAK will be the security holders of the Continuing Pubco.

ePAK Holdings Limited, ePAK’s sole shareholder, approved and adopted the acquisition agreement by virtue of its execution of the acquisition agreement. Accordingly, no further action is required to be taken by ePAK shareholders to approve the acquisition. Within 12 months after the acquisition of ePak, ePAK Holdings Limited will liquidate and distribute the common stock of Continuing Pubco in pursuance of a plan of reorganization with respect to ePAK Holdings Limited.

As of January 1, 2008, following approval by Ascend’s board of directors, the parties executed an amendment to the acquisition agreement to clarify and modify certain provisions, including with respect to the structure of the redomestication, the consideration to be given by Ascend in the transaction and the extension of the date on and after which the agreement may be terminated from February 13, 2008 to May 17, 2008. In January 2008, Ascend filed an amendment to the July 31, 2007 Current Report on Form 8-K discussing this amendment. As of April     , 2008, following approval by Ascend’s board of directors, the parties executed a further amendment to the acquisition agreement to provide that the redomestication of the public company to Bermuda would be accomplished through a merger of Ascend with Ascend Merger Corp., a wholly owned subsidiary of ePAK International. After the merger, Ascend will amalgamate with Continuing Pubco and its assets and liabilities will be transferred to Continuing Pubco.

Closing and Effective Time of the Acquisition

The closing of the acquisition will take place promptly following the satisfaction of the conditions set forth in the acquisition agreement, which are summarized below under “The Acquisition Agreement—Conditions to the Closing of the Acquisition,” including the consummation of the redomestication, unless Ascend and ePAK agree in writing to another time. The acquisition is expected to be consummated promptly after the special meeting of Ascend’s stockholders described in this proxy statement/prospectus.

Acquisition Consideration

Transaction Shares

ePAK Holdings Limited will receive, at closing, the aggregate number of shares of Continuing Pubco’s common stock determined by a formula set forth in Section 1.07(b) of the acquisition agreement that allocates to ePAK Holdings Limited and holders of options to purchase shares of ePAK Holdings Limited a post-issuance ownership of the outstanding common stock of Continuing Pubco immediately following the closing based on a comparison of (1) ePAK’s twelve month trailing EBITDA at June 30, 2007, as adjusted for various expenses and liabilities of ePAK, multiplied by 5.72, plus the aggregate exercise price of ePAK Holdings Limited’s options and (2) the value of Ascend’s trust at closing as adjusted for various liabilities of Ascend, less the number of ordinary shares issuable upon the exercise of ePAK Holdings Limited’s options. Within 45 days of the closing of the acquisition, Continuing Pubco will produce a computation of these Ascend liabilities. If it is determined in accordance with the acquisition agreement that these liabilities result in a change in the computation of the shares that were issuable to ePAK Holdings Limited at the closing of the acquisition, such shares shall be adjusted retroactively. Given information available to the parties and the grace ranges described below, no such adjustment is anticipated.

The acquisition agreement provides for a grace range on the adjusted EBITDA, such that if it is within 5% of $6,675,000, it will be deemed to be $6,675,000 for purposes of calculating the number of shares to be issued. Similarly, the acquisition agreement provides for a grace range on the adjusted trust value, such that if it is within 5% of $38,200,000, it will be deemed to be $38,200,000 for purposes of calculating the number of Shares to be issued. Given the 5% grace range with respect to Ascend’s trust value and current interest rates, trust value at the time of closing is not expected to exceed the grace range. Accordingly, current Ascend shareholders will not receive additional value in the acquisition transaction with respect to interest earned on the trust account through closing.

As of the date hereof, it can be determined that the adjusted EBITDA was approximately $6.7 million (resulting in a 5.72 multiple result of $38.3 million) and that adjusted trust value will be not less than $38.2 million. Based on 8,566,666 shares of Ascend common stock currently outstanding, the aggregate number of Shares that will be issued at closing to ePAK Holdings Limited, excluding those underlying the assumed options, will be 8,601,002 shares, or 50.1% of the outstanding common stock of Continuing Pubco immediately following the closing. The foregoing figures give no effect to any additional shares that may be issued to ePAK Holdings Limited post-closing, as described below, and assume none of Ascend’s currently outstanding common stock is converted into cash as permitted by Ascend’s certificate of incorporation.

Assumption of Options

At the closing date, all outstanding ePAK Holdings Limited Options will be, without any action on the part of any holder of ePAK Holdings Limited options, assumed by Continuing Pubco, and each ePAK Holdings Limited option will become an option to acquire ordinary shares of Continuing Pubco on the same terms and conditions as were applicable under the ePAK Holdings Limited option, except that the number of shares purchasable upon exercise of such option and the exercise price thereof shall be proportionately adjusted to provide that the aggregate number of ordinary shares issuable upon the exercise thereof shall equal that number of transaction shares that the holder of such ePAK Holdings Limited option would have received had he or she exercised the ePAK Holdings Limited option prior to the closing, and that the aggregate exercise price of the assumed option shall remain the same as the aggregate exercise price of such ePAK Holdings Limited option. Continuing Pubco is expected to assume options to purchase 1,786,457 ePAK shares, which will convert into options to purchase 667,067 Continuing Pubco common shares in connection with the acquisition. The 667,067 options assumed by Continuing Pubco will have an exercise price of $0.54 cents per share. Continuing Pubco will file a registration statement on Form S-8 on or as soon as practicable after the 91st day after the closing date with respect to all of its ordinary shares subject to the assumed options that may be registered on Form S-8. If all of the options were exercised, immediately following the closing of the acquisition, the former Ascend stockholders would own 48%, ePAK Holdings Limited would own 48.2% and the holders of the assumed options would own 3.8% of the Continuing Pubco’s outstanding common stock assuming no conversions by Ascend stockholders.

Contingent Consideration

ePAK Holdings Limited also will be entitled to receive additional ordinary shares of Continuing Pubco if the last reported sales price of Continuing Pubco’s ordinary shares is equal to or exceeds one or more of the dollar amounts set forth in the table below under the caption “Share Price Trigger” on any twenty (20) trading days during any thirty (30) consecutive trading day period at any time during the period commencing on the closing date and ending on the 180th day after the closing date. ePAK Holdings Limited would receive the aggregate number of shares for each and every corresponding share price trigger met or exceeded as follows, for a total issuance of up to 442,625 shares:

Share Price Trigger	Number of Shares
$6.00	88,525
$6.50	88,525
$7.00	88,525
$7.50	88,525
$8.00	88,525

ePAK Holdings Limited also will be entitled to receive (1) 88,525 additional ordinary shares from Continuing Pubco if Continuing Pubco has combined consolidated Share Issuance EBITDA (as defined below) of $14,727,000 or more for the year ending December 31, 2008, (2) 88,525 additional ordinary shares from Continuing Pubco if Continuing Pubco has combined consolidated Share Issuance EBITDA of $24,268,000 or more for the year ending December 31, 2009 and (3) 88,525 additional ordinary shares from Continuing Pubco if Continuing Pubco has combined consolidated Share Issuance EBITDA of $37,935,000 or more for the year ending December 31, 2010, for a total issuance of up to 265,575 additional shares.

“Share Issuance EBITDA” for purposes of determining whether ePAK Holdings Limited and its designees are to receive these additional shares shall consist of Continuing Pubco’s operating earnings for the applicable period before interest expense and bank charges associated with borrowings, depreciation and amortization expense and taxes, as adjusted for various expenses and liabilities of the Continuing Pubco, including option expense, expenses incurred by ePAK Holdings Limited and ePAK in connection with the proposed transaction with Ascend, amounts accrued under the Continuing Pubco management bonus pool (see “Employment Agreements” below), expenses incurred in connection with the conversion and audit of ePAK’s financial statements, fees and expenses resulting from the audit of the financial statements of the Continuing Pubco and compliance with the requirements of the Sarbanes-Oxley Act of 2002 and certain other expenses described in Section 1.14(b) of the acquisition agreement.

If Continuing Pubco triggers a redemption of its public warrants, then, upon completion of the redemption of all of the warrants (or, in the event that any of the warrants are exercised in connection with such redemption, Continuing Pubco’s receipt of all funds related to any such exercise during the redemption period), ePAK Holdings Limited also will receive an aggregate of 442,625 additional ordinary shares from Continuing Pubco.

If any additional ordinary shares of Continuing Pubco are issued as contingent consideration after the liquidation of ePAK Holdings Limited, in accordance with the terms of the acquisition agreement, the shares will be distributed by Continuing Pubco directly to the shareholders of ePAK Holdings Limited as part of a private placement exempt from registration under the Securities Act of 1933.

Post-Closing Ownership of Ascend Common Stock

As a result of the acquisition, and assuming that:

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no Ascend stockholder demands that Ascend convert its shares to cash as permitted by Ascend’s certificate of incorporation, ePAK Holdings Limited will own approximately 50.1% of the outstanding Continuing Pubco common stock and the current stockholders of Ascend will own approximately 49.9% of the outstanding Continuing Pubco common stock immediately after the closing of the acquisition; and

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assuming 19.99% of the Public Shares votes against the acquisition and such stock is converted into cash, ePAK Holdings Limited will own approximately 54.4% of the outstanding Continuing Pubco common stock and the current stockholders of Ascend will own approximately 45.6% of the outstanding Continuing Pubco common stock immediately after the closing of the acquisition.

The foregoing figures give no effect to any additional shares that may be issued to ePAK Holdings Limited post-closing, as described above.

Indemnification

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The acquisition agreement provides for the obligation of Continuing Pubco to indemnify ePAK Holdings Limited and its officers, directors and shareholders for breaches of representations and warranties made and covenants undertaken by Ascend and Continuing Pubco in the acquisition agreement. The payment of any indemnity obligations of Continuing Pubco would be satisfied by the issuance by Continuing Pubco to ePAK Holdings Limited of additional shares of common stock as determined in accordance with the acquisition agreement. The number of shares of Continuing Pubco common stock that may be issued for this indemnification will be limited to a number equal to 15% of the sum of the shares issued at closing of the acquisition plus the number of shares issuable upon exercise of the assumed options, or approximately 1,390,210 shares.

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The acquisition agreement also provides the obligation of ePAK Holdings Limited (and any ePAK Holdings Limited stockholder receiving any of Continuing Pubco shares issued in the acquisition) to indemnify Continuing Pubco for breaches of representations and warranties made and covenants undertaken by ePAK and ePAK Holdings Limited in the acquisition agreement. ePAK Holdings Limited and any ePAK Holdings Limited stockholder receiving any of Continuing Pubco shares issued in the acquisition may pay any indemnity claim in cash, or in its sole discretion, shares of Continuing Pubco common stock valued at a per share price equal to the fair market value thereof as determined in acquisition agreement. This flexibility is provided to ePAK Holdings Limited to accommodate its liquidation plans. The aggregate amount of this indemnity obligation will be limited solely to the fair market value, as of the time an indemnity claim is established, of the number of shares of Continuing Pubco common stock equal to (X) 15% of the sum of the Shares plus the number of shares issuable upon exercise of the assumed options (or 1,390,210 shares), minus (Y) the sum of the quotients obtained by dividing the dollar amount of each previous indemnity claim by the fair market value, as of the time such previous indemnity claim was established, of one share of Continuing Pubco common stock.

Under the terms of the applicable provisions of the acquisition agreement, “fair market value” will be the average last sale price of a share of Continuing Pubco’s common stock on the ten consecutive trading days ending two days prior to the date of measure.

The board of directors of Ascend has appointed Don K. Rice to take all necessary actions and make all decisions regarding Continuing Pubco’s right to indemnification under the acquisition agreement. If Mr. Rice ceases to so act, Continuing Pubco’s board of directors shall appoint as a successor a person who was a director of Ascend prior to the closing who would qualify as an “independent” director of Continuing Pubco and who had no relationship with ePAK prior to the closing. Mr. Rice, and any successor, is charged with making determinations whether Continuing Pubco may be entitled to indemnification, and may make a claim for indemnification by giving notice to Hock Voon Loo as representative of ePAK Holdings Limited, with a copy to Continuing Pubco; secretary on behalf of its board of directors, specifying the details of the claim. Mr. Voon Loo may accept the claim or dispute it. If the claim is disputed by Mr. Voon Loo and not ultimately resolved by negotiation, it shall be determined by arbitration. Upon a claim and its value becoming established by the parties or through arbitration, it is payable in cash or shares as described above.

Lock-Up and Registration Rights

The recipients of Continuing Pubco’s common stock in the Share Transfer and Ascend’s founding stockholders have agreed not to sell any of these shares until after the six-month anniversary of the closing date. Beginning following the closing, the recipients of the ordinary shares in the Share Transfer will have the right (exercisable by holders of at least a majority of such shares) to demand on two occasions that Continuing Pubco cause a registration statement to be filed and declared effective under the Securities Act of 1933, as amended, covering the resale of any and all of such shares. In addition, such persons will receive piggyback and Form S-3 registration rights with respect to such shares. The registration rights agreement is attached to this proxy statement/prospectus as Annex H. We encourage you to read the registration rights agreement in its entirety.

Post-Transaction Management

The current executive officers of ePAK will continue in their positions with ePAK after the acquisition. Steve Dezso, ePAK’s current president and chief executive officer, also will become the president and chief executive officer of Continuing Pubco upon consummation of the acquisition. Mao Shi Khoo, ePAK’s current chief operating officer, also will become the chief operating officer of Continuing Pubco upon consummation of the acquisition. Don K. Rice, Ascend’s current chairman of the board, will become chairman of the board of Continuing Pubco upon consummation of the acquisition. Jim Thomas, ePAK’s current chief technology officer, also will become the chief technology officer of Continuing Pubco upon consummation of the acquisition. Jason Lee, ePAK’s current vice president, finance, will become the senior vice president, finance of Continuing Pubco upon consummation of the acquisition. Chok Chun Weng, ePAK’s current vice president, South Asia sales, will become the senior vice president, South Asia sales of Continuing Pubco upon consummation of the acquisition. Jeff Blaine ePAK’s current vice president, North Asia sales, will become the senior vice president, North Asia sales of Continuing Pubco upon consummation of the acquisition. Richard Brook, ePAK’s current vice president, business development, will become the executive vice president, business development of Continuing Pubco upon consummation of the acquisition.

Employment Agreements

A condition to the closing of the acquisition is that each of Messrs. Dezso, Khoo, Thomas, Chok, Blaine and Brook enter into an employment agreement with Continuing Pubco, effective upon the consummation of the acquisition. The form of employment agreement to be used for each of Messrs. Dezso, Khoo, Thomas, Chok and Blaine is attached to this proxy statement/prospectus as Annex I. The form of employment agreement to be used for Mr. Brook is attached to this proxy statement/prospectus as Annex J. For a summary of the employment agreements, see the section entitled “Directors and Executive Officers of Continuing Pubco Following the Acquisition—Employment Agreements.” We encourage you to read the employment agreements in their entirety.

Election of Directors; Voting Agreement

Upon consummation of the acquisition, the board of directors of Continuing Pubco will be comprised of five members. The board will include three persons designated by ePAK Holdings Limited, such designees initially being Mr. Dezso, a Hock Voon Loo and Steve San Filippo, and two persons designated by the Ascend Inside Holders, such designees initially being Mr. Rice and Warren “Budd” Florkiewicz. The majority of the board shall be “independent directors” within the meaning of the Nasdaq rules. ePAK Holdings Limited (and each of its stockholders), on the one hand, and the Ascend Inside Holders, on the other hand, have entered into a voting agreement pursuant to which they have agreed to vote for the other’s designees to the board of directors of Continuing Pubco through the annual meeting of the stockholders of Continuing Pubco to be held in 2010. The board will be separated into classes as follows:

•	Steve San Filippo who will serve in the class to stand for reelection in 2008.

•	Don K. Rice and Hock Voon Loo, who will serve in the class to stand for reelection in 2009.

•	Steve Dezso and Warren “Budd” Florkiewicz, who will serve in the class to stand for reelection in 2010.

Ascend’s directors do not currently receive any cash compensation for their services as members of the board of directors. However, in the future, non-employee directors of Continuing Pubco may receive certain cash fees and stock-based awards as the board of directors may determine.

Representations and Warranties

The acquisition agreement contains representations and warranties of each of ePAK and Ascend relating, among other things, to:

•	proper corporate organization and similar corporate matters;

•	capital structure of each constituent company;

•	the authorization, performance and enforceability of the acquisition agreement;

•	licenses and permits;

•	taxes;

•	financial information and absence of undisclosed liabilities;

•	holding of leases and ownership of other properties, including intellectual property;

•	contracts;

•	title to properties and assets;

•	environmental matters;

•	title to and condition of other assets;

•	absence of certain changes;

•	employee matters;

•	compliance with laws;

•	product liability and product recalls;

•	litigations; and

•	compliance with applicable provisions of securities laws.

Covenants

Ascend and ePAK have each agreed to take such actions as are necessary, proper or advisable to consummate the acquisition. Each of them has also agreed, subject to certain exceptions, to continue to operate its respective businesses in the ordinary course prior to the closing and not to take the following actions without the prior written consent of the other party:

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waive any stock repurchase rights, accelerate, amend or (except as specifically provided for in the acquisition agreement) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

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grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement;

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transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property of ePAK or Ascend, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event will ePAK or Ascend license on an exclusive basis or sell any intellectual property of the ePAK or Ascend, as applicable;

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declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

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purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of ePAK and Ascend, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date of the acquisition agreement;

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issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

•	amend its certificate of incorporation or bylaws or equivalent company documents;

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acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Ascend or ePAK , as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

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sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business and the sale, lease or disposition of assets (other than through licensing) of property or assets that are not material to its business;

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except for borrowing under ePAK’s existing credit facilities in the ordinary course of business, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Ascend or ePAK, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

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adopt or amend any employee benefit plan, policy or arrangement, any employee 2007 incentive plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

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pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the acquisition agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities previously disclosed in financial statements to the other party in connection with the acquisition agreement or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which ePAK is a party or of which ePAK is a beneficiary or to which Ascend is a party or of which Ascend is a beneficiary, as applicable;

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except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract of ePAK or Ascend, as applicable, or waive, delay the exercise of, release or assign any material rights or assign any material rights or claims thereunder;

•	except as required by applicable U.S. or Singapore GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

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except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

•	engage in any action that could reasonably be expected to cause the acquisition to fail to qualify as a “reorganization” under Section 368(a) of the Code;

•	settle any litigation to which any director, officer of stockholder of such company is a party or, in the case of ePAK, where the consideration given is other than monetary;

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make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

•	form, establish or acquire any subsidiary except as contemplated by the acquisition agreement;

•	make capital expenditures in excess of $300,000, except in accordance with prudent business and operational practices consistent with prior practice;

•	make or omit to take any action which would be reasonably anticipated to have a material adverse effect;

•	enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates; or

•	agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The acquisition agreement also contains additional covenants of the parties, including covenants providing for:

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each party to use commercially reasonable efforts to obtain all necessary approvals from stockholders, governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the acquisition agreement;

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ePAK to maintain insurance polices providing insurance coverage for its business and its assets in the amounts and against the risks as are commercially reasonable for the businesses and risks covered;

•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•	Ascend to prepare and file this proxy statement/prospectus;

•	ePAK to provide financial statements audited in accordance with U.S. GAAP for the fiscal years ended December 31, 2006, 2005 and 2004 by November 15, 2007;

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the ePAK stockholder to release and forever discharge ePAK and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages arising out of or resulting from such stockholder’s status as a holder of an equity interest in ePAK, and employment, service, consulting or other similar agreement entered into with ePAK prior to the consummation of the acquisition agreement;

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ePAK and the ePAK stockholder to waive their rights to make claims against Ascend to collect from the trust account established for the benefit of the Ascend stockholders who purchased their securities in Ascend’s IPO for any moneys that may be owed to them by Ascend for any reason whatsoever, including breach by Ascend of the acquisition agreement or its representations and warranties therein;

•	the ePAK stockholder to repay to ePAK at or prior to the consummation of the acquisition, all direct and indirect indebtedness and other obligations owed by them to ePAK;

•	each party to use commercially reasonable efforts to secure the consent of third parties as necessary to consummate the acquisition as contemplated by the acquisition agreement; or

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Continuing Pubco to maintain Ascend’s current policies of directors’ and officers’ liability insurance with respect to claims arising from facts and events that occurred prior to the consummation of the acquisition for a period of six years after the consummation of the acquisition.

Conditions to the Closing of the Acquisition

General conditions

Consummation of the acquisition is conditioned on the Ascend stockholders, at a meeting called for these purposes, (i) adopting the acquisition agreement and approving the transactions contemplated thereby, including the acquisition, (ii) approving the redomestication, (iii) approving the capitalization amendment, (iv) approving the 2007 incentive plan and (v) approving the name change proposal.

The adoption of the acquisition agreement will require the affirmative vote of the holders of a majority of the shares of Ascend’s common stock issued in its IPO, including holders who purchase public shares subsequent to the IPO, that vote on the matter. The holders of the Ascend common stock issued prior to its IPO, including the current officers and directors of Ascend, have agreed to vote such shares in the matter of the approval of the acquisition agreement to the same effect as the majority of the voted Public Shares. Additionally, if holders owning 20% or more of the Public Shares both vote against the acquisition and exercise their right to convert their Public Shares into a pro-rata portion of the funds held in trust by Ascend for the benefit of the holders of the Public Shares, then the acquisitions contemplated by the acquisition agreement cannot be consummated. The approval of the equity 2007 incentive plan will require the affirmative vote of a majority of the outstanding Ascend common stock present in person or by proxy at the stockholder meeting. Each of the redomestication, capitalization amendment and name change proposals must be approved by the holders of a majority of the outstanding shares of Ascend common stock.

In addition, the consummation of the transactions contemplated by the acquisition agreement is conditioned upon other conditions, including:

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the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct in all material respects as of the closing and all covenants contained in the acquisition agreement have been materially complied with by the delivering party;

•	the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings; and

•	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions.

ePAK’s conditions to closing

The obligations of ePAK to consummate the transactions contemplated by the acquisition agreement, in addition to the general conditions described above, are conditioned upon each of the following, among other things:

•	there shall have been no material adverse effect with respect to Ascend since the date of the acquisition agreement;

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ePAK shall have received from Graubard Miller, counsel to Ascend, a legal opinion, which among other things, opines on the validity and enforceability of the acquisition agreement and the transactions contemplated thereby; substantially in the form annexed to the acquisition agreement, which is customary for transactions of this nature;

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Continuing Pubco shall have executed and delivered an employment agreement for each of Messrs. Dezso, Khoo, Chok, Thomas, Blaine and Brook on the terms described in this proxy statement/prospectus and such employment agreement shall be in full force and effect as of the closing of the acquisition;

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the voting agreement between certain stockholders of Ascend and ePAK Holdings, Limited shall be in full force and effect, and the ePAK Holdings, Limited designees shall have been elected to Continuing Pubco’s board of directors; and

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the trust fund established for the benefit of the holders of Ascend’s public common stock shall contain no less than $39,354,720 and shall be dispersed to Continuing Pubco and ePAK immediately upon the closing, less: (a) all liabilities of Ascend and Continuing Pubco due and owing or incurred at or prior to the closing, which shall be paid as and when due (including any loans by insiders of Ascend to Ascend, which shall be paid at closing), (b) all amounts payable to stockholders of Ascend that elect to convert their shares of Ascend common stock into cash, which shall be paid as soon as practicable following closing, (c) all Ascend and Continuing Pubco tax liabilities, which shall be paid as and when due, (d) all professional fees related to these transactions, which shall be paid at closing, as well as other fees and expenses incurred by Ascend and Continuing Pubco in connection with the acquisition agreement and the transactions contemplated thereby, and (e) (1) a cash finder’s fee equal to 1.5% of the transaction consideration (including any assumed indebtedness) estimated to be approximately $753,000 and (2) deferred commissions of $952,200 earned by it as underwriter in the IPO at the closing of the acquisition, which shall be paid at closing.

Ascend’s conditions to closing

The obligations of Ascend to consummate the transactions contemplated by the acquisition agreement, in addition to the general conditions described above, are conditioned upon each of the following, among other things:

•	there shall have been no material adverse effect with respect to ePAK since the date of the acquisition agreement;

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the employment agreement between Continuing Pubco and each of Messrs. Dezso, Khoo, Chok, Thomas, Blaine and Brook, shall have been executed by each of them and such employment agreements shall be in full force and effect; as of the closing of the acquisition;

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Continuing Pubco shall have received from Yeo Wee Kiong Law Corporation and Mallesons Stephen Jaques, counsels to ePAK, legal opinions, which among other things, opines on the validity and enforceability of the acquisition agreement and the transactions contemplated thereby substantially in the form annexed to the acquisition agreement, which is customary for transactions of this nature;

•

the voting agreement between certain stockholders of Ascend and ePAK Holdings, Limited shall be in full force and effect, and the Ascend designees shall have been elected to Continuing Pubco’s board of directors;

•	ePAK Holdings, Limited and its affiliates shall have repaid any and all amounts owed by them to ePAK;

•

Ascend shall have received financial statements for ePAK audited in accordance with US GAAP for the years ended December 31, 2006, 2005 and 2004 and such audited financials shall not indicate any material adverse changes to the financial results or condition of ePAK on a consolidated basis as compared to the financial statements for the same periods audited in accordance with Singapore GAAP, which were previously provided to Ascend; and

•	adjusted trailing twelve month EBITDA for ePAK at June 30, 2007, EBITDA shall not be less than $5,673,500.

Termination

The acquisition agreement provides that it may be terminated at any time, but not later than the closing, as follows:

•	at anytime, by mutual written consent of Ascend on the one hand and ePAK Holdings, Limited on the other hand;

•

by ePAK Holdings, Limited if the acquisition shall not have been consummated by May 17, 2008 for any reason; provided that the right to terminate the acquisition agreement shall not be available to ePAK Holdings, Limited if any of its or its affiliates actions or failure to act has been a principal cause of or resulted in the failure of the acquisition to occur on or before such date and such action or failure to act constitutes a breach of the acquisition agreement;

•

by either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the acquisition, which order, decree, ruling or other action is final and nonappealable;

•

by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•

by either party if, at the Ascend stockholder meeting, the acquisition agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Ascend’s common stock, or 20% or more of the Public Shares request conversion of their shares into the pro rata portion of the trust fund in accordance with Ascend’s certificate of incorporation; or

•	by Ascend if adjusted trailing twelve month EBITDA for ePAK at June 30, 2007 is less than $5,673,500.

If permitted under the applicable law, either ePAK or Ascend may waive any inaccuracies in the representations and warranties made to such party contained in the acquisition agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the acquisition agreement. The condition requiring that the holders of fewer than 20% of the shares of Ascend common stock issued in its IPO affirmatively vote against the acquisition proposal and properly demand conversion of their shares into cash may not be waived. We cannot assure you that all of the conditions will be satisfied or waived. Ascend’s board of directors will resolicit stockholder approval of the acquisition if a party waives a material condition to the acquisition agreement or such changes in the terms of the acquisition render the disclosure previously provided materially misleading.

Effect of Termination

In the event of proper termination by either Ascend or ePAK, the acquisition agreement will become void and have no effect, without any liability or obligation on the part of Ascend or ePAK, except that:

•	the confidentiality obligations set forth in the acquisition agreement will survive;

•	the rights of the parties to bring actions against each other for breach of the acquisition agreement will survive; and

•	the fees and expenses incurred in connection with the acquisition agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

The acquisition agreement does not provide for specific penalties or payments in the event of a material breach by a party of its covenants or warranties or a refusal or wrongful failure of the other party to consummate the acquisition. In such event, the non-wrongful party would be entitled to assert its legal rights for breach of contract against the wrongful party.

Fees and Expenses

All fees and expenses incurred in connection with the acquisition agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the acquisition agreement is consummated.

Confidentiality; Access to Information

Ascend and ePAK will afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the acquisition reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as each party may reasonably request. Ascend and ePAK will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the acquisition agreement.

Amendments

The acquisition agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

Extension; Waiver

At any time prior to the closing, any party to the acquisition agreement may, in writing, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained in the acquisition agreement or in any document delivered pursuant to the acquisition agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the acquisition agreement.

Public Announcements

Ascend and ePAK have agreed that until closing or termination of the acquisition agreement, the parties will:

•	cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the acquisition agreement and the transactions governed by it; and

•

not issue or otherwise make any public announcement or communication pertaining to the acquisition agreement or the transaction without the prior consent of the other party, which shall not be unreasonably withheld by the other party, except as may be required by applicable laws or court process.

Arbitration

Any disputes or claims arising between the parties under or in connection with the acquisition agreement or the transactions contemplated thereunder will be resolved by binding arbitration. Arbitration will be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”). The arbitration will be governed and conducted by applicable AAA rules, and any award or decision shall be conclusive and binding on the parties. Each party consented to the exclusive jurisdiction of the federal and state courts located in the State of Texas, Travis County, for such purpose. The arbitration shall be conducted in Texas. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator shall be assessed against the losing party. These arbitration provisions do not eliminate or modify any remedies that stockholders of Ascend or Continuing Pubco would have under federal securities laws.

REDOMESTICATION PROPOSAL

General

Ascend is proposing to move the public company’s corporate domicile from Delaware to Bermuda. The redomestication shall be accomplished through the merger of Ascend, the current public company, with Ascend Merger Corp., a wholly owned subsidiary of ePAK International, a Bermuda company. Ascend will survive the merger as a wholly owned subsidiary of ePAK International, which will be the Continuing Pubco. After the merger, Ascend will amalgamate with Continuing Pubco and all of Ascend’s assets and liabilities will be transferred to Continuing Pubco. In connection with the merger, all of the outstanding common stock of Ascend will convert on a one-for-one basis into the common stock of Continuing Pubco.

In addition, Ascend’s outstanding warrants and unit purchase options will remain outstanding but will represent the right to purchase the same number and type of Continuing Pubco securities. ePAK International Limited was formed under the laws of Bermuda and Ascend Merger Corp. was formed under the laws of Delaware specifically for the purpose of affecting the redomestication and acquisition and each has no commercial operations. Immediately following the redomestication, Continuing Pubco will be a public company known as “ePAK International Limited”, reporting under the Exchange Act, and its securities will be listed on Nasdaq. Consummation of the redomestication is a condition to the consummation of the acquisition. Accordingly, if the redomestication is not approved by Ascend’s stockholders, the acquisition will not be consummated.

We believe that the redomestication of our public company to Bermuda will provide us with material cost savings by allowing our company to be subject to a reduced overall tax rate, and will give our company more flexibility and simplicity in the manner in which we are able to conduct our corporate transactions. The principal cost savings will result from Continuing Pubco not being subject to United States taxation regimes. Holding companies incorporated in the United States, such as Ascend, are generally obligated to pay taxes at the U.S. rate of 35% on internal corporate dividends paid to them from their foreign operating subsidiaries, which results in an added cost to internal cash management and reduces funds available for operations, capital improvements and acquisitions. Holding companies incorporated outside the United States that have operations outside of the United States, such as Continuing Pubco, typically are not subject to United States internal dividend tax. Accordingly, such holding companies are able to move capital within the holding company structure and to structure new acquisitions and diversifications more easily and with greater flexibility.

The corporate governance documents of Continuing Pubco provide for authorized capital of 71 million shares, including 70 million shares of common stock, which is an increase over the 31 million shares, including 30 million shares of common stock, authorized under Ascend’s certificate of incorporation. Since the public company’s corporate governance documents following the redomestication will be those of Continuing Pubco, by approving the redomestication you would, in effect, be approving an increase in the public company’s authorized capital. You should not vote to approve the redomestication unless you also desire to allow this increase in authorized capital for the public company and the effective adoption of Continuing Pubco’s corporate documents as those of the public company. A copy of Continuing Pubco’s memorandum of association is attached as Annex E, and a copy of Continuing Pubco’s bylaws is attached as Annex F, to this proxy/statement prospectus. The discussion, including the comparison of rights, set forth below is qualified in its entirety by reference to these documents.

Adoption of the Redomestication Proposal

The board of directors of each of Ascend and the Continuing Pubco, has unanimously approved the redomestication. The board of directors of Ascend unanimously recommends a vote “FOR” the approval of the redomestication proposal.

The affirmative vote of the holders of a majority of Ascend’s outstanding shares of common stock is required for approval of the redomestication proposal. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The consummation of the redomestication is a condition to the consummation of the acquisition, capitalization amendment, 2007 incentive plan and name change proposals, Similarly, consummation of the acquisition is a condition to the consummation of each of the other proposals. Accordingly, no proposal will be implemented unless the other proposals are approved by the stockholders of Ascend.

Redomestication Procedure

In the redomestication:

The redomestication shall be accomplished through the merger of Ascend, the current public company, with Ascend Merger Corp., a wholly owned subsidiary of ePAK International, a Bermuda company. Ascend will survive the merger as a wholly owned subsidiary of ePAK International, which will be the Continuing Pubco. In connection with the merger, all of the outstanding common stock, warrants and purchase options of Ascend will convert on a one-for-one basis into the common stock, warrants and purchase options of Continuing Pubco.

•	each outstanding share of Ascend’s common stock will be converted into one share of Continuing Pubco’s common stock;

•

each outstanding redeemable warrant to purchase one share of Ascend’s common stock will be converted into a redeemable warrant to purchase one share of Continuing Pubco’s common stock, with each new redeemable warrant having substantially the same terms as the Ascend redeemable warrant;

•	by virtue of the foregoing, Ascend will become a wholly owned subsidiary of Continuing Pubco and Ascend’s current security holders will become security holders of Continuing Pubco;

•	Continuing Pubco will be a publicly reporting company, registered under the United States federal securities laws; and

•	Continuing Pubco’s common stock and the warrants will be traded on the Nasdaq Global Market.

In the redomestication, Ascend’s common stock, warrants and unit purchase options will convert into common stock, warrants and unit purchase options of Continuing Pubco on a one-for-one basis. This prospectus covers an aggregate of 23,600,001 shares of common stock, 14,733,334 warrants and one purchase option to be issued by Continuing Pubco in the redomestication merger. The aforementioned shares to be issued include 8,566,667 shares issuable for all of the outstanding shares of common stock of Ascend, 14,133,334 shares that may be issued on exercise of warrants to be issued hereby, 300,000 shares that may be issued on exercise of the purchase option to be issued hereby and 600,000 shares that may be issued on exercise of warrants that may be issued on exercise of the purchase option to be issued hereby. The warrants to be issued hereby include 14,133,334 warrants to be issued for a like number of outstanding warrants of Ascend and 600,000 warrants that may be issued on exercise of the purchase option to be issued hereby. The purchase option will be issued for the outstanding underwriter’s unit purchase option that was issued in connection with the May 2006 initial public offering by Ascend. The warrants and purchase option issued by Continuing Pubco hereby will have substantially identical terms to those of Ascend for which they are exchanged, except that they will be exercisable for the purchase of shares of Continuing Pubco’s common stock.

Immediately following the consummation of both the redomestication and the acquisition, the former stockholders of Ascend and ePAK Holdings Limited, the sole shareholder of ePAK, will be the stockholders of Continuing Pubco. It is anticipated that the shares of common stock and warrants of Continuing Pubco will be traded on Nasdaq.

Your percentage ownership of our public company will not be affected by the redomestication. Concurrently with the redomestication, and as part of the acquisition, however, there will be the dilutive issuance of a substantial number of shares of common stock of Continuing Pubco as consideration of Continuing Pubco’s acquisition of ePAK. See the sections of this proxy statement/prospectus entitled “The Acquisition Proposal.”

You are not required to surrender the certificates evidencing your Ascend common stock and warrants in order to affect the exchange for Continuing Pubco common stock and warrants. The issued and outstanding certificates of Ascend will represent your rights as a holder of common stock and/or warrants of Continuing Pubco. ACCORDINGLY, PLEASE DO NOT DESTROY OR DISCARD YOUR CURRENT CERTIFICATES FOR ASCEND SECURITIES. You may, however, submit your Ascend certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000) following the redomestication for new certificates evidencing the corresponding Continuing Pubco securities if you so choose, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificates, you can contact our transfer agent to have new certificates issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Management of Continuing Pubco (ePAK International Limited)

The board of directors of Continuing Pubco will be comprised of five members who initially will be Messrs. Steve Dezso, Don K. Rice, Hock Voon Loo, Warren “Budd” Florkiewicz and Steve San Filippo. The majority of the board shall be “independent directors” within the meaning of the Nasdaq rules. The current executive officers of ePAK will assume equivalent offices with Continuing Pubco following the redomestication. Mr. Dezso, ePAK’s current president and chief executive officer, also will become the president chief executive officer of Continuing Pubco upon consummation of the acquisition. Mr. Rice, Ascend’s current chairman of the board, will become chairman of the board of Continuing Pubco upon consummation of the acquisition. See the section entitled “Directors and Executive Officers of Continuing Pubco Following the Acquisition.”

Appraisal Rights

If the redomestication occurs, the Ascend stockholders who do not vote in favor of the redomestication have the right to demand in cash the fair value of their Ascend shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of taking the Continuing Pubco common stock. Holders of options or warrants to purchase Ascend common stock do not have any appraisal rights.

A holder of Ascend common stock will not have its shares of Ascend common stock converted into Continuing Pubco common stock if such holder validly exercises and perfects statutory appraisal rights with respect to the Ascend shares. In the event such holder withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, the shares will automatically convert into shares of the Continuing Pubco common stock on the same basis as the other shares of Ascend common stock that are converted in the redomestication.

To perfect the appraisal right, stockholders must not vote in favor of the redomestication and then mail or deliver a written demand for appraisal, before the taking of the vote on the redomestication proposal at the special meeting of Ascend stockholders. This written demand must be separate from any written consent or vote against approval of the redomestication. Voting against approval of the redomestication or failing to vote on the proposal will not constitute a demand for appraisal within the meaning of Section 262 of the Delaware General Corporations Law. The written demand should be delivered to:

Ascend Acquisition Corp.

435 Devon Park Drive, Building 400

Wayne, Pennsylvania 19087

Attention: Don K. Rice

A written demand for appraisal of the Ascend shares is only effective if it reasonably informs Ascend of the identity of the stockholder and that the stockholder demands appraisal of his, her or its shares. Accordingly, the written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of Ascend stock owned and that the stockholder is thereby demanding appraisal.

A dissenting stockholder who is the record owner, such as a broker, of Ascend stock as a nominee for others, may exercise a right of appraisal with respect to the common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the record stockholder should specify in the written demand the number of shares as to which the stockholder wishes to demand appraisal. If the written demand does not expressly specify the number of shares, Ascend will assume that the written demand covers all the shares of Ascend common stock that are in the nominee’s name.

It is important that Ascend receive all written demands promptly as provided above. Failure to comply with any of these conditions will result in the stockholder only being entitled to receiving the shares of Continuing Pubco in the redomestication.

Dissenting stockholders must not approve the redomestication. If a dissenting stockholder votes in favor of the merger, the stockholder’s right to appraisal will terminate, even if the stockholder previously filed a written demand for appraisal. A vote against approval of the redomestication is not required in order to exercise appraisal rights.

Dissenters must continuously hold their shares of Ascend common stock from the date they make the demand for appraisal through the closing of the redomestication. Record holders of Ascend common stock who make the appraisal demand, but subsequently sell their shares of common stock prior to the merger will lose any right to appraisal in respect of the sold shares.

Within 120 days after the effective date of the redomestication, either the Continuing Pubco or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding that the Chancery Court determine the fair value of the shares of stock held by all the stockholders who are entitled to appraisal rights. Neither Ascend nor the Continuing Pubco has any intention at this time of filing this petition. Because the Continuing Pubco has no obligation to file this petition, if no dissenting stockholder files this petition within 120 days after the closing, the dissenting stockholder may lose its rights of appraisal.

A dissenting stockholder who no longer wishes to exercise appraisal rights must withdraw the holder’s demand for appraisal rights within 60 days after the effective date of the redomestication. A stockholder also may withdraw a demand for appraisal after 60 days after the effective date of the merger, but only with the written consent of the Continuing Pubco. If a stockholder effectively withdraws a demand for appraisal rights, the stockholder will receive the merger consideration provided in the redomestication.

If the stockholder is in compliance with the demand requirements, its is entitled to receive from the Continuing Pubco a statement setting for the aggregate number of shares for which appraisal has been demanded and the aggregate number of stockholders making the demand. To obtain this statement, the stockholder must make a written demand to the Continuing Pubco within 120 days after the effective date of the redomestication. The Continuing Pubco must make the statement before the later of (i) the 10th day after receiving such request or (ii) the 10th day after the period win which demand for appraisal rights must be made has expired.

If a Chancery Court proceeding is commenced by a dissenting stockholder, the Continuing Pubco has 20 days to provide the court with the names of dissenting stockholders with which it has not settled a claim for appraisal. The court may then send notice of a hearing to all the stockholders demanding appraisal rights, and then conduct a hearing to determine whether the stockholders have fully complied with Section 262 and their entitlement to the appraisal rights under that section. The court may require deposit of the stock certificates of dissenting stockholders with the court. A dissenting stockholder who does not follow this requirement may be dismissed from the proceeding.

The Chancery Court will determine the value of the shares. To determine the fair value, the court will consider all relevant factors, and will exclude any appreciation or depreciation due to the anticipation or accomplishment of the redomestication. Whether or not an investment banking firm has determined that the merger is fair is not an opinion that the merger consideration is fair value under Section 262. Upon determination of the value, the Continuing Pubco will be ordered to pay that value, together with simple or compound interest as the court directs. To receive payment, the dissenting stockholders must surrender their stock certificates to the Continuing Pubco.

The costs of the appraisal proceeding may be assessed against the Continuing Pubco and the stockholders as the court determines. See a copy of Section 262 of the Delaware General Corporate Law attached hereto as Annex L.

Comparison of Corporate Governance and Stockholder Rights

Continuing Pubco will be an exempted company organized under the Bermuda Companies Act. Bermuda law and Continuing Pubco’s memorandum of association and by-laws will govern the rights of our stockholders. The rules applicable to Bermuda companies differ in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, while it is the intent of Ascend that Continuing Pubco’s governance documents are as similar as possible to the certificate or incorporation and bylaws of Ascend, the memorandum of association and by-laws of Continuing Pubco will differ in certain respects. As a result, when you become a stockholder of Continuing Pubco your rights will differ in some regards as compared to when you were a stockholder of Ascend. Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder rights associated with each of Ascend and Continuing Pubco. You also should review the memorandum of association and by-laws of Continuing Pubco attached to this proxy statement/ prospectus.

Provision	Ascend (A Delaware General Corporation)	Continuing Pubco (An Exempted Company under Bermuda Law)
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Act of 1981

General business restrictions	None.	Certain restrictions on local business operation and local land ownership.

Reporting under the Exchange Act of 1934	Common stock and warrants registered under the Exchange Act and company files quarterly, annual and other reports under the Exchange Act.	Same.

Authorized capital	31 million shares of which 30 million are shares of common stock and one million are shares of preferred stock.	71 million shares of which 70 million are shares of common stock and one million are shares of preferred stock.

Preferred stock	Directors may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution.	Same.

Taxation	Delaware imposes a franchise tax on Ascend based on assumed par value of securities. Delaware corporations are also subject to US federal laws and federal and state income taxes.	No taxes on profits, income or dividends. No capital gains tax, estate tax or death duty.

Certain disclosures required to be made to State corporate or other authority	Not applicable.	Identity of directors and officers is available for public inspection.

Provision	Ascend (A Delaware General Corporation)	Continuing Pubco (An Exempted Company under Bermuda Law)
Election of directors	By stockholders by a majority of the votes cast at a duly noticed and held meeting where a quorum is present.	Same.

Term of directors	Staggered board of three classes, each class serving for three years.	Same.

Directors—Number	Three	Five

Filing of board vacancies	Remaining directors may appoint directors to fill vacancies until next annual meeting of stockholders.	Same.

Removal of directors	By stockholders with or without cause unless board is classified or elected by cumulative voting.	Same.

Directors—Powers	All powers to govern the corporation not reserved to the stockholders.	Same.

Directors—Committees	Directors may establish one or more committees with the authority that the board determines.	Same.

Directors—Consent Action	Directors may take action by written consent of all directors in lieu of action by meeting.	Same.

Directors—Appoint Officers	Directors appoint the officers of the corporation, subject to the by-laws, with such powers as they determine.	Same.

Quorum required for board meetings	Generally a majority of the authorized directors.	Same.

Vote required for board approvals	Generally majority of the quorum.	Same.

Indemnification of directors	As prescribed by Ascend’s certificate of incorporation, directors’ are not liable for breach of fiduciary duty, except for breach of duty of loyalty to corporation or stockholders, actions not in good faith or involving knowing violation of law or under certain other circumstances. Ascend has undertaken to indemnify any directors acting in good faith, in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Ascend maintains insurance on behalf of directors.	Same.

Provision	Ascend (A Delaware General Corporation)	Continuing Pubco (An Exempted Company under Bermuda Law)
Interested director transactions	Under Delaware law, transactions entered into by Ascend in which a director has an interest would be voidable unless (i) the material facts as to the interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum, (ii) the material facts as to the director’s relationship or interest and as to the transaction are disclosed or are known to the stockholders entitled to vote on the transaction and the transaction is specifically approved in good faith by vote of the stockholders or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee of the board of directors or the stockholders. Under Delaware law, the interested director could be held liable for a transaction in which that director derived an improper personal benefit.	Under Bermuda law, transactions entered into by Continuing Pubco in which a director has an interest are not voidable, nor can the interested director be liable to Continuing Pubco for any profit realized pursuant to such transactions; provided that the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors.

Annual meeting of stockholders	One annual shareholder meeting every 13 months. In lieu of a meeting, shareholders may elect directors and take other action by written consent. Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of stockholders.	One annual general meeting every calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote.

Meeting of stockholders—Notice	Not less than 10 days or more than 60 days.	Same.

Provision	Ascend (A Delaware General Corporation)	Continuing Pubco (An Exempted Company under Bermuda Law)
Voting rights	Each Ascend stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.	Same.

Stockholder proposals

In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 60 days and not more than 90 days prior to public disclosure of the date of annual meeting.

In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholder, to be timely, the notice must be received by the company no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs.

Shareholders may, as set forth below and at their own expense (unless the company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or 100 or more shareholders.

Provision	Ascend (A Delaware General Corporation)	Continuing Pubco (An Exempted Company under Bermuda Law)
Access to books and records	Delaware law permits any stockholder to inspect or obtain copies of a corporation’s stockholder list and its other books and records for any purpose reasonably related to such person’s interest as a stockholder.	Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s memorandum of association (including its objects and powers) and any alteration to its memorandum of association. The shareholders have the additional right to inspect the by-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting.

Dividends	Ascend may generally pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.	Continuing Pubco may pay dividends that are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than the aggregate of its liabilities and issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation.

Provision	Ascend (A Delaware General Corporation)	Continuing Pubco (An Exempted Company under Bermuda Law)
Amendment of Charter Documents	Amendment of certificate of incorporation requires approval by holders of the majority of shares outstanding. Amendment of by-laws requires approval by holders of the majority of shares outstanding.	Same.

Takeovers	Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of the outstanding shares of each class of stock that is entitled to vote on the transaction. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.	Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority stockholders.
Availability of merger as form of corporate reorganization

Yes, by merger or consolidation or sale of substantially all assets.

Notice: 20 days for stockholder meeting. No notice if by written consent (subject to 30 days notice of appraisal rights to non-consenting stockholders).

Vote Required: Majority of shares entitled to vote present at a meeting at which a quorum is present or written consent of holders of a majority of shares entitled to vote, in each case

Yes, by way of amalgamation.

Notice: 20 days notice for shareholder meeting as set forth in the Company’s by-laws.

As set forth in the by-laws, majority of shares entitled to vote present at a meeting at which a quorum is present or written consent of holders of a majority of shares entitled to vote, two persons at least holding or representing by proxy more than one-third of the issued shares.

Provision	Ascend (A Delaware General Corporation)	Continuing Pubco (An Exempted Company under Bermuda Law)

subject to additional rights imposed by terms of Preferred Stock or Certificate of Incorporation. Separate series or class vote when series adversely affected in a manner different from other series or classes.

Appraisal Rights: Generally, non-consenting stockholders have the right to demand payment in cash at fair market value in connection with merger or acquisition, except in the case of a sale of assets for cash.

All shareholders have the right to vote on an amalgamation.

Appraisal Rights: Generally non-consenting shareholders who are not satisfied that they have been offered fair value for their shares may within one month apply to the court to appraise the fair value of their shares.

SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 is permitted as described in the table above to directors, officers or persons controlling Continuing Pubco, Ascend and Continuing Pubco have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Material U.S. Federal Income Tax Considerations of the Acquisition and Redomestication

The following section represents the opinion of Graubard Miller, counsel to Ascend, regarding the material U.S. federal income tax consequences of the acquisition and redomestication to Ascend stockholders who are U.S. Holders (as defined below) and hold their shares of Ascend common stock as capital assets (generally, for investment) within the meaning of Section 1221(a) of the Internal Revenue Code of 1986 (as amended), which we refer to as the Code. This discussion is based on the Code, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax are not addressed. A U.S. Holder is: a beneficial owner of Ascend common stock that is an individual citizen or resident of the United States, a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Ascend common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of Ascend common stock that is a partnership, and the partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of the acquisition and redomestication.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances, or to holders that are subject to special rules, such as:

•	insurance companies;

•	financial institutions;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold ascend common stock as part of a straddle, hedge, constructive sale or conversion transaction; or

•	persons who acquired their stock pursuant to the exercise of employee options or otherwise as compensation.

The acquisition and redomestication each have been structured to qualify as a reorganization under the Code. In connection with the filing of the Registration Statement of which this document is a part, Ascend has received an opinion of Graubard Miller, its counsel, to the effect that the redomestication and concurrent acquisition will qualify as a reorganization within the meaning of Section 368(a) of the Code, and pursuant to Section 367(a) of the Code and Treasury Regulations Sections 1.367(a)-3(c), should not result in the recognition of gain or loss by any Ascend stockholder owning less than 5% of the common stock of Continuing Pubco following the redomestication or any Ascend stockholder owning 5% or more of the common stock of Continuing Pubco following the redomestication if such stockholder files a gain recognition agreement, as further described below. The tax opinion issued to Ascend by Graubard Miller is attached to this proxy statement/prospectus as Annex H. Graubard Miller has consented to the use of its opinion in this proxy statement/prospectus.

The tax consequences of the redomestication to the Ascend stockholders depend in part upon how Continuing Pubco utilizes Ascend’s assets after the redomestication (e.g., by deploying Ascend’s assets directly or dropping them down into a domestic or foreign subsidiary). In any case, however, gain or loss generally will not be recognized on the exchange of Ascend common stock for the common stock of Continuing Pubco by any holder of Ascend common stock that owns less than 5% of the common stock of Continuing Pubco following the redomestication, provided that (i) not more 50% of the outstanding shares of Continuing Pubco by vote or value are issued in connection with the transactions to the Ascend stockholders that are U.S. persons (treating any shares owned by a partnership or other entity or arrangement taxed as a partnership for U.S. federal income tax purposes as owned proportionately by its partners) and (ii) the fair market value of ePak equals or exceeds the fair market value of Ascend at the time of the transactions. Options and warrants are counted as stock for purposes of this 50% test only if a principal purpose of the issuance or acquisition of the options or warrants was the avoidance of gain recognition. ePAK, Ascend and Continuing Pubco have indicated that none of the options or warrants was issued or acquired for this purpose. The U.S. federal tax basis of the common stock of Continuing Pubco received by the holder of Ascend common stock in the redomestication will be the same as the adjusted tax basis of the Ascend common stock surrendered in exchange therefore. The holding period of the common stock of Continuing Pubco received in the redomestication by a holder of Ascend common stock will include the period during which such Ascend common stock was held as a capital asset on the date of the redomestication.

The percentage of Continuing Pubco common stock that will be issued to the Ascend stockholders in the transactions will not exceed 49.9% of the outstanding shares of Continuing Pubco common stock, including as outstanding certain shares that ePAK Holdings Limited or the other recipients of transaction Shares may elect to return to Continuing Pubco to satisfy indemnity claims, if any. Although it is not free from doubt, Graubard Miller, counsel to Ascend, is of the opinion that the return of shares to Continuing Pubco to satisfy indemnity claims should not be taken into account to increase the percentage ownership of the Ascend stockholders. Ascend believes that the fair market value of ePAK equals or exceeds the fair market value of Ascend. However, the determination of the relative fair market values of ePAK and Ascend is inherently factual and cannot be made with precision.

If the Internal Revenue Service were to successfully challenge either the percentage ownership of the Ascend stockholders or the relative fair market values of ePAK and Ascend, and Continuing Pubco were to utilize Ascend’s assets in a U.S. corporation, Ascend stockholders, regardless of the percentage of common stock owned, would recognize gain for U.S. federal income tax purposes upon the redomestication. Such gain would be up to an amount equal to the difference between the fair market value of the Continuing Pubco common stock and the tax basis of the Ascend common stock for which it is exchanged. In addition, certain officers, directors and 10% stockholders of Ascend (and ePAK) would be subject to a non-deductible excise tax, at the highest individual capital gains rate, with respect to the value of non-qualified stock options and certain other stock-based compensation.

An Ascend stockholder who owns 5% or more of the common stock of Continuing Pubco will recognize gain upon the exchange of such stockholder’s stock in Ascend for common stock of Continuing Pubco, unless such stockholder files a gain recognition agreement with the stockholder’s income tax return for the taxable year that includes the date of the redomestication. Gain is measured by the difference between the fair market value of the shares of Continuing Pubco common stock received and the tax basis of that stockholder’s shares of Ascend common stock. The gain recognition agreement requires, among other things, the five-percent or more Continuing Pubco stockholder:

•	to waive the statute of limitations on a Form 8838,

•

to file a statement with his or her income tax return for each of the five full taxable years following the year of the redomestication certifying that a taxable disposition of substantially all of the assets of Continuing Pubco has not occurred; and

•	if such a disposition has occurred, to include in income the previously unrecognized gain on the conversion of the shares and pay interest on any resulting tax.

Ascend stockholders required to file gain recognition agreements as described above are strongly encouraged to consult their own tax advisors regarding the specific information to be included in such agreements, and the requirements for recognizing gain with respect to the Ascend securities.

A stockholder of Ascend who exercises conversion rights and effects a termination of the stockholder’s interest in Ascend will be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Ascend for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s share of Ascend common stock. This gain or loss will be long-term capital gain or loss if the holding period for the share of Ascend common stock is more than one year.

The foregoing U.S. federal income tax consequences are not materially affected by the changes made to the Code by the American Jobs Creation Act of 2004 in the treatment of domestic business entities which expatriate from the United States to a foreign jurisdiction. These new provisions generally apply to the direct or indirect acquisition of substantially all of the properties of a domestic enterprise by a foreign corporation if there is at least 60% or 80% continuing share ownership in the successor foreign entity by the former stockholders of the U.S. corporation and substantial business activities are not conducted in the jurisdiction in which such successor is created or organized. Under the terms of the acquisition agreement, immediately following the redomestication and acquisition, the current holders of Ascend will own less than 80% of the then outstanding shares of common stock and warrants but more than 60% of the common stock and warrants of Continuing Pubco. As a result, Continuing Pubco will be respected as a foreign corporation for U.S. income tax purposes, but will be classified as an expatriated entity. Ascend will be required to recognize gain on its assets, if any, in connection with the redomestication. Since Ascend’s assets consist primarily, if not solely, of cash, Ascend should not incur any material amount of U.S. federal income or other tax as a result of being an expatriated entity. An evaluation will be made to establish whether Ascend has any intangible assets with respect to which it would be required to recognize gain in connection with the redomestication. If there are any such intangible assets, it is not expected that they are of substantial value or that any material U.S. federal income tax will be incurred.

For United States federal income tax purposes, the gross amount of all dividends paid with respect to Continuing Pubco’s common stock out of current or accumulated earnings and profit (“E&P”) to a United States

Holder generally will be treated as foreign source ordinary income to such holder. United States corporations that hold shares of Continuing Pubco’s common stock will not be entitled to the dividends received deduction available for dividends received from United States corporations. To the extent a distribution exceeds E&P, it will be treated first as a return of capital to the extent of the basis of the United States Holder, and then as gain from the sale of a capital asset.

The conclusions expressed above are based on current law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions. No rulings have been or will be sought from the Internal Revenue Service concerning the tax consequences of the transactions contemplated by the securities purchase agreement or redomestication.

The discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code. Such taxpayers include non-U.S. persons, insurance companies, tax-exempt entities, dealers in securities, banks and persons who acquired their stock interests pursuant to the exercise of employee options or otherwise as compensation.

Because of the complexity of the tax laws, and because the tax consequences to any particular stockholder may be affected by matters not discussed above, each stockholder is urged to consult a tax advisor with respect to the specific tax consequences of the transactions contemplated by the redomestication to him, her or it, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REDOMESTICATION PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(IN THOUSANDS OF DOLLARS)

The following unaudited pro forma condensed combined balance sheet combines Ascend’s historical balance sheet and that of ePAK as of December 31, 2007, giving effect to the transactions described in the acquisition agreement as if they had occurred on December 31, 2007. The following unaudited pro forma condensed combined statements of operations combine Ascend’s historical statements of operations for the year ended December 31, 2007 with those of ePAK for the year ended December 31, 2007, in each case giving effect to the acquisition as if it had occurred on January 1, 2007.

Since the stockholders of ePAK will own at least 50.1% of the outstanding shares of the common stock immediately following the completion of the acquisition, will have the right to appoint three of the five directors to the board and, other than chairman of the board, will have its current officers assuming all corporate offices of Continuing Pubco, including chief executive officer, chief operating officer and all other day-to-day operating positions, Ascend is not deemed to be the accounting acquirer. Accordingly, ePAK will be deemed to be the accounting acquirer in the transaction and, since Ascend is deemed a shell company, the transaction is treated as a recapitalization of ePAK. The assets and liabilities and the historical operations that will be reflected in the Ascend financial statements after consummation of the acquisition will be those of ePAK and will be recorded at the historical cost basis of ePAK. Ascend’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of ePAK upon consummation of the acquisition.

The pro forma adjustments give effect to events that are directly attributable to the transactions discussed below that have a continuing impact on the operations of Ascend and are based on available data and certain assumptions that management believes are factually supportable.

The unaudited pro forma condensed combined financial statements described above should be read in conjunction with Ascend’s historical financial statements and those of ePAK and the related notes thereto. The pro forma adjustments are preliminary and the unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or of Continuing Pubco’s future financial position or operating results.

Consummation of the acquisition is conditioned upon, among other things, the Ascend stockholders adopting and approving the acquisition agreement. If Ascend stockholders owning 20% or more of Ascend common stock sold in the IPO vote against the acquisition and exercise their right to convert their shares of Ascend common stock issued in the IPO into a pro rata portion of the funds held in the trust account, then the acquisition cannot be consummated. Consequently, up to 1,379,999 shares of Ascend common stock, representing 19.99% of the Public Shares are subject to possible conversion in this manner. This would represent an aggregate maximum conversion liability of approximately $8.1 million as of December 31, 2007.

The following unaudited pro forma financial statements have been prepared using two different assumptions with respect to the number of outstanding shares of Continuing Pubco stock immediately following the acquisition, as follows:

•	assuming no conversions—this presentation assumes that no stockholders of Ascend seek to convert their shares into a pro rata share of the trust account; and

•	assuming maximum conversions—this presentation assumes stockholders of Ascend owning 19.99% of the stock sold in Ascend’s initial public offering seek conversion.

Both assumptions are based on approximately 8.6 million shares of Ascend common stock currently outstanding, resulting in the issuance to ePAK Holdings, Limited at closing of approximately 8.6 million shares, or 50.1% of the after-issued outstanding shares of Continuing Pubco.

We are providing this information to aid you in your analysis of the financial aspects of the acquisition. The unaudited pro forma condensed combined financial statements described above should be read in conjunction with Ascend’s historical financial statements and those of ePAK and the related notes thereto. The pro forma adjustments are preliminary and the unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or of Continuing Pubco’s future financial position or operating results.

ePAK International Limited

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2007

(IN THOUSANDS)

			Maximum Approval			Minimum Approval
	Ascend Historical	ePAK Historical	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Current assets:
Cash and cash equivalents	$10	$2,752	$40,657	(a)	$41,314	$40,657	(a)	$33,187
			(2,105	)(b)		(2,105	)(b)
						(8,127	)(c)
Restricted cash and cash equivalents		400			400			400
Investments held in trust	40,657	—	(40,657	)(a)	—	(40,657	)(a)	—
Accounts receivable, net of allowance for doubtful accounts of $16 at December 31, 2007	—	9,353	—		9,353	—		9,353
Inventories	—	9,421	—		9,421	—		9,421
Deferred transaction costs	—	1,937	(1,937	)(c)	—	(1,937	)(c)	—
Deferred tax assets	30	104	—		134	—		134
Other current assets	11	399	—		410	—		410

Total current assets	40,708	24,366	(4,042)		61,032	(12,169)		52,905
Long-term deposits	—	13	—		13	—		13
Property plant & equipment, net	—	18,689	—		18,689	—		18,689

Total assets	$40,708	$43,068	$(4,042)		$79,734	$(12,169)		$71,607

Current liabilities:
Accounts payable	$—	$12,536	$—		$12,536	$—		$12,536
Accrued liabilities	—	2,393	—		2,393	—		2,393
Current maturities of long-term debt	—	729	—		729	—		729
Short-term borrowings	—	7,406	—		7,406	—		7,406
Short-term loan from Parent Company	—	4,807	(4,807	)(c)	—	(4,807	)(c)	—
Income taxes payable	—	277	—		277	—		277
Other current liabilities	711	—	—		711	—		711
Deferred interest	429	—	(429	)(c)	—	(429	)(c)	—
Deferred payment due underwriter	952	—	(952	)(b)	—	(952	)(b)	—

Total current liabilities	2,092	28,148	(6,188)		24,052	(6,188)		24,052
Long-term debt, net of current maturities	—	739	—		739	—		739
Deferred tax liabilities	—	370	—		370	—		370
Accrual of uncertain tax position	—	1,334	—		1,334	—		1,334

Total liabilities	2,092	30,591	(6,188)		26,495	(6,188)		26,495
Common stock subject to possible conversion	7,698	—	(7,698	)(c)	—	(7,698	)(c)	—
Redeemable common shares:
Convertible contingently redeemable common shares at redemption value, 13,166,667	—	26,128	(26,128	)(c)	—	(26,128	)(c)	—

Shareholders’ equity (deficit)
Common stock	1	400	(399	)(c)	2	(399	)(c)	2
Additional paid-in capital	30,529	—	37,912	(c)	67,288	29,785	(c)	59,161
			(1,153	)(b)		(1,153	)(b)
Accumulated deficit	388	(14,054)	(388	)(c)	(14,054)	(388	)(c)	(14,054)
Non-distributable reserves	—	121	—		121	—		121
Accumulated other comprehensive loss	—	(118)	—		(118)	—		(118)

Total shareholders’ equity (deficit)	30,918	(13,651)	35,972		53,239	27,845		45,112

Total liabilities and shareholders’ equity (deficit)	$40,708	$43,068	$(4,042)		$79,734	$(12,169)		$71,607

ePAK International Limited

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

(IN THOUSANDS, EXCEPT PER SHARE DATA)

			Maximum Approval			Minimum Approval
	Ascend Historical	ePAK Historical	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Sales		$46,767			$46,767			$46,767
Cost of Sales		(30,466)			(30,466)			(30,466)

Gross Profit		16,301			16,301			16,301
Selling, general and administrative expense	$(1,072)	(11,887)			(12,959)			(12,959)
Research and development		(60)	$—		(60)	$—		(60)

Operating (loss) profit	(1,072)	4,354	—		3,282	—		3,282
Other income (expense):
Interest income	1,046	22			1,068			1,068
Other income	—	18			18			18
Interest expense	—	(471)			(471)	—		(471)
Other expense	—	(611)			(611)	—		(611)

Total other income (expense)	1,046	(1,042)	—		4	—		4

Income (Loss) before income taxes	(26)	3,312	—		3,286	—		3,286
Income tax benefit (expense)	32	(846)			(814)			(814)

Net income	6	2,466	—		2,472	—		2,472
Accretion of convertible contingently redeemable common shares		(1,923)	1,923	(d)	—	1,923	(d)	—

Net income attributable to common shareholders	$6	$543	$1,923		$2,472	$1,923		$2,472

Pro forma net income per share:
Basic					$0.14			$0.16
Diluted					$0.13			$0.14

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

All amounts and balances have been rounded and presented to the nearest thousands, except share data.

NOTE 1     PRO FORMA ADJUSTMENTS

Interest income that was deferred by Ascend in the amount of $260 for the year ended December 31, 2007 would have been recorded as income if the transaction had taken place at the beginning of the period. This amount has not been included in interest income for the period since it does not meet the requirements for pro forma income statement adjustments under SEC guidelines.

Adjustments included in the column under the heading “Pro Forma Adjustments” include the following:

(a)	To reflect the release of funds held in trust by Ascend.

(b)	To reflect payment of deferred underwriters fees of $952 a finders fee, estimated at $753, due to EarlyBirdCapital, Inc. and fees due to Chardan Capital Markets LLC of $400.

(c)	To reflect issuance of Ascend/ePAK International common stock (Assuming Maximum Approval—17,167,669 shares at $.0001 par value; Assuming Minimum Approval—15,788,359 shares at $.0001 par value), and (Assuming Minimum Approval) payment to dissenting Ascend stockholders ($8,127). To eliminate the Ascend’s retained earnings as the accounting acquiree under the reverse acquisition application of the purchase method of accounting ($388). To reflect the forgiveness of a short-term, intercompany loan from ePAK’s Holding Company, which is accounted for as a capital contribution in equity from the holding company ($4,807). To reflect reclassification of prepaid merger costs to additional paid in Capital ($1,937). To reflect the cancelation of convertible contingently issued shares, which is accounted for as a capital contribution ($26,128). As a result of the above adjustments, additional paid in capital is adjusted as follows: Assuming Maximum Approval—$37,912; Assuming Minimum Approval—$29,785.

(d)	To remove effect of ePAK equity structure adjustment in income statement, as convertible contingently redeemable shares would no longer be redeemable.

(e)	Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding, as follows:

	December 31, 2007
	Assuming Maximum Approval	Assuming Minimum Approval
ePAK	8,601,002	8,601,002
Ascend	8,566,667	7,187,357

Pro Forma basic shares outstanding	17,167,669	15,788,359
Dilutive effect of warrants	1,949,425	1,949,425

Pro Forma fully diluted shares outstanding	19,117,094	17,737,784

The final purchase accounting may be impacted by contingent consideration as follows:

ePAK’s stockholders will also be entitled to receive, on an all or none basis, an additional 88,525 shares, for each of the next three fiscal years beginning with the fiscal year ending December 31, 2008, if the combined company achieves the following EBITDA targets:

FY Ending December 31,	EBITDA Target
2008	$14,727,000
2009	$24,268,000
2010	$37,935,000

As additional consideration, ePAK’s stockholders will be entitled to receive up to 442,625 shares if the last reported sales price on any twenty trading days during any consecutive thirty day trading period within six months of the closing of the transaction meets or exceeds the following values:

Share Price Trigger	Number of Market Price Shares
$6.00	88,525
$6.50	88,525
$7.00	88,525
$7.50	88,525
$8.00	88,525

In addition, ePAK stockholders will be entitled to 442,625 shares upon the redemption of ePAK International’s publicly traded warrants and its corresponding receipt of funds.

CAPITALIZATION AMENDMENT PROPOSAL

Pursuant to the acquisition agreement, we will increase the number of authorized shares of the public company’s common stock from 30,000,000 to 70,000,000 upon consummation of the acquisition and redomestication. The acquisition and redomestication will not be consummated unless the proposal to increase the public company’s capitalization and the other proposals are approved at the meeting. If the acquisition and redomestication proposals and the other proposals are not approved, the capitalization amendment will not be presented at the meeting.

In the judgment of Ascend’s board of directors, the increase in the public company’s capitalization is desirable and in the stockholders’ best interests. Currently, we have 8,566,667 shares of common stock outstanding and Continuing Pubco will be issuing an additional 8,601,002 shares of common stock upon consummation of the acquisition. Additionally, 14,133,334 shares of common stock will be issuable upon exercise of warrants and 900,000 will be issuable upon exercise of the unit purchase option (and the warrants included therein). We will also need to reserve 2,600,000 shares of common stock in connection with the 2007 incentive plan proposal and 667,067 shares upon exercise of options being assumed from ePAK Holdings Limited. The authorization of additional shares of common stock will enable us to have the flexibility to authorize the issuance of shares of common stock in the future for financing ePAK’s business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. As of the date of this proxy statement, neither Ascend nor Continuing Pubco has any agreements or understandings with respect to any such financing, acquisition, strategic partnership, alliance, dividend or split.

While the board of Ascend believes it in the best interest of the public company and its stockholders to increase operating flexibility by increasing the amounts of its available capitalization, it should be noted that if the capitalization amendment proposal is approved, Continuing Pubco will have a significant number of shares of capital stock available for use and unreserved for a specific purpose. This will enable the board of directors of Continuing Pubco to issue a significant number of shares of common stock in their discretion without stockholder approval. Any such issuance could have a material dilutive effect on the then existing holders of Continuing Pubco common stock. In addition, the board could utilize the available and unreserved common stock to prevent or discourage parties from seeking to acquire Continuing Pubco or its common stock, including in a tender offer or other takeover bid that might otherwise enhance the value of the holdings of stockholders.

The approval of the capitalization amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Ascend common stock on the record date.

ASCEND’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CAPITALIZATION AMENDMENT. THE ACQUISITION AND REDOMESTICATION PROPOSALS WILL NOT BE IMPLEMENTED IF THE CAPITALIZATION AMENDMENT IS NOT APPROVED.

THE 2007 EQUITY INCENTIVE PLAN PROPOSAL

We are requesting that stockholders vote in favor of adopting the 2007 equity incentive plan (the “2007 incentive plan”). The board of Ascend has approved the 2007 incentive plan, subject to approval from the stockholders at the Special Meeting. Upon consummation of the redomestication, the 2007 incentive plan will be utilized by Continuing Pubco with respect to the officers, directors and employees of and consultants to Continuing Pubco and ePAK (referred to together in this section as the “Company”).

The board believes strongly that the 2007 incentive plan will be essential to the Company’s success. In particular, the board believes that the employees of the Company are the most valuable asset of the Company and that the awards permitted under the 2007 incentive plan are vital to the Company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which they compete. Such awards also are crucial to the Company’s ability to motivate employees to achieve its goals.

Vote Required

The approval of the 2007 incentive plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

Description of the 2007 Incentive Plan

The following is a summary of the principal features of the 2007 incentive plan and its operation. The summary is qualified in its entirety by reference to the 2007 incentive plan itself set forth in Annex E.

General

The 2007 incentive plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the 2007 incentive plan include employees, directors and consultants who provide services to the Company and its affiliates. As of September 30, 2007, approximately 87 employees, directors and consultants would be eligible to participate in the 2007 incentive plan.

Number of Shares of Common Stock Available Under the 2007 Incentive Plan

The board has reserved 2,600,000 shares of the Company’s common stock for issuance under the 2007 incentive plan. Shares subject to awards that expire, terminate or are cancelled without having been exercised or awards that are forfeited to or repurchased by the Company will become available for future grant under the 2007 incentive plan, subject to certain exceptions such as shares withheld to satisfy tax obligations.

If the Company declares a dividend or other distribution or engages in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Company’s common stock, the Administrator will adjust the number and class of shares that may be delivered under the 2007 incentive plan, the number, class, and price of shares covered by each outstanding Award, and the numerical per-person limits on Awards.

Administration of the 2007 Incentive Plan

The board, or a committee of directors or of other individuals satisfying applicable laws and appointed by the board (referred to herein as the “Administrator”), will administer the 2007 incentive plan. To the extent desirable to qualify awards as “performance based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”) or to exempt transactions under Rule 16b-3 of the Securities Exchange Act of 1934, the committee must qualify as “outside directors” under Section 162(m) of and/or as “non-employee directors” under Rule 16b-3. Subject to the terms of the 2007 incentive plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and to interpret the provisions of the 2007 incentive plan and outstanding Awards. The Administrator has discretion to implement an exchange program whereby outstanding awards may be cancelled and exchanged for new awards (which may have a lower exercise price and different terms).

Options

The Administrator is able to grant nonstatutory stock options and incentive stock options under the 2007 incentive plan. The Administrator determines the number of shares subject to each option, although the 2007 incentive plan provides that a participant may not receive options for more than 1,000,000 shares in any fiscal year, except in connection with his or her initial service as an employee with the Company, in which case he or she may be granted an option to purchase up to an additional 500,000 shares.

The Administrator determines the exercise price of options granted under the 2007 incentive plan, provided the exercise price must be at least equal to the fair market value of the Company’s common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of the Company’s outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of an option may not exceed ten years, except that, with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights

The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash or shares of common stock. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the 2007 incentive plan. The Administrator, subject to the terms of the 2007 incentive plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the 2007 incentive plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed ten years. No participant will be granted stock appreciation rights covering more than 1,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 500,000 shares in connection with his or her initial service as an employee with the Company.

After termination of service with the Company, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock

Awards of restricted stock are rights to acquire or purchase shares of the Company’s common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Award agreement will generally grant the Company a right to repurchase or reacquire the shares upon the termination of the participant’s service with the Company for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 1,000,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 500,000 shares of restricted stock in connection with his or her initial employment with the Company.

Restricted Stock Units

Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes is satisfied. For example, the Administrator may set restrictions based on the achievement of specific performance goals. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the Administrator may reduce or waive any vesting criteria that must be met to receive a payout. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. Restricted stock units that are fully paid in cash will not reduce the number of shares available for grant under the 2007 incentive plan. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to the Company. The Administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 1,000,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 500,000 restricted stock units in connection with his or her initial employment with the Company.

Performance Units and Performance Shares

The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. During any fiscal year, no participant will receive more than 1,000,000 performance shares and no participant will receive more than 1,000,000 performance units, except that a participant may be granted performance shares covering up to an additional 500,000 shares in connection with his or her initial employment with the Company. Performance units will have an initial dollar value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of the Company’s common stock on the grant date.

Performance Goals

Awards of restricted stock, restricted stock units, performance shares and performance units under the 2007 incentive plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: (i) revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before interest, taxes and depreciation, net income, cash flow, expenses, the market price of the shares, earnings, return on stockholder equity, return on capital, product quality, economic value added, number of customers, market share, return on investments, profit after taxes, customer satisfaction, business divestitures and acquisitions, supplier awards from significant customers, new product development, working capital, individual objectives, time to market, return on net assets, and sales. The performance goals may differ from participant to participant and from Award to Award and may be used to measure the performance of the Company’s business as a whole or one of the Company’s business units and may be measured relative to a peer group or index.

Transferability of Awards

Awards granted under the 2007 incentive plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change of Control

In the event of a change of control of the Company, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment and Termination of the 2007 Incentive Plan

The Administrator will have the authority to amend, alter, suspend or terminate the 2007 incentive plan, except that stockholder approval will be required for any amendment to the 2007 incentive plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the 2007 incentive plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and the Company. The 2007 incentive plan will terminate on the tenth anniversary of its adoption by the stockholders, unless the board terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors

The number of Awards that an employee, director or consultant may receive under the 2007 incentive plan is in the discretion of the Administrator and therefore cannot be determined in advance.

Federal Tax Aspects

The following paragraphs are a summary of the material federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the 2007 incentive plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options

No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.

A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for the Company.

The Company generally will be entitled to a tax deduction in connection with an Award under the 2007 incentive plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2007 incentive plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The 2007 incentive plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A

Section 409A of the Code provides certain requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. The Internal Revenue Service has not issued final regulations under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to Awards issued under the Plan) are not entirely clear.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ADOPTION OF THE 2007 EQUITY INCENTIVE PLAN AND THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE INCENTIVE PLAN.

NAME CHANGE PROPOSAL

The name of Continuing Pubco is “ePAK International Limited” as provided in its memorandum of association. Since the public company’s corporate governance documents following the redomestication will be those of Continuing Pubco, the name of the Bermuda public company will be “ePAK International Limited.” A copy of Continuing Pubco’s memorandum of association is attached as Annex E to this proxy/statement prospectus.

The redomestication and acquisition will not be consummated unless the proposal to change the public company’s name and the other proposals are approved at the meeting. If the redomestication and acquisition proposal and the other proposals are not approved, the name change proposal will not be presented at the meeting.

In the judgment of Ascend’s board of directors, the change of the public company’s corporate name is desirable to reflect the ePAK brand and the international scope of ePAK’s business and operations.

The approval of the name change amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Ascend common stock on the record date.

ASCEND’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ASCEND’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NAME CHANGE PROPOSAL. THE ACQUISITION AND REDOMESTICATION PROPOSALS AND THE OTHER PROPOSALS WILL NOT BE IMPLEMENTED IF THE NAME CHANGE PROPOSAL IS NOT APPROVED.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Ascend’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the acquisition. In no event will Ascend solicit proxies to adjourn the special meeting or consummate the acquisition beyond the date by which it may properly do so under its certificate of incorporation and Delaware law.

Consequences if Adjournment Proposal Is Not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, Ascend’s board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the acquisition, the redomestication and the other proposals. In such event, Ascend will be required to liquidate.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Ascend’s common stock represented in person or by proxy at the meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN ADJOURNMENT PROPOSAL, IF PRESENTED.

OTHER INFORMATION RELATED TO ASCEND

Business of Ascend

Ascend was formed on December 5, 2005, to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business. Prior to executing the acquisition agreement with ePAK, Ascend’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

IPO Proceeds Held in Trust

The registration statement for Ascend’s IPO was declared effective May 11, 2006. On May 17, 2006, Ascend sold 6,000,000 units in the IPO and on May 22, 2006, Ascend sold an additional 900,000 units in the IPO pursuant to the underwriters over-allotment option. Each of Ascend’s units consists of one share of common stock and two redeemable common stock purchase warrants. Each warrant entitles the holder to purchase from us one share of common stock at an exercise price of $5.00. Ascend received net proceeds of approximately $37,203,000 from the IPO.

Don K. Rice, Ascend’s chairman of the board, chief executive officer, president and treasurer, purchased 166,667 Units at $6.00 per unit (for an aggregate purchase price of $1,000,002) from Ascend. This purchase took place on a private placement basis simultaneously with the consummation of the IPO. The “insider units” are identical to the units sold in the IPO; however, Mr. Rice has waived his right to receive distributions upon Ascend’s liquidation prior to a business combination with respect to the securities underlying the insider units. Additionally, he has agreed that the insider units and underlying securities will not be sold or transferred by him until after we have completed a business combination.

Ascend’s management has broad discretion with respect to the specific application of the net proceeds of the IPO. $38,510,202, which includes $1,000,002 relating to the sale of insider units and $952,200 deferred payment due to the underwriter of the IPO, of these net proceeds was placed in a trust account and has been invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in registered money market funds operating in compliance with Rule 2a-7 promulgated under the Investment Company Act of 1940. Currently, the majority of the net proceeds in the trust account have been invested in the Pennsylvania Municipal Cash Trust, a diversified portfolio of Federated Investors, Inc.’s Money Market Obligations Trust which is an open-end management investment company registered under the Investment Company Act of 1940. The Pennsylvania Municipal Cash Trust holds itself out as a money market fund and complies with Rule 2a-7 under the Investment Company Act of 1940. The funds held in the trust account will not be released until the earlier of the date on which Ascend consummates a business combination or liquidates its assets.

If the acquisition with ePAK is consummated, the trust account will be released to Continuing Pubco and used to pay for working capital and general corporate purposes of Continuing Pubco and ePAK and to pay expenses and other payments required in connection with the acquisition, including:

•	amounts owed to stockholders of Ascend who do not approve the acquisition and elect to convert their shares of common stock into their pro rata share of the trust account;

•	deferred underwriting commissions of $952,200 payable to EarlyBirdCapital, Inc., the underwriter of Ascend’s IPO;

•	a finders fee payable to EarlyBirdCapital equal to 1.5% of the total consideration in the acquisition (including any assumed indebtedness of ePAK), which is approximately $753,000;

•	professional fees; and

•	other transaction costs.

The remaining proceeds also could potentially be used to pay off the existing debt of ePAK; fund working capital increases going forward; acquire other businesses; pay dividends; or repurchase Continuing Pubco common stock or warrants.

Fair Market Value of Target Business

Pursuant to Ascend’s certificate of incorporation, the initial target business that Ascend acquires must have a fair market value equal to at least 80% of Ascend’s net assets at the time of such acquisition. Ascend’s board of directors determined that this test was met in connection with its acquisition of ePAK. Further, Ascend has received an opinion from Capitalink that the fair market value of ePAK was at least equal to 80% of Ascend’s net assets at the time the acquisition agreement was signed.

Stockholder Approval of Business Combination

The approval of the acquisition proposal will require the affirmative vote of holders of a majority of the public shares, including holders who purchase public shares subsequent to the IPO, and voted on the matter. If the holders of 20% or more of the public shares both vote against the acquisition proposal and properly demand that Ascend convert their shares into a pro rata portion of Ascend’s trust account, calculated as of two business days prior to the anticipated date of the consummation of the acquisition, then the acquisition will not be consummated and Ascend will be forced to liquidate. The Ascend inside stockholders have agreed to vote the common stock they purchased prior to the IPO on the acquisition proposal in accordance with the vote of holders of a majority of the public shares. The Ascend inside stockholders also have indicated that they intend to vote their original shares in favor of all other proposals being presented at the meeting. These Ascend inside stockholders have also indicated they intend to vote any shares they acquired after the IPO for all of the proposals. As of the record date, the Ascend inside stockholders have not acquired any additional shares of Ascend common stock since the IPO, except that Mr. Rice acquired 166,667 shares as part of his purchase of insider units concurrently with the consummation of the IPO.

Liquidation if No Business Combination

Ascend’s certificate of incorporation provides for mandatory liquidation of Ascend in the event that Ascend does not consummate a business combination within 18 months from the date of consummation of its IPO, or 24 months from the consummation of the IPO if certain extension criteria have been satisfied. Such dates are November 11, 2007 and May 17, 2008, respectively. Ascend signed a letter of intent with ePAK on February 22, 2007 and signed a definitive acquisition agreement with ePAK on July 30, 2007. As a result of having signed the letter of intent, Ascend satisfied the extension criteria.

If Ascend does not complete the acquisition or another business combination by May 17, 2008, it will be dissolved pursuant to Section 275 of the Delaware General Corporation Law, or DGCL. In connection with such dissolution, the expected procedures of which are set forth below, Ascend will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus remaining assets. The Ascend Inside Stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. There will be no distribution from the trust account with respect to Ascend’s warrants.

It is anticipated that, if Ascend is unable to complete the business combination with ePAK, the following will occur:

•

Ascend’s board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to Ascend’s stockholders; at such time it will also cause to be prepared a preliminary proxy statement/prospectus setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	Ascend will promptly file a preliminary proxy statement/prospectus with the Securities and Exchange Commission;

•

if the Securities and Exchange Commission does not review the preliminary proxy statement/prospectus, then, 10 days following the filing of such preliminary proxy statement/prospectus, Ascend will mail the definitive proxy statement/prospectus to its stockholders, and 10 to 20 days following the mailing of such definitive proxy statement/prospectus, Ascend will convene a meeting of its stockholders, at which they will vote on the plan of dissolution and liquidation; and

•

if the Securities and Exchange Commission does review the preliminary proxy statement/prospectus, Ascend currently estimates that it would receive their comments 30 days after the filing of such proxy statement/prospectus. Ascend would then mail the definitive proxy statement/prospectus to its stockholders following the conclusion of the comment and review process (the length of which cannot be predicted with any certainty, and which may be substantial) and Ascend will convene a meeting of its stockholders at which they will vote on the plan of dissolution and liquidation.

Ascend expects that all costs associated with the implementation and completion of Ascend’s plan of dissolution and liquidation will be funded by any remaining net assets not held in the trust account, although Ascend cannot assure you that there will be sufficient funds for such purpose. If such funds are insufficient, it is anticipated that Ascend’s management will advance the funds necessary to complete such dissolution and liquidation (currently anticipated to be no more than approximately $50,000).

Ascend will not liquidate the trust account unless and until its stockholders approve such plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in Ascend’s liquidation and the distribution to its public stockholders of the funds in the trust account and any remaining net assets as part of Ascend’s plan of dissolution and liquidation.

If Ascend were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, the per share liquidation price as of April     , 2008, the record date, would be approximately $            , or $             less than the per-unit offering price of $ in Ascend’s IPO. The proceeds deposited in the trust account could, however, become subject to the claims of Ascend’s creditors and there is no assurance that the actual per share liquidation price will not be less than $            , due to those claims. If Ascend liquidates prior to the consummation of a business combination, Mr. Rice, chairman of the board and chief executive officer of Ascend will be personally liable to pay debts and obligations to vendors and other entities that are owed money by Ascend for services rendered or products sold to Ascend, or to any target business, to the extent such creditors bring claims that would otherwise require payment from moneys in the trust account. There is no assurance, however, that they would be able to satisfy those obligations. However, because Ascend was obligated to have, and subsequently did have, all vendors and service providers that we engaged and owe money to, and the prospective target businesses we had negotiated with, waive any right, title, interest or claim of any kind they may have had in or to any monies held in the trust account, Ascend believes the likelihood of Mr. Rice having to pay any such debts and obligations is minimal. Nevertheless, we cannot assure you that the per share distribution from the trust fund, if Ascend liquidates, will not be less than $            , plus interest, then held in the trust fund due to claims of creditors.

Additionally, if Ascend is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Ascend that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in the bankruptcy estate and subject to the claims of third parties with priority over the claims of Ascend’s stockholders. Also, in any such case, any distributions received by stockholders in Ascend’s dissolution might be viewed under applicable debtor/creditor or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Ascend’s stockholders in the dissolution. Furthermore, because Ascend intends to distribute the proceeds held in the trust account to its public stockholders as soon as possible after dissolution, this may be viewed or interpreted as giving preference to the public stockholders over any potential creditors with respect to access to or distributions from Ascend’s assets. In addition, Ascend’s board of directors may be viewed as having breached their fiduciary duties to Ascend’s creditors or may have acted in bad faith, thereby exposing itself and Ascend’s company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors or complying with certain provisions of the DGCL with respect to the dissolution and liquidation. We cannot assure you that claims will not be brought against Ascend for these reasons.

To the extent any bankruptcy or other claims deplete the trust account, we cannot assure you we will be able to return to Ascend’s public stockholders at least $             per share.

Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although Ascend will seek stockholder approval to liquidate the trust account to its public stockholders as part of its plan of dissolution and liquidation, Ascend will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. Because we will not be complying with the foregoing provisions, Section 281(b) of the DGCL requires Ascend to adopt a plan that will provide for Ascend’s payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. However, because Ascend is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Ascend’s vendors and service providers to which Ascend owes money and potential target businesses, from all of which Ascend has received agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against Ascend will be significantly limited and the likelihood that any claim would result in any liability extending to the trust is remote. Nevertheless, such agreements may or may not be enforceable. As such, Ascend’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of Ascend’s stockholders may extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from Ascend’s stockholders amounts owed to them by Ascend.

Facilities

Since May 11, 2006, Ascend has paid 400 Building LLC, an affiliate of Arthur Spector, our special advisor, a monthly fee of $7,500 for office space and general and administrative services. The cost for this space is included in a $7,500 per-month fee. Ascend believes, based on rents and fees for similar services in the same geographic area, that the fees charged by 400 Building LLC are at least as favorable as Ascend could have obtained from an unaffiliated person. Ascend considers its current office space adequate for current operations.

Employees

Ascend has one executive officer who also serves on Ascend’s board of directors. Mr. Rice is not obligated to contribute any specific number of hours per week and devotes only as much time to Ascend’s affairs as he deems necessary. Ascend does not intend to have any full time employees prior to the consummation of the acquisition.

Periodic Reporting and Audited Financial Statements

Ascend has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, Ascend’s annual reports contain financial statements audited and reported on by Ascend’s independent accountants. Ascend has filed with the Securities and Exchange Commission a Form 10-K covering the fiscal year ended December 31, 2006 and its most recent Form 10-Q covering the fiscal quarter ended June 30, 2007.

Legal Proceedings

There are no legal proceedings pending against Ascend.

Results of Operations

The following discussion should be read in conjunction with Ascend’s audited December 31, 2007 financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

Net income of $6,434 reported for the year ended December 31, 2007 consists of $25,072 expense for director and officer liability insurance, $90,000 expense for a monthly administrative services agreement, $31,496 for franchise and state capital stock taxes, $828,622 for legal, accounting and consulting expenses (which includes $776,435 of third party legal and consulting costs related to the merger), ($32,700) reversal of prior period state income taxes and $96,980 for other expenses. Interest on the trust fund investment was $1,041,737, excluding $260,272 of deferred interest, and interest earned on the money market accounts was $4,167.

Net income of $382,734 reported for the year ended December 31, 2006 consists of $15,972 expense for director and officer liability insurance, $57,500 expense for a monthly administrative services agreement, $51,665 for franchise and state capital stock taxes, $76,867 for legal, accounting and consulting expenses, $32,700 for state income taxes and $66,724 for other expenses. Interest on the trust fund investment was $675,701, excluding $168,816 of deferred interest, and interest earned on the money market accounts was $8,461.

Net loss of $1,131 reported for the period December 5, 2005 (inception) to December 31, 2005 consists of $1,192 of formation costs, net of $61 of interest income earned on the money market account.

Net income of $388,037 reported for the period from December 5, 2005 (inception) to December 31, 2007 consists of $41,044 expense for director and officer liability insurance, $147,500 expense for a monthly administrative services agreement, $83,161 for franchise and state capital stock taxes, $905,459 for legal, accounting and consulting expenses (which includes $776,435 of third party legal and consulting costs related to the merger) and $164,896 for other expenses. Interest on the trust fund investment was $1,717,438, excluding $429,087 of deferred interest, and interest earned on the money market accounts was $12,689.

Ascend consummated its IPO on May 17, 2006 and the over-allotment option on May 22, 2006. $38,510,202, which includes $36,558,000 of the net proceeds of the IPO, $1,000,002 related to the sale of insider units and $952,200 deferred payment due to the underwriter, is held in trust and the remaining proceeds are available to be used to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Ascend believes that it has sufficient available funds outside of the trust account to operate for at least 24 months from the date of the IPO (May 17, 2008), assuming that a business combination is not consummated during that time. Over this time period, Ascend will be using these funds for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plant or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. Ascend anticipates that it will incur approximately $180,000 for the administrative fee payable to 400 Building LLC ($7,500 per month for two years), $120,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $80,000 of expenses in legal and accounting fees relating to our SEC reporting obligations, $75,000 of expenses for the due diligence and investigation of a target business, and $215,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $80,000 for director and officer liability insurance premiums. Ascend does not believe it will need to raise additional funds in order to meet the expenditures required for operating our business. However, it may need to raise additional funds through a private offering of debt or equity securities if it is required to consummate a business combination that is presented to us. Ascend would only consummate such a fundraising simultaneously with the consummation of a business combination.

Ascend is obligated, commencing May 11, 2006, to pay to 400 Building LLC, an affiliate of Arthur Spector, our special advisor, a monthly fee of $7,500 for general and administrative services.

On December 20, 2005, Don K. Rice advanced an aggregate of $80,000 to us for payment of offering expenses on our behalf. The loan was payable without interest on the earlier of December 20, 2006 or the consummation of the IPO. This loan was repaid on May 24, 2006 out of proceeds of the IPO.

Don K. Rice had also committed to purchase 166,667 units at $6.00 per unit (for an aggregate purchase price of $1,000,002) from us. This purchase took place on a private placement basis simultaneously with the consummation of the IPO on May 17, 2006.

In connection with the IPO, Ascend issued to the underwriter, for $100, an option to purchase up to a total of 300,000 units. Ascend estimated that the fair value of this option was approximately $711,000 ($2.37 per Unit) using a Black-Scholes option-pricing model. The fair value of the option granted to the underwriter was estimated as of the date of grant using the following assumptions: (1) expected volatility of 46.56%, (2) risk-free interest rate of 4.31% and (3) expected life of 5 years.

Ascend intends to reimburse its officers and directors for any reasonable out-of-pocket expenses incurred by them in connection with certain activities on Ascend’s behalf such as identifying and investigating possible target businesses and business combinations. From Ascend’s inception through April     , 2008, Ascend has reimbursed its officers and directors an aggregate of $72,373 incurred by them on Ascend’s behalf.

Off-Balance Sheet Arrangements

Options and warrants issued in conjunction with our initial public offering are equity-linked derivatives and, accordingly, represent off-balance sheet arrangements. The options and warrants meet the scope exception in paragraph 11(a) of FAS 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity. See Note 5 to the financial statements for more information.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in company reports filed or submitted under the Securities Exchange Act of 1934 (the “Exchange Act”) is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our chief executive officer, as appropriate to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, Ascend’s chief executive officer (principal executive, financial and accounting officer) carried out an evaluation of the effectiveness of the design and operation of Ascend’s disclosure controls and procedures as of September 30, 2007. Based upon his evaluation, he concluded that Ascend’s disclosure controls and procedures were effective.

Ascend’s internal control over financial reporting is a process designed by, or under the supervision of, its chief executive officer and effected by its board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with generally accepted accounting principles (United States). Internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Ascend’s assets; provide reasonable assurance that transactions are recorded as necessary to permit preparation of Ascend’s financial statements in accordance with generally accepted accounting principles (United States), and that Ascend’s receipts and expenditures are being made only in accordance with the authorization of its board of directors and management; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Ascend’s assets that could have a material effect on Ascend’s financial statements.

During the most recently completed fiscal quarter, there has been no change in Ascend’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting.

BUSINESS OF ePAK

Business of ePAK

ePAK is a full-service designer, manufacturer and supplier of precision engineered containers used in the transport and handling of semiconductor and electronic devices. These precision engineered containers mechanically interface with third party automated transfer and processing equipment used in the production of semiconductor and electronic devices. The Company and its subsidiaries operate a large scale design and manufacturing facility in Shenzhen, People’s Republic of China (the “PRC”), with additional sales, design and applications engineering operations located in a number of offices servicing North America, Europe and Asia. ePAK’s precision manufactured handling containers enable the Company’s customers to manufacture, handle and transport their critical semiconductor and electronic devices, with a high degree of reliability and efficiency, by precisely interfacing with their automated processing equipment.

The Company’s products are used in nearly all stages of the processing, handling and transport of semiconductors. Customers use ePAK’s products to contain their mechanically and electrically sensitive products between process steps within their factories and between manufacturing facilities around the world as these semiconductor products are sequentially built from raw silicon to finished integrated circuits, or IC’s. ePAK’s products provide precision engineered features which enable mechanical interface with a customer’s test and component assembly equipment. ePAK’s products also serve as transport media used during the delivery of products to end-system manufacturers. ePAK’s products often provide interface with automated circuit board assembly systems. The Company’s high purity product solutions provide the semiconductor, disk drive, solar and electronics industries with high purity, precision manufactured protection and handling media for the storage, handling, processing and transportation of products throughout the manufacturing process. ePAK’s applications and engineering team formulates, designs and implements solutions optimized for customers’ requirements, facilitating the reliable realization of their time-critical product revenues. The Company leverages its experience gained from servicing the semiconductor industry to further develop markets that benefit from its core competencies, allowing ePAK to expand into providing similar products and services for the liquid crystal display, data storage, solar cell, printed circuit board, and medical sciences test industries.

The majority of ePAK’s products are consumables whose demand is driven by a combination of semiconductor, integrated circuit, and electronic system manufacturing activity. The Company’s consumable products include raw wafer shippers, finished wafer transport media, IC test and handling trays, die singulation grip rings and flex frames, IC tape and reel for high speed automated circuit board assembly, and IC shipping tubes. Demand for ePAK’s data storage media shippers and subcomponent trays, also consumables, is driven by the manufacturing activity of data storage systems, largely composed of disk drives. The Company also manufactures process carriers used in the manufacture of silicon wafers, compound semiconductor wafers, data storage systems and integrated circuits. These process carriers facilitate advanced automation by mechanically interfacing with processing equipment and protect the integrity of customer products during the various processing stages used in the manufacture of semiconductor wafers and IC’s. The demand for process carriers correlates with overall semiconductor and IC industry capital spending and manufacturing activity.

ePAK maintains a large scale manufacturing center in Shenzhen, PRC. From this central manufacturing base supplies its customers through a global network of Just-In-Time, or JIT, distribution facilities in locations near the Company’s customers with concentrations in North America, Europe, Singapore, the PRC, the Philippines, Taiwan, Korea and Japan. Products are sold from and customers are serviced by a worldwide direct sales force and a design applications engineering team. ePAK supplements its own sales and support team through the use of distributors in selected regions around the world, including in Europe, Japan and the PRC.

Transfer of ownership of any Chinese entity to a foreign investor must be approved by certain PRC government authorities pursuant to specific procedures and requirements. The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors establish additional procedures and requirements that can make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements that, in some instances, the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, certain industries, such as the Internet and banking industries, are restricted and foreign ownership in such industries is either prohibited or limited to levels at or below majority ownership.

In addition, since foreign exchange is under control of the PRC government, a foreign company’s subsidiaries in the PRC are subject to restrictions on dividend payments and making other payments to the offshore parent company. In the event of failure to comply with some foreign exchange regulations, (for example, the registration requirements under Circular 75 of the State Administration of Foreign Exchange), this may cause a company’s PRC subsidiaries to be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation, to the offshore parent company. ePAK does not expect these regulations to have a material impact on its business or the acquisition or give rise to any filing requirements in connection with the acquisition.

Approximately 10.2% of ePAK’s revenues for fiscal 2007, or $4.8 million, were generated through sales of products manufactured by ePAK’s WFOE, ePAK Technologies (Shenzhen) Co. Ltd. Additionally, approximately $2.4 million in sales, or 5.0%, were made during fiscal 2007 in the PRC.

ePAK was formed in 1999 and established its initial operations in the PRC. The Company underwent a reorganization in January 2005 in order to provide a more efficient operating structure. The Company maintains 100% owned subsidiaries in the US, Hong Kong, and the PRC. ePAK’s executive offices are located at 4926 Spicewood Springs Road, Suite 200, Austin, Texas 78759 and its telephone number is (512) 231-8083.

The Semiconductor Industry

Semiconductors are the key components of the vast majority of today’s electronics systems and their proliferation in an increasing spectrum of applications provides for a rapidly growing market for semiconductor- based products. Traditionally, semiconductors were largely weighted towards computing applications, with a particular emphasis on personal computers. Today, their use continues to expand in a large, growing and diverse range of applications in addition to computing, including telecommunications, wireless and broadband communications, household and consumer electronics, numerous automotive applications, and personal information managers.

Manufacturing processes in the semiconductor and electronics industry utilize a broad spectrum of consumable and semi-consumable materials requiring a complex set of performance requirements. Various processes in the transformation of raw silicon wafers into electronics end systems require a high degree of performance from these materials in terms of purity, stability, functional repeatability, thermal range, dimensional precision and protection from the potentially damaging effects of electrostatic discharge (“ESD”). Given the complexity of these manufacturing processes in concert with the relatively high value of the resulting semiconductor products, the performance of the materials is critical to manufacturers’ efficient and cost effective operations. The automated processing and manufacturing steps used in the transformation of semiconductors into electronic systems requires the use of high performance consumable materials such as raw wafer shippers, finished wafer transport media, IC test and handling trays, die singulation grip rings and flex frames, IC tape and reel, IC shipping tubes, bare die trays, data storage subcomponent trays and data storage media shippers. Demand for these consumable materials is largely driven by the unit-volume production of semiconductors and electronic systems. Semi-consumable products and capacity expansion oriented products such as wafer and substrate process cassettes react to demand driven by process changes, product functional end of life and capacity expansions.

Semiconductor manufacturing is comprised of two principal segments: front-end and back-end processes. Front-end processes begin with the manufacture of raw silicon or compound semiconductor wafers. These wafers are grown in crystalline ingot form by raw wafer manufacturers, making use of raw silicon or more exotic materials such as gallium arsenide, indium phosphide, or sapphire. These crystalline semiconductor ingots are typically shaped into circular logs ranging in diameter from one to 12 inches and subsequently sliced into thin wafers ranging in thickness from over 500um to less than 50um. Due to the physical properties of the materials, their crystalline nature, and low aspect ratios, these wafers can be quite fragile and susceptible to breakage during handling and processing. Front-end processing continues as the raw wafers are transported to semiconductor wafer fabrication operations (“wafer fab”).

Once raw wafers reach wafer fab operations they are subjected to a wide variety of process steps where the wafers experience a range of thermal extremes, exposure to various chemicals and repetitive cleaning operations where their purity is protected through the removal of submicron organic and inorganic contaminants. At each process step, wafer carriers provide the means for sophisticated automated handling while maintaining the purity and mechanical integrity of the wafers. Wafer fabrication includes multiple exposures to process steps including deposition, chemical mechanical planarization (“CMP”), photolithography, etch and cleaning in the creation of a finished semiconductor wafer containing resident electronic circuitry and interconnects. It is critical at each of these process steps that the high performance of wafer process carriers contribute to the overall manufacturing yield and reliability of the semiconductor devices. Once the build-up of the circuitry and interconnects on a wafer is complete, the end of the front-end wafer fabrication process is concluded.

The performance of wafer carriers plays a critical role in maximizing silicon wafer manufacturing yields. This criticality is compounded by the fact that the value of a single batch of wafers, typically 25, increases at each step in the wafer fabrication process and can easily exceed several million revenue dollars to the customer. It is critical that the wafer carriers provide a high degree of protection from mechanical, and in some cases ESD, induced stresses, while aiding in maintaining wafer purity and cleanliness throughout the wafer manufacturing process. The largest cost component in operating wafer fabs is typically related to the depreciation and utilization of capital equipment. This utilization rate is directly related to manufacturing throughput and efficiency. The contribution of wafer handling media is critical to the efficiency equation by providing reliability and repeatability with regard to its automation equipment interface role in transferring wafers from process to process and station to station. Here, dimensional stability coupled with high precision tight tolerance product design and manufacturing capabilities ensures high efficiency. Designing with and manufacturing using high performance engineering plastics requires a great deal of experience, technical expertise and ongoing development.

Availability and JIT delivery of wafer carriers are critical to maintaining the ongoing production of raw and finished wafers. The value of these wafers, and the ability to process and ship on an ongoing basis, constitutes the revenue streams for operators of both raw wafer and wafer fab operators. Without sufficient supplies of carriers, these operators are unable to realize their time critical revenue streams and risk interruption to their operations, thus the carriers form an integral link in the semiconductor and electronics manufacturing supply chain. ePAK’s maintenance of JIT delivery warehouses and customer consignment programs enhances focus on minimizing delivery lead times resulting in greater flexibility and ability to respond to customer opportunities.

When the final wafer fab manufacturing process is reached, the wafer fab front-end operations are complete and the result is a finished wafer. Finished wafers are then transported to the back-end integrated circuit manufacturing operations using specialized wafer carriers for manual or automated handling and transport. The back-end manufacturing process can include wafer probe, test, die singulation, assembly and packaging into integrated circuits.

In recent years, many of the products and services valued by the semiconductor and electronics industry are also in demand from other similar industries. As such, demand for precision engineered products and solutions for the automated transport and handling of products has increased for the liquid crystal display, data storage, solar cell, printed circuit board and medical sciences test industries.

ePAK’s Business Strategy

ePAK’s objective is to be a global leader in its selected markets by delivering the broadest and deepest line of engineered protection and handling materials possible to the semiconductor and precision engineered products manufacturing industries. The Company’s strategy is built around leveraging its marketing and operational experience and techniques to maximize the solutions offered to customers while optimizing its cost structure through its manufacturing efficiencies, with a particular emphasis on high value materials utilization.

ePAK’s strategy includes the following elements:

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Broad Vertical Market Segment Product Offerings. The Company’s customer base includes over 500 customers comprised of a broad range of semiconductor and electronics manufacturers. The majority of these customers utilize engineered handling solutions within their operations from numerous classes of products offered by ePAK. The Company’s broad product offerings within the vertical semiconductor manufacturing market provide it with the opportunity to engage with a customer initially with a single product offering, through which they are introduced to ePAK’s other service, delivery, design and production capabilities, many of which ePAK believes are unique to it. Based on an acknowledgement of the value the Company adds to the customer’s operations in one product segment, ePAK seeks to create demand-pull for related and complementary products also being used by the customer. The Company believes that manufacturers of semiconductors and electronic systems place a premium on suppliers who are able to comprehensively meet their materials protection and handling needs, and ePAK believes that its broad product offering positions it as a premium supplier while creating additional demand for products used within the manufacturing chain.

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Operationally Complementary Product Offerings. The Company seeks to maintain a broad product portfolio so that it may optimize its overall cost structure by taking advantage of the efficiencies gained by offering products for the various vertical markets it serves that utilize complementary manufacturing techniques and engineering materials. This also enables ePAK to enhance its revenue base and minimize the risk associated with product and customer concentration, as well as helping it control costs by optimizing material utilization. Since high value, high performance engineering materials comprise the largest component of ePAK’s cost structure, the Company believes it can continue to enhance its operational performance by optimizing material utilization. ePAK’s emphasis on driving its business from the market and applications side allows it to service complementary downstream markets with some products manufactured extensively from de-rated manufacturing losses while utilizing the high performance qualities maintained within the de-rated engineering plastics. By joining its broad product base marketing and operational strategies together, coupled with its engineering materials compounding capabilities, ePAK believes that it can maximize the use of its engineering materials in the highest value state possible.

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Global Supply and Local Service. ePAK believes that its superior responsiveness to new customer opportunities and the reliability of its supply to its existing customers enhances its competitiveness and maximizes the barriers to entry of its competitors with potential and existing customer relationships. The Company maintains a single large scale manufacturing center in Shenzhen, PRC employing over 1,500 staff, including over 150 experienced product design and manufacturing engineers. Maintaining a single large-scale facility allows ePAK to optimize capacity utilization while maintaining a high level of product quality and performance. The PRC facility holds certification to international quality standards including ISO 9001:2000. The Company’s environmental initiatives are reflected in the manufacturing site’s ISO14001 certification. The internationally recognized ISO certifications are secured through an audit of ePAK’s systems, verifying compliance with ISO standards. Furthermore, the Company was among the first companies in the PRC to receive certification as a Sony Green Partner. The Company believes that these quality certifications gain customer confidence that can result in rapid customer adoption of ePAK products.

ePAK’s manufacturing center is linked to its global customers through its local engineering, sales and support staff. The Company believes its emphasis on local service and delivery results in enhanced customer relationships and leads to opportunities to provide additional high value product and service solutions to its global customer base. Local service and delivery supported by JIT supply and inventory management, coupled with customer consignment programs, further enable ePAK to respond quickly to changes in customer demand.

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Emphasis on Consumables. Supplying consumable products provides ePAK with a recurring revenue stream. Demand driven by semiconductor unit-volume production, which drives over 90% of ePAK’s revenues, has provided for relatively stable growth of the Company’s underlying markets. According to VLSI Research, Inc., during the twenty years spanning 1986 through 2006, annual global IC unit volume sales growth has averaged 10% with only two years of decline, including a decline in 2001 resulting from the general decline in the technology sector during that time. Similarly, silicon wafer demand grew 18 out of 20 years during this period and averaged 8% annual growth. Often the semiconductor markets are measured by dollar sales volumes, rather than IC unit volumes, which have a higher variability than unit sales volumes. Such markets have also had drastic swings in semiconductor capital equipment expenditures. ePAK focuses its sales strategy on products driven by semiconductor unit-volume production that has historically experienced a more consistent growth and recurring revenue stream. Similar to its strategy regarding its products for semiconductor production, ePAK is focusing its product expansions to serve a growing consumables market with recurring revenue opportunities.

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Applications Driven Solutions. Materials handling, protection and automation performance within the semiconductor and electronics industry continuously evolve. Largely, this evolution is driven by demand for greater production efficiencies resulting in higher manufacturing throughput and shrinking semiconductor device geometries. This evolution and the resulting increase in product performance requirements creates a market environment where ePAK can utilize its experience to bring innovative products and services to market at a pace that the Company believes is consistent with the requirements of its customers’ demand for more advanced products. ePAK seeks to formulate a full service solution capitalizing on its technical design expertise, high purity and tight tolerance manufacturing capabilities, and product supply initiatives. Additionally, the Company is able to provide JIT and consignment supply options further addressing customer application needs.

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Expanding Large Scale Manufacturing Operations. ePAK’s large scale manufacturing operations encompass a wide array of processes and capabilities under the management and direction of its experienced management team. Manufacturing processes include injection molding, extrusion, thermoforming, vacuum forming and materials compounding of a wide variety of high performance engineering resins. The Company believes that its product quality and integrity is enhanced by managing a single large scale manufacturing center with its experienced operations management team concentrated in that location. ePAK’s manufacturing operations in Shenzhen, PRC, are positioned to maintain short supply lines to the consumers of a majority of the products the Company delivers : China, one of the fastest growing semiconductor and electronics producing regions in the world; North Asia, including Japan, Korea, Taiwan, and the Philippines; and South Asia, including those in Malaysia, Singapore, and Thailand. Longer supply lines exist in support of the more mature market regions, including North America and Europe. To compensate for these longer supply lines, ePAK maintains JIT stocking operations and customer consignment programs.

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Strategic Acquisitions. ePAK continually evaluates strategic acquisitions that would contribute to its growth, accelerate its technological and service expertise, and/or increase its manufacturing and operational efficiencies. The Company seeks acquisition targets that would benefit from the skill of ePAK’s management team and business model, allow the Company to expand its product offerings to, and its relationships with, its existing customer base, or that would allow ePAK to apply its technical and service expertise, business strategies and operational efficiencies in product areas and markets that it has not previously served.

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Expanding Markets. In recent years, many of the products and services valued by the semiconductor and electronics industry are also in demand from other similar industries. As such, demand for precision engineered products and solutions for the automated transport and handling of products has increased for the liquid crystal display, data storage, solar cell, printed circuit board, and medical sciences test industries. Although ePAK does not expect that any of these other industries will become its primary focus, it believes that each of these industries provides considerable opportunities to expand the sale of its products and intends to pursue these opportunities.

Products, Services and Delivery

The Company is a full-service designer, manufacturer and supplier of precision engineered products and solutions for the automated transport and handling of semiconductors and electronic devices. Its broad product portfolio encompasses three major categories defined around its position in the markets it serves: (a) front-end protection and handling carriers, (b) back-end protection and handling media; and(c) end-system automated assembly products.

Front-End Products

ePAK’s front-end products facilitate the automated manufacture, transport and processing of semiconductor wafers, while offering a high level of mechanical and physical protection. Its front-end products include transport and handling carriers, process cassettes used in the manufacture of semiconductor wafers, and storage environments used for holding finished wafers and work-in-progress (“WIP”) wafers.

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Wafer Carriers. ePAK’s front-end products include the ePRO line of wafer carriers used in the high volume transport of raw wafers from wafer manufacturing operations to wafer fabs. Protective containers, like those in the ePRO line are designed and engineered to precision dimensional tolerances and are manufactured from high purity engineering grade plastics. The engineering grade raw materials enhance dimensional stability, thus facilitating the containers interface with automated handling equipment, and serve to minimize contamination risks during wafer transport from raw wafer manufacturers to wafer fabs. The Company’s ePRO line, along with its other wafer carriers, maintain wafer integrity throughout the rigors of the transportation and handling cycle. The Company’s ePRO product line handles wafers ranging from 100mm through 300mm in diameter. ePAK also offers smaller diameter wafer carriers ranging from 1-inch to 3-inches, with applications typically geared towards high performance specialty wafers formulated from compound semiconductor materials. The Company also offers a wide variety of secondary packaging solutions, such as clean room bags, moisture barrier bags and special outer packaging to assist the customer in passing rigorous drop tests often required by their customers.

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Process Cassettes. ePAK’s line of wafer and solar cell process cassettes enable the transfer of wafers and solar cells from process station to process station as part of the fabrication process. Wafer to wafer, or cell to cell, positional tolerance and cassette dimensional stability are critical in providing reliable interface with automated processing equipment. Design and material performance are instrumental to the manufacture and function of these cassettes, given the critical role they play and their exposure to various thermal and chemical environments. Unlike the majority of the products the Company sells, process cassettes are used repeatedly. ePAK also supplies process cassettes that are used in wet chemical processing. These cassettes must be able to withstand exposure to the various chemicals and temperatures used in the production of semiconductors and solar cells. The Company has gained considerable experience in designing solutions and using unique materials in these applications and will continue to invest in the development of products in this area. Many of ePAK’s cassettes are used for processing of ultra-thin wafers. These wafers can typically be as thin as 80-100um and present unique handling challenges. The Company has considerable design experience in this area and offers a series of special cassettes for this application.

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Storage Environments. Storage environments encase process cassettes and buffer WIP wafers and solar cells as well as store finished goods prior to transfer to assembly and test operations. Controlled environment storage, including lot identification and traceability features, can be provided by storage environments through integrated radio frequency identification (“RFID”) tags or optical coding systems. Like process cassettes, storage environments are typically multi-use products. ePAK offers these storage environments in a range of sizes and material options. The Company has developed several solutions in this area and continues to invest in the development of products in this area. Furthermore, ePAK offers a unique solution for solar cell storage that has also been popular with the expanding solar cell market.

In 2007, front-end products accounted for 9.2% of ePAK’s total revenue. Wafer carriers, process cassettes and storage environments made up 1%, 5% and 3% of ePAK’s revenue respectively.

Back-End Products

ePAK’s back-end products facilitate the handling and transfer of finished wafers, the manufacture of packaged ICs, the transport of finished ICs and electronic components to system sub-assembly and final assembly manufacturers. Maintaining the physical and functional integrity of finished wafers, fragile ICs and other electronic components is crucial to ensuring the proper operation and functionality of electronic systems. The ability of the Company’s back-end products to interface with high speed automated assembly and SMT equipment enhances high production throughput and manufacturing efficiencies.

The Company formulates product, delivery and supply arrangements tailored to the individual customers’ performance needs. JIT and consignment programs are designed for each individual customer accounting for their unique set of needs driven by their specific processing, forecasting and operations support requirements.

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Wafer Canisters. Wafer canisters, like ePAK’s eLX system, provide the means of transport for semiconductor wafers from wafer fab operations to back-end assembly and test facilities. The wafer canister transport system includes products produced by the Company that are placed inside the canister and in between each wafer. These products include a protective interleaf that is placed between the wafers, as well as, various options for special padding that is placed above and below the wafers inside the canister to provide cushioning during transport. ePAK has produced a series of proprietary products in this area that have become increasingly popular with the global customer base. This product, known as the ePAD system, consists of shock absorbing cushions as a high purity alternative to foam. In typical applications, wafer canisters interface with automated loaders at the last stage of the wafer fab operations and automated unloaders at the initial stage of the assembly and test operations. All of the Company’s canisters are designed to facilitate automated wafer handling, guaranteeing a higher degree of wafer protection over manual methods, due to the reduction in potential manual mishandling.

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Wafer Jars. Wafer jars, like wafer canisters, are a means of transport for semiconductor wafers from wafer fab operations to back-end assembly and test facilities. However, wafer jars typically lack the ability for use with automated wafer handling equipment and thus require manual loading and unloading. Coupled with the lower degree of physical protection afforded by wafer jars, the market segments utilizing them are largely skewed towards lower technology products.

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IC Trays. Following the wafer fabrication process, finished wafers containing functional circuitry are transported to IC assembly and test operations where they are cut into individual die. An individual die is typically mounted to a metal lead frame or circuit substrate where interconnections are made between pads or conductive bumps on the die surface and corresponding pads or interconnects on the lead frame or substrate. The die is typically encapsulated or over molded to offer environmental protection. The end result is a packaged IC ready for mounting on a printed circuit board (“PCB”) or integration into an electronic system. IC handling trays are introduced during the final processing steps of finished ICs. They may be used for automated test equipment (“ATE”) interface, and are subsequently used for transport of ICs from the assembly and test operations to surface mount technology (“SMT”) circuit assembly operations, where they serve as interface to high speed SMT equipment. ePAK’s customer application driven marketing led to the development and introduction of the patented eBIN system of lot sorting, segregation, and tracking. Separate ICs with similar appearances can have substantially different levels of performance or functional characteristics. The Company’s eBIN stud and rider system provides its customer with a means of visually tracking and identifying differing classes of product according to test results, manufacturing batch classification or process characteristics. ePAK’s applications approach to product development also addresses manufacturing yield challenges with the Company’s patented V-Cut pocket design for ball grid array (“BGA”) substrates. IC handling trays are manufactured from a range of engineering materials customized around the application and differ according to thermal, ESD, dimensional and purity requirements.

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Tape and Reel. ePAK’s tape and reel products are also used for the safe handling and transport of IC’s from back-end operations to PCB houses. These products allow for high speed mounting of ICs onto PCBs and are generally used for smaller devices than those that ship in IC trays. The tape and reel system consists of two tapes, a carrier tape and a cover tape, and a reel. The Company manufactures embossed carrier tape and rigid reels while acting as a reseller of activated adhesive cover tape. In use, individual components are placed by our customers into precision formed pockets along the length of the carrier tape which also provide ESD protection through the inherent conductive properties of the tape material. The individual components are held in the pocket through the application of an electrostatically dissipative cover tape attached to the carrier tape by heat-activated or pressure sensitive adhesive. Finally, the sealed tape system is wound around industry standard 13-inch or 7-inch reels which may also provide ESD protection through either the reel materials inherently conductive products or through an antistatic topical coating.

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Grip Rings and Flex Frames. Following the final stages of semiconductor wafer manufacturing, wafers are often subject to back grinding operations to reduce wafer thickness. Individual dies from wafers may be sawn and singulated, sorted, marked and shipped. To facilitate these operations Mylar film can be stretched across concentric locking grip rings with a single wafer mounted to the film. ePAK manufactures tight tolerance grip or hoop rings to enable these post wafer fab processing steps where product performance and manufacturing repeatability are crucial.

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IC Shipping Tubes. IC shipping tubes are the longest lived transport media for the transport of ICs and other electronic components and subassemblies. Traditionally manufactured by the industry from polyvinylchloride (“PVC”), ePAK provides both PVC and polystyrene tubes options.

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Bare Dice Trays. The Company facilitates the handling of singulated bare semiconductor die through the design, manufacture and supply of bare die trays. These trays provide mechanical and ESD protection in 2-inch or 4-inch square tray form containing an array of pockets sized to hold just one individual die. Depending upon the requirements of the application, high purity material properties can be achieved where there is susceptibility to contamination.

•

Vacuum Formed Trays. ePAK manufactures a broad line of vacuumed formed trays which are used in many applications. These products utilize the Company’s precision manufacturing capabilities and are produced for a wide range of customers. ePAK produces a series of secondary packaging products that, in combination with many of the products described above, provide a full shipping system for the customer, with the exception of the cardboard shipping box.

In 2007, back-end products accounted for 74.2% of ePAK’s total revenue. Wafer canisters, wafer jars, IC Trays, tape and reel, grip rings and flex frames, IC shipping tubes, bare dice trays and vacuum formed trays made up 6%, 2%, 38%, 15%, 1%, 6%, 0.2% and 6% of ePAK’s revenue, respectively.

End-System Products

ePAK’s end-system products facilitate the automated assembly of electronic send systems, including magnetic disk drives for computer and consumer applications and imaging products. Sensitivity to ionic, chemical and particulate contamination is high in these applications. End-system products include disk substrate and media carriers and automation trays.

Disk Substrate and Media Carriers. Manufacturing operations beyond the semiconductor industry also require high purity, high performance solutions enabling automated handling and assembly of components. The data storage industry is one such example. The substrates and magnetic media, which are found in disk drives and on which non-volatile data is stored, have exceptionally stringent requirements for protection from contamination. The Company’s technical expertise in high performance engineering materials, advanced cleaning and processing operations and innovative applications-oriented design approach has led to rapid customer adoption of its disk substrate and magnetic media carriers. ePAK’s innovations with high density carriers and external closure mechanisms can offer the data storage markets substantial increases in manufacturing throughput coupled with reduced levels of surface contamination.

Automation Trays. Much like IC handling trays, trays developed for the optical device and data storage markets are used in high speed, high reliability automated assembly processes. Within the automation tray product segment, high purity materials offer protection for contamination sensitive components and precision manufacturing tolerances facilitate high speed automation. Automation trays are used in handling optical lenses within the imaging industry and for read/write heads and disk drive suspension assemblies in the data storage industry.

In 2007, End-System products accounted for 16.6% of ePAK’s total revenue.

Services

Design Services. The Company’s global applications and engineering team is highly experienced with the processes and procedures of semiconductor and electronic components and systems. The team draws on its wealth of applications experience and in-depth knowledge of the manufacturing challenges faced by customers in the markets that ePAK serves. Applications driven product design begins with an evaluation and analysis of customer challenges, integrates the customer goals and draws on materials, manufacturing, tooling and automation expertise in formulating a thorough product solution. Cross-industry and cross-product knowledge is leveraged to deliver these solutions. The end result of ePAK’s solutions oriented design service is often a new drawing, design or product that uniquely addresses the application.

Cleaning Services. The Company offers high quality precision cleaning capabilities housed within ePAK’s extensive clean room operations facilities. Precision cleaning operations are designed to provide customers with critical contamination control of particles as small as 0.2 um. The Company’s cleaning services are typically offered as part of an overall sourcing solution that might also include various delivery and logistics offerings to formulate a comprehensive sourcing solution that meets or exceeds all of the customer’s requirements. Cleaning services are often applied to IC trays, wafer handling media, disk drive products, and optical lens trays.

Forecasting, Planning and Logistics Services. ePAK provides products and services to customers throughout the semiconductor and electronics supply chain. The breadth of market engagements and depth of supply chain penetration offers enables ePAK an understanding regarding product segment current and forecasted demand.

Customers and Markets

The Company’s major customer groups include manufacturers of semiconductor wafers, ICs and electronic components and electronic system producers. Its most significant customers, based on sales in fiscal year 2006, include Amkor Technologies, ASE Test, Hitachi, On Semiconductor, Seagate, Skyworks, ST Microelectronics, STATS Chippac, Texas Instruments and Toko Electronics.

In fiscal years 2007, 2006 and 2005, sales to ePAK’s top ten customers accounted for approximately 59%, 58% and 60%, respectively, of sales. In 2007, two customers, ST Microelectronics and Seagate Technology, accounted for more than 10% of the Company’s sales. In 2006, no customers accounted for more than 10% of the Company’s sales. In 2005, ST Microelectronics accounted for more than 10% of the Company’s sales. Over 700 customers purchased products from ePAK during 2007.

The Company solicits sales from and issues quotations to its customers. Transactions are consummated with the issuance of a purchase order by the customer, followed by ePAK’s shipment of goods to the customer pursuant to the purchase order. In some cases, customers first issue blanket purchase orders, then subsequent partial shipment releases against the blanket purchase order. ePAK then ships pursuant to the shipment release.

The Company may enter into sourcing agreements with its customers. These agreements generally have a term of one to two years, but they do not typically include any long term binding commitments on the parties to the agreements. The ePAK global sourcing and supply team works closely with customers to manage ongoing supply arrangements factoring in customer, market and industry activities. These factors are used in soliciting blanket purchase orders, product and delivery-specific purchase orders, and non-binding forecasts for future product order volume. These are subsequently updated on a periodic or ongoing basis. Customers may from time to time alter or cancel orders for reasons beyond the Company’s control.

The percentage of sales from customers located outside the U.S. was approximately 85%, 88%, and 88% in fiscal 2007, 2006, and 2005, respectively. ePAK records sales location by the billing destination, even if the customer is headquartered in the U.S. It anticipates that sales to international customers will continue to represent a significant percentage of sales. The percentages of its sales by region are set forth in the table below:

	Fiscal Year Ended December 31,
	2007	2006	2005
Asia	80.0%	81.3%	83.6%
Europe	5.0	6.7	4.4
U.S.	15.0	12.0	12.0
Other	—	—	—

Total	100%	100.0%	100.0%

ePAK’s sales are generally made pursuant to standard purchase orders, which can be revised by its customers to reflect changes in the customer’s requirements. Generally, the Company’s purchase orders allow customers to reschedule delivery dates and cancel purchase orders without significant penalties. For these reasons, ePAK believes that its backlog, while useful for scheduling production, is not necessarily a reliable indicator of future revenues.

Sales and Marketing

The Company sells its products worldwide through a direct sales force, independent sales agents and distributors located in all major semiconductor and electronics markets, including those in North America, Asia, and Europe. These global sales organizations are supported by local application engineering, service, logistics and delivery staff acting to formulate comprehensive solution offerings for ePAK’s customers.

The Company’s marketing efforts focus on the creation of demand-pull. Demand-pull for sales is the result of introducing customers, who are sourcing one or more products or services from ePAK, to other products and services available from ePAK. With its broad vertical and lateral product offerings, the Company also offers inducements to reward existing customers who specify the use of its products and services to other parts of their supply chain where ePAK has no or limited engagement. The Company’s industry reputation for providing rigorous and comprehensive solutions provides it with the opportunity to build on its successes. In the process, the Company further enhances its reputation and customer relationships allowing ePAK involvement in earlier stage opportunities. This positions the Company to capitalize on business opportunities as they arise and make effort to incorporate ePAK’s solutions into early stage specifications.

ePAK believes that its full spectrum of sourcing activities, incorporating a combination of design, service, analytical, product, quality, logistic and delivery elements, is important to its marketing efforts.

Competition

The market for the Company’s products is highly competitive. While product and price are important factors impacting ePAK’s competitive capabilities, the Company competes on the basis of the quality, service, delivery and value of its total solution. Elements important to formulating ePAK’s total customer solution include product quality and performance, design and engineering support, the Company’s technical expertise and reputation, delivery and logistics services and ePAK’s worldwide presence with local service. The effectiveness of ePAK’s total solution formulation varies from market segment to market segment and from customer to customer.

The market for ePAK’s products is highly fragmented, and it competes with a number of different companies primarily on a product line by product line basis. Competitors of the Company’s front-end product segment include Entegris, Miraial and Shin-Etsu Polymer. Competitors of ePAK’s back-end product segment include 3M, C-Pak, Daewon, ITW/Camtex, Kostat, Peak International and many small regional suppliers. Competitors of the Company’s end-system products include Chosen and Entegris. Some of ePAK’s competitors are larger and have greater financial, technical, marketing, distribution and other resources than the Company. In industry down cycles, they may be willing to sell below fully absorbed costs at prices ePAK cannot match. The Company may not be able to compete successfully against any of these competitors.

Product, Service and Materials Development

The Company’s engineering and development efforts are focused on providing continued introduction of new products and services as well as increasing the manufacturing efficiencies of its operations. ePAK maintains a technical and engineering staff of over 100 persons at its factory in Shenzhen PRC, at its design center in Austin, Texas, and at its facilities in Singapore, Korea, the Philippines and Taiwan.

The product and service development cycle begins with customer and market interactions defining market needs and requirements. ePAK’s sales, product engineering and technical team works to develop product and service solutions to meet market or customer specific needs. It makes use of advanced 2-D and 3-D design and modeling applications and methods including advanced computer aided drafting (“CAD”) or finite element multidisciplinary analysis (“FEMA”) and design of experiments methods (“DOE”) in characterizing system applications and ensuring that solutions are optimized around requirements.

Materials development is a key area of focus for ePAK to both deliver high performance product solutions as well as to increase its internal materials utilization efficiencies. Through upstream integration, the Company continues to produce a broadening range of high performance engineering materials that it traditionally purchased from third party material compounders. By maintaining advanced internal compounding capabilities, ePAK is able to optimize material performance for a given application rather than purchasing higher cost compounded materials whose properties meet a broad range of performance requirements. ePAK anticipates expanding the size and scope of its material formulation operations.

Product, service and materials development efforts at ePAK are supported by advanced test and measurement laboratory operations within our organization. Our laboratory capabilities include ionic chromatography, liquid particle count, smart scope non-contact dimensional characterization, tensile strength tester, impact tester, surface tension testing, and static decay testing.

The Company’s research and development expenditures in fiscal 2007, 2006, and 2005 were $0.1 million, $0.18 million and $0.16 million respectively, which expenditures were all associated with product development initiatives.

Manufacturing

ePAK believes that its advanced large-scale manufacturing, cleaning and processing facilities in Shenzhen, PRC, all managed under rigorous quality systems, are critical to its competitiveness and provide the Company with a tactical and strategic advantage. ePAK’s facilities and processes include:

•

Precision Injection Molding. From the its inception, ePAK has continuously developed its injection molding capabilities and expanded them to include the processing and molding of a broadening array of technically challenging engineering resins. This growth in capability allows the Company to add to the performance capabilities of the injection molded products it produces. Injection molding involves heating natural and compounded engineering resins and forcing the molten plastic into precision tooled molds. Injection molding processes are applied extensively in the creation of ePAK’s wafer process cassette, canister and jar products along with IC trays and other rigid products.

•

Extrusion. Extrusion, whereby molten plastic is forced through a die, is used to create IC shipping tube products as well as raw sheet materials used in the production of carrier tape and various wafer and packing products. Dimensional tolerances may be quite stringent and the material performance characteristics and purity may be crucial in determining the overall performance of ePAK’s end products.

•

Vacuum Forming. Vacuum forming processes are used in the final production of carrier tape, flexible handling trays, shock absorbent packing materials and ancillary wafer protection products. Vacuum formed products are created through the application of heat to a thin polymer sheet and then drawing a vacuum through a multi-cavity mold such that the sheet shape conforms to the dimensions defined by a mold cavity. Various alterations to the typical vacuum forming process can be applied to increase dimensional accuracy and the mechanical performance of finished products. The raw material used in this process may also be made by the Company and ePAK has extensive experience in formulating ultra clean materials for use in this process.

•

Compounding. Compounding alters the performance characteristics of base or previously compounded polymer resins through the controlled blending-in of performance modifiers. These modifiers can include minerals, elements or other resins. ePAK’s material compounding capabilities allow tailoring material performance to meet specific criteria required for a given application. Additionally, captive compounding allows better control of manufacturing costs through the compounding of byproducts of the Company’s manufacturing processes or materials that have reached end of life in their original application. Compounding also contributes to ePAK’s overall control of the quality and purity of injection molded, extruded and vacuum formed end products.

•

Sub Micron Cleaning. ePAK maintains high volume sub micron cleaning capabilities in support of its semiconductor wafer and disk drive products. Cleaning services are also provided to the wafer and disk drive industries in support of the customers’ internal requirements and in order to formulate and implement closed-loop service and supply arrangements with select customers. The Company’s cleaning operations are housed within ultra-clean clean room environments.

•

Assembly. ePAK maintains product assembly operations with extensive quality and logistic controls, making use of automated processes, where applicable, to further ensure quality and efficiency. Some of the assembly operations are housed within clean room environments to further ensure product purity and precision.

•	Vision System Processing. The Company makes use of advanced 2-D and 3-D imaging systems in the production and testing of certain products where quality and dimensional accuracy are critical.

ePAK has made, and expects to continue to make, significant investments in expanding and improving upon its manufacturing capabilities. These investments contribute to its ability to manufacture and process technologically advanced products and support its applications oriented design and development emphasis.

The Company’s products are made from a variety of raw materials that are generally available in quantity from alternate sources of supply. However, certain materials included in ePAK’s products are obtained from a single source or a limited group of suppliers. It seeks to reduce dependence on limited source suppliers, but it may experience adverse impacts or interruptions to manufacturing processes for certain products should the performance of one or more of these limited source suppliers diminish or experience interruption. A significant change in the price or performance of raw materials could adversely affect ePAK’s operating results.

The Company’s manufacturing site in Shenzhen, PRC, contains two legal entities operating within different physical structures: ePAK Technologies (Shenzhen) Co. Ltd, and ePAK Multi-Products Factory. ePAK Technologies (Shenzhen) Co. Ltd is a WFOE formed under PRC law and a 100% owned subsidiary of ePAK. ePAK Multi-Products Factory is an LPE created through a licensed processing agreement formed under PRC law and owned by the investment arm of the government of Heng Gang, the municipality in which the factory is located, and is operated by e.PAK Hong Kong Pte, Ltd., a subsidiary of ePAK. The Company owns or leases the equipment, facilities and ePAK’s manufacturing facilities is operated pursuant to the LPE agreement with an unaffiliated, non-operating local PRC company, and the balance of ePAK’s manufacturing operations operate as WFOE at the same site in Shenzhen PRC. ePAK is dependent upon remaining in good standing with its local processing partner and local regulatory agencies in the PRC. In accordance with the LPE agreement, ePAK provides its processing partner with machinery, equipment and fittings, raw materials, assessorial and packaging materials required for manufacturing ePAK’s products, which are all the property of ePAK. Under the LPE agreement, ePAK pays a monthly processing fee to the processing partner to cover various expenses related to the production of ePAK’s products. While the production staff under the LPE agreement are technically employees of the processing partner and ePAK has no contractual or legal right to manage the operations of the factory, in practice and in accordance with local custom, ePAK exercises broad authority over the supervision of the factory and decisions regarding the recruiting, supervision and compensation of the factory workers and in the operation of the factory. Goods manufactured under the LPE agreement must all be exported from the PRC with no direct shipments to customers within the PRC. There is no PRC income tax assessed on companies operating pursuant to an LPE arrangement.

The LPE agreement has a term of 10 years and expires on May 31, 2009. Under the terms of the LPE agreement, the LPE is obligated to provide certain services and utilities, some of which in practice and accordance with local custom are actually provided by ePAK. Total fees payable to the LPE approximate the actual costs incurred through the LPE necessary to operate the facility. The production facilities and the dormitory facilities used to house the production staff, which are either managed pursuant to the LPE agreement or by the WFOE, are leased under arrangements with the entities listed below having the following terms:

Facility	Lessor	Term	Expiration
#1 Manufacturing / #8 Dormitory	Heng Gang Bao’an Economic Development Corporation	25 years	November 1, 2024
#2 Manufacturing / #7 Dormitory	Heng Gang Bao’an Economic Development Corporation	25 years	September 1, 2024
#3 Manufacturing / #6 Dormitory	Heng Gang Bao’an Economic Development Corporation	25 years	December 1, 2024
#5 Manufacturing / #5 Dormitory	Heng Gang Bao’an Economic Development Corporation	25 years	January 1, 2028
Shenzhen City	Baochang Taian Shiye Development Co., Ltd.	25 years	January 2033

Under the WFOE, all production staff are employees of ePAK. Duties are charged on the importation of raw materials with partial value added tax credits upon the export of finished goods. The manufacturing equipment housed at the WFOE was imported with associated import duties paid. The WFOE can sell the goods it manufactures directly to customers within the PRC. This combination of LPE and WFOE manufacturing operations in the PRC provides for an economically efficient means of servicing both customers within and outside of the PRC.

Intellectual Property

ePAK believes that the success of its business relies in part on its proprietary technology and capabilities, processes, information, designs and know how. It protects its intellectual property rights with trade secrets and patents, and relies on a combination of patent, trademark and trade secret laws and license agreements to protect these rights. As of December 31, 2007, the Company’s intellectual property rights portfolio included 41 issued patents and 37 patents filed in China , Singapore and the United States. Of the issued patents, 4 were issued in the United States, 4 were issued in Singapore and 33 were issued in China. There can be no assurance that patents will be issued from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented, or that any rights granted thereunder will provide meaningful protection or other commercial advantage to ePAK. Moreover, there can be no assurance that any patent rights will be upheld in the future or that the Company will be able to preserve any of its other intellectual property rights. Although patents may delay or deter competitors from offering competing products, ePAK believes that its competitors may be able to design around its patents and may at some point be able to commercialize products similar to those covered by the Company’s patents. ePAK’s material patents will expire as follows:

Year of Expiration	Number of Patents
2012	1
2013	3
2015	19
2016	10
2022	2
2023	2
2024	2
2025	2

In ePAK’s industry, it is not unusual for companies to receive notices alleging infringement of patents or other intellectual property rights of others. It expects, from time-to-time, to be notified of claims that it may be infringing patents, maskwork rights or copyrights owned by third parties. If it appears necessary or desirable, the Company may seek licenses under patents that it is alleged to be infringing. Although patent holders commonly offer such licenses, licenses may not be offered and the terms of any offered licenses may not be acceptable to ePAK. The failure to obtain a license under a key patent or intellectual property right from a third party for technology used by the Company could harm its business.

Employees

As of December 31, 2007, ePAK had 1,541 employees. The majority of these employees are located at its manufacturing site in the PRC and a large portion of those who work at ePAK Multi-Products Factory are under the legal employment of Heng Gang Bao An Development Co. Ltd. While the staff are under the direct employment of Heng Gang Bao An Development Co. Ltd., the Company deems these employees to be employees of ePAK Hong Kong Pte Ltd, a wholly-owned subsidiary of ePAK, given that the Company recruits, manages, directs the efforts of, and controls their activities. As of December 31, 2007, ePAK employees numbered 15 in the U.S., 17 in Singapore, 4 in Taiwan, 2 in Korea, 3 in the Philippines and 1,500 in the PRC. None of ePAK’s employees are represented by a labor union or covered by a collective bargaining agreement. The Company’s future success will largely be dependent on its ability to attract, retain and motivate highly qualified technical and management personnel. The employment market for such personnel is competitive and there can be no assurance that ePAK will successfully staff all necessary positions.

Corporate History

ePAK established its initial operations through the creation of ePAK Resources (S) Pte Ltd in Singapore during 1999. The Company maintains 100% owned subsidiaries in the US, Hong Kong, and the PRC. The Company’s executive offices are located at 4926 Spicewood Springs Road, Suite 200, Austin, Texas 78759 and its telephone number is (512) 231-8083.

ePAK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

This following is not a complete discussion of ePAK’s financial condition, changes in financial condition and results of operations. It is intended merely to facilitate an understanding of the most salient aspects of ePAK’s financial condition and operating performance and to provide a context for the discussion that follows. The detailed discussion and analysis that follows must be read in its entirety in order to fully understand ePAK financial condition and results of operations. The following discussion should be considered with the financial statements of ePAK included in this proxy statement/prospectus and should be viewed in light of the risks summarized in “Risk Factors.”

Overview

ePAK is a full-service designer, manufacturer and supplier of precision engineered products and solutions for the automated transport and handling of semiconductor and electronics devices. The Company operates a large scale design and manufacturing facility in Shenzhen, PRC with further sales, design and application engineering facilities located in a number of offices around the world servicing North America, Europe and Asia. ePAK’s precision manufactured handling solutions provide the Company’s customers with the automated means of manufacturing, handling, and transporting their critical semiconductor and electronic devices with a high degree of reliability and efficiency.

The majority of the Company’s products are unit driven consumables, demand for which is driven by a combination of semiconductor, integrated circuit, and electronic system manufacturing activity. The Company’s unit driven consumable products include raw wafer shippers, finished wafer transport media, IC test and handling trays, die singulation grip rings and flex frames, IC tape and reel for high speed automated circuit board assembly, and IC shipping tubes. ePAK’s data storage media shippers and subcomponent trays, which are also unit driven consumables, is driven by the manufacturing activity of data storage systems largely composed of disk drives. ePAK also manufactures process carriers used in the manufacture of silicon wafers, compound semiconductor wafers, data storage systems, and integrated circuits. These process carriers, facilitating advanced automation, protect the integrity of ePAK’s customers’ products during the various processing stages used in the manufacture of semiconductor wafers and integrated circuits. The demand for process carriers correlates with overall semiconductor and IC manufacturing activity.

Key Operating Factors

Key factors, which ePAK management believes have the largest impact on the overall results of operations of the Company include:

Level of sales

Since a large portion of the Company’s product costs (excepting raw materials and direct labor) are largely fixed in the short/medium term, an increase or decrease in sales affects gross profits and overall profitability significantly.

Variable margin on sales

The Company’s variable margin on sales is determined by selling prices and the cost of manufacturing and raw materials. This is also affected by a number of factors, which include the Company’s sale mix, purchase prices of raw material, competition, direct labor costs, and the efficiency of the Company’s production operations, among others.

Fixed cost structure

The Company’s fixed cost structure has some degree of impact on profitability. There are a number of large fixed or semi-fixed cost components, which include salaries, indirect labor, and benefits, and depreciation and amortization. It is not possible to vary these costs easily in the short term as volumes fluctuate. Thus changes in sales volumes can affect the usage and productivity of these cost components and can have a large effect on the results of operations.

Origin sales

The following tables summarize ePAK’s total sales, based upon the country to which sales to external customers were made, attributed to significant countries:

	Year ended December 31, 2007		Year ended December 31, 2006		Year ended December 31, 2005
	(in thousands)
Sales:
China, including Hong Kong	$14,099	30%	$11,070	31%	$10,412	39%
Singapore	8,530	18%	7,093	20%	4,844	18%
United States	7,189	15%	4,338	12%	3,340	12%
Malaysia	3,778	8%	—	—	—	—
Philippines	3,679	8%	3,610	10%	1,869	7%
Taiwan	3,120	7%	2,563	7%	2,009	8%
Korea	2,859	6%	3,199	9%	2,418	9%
Europe	2,291	5%	2,419	6%	1,206	4%
Others	1,222	3%	1,854	5%	915	3%

	46,767	100%	$36,146	100%	$27,013	100%

ePAK’s Results of Operations

Comparison of Year Ended December 31,2007 to Year Ended December 31, 2006

Sales

For the year ended December 31, 2007, sales were $46.8 million, up $10.7 million, or 29.4%, from sales of $36.1 million reported for the year ended December 31, 2006. Of the total increase in sales in 2007 over 2006, $7.8 million was derived from the sales of wafer shippers, finished wafer transport media and data storage shippers media and $2.8 million was derived from the sales of IC handling products. The major increase in wafer shippers, finished wafer transport media and data storage shippers media products was attributable to the successful market penetration with both increases in the number of customers and also in the unit volume from ePAK’s existing customers. The sales mix of wafer products relative to total sales increased to 35% in 2007 from 24% in 2006.

Moreover, ePAK also grew its IC handling products sales through organic growth as driven by the unit volume increase in the semiconductors industry. ePAK expects its revenue from raw wafer shippers, finished wafer transport media, and data storage shippers media continue to increase.

Gross Profit

Gross profit for 2007 was $16.3 million, an increase of 24.8% as compared to $13.1 million for 2006, and the gross margin in 2007 was 34.9%, versus 36.1% for 2006. The reduction in gross margin was attributable to an increase in raw material cost, which was the result of the rise in global oil prices and an increase in production overhead cost in China due to the combination of appreciation of the Chinese Yuan, rise in labor costs and an increase in utility costs. Such increases in production costs are expected to continue in the future. In 2007, the Company opened its manufacturing campus expansion, which is leased from an unaffiliated third party and is operated pursuant to the LPE agreement, adjacent to the original facility. The expansion effectively triples the Company’s manufacturing space. The increase to rental expenses incurred during the year ended December 31, 2007 as a result of the expansion of ePAK’s manufacturing facilities impacted gross profits by approximately $317,000. On January 1, 2008, ePAK took possession of additional facilities pursuant to this expansion. The aggregate increase to the Company’s rental payments resulting from each of these expansions is expected to impact gross profits by approximately $60,000 per month.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $2.1 million, or 21.3%, to $11.9 million in 2007 up from $9.8 million in 2006. However, selling, general and administrative expenses as a percentage of revenues decreased to 25.4% in 2007 from 27.1% in 2006. The $2.1 million increase in selling, general and administrative expenses in 2007 as compared to 2006 was due to the following factors:

•	$0.8 million, or 43%, increase in administrative salary compensation, which includes an increase in profit sharing bonuses to management of $0.1 million;

•	$0.3 million, or 32% increase in sales salary and commission to agents;

•	$0.2 million, or 104% increase in entertainment expenses;

•	$0.1 million, or 73% increase in government duty expenses;

•	$ 0.1 million, or 86% increase in professional expenses;

•	$0.2 million, or 83% increase in utility expenses and

•	$0.3 million increase for others;

Interest Expense

Interest expense increased to $0.47 million in 2007 from $0.35 million in 2006. The increase in interest expense was a result of higher debt balances and higher interest rates on ePAK’s floating-rate debt, compared to 2006.

Other Expenses

Other expenses increased to $0.61 million in 2007 from $0.27 million in 2006. Other expenses primarily consisted of realized and unrealized exchange differences arising from payments for purchases in Chinese Yuan and in revaluation of payables in Chinese Yuan. The increase in exchange losses from 2006 were due to the appreciation of Chinese Yuan since July 1, 2005 when the Chinese government began to decouple the Chinese Yuan from the U.S. dollar.

Income Tax Expense

The Company incurred $0.85 million in income tax expense for 2007 compared to $0.32 million in 2006 due to $0.5 million in uncertain tax positions recorded in 2007.

Net Income

The Company recorded net income of $2.5 million for 2007, as compared to $2.2 million for 2006. This increase was primarily due to an increase in sales and gross profit margin. Accretion of convertible contingently redeemable common shares of $1.9 million in 2007 and $2.1 million in 2006 resulted in net income attributable to common shareholders of $0.6 million in 2007 and $0.12 million in 2006.

Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2005

Sales

For the year ended December 31, 2006, sales were $36.1 million, up $9.1 million, or 34%, from sales of $27 million reported for the year ended December 31, 2005. Out of the total increase in sales in 2006 over 2005, $5.4 million was derived from the sales of wafer shippers, finished wafer transport media and data storage shippers media and $3.6 million from the sales of IC handling products. The raw wafer shippers, finished wafer transport media and data storage shippers media products were the front-end products offered to facilitate the automated manufacture, transport and processing of semiconductor wafers, which were introduced into the market in large scale in mid 2005. The average unit selling prices of raw wafer shippers, finished wafer transport media and data storage transport shippers media were approximately 4 times that of IC trays. Due to the higher average selling price per unit, the wafer products sales grew at a faster pace than the sales of IC handling products. ePAK expects this trend to continue in the near future. Therefore the contribution from wafer products to the overall increase in sales was significant, with 59% of the increase in overall sales derived from the wafer products in 2006. The sales mix of wafer products as compared to total sales also increased from 12% in 2005 to 24% in 2006. Moreover, ePAK also grew its IC handling products through organic growth as driven by the unit volume increase in the semiconductors industry. ePAK expects its revenue from raw wafer shippers, finished wafer transport media, and data storage shippers media continue to increase.

Gross Profit

Gross profit for 2006 was $13 million, an increase of 44% as compared to $9 million for 2005, and the gross margin in 2006 was 36%, versus 34% for 2005. The improvement in gross margin was partially attributable to the increase in sales, which lead to fixed production overhead costs per product units to decrease. In addition, the increase in product mix for the wafer shippers, finished wafer transport media and data storage shippers media products, which generally have lower percentage of material cost content, to 24% in 2006 from 12 % in 2005, coupled with an increase in average selling prices on IC handling products during the 2006 led to the increase the gross profit margin. Gross margin was partially offset by increases in material costs due to increased oil prices and shortages in certain materials. ePAK believes that the average selling prices of its products will increase over time. However, product costs could increase if its suppliers raise prices, which could result in a material decline in our gross margin. In the past, suppliers have raised prices for products experiencing increasing demand. Although ePAK has product cost reduction programs in place that involve efforts to reduce internal costs and supplier costs, there can be no assurance that product costs will be reduced or that such reductions will be sufficient to offset any declines in average selling prices due to reduced demand, increased competition or other factors.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $1.8 million, or 22%, to $9.8 million in 2006 up from $8 million in 2005. However, selling, general and administrative expenses as a percentage of revenues decreased to 27% in 2006 from 30% in 2005 which was resulted from the pace of increase in sales revenue being faster than the increase in selling, general and administrative expenses. Selling, general and administrative expenses increased by $1.7 million in 2006 as compared to 2005 due to the following factors:

•	$0.46 million, or 30%, increase in freight expenses;

•	$0.3 million, or 21%, increase in admin salary compensation, which includes the increase in profit sharing bonuses to management of $0.15 million;

•	$0.32 million, or 36%, increase in sales salary and commission to agents;

•	$0.1 million, or 34%, increase in meal expenses; and

•	Offset by a decrease in employee share option expenses by $0.23 million to $0.3 million in 2006 from $0.53 million in 2005.

Interest Expenses

Interest expense increased to $0.35 million in 2006 from $0.16 million in 2005. The increase in interest expense was a result of higher debt balances and higher interest rates on ePAK’s floating-rate debt, compared to 2005.

Other Expenses

Other expenses increased to $0.27 million in 2006 from $0.14 million in 2005. Other expenses primarily consisted of the realized and unrealized exchange differences arising from payments for purchases in Chinese Yuan and in revaluation of payables in Chinese Yuan. The increase in exchange losses were due to the appreciation of Chinese Yuan since July 1, 2005 when the Chinese government began to decouple the Chinese Yuan from the U.S. dollar.

Income Tax Expense

The Company incurred $0.32 million in income tax expense for 2006 compared to $0.52 million in 2005 due to an increase in certain tax contingencies recorded in 2005.

Net Income

The Company recorded net income of $2.2 million for 2006, as compared to $0.1 million for 2005. This increase was primarily due to an increase in sales and gross profit margin. The accretion of convertible contingently redeemable shares of $2.1 million in 2006 and $3.1 million in 2005 and the issuance of series B common share warrants expense for $1.3 million in 2005 resulted in net income attributable to common shareholders of $0.1 million in 2006 and a net loss of $4.3 million in 2005.

Liquidity and Capital Resources

ePAK has financed its operations and growth primarily with equity funding from ePAK Holdings Limited and through borrowings under its credit facilities with banks.

ePAK generated net cash flows from operating activities of $15.5 million and $12.4 million during the years ended December 31, 2007 and 2006, respectively. These operating cash flows were primarily due to the generation of net income of $2.5 million and $2.2 million, adjustments for depreciation of property, plant and equipment of $2.9 million and $2.3 million and an increase in working capital of $8.6 million and $7.2 million for the years ended December 31, 2007 and 2006, respectively.

ePAK used $5.7 million and $5.1 million in investing activities during the year ended December 31, 2007 and 2006, respectively, for purchase of its machinery for expansion of its production capacities in ePAK’s factories in China.

ePAK used $9.6 million and $6.6 million in financing activities primarily related to the net repayment of short-term borrowing of $9.5 million and $7.5 million during the years ended December 31, 2007 and 2006, respectively. During the year ended December 31, 2007 ePAK received $12 million from borrowings on credit facilities available for raw material purchases as compared to $9.5 million for the year ended December 31, 2006.

Changes in the principal components of working capital during the year ended December 31, 2007 were as follows:

Net trade receivables increased to $9.4 million at December 31, 2007 from $6.5 million at December 31, 2006, an increase of 45%. The increase is attributable to increased sales volume. Net inventory balances increased 4.8% or $0.4 million during the year ended as a result of increased sales volume. The Company’s accounts payables increased $3.1 million, or 32.9%, from $9.4 million at December 31, 2006 to $12.5 million at December 31, 2007. The increase was attributable to the increase in the amount of purchases made in line with the increase in sales. Depreciation expense for the year ended December 31, 2007 was $2.9 million versus $2.3 million for 2006.

ePAK has an obligation, at the option of the holders of ePAK’s convertible contingently redeemable common shares, to pay in full the redemption value of the convertible contingently redeemable common shares at any time on or after the occurrence of ePAK Holdings Limited failing to complete a public listing by December 31, 2008. Originally, the redemption option commenced on December 31, 2007, but was extended to December 31, 2008 upon the signing of the shareholders’ resolution passed to amend ePAK Holdings Limited’s Articles of Association on December 28, 2007. ePAK and ePAK Holdings Limited are currently in negotiations regarding an acquisition agreement with a publicly traded company in the United States of America which, in ePAK’s opinion, will occur by the second quarter of 2008. In line with the terms of ePAK Holdings Limited’s shareholder agreement, the transaction with the publicly traded company, if it occurs, will cancel the potential obligation to redeem the convertible contingently redeemable common shares. If the redemption option is exercised, ePAK does not have sufficient cash to repay the obligation arising from the convertible contingently redeemable common shares. These conditions raise substantial doubt about ePAK’s ability to continue as a going concern.

Contractual Obligations

As of December 31, 2007, the Company had the following contractual obligations and the effect those obligations are expected to have on the liquidity and cash flow in future periods:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	2 to 5 years	More than 5 years
	(in Dollars in thousands)
Long-term debt	1,468	729	739	—
Operating leases	25,397	1,556	4,858	18,983
Purchase obligations	2,867	2,867	—	—

Total contractual obligations	29,732	5,152	5,597	18,983

Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. Estimates, judgment, assumptions are made in the preparation of the financial statements. These estimates, judgments and assumptions affect the application of the Company’s accounting policies, reported amounts of assets, liabilities, income and expenses, and disclosures made. They are assessed on an on-going basis and are based on experience, knowledge of current conditions and relevant information available at the time, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ from those estimates and such differences may be material to ePAK’s financial statements.

(a)	Share-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of SFAS 123R, which requires companies to measure and recognize compensation expense for all share-based payments at fair value. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in exchange for share-based payment compensation. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost is recognized over the period during which an employee is required to provide services in exchange for the award. The Group has elected to early adopt the provision of SFAS 123 (R) for all periods since inception of the Company. Originally, the stock options were issued for the purchase of shares of e.PAK Resources (S) Pte Ltd, but subsequently changed to the purchase of shares of the Parent Company following a reorganization agreement signed on January 14, 2005, between the Company’s shareholders and the Parent Company’s shareholders. There is no change in the terms and fair value of the options before and after the reorganization. ePAK used the Binomial option valuation model to determine the fair value of stock options on the date of grant based on the assumptions noted in the following table.

Measurement Dates	2005	2002	2000
Exercise price	US$0.20	US$0.20	US$0.20
Expected volatility	63-84%	63-72%	63-72%
Weighted-average volatility	74%	68%	68%
Risk-free interest rate	3.65-3.89%	3.00-3.67%	6.45-6.53%
Dividend	0%	0%	0%
Suboptimal Early Exercise Factor (SOEF) (in times)	10	10	10

The fair value of common stock for each valuation date was determined using the results of contemporaneous third-party independent valuations conducted by National Economic Research Associates, Inc., through the application of the market approach, which management believes is the most appropriate methodology. The market approach uses a direct comparison to publicly traded comparable companies to ePAK and our equity securities to estimate the fair value of the privately issued securities of ePAK. The results of the valuation were detailed in the “Valuation Report of the Common Shares, Preference Shares and call and put options and warrants of e.PAK Resources (S) Pte Limited,”

(b)	Inventories

Inventories are stated at the lower of cost or market. Raw materials which comprise cost of purchases and all direct expenditures are determined on a weighted average cost (WAC) basis. Finished goods and work-in-progress comprise costs of direct materials, direct labor and a proportion of manufacturing overheads based on normal operating capacity determined on a WAC basis. Consumables include items such as uniforms and gloves.

Market value for finished goods and work-in-progress is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated selling costs. Market value for raw materials is the estimated replacement cost. An allowance for loss on obsolescence is provided where appropriate.

(c)	Revenue Recognition

The Group generates revenue from the design, fabrication, and production of precision engineered packing products. In some instances, the Group provides some or all of these services to its customers under the terms of a multiple-element sales arrangement. These arrangements typically involve the sale of the packing products bundled with some or all of these services. When a sales arrangement involves multiple elements, the items included in the arrangement (deliverables) are evaluated pursuant to EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, to determine whether they represent separate units of accounting.

The Group has concluded that it does not have objective and reliable evidence of the fair value of the undelivered items in its multiple element arrangements, specifically the packing products. As a result, delivered services elements, primarily design services, within multiple-element sales agreements do not separately qualify for revenue recognition. Accordingly, the Group accounts for the revenue received related to multiple-element sales arrangements as a single unit of accounting. Revenue for the combined unit of accounting is recognized when the product is delivered and when a right of return exists, provisions for estimated returns are based on historical experience of the Group. When the Group enters into transactions for which homogenous packaging products are delivered to its customers in partial shipments, revenue for these partial shipment transactions are recognized for each shipment based on the quantity of packaging product delivered relative to the total packaging product to be delivered for that contract.

Revenues arising from sale of goods and services are recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable, collectibility is reasonably assured and the delivery of the product or services has occurred. This condition normally is met when the customer has taken title and assumed the risks and rewards of ownership of the product or when the Group can objectively demonstrate that customer acceptance has occurred depending on the terms of the arrangement. Where consignment inventory arrangements are in place, revenue is recognized upon notification by the customer that the product has been withdrawn from consignment. All costs related to the design and fabrication of moulds is expensed as incurred.

The Group provides rights of return for packing products sold to customers. The value of any refund is limited to the sales price charged to the customer. Customers are required to return packing products within 30 to 90 days from the date of shipment from the Group, unless specifically requested in writing by the customer to extend the sales return period. Where a right of return exists, the Group evaluates its provision for estimated returns based on historical returns. In accordance with FAS 48 - Revenue Recognition When Right of Return Exists, where the Group provides customers with a right of return, a provision is recognized for estimated returns.

(d)	Income Taxes

The Group accounts for income tax in accordance with SFAS No. 109 “Accounting for Income Taxes,” which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefit from items including tax loss carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates for the respective years of recovery or reversal anticipated. The effect from a change in tax rates is recognized in income in the period of enactment. A valuation allowance is provided for deferred tax assets when it is more likely then not that some or all of the deferred tax assets will not be realized in the future.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. The Group recognizes interest and penalties related to unrecognized tax benefits in income tax expense. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FIN 48 on January 1, 2007.

In June 2006, the Financial Accounting Standards Board (FASB) ratified the Emerging Issues Task Force (EITF) consensus on EITF Issue No. 06-3, How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (EITF No. 06-3). The scope of EITF No. 06-3 includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer, and provides that a company may adopt a policy of presenting taxes either gross within revenue or on a net basis. For any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes for each period for which an income statement is presented if those amounts are significant. This statement is effective to financial reports for interim and annual reporting periods beginning after December 15, 2006. EITF No. 06-3 became effective for the Group as of January 1, 2007. The Group collects various sales and value-added taxes on certain product and service sales, which are accounted for on a net basis.

ePAK’s Executive and Director Compensation

Compensation Discussion and Analysis - ePAK

ePAK has designed a compensation program based on a philosophy that is focused on achieving its corporate strategic and operational goals, retaining and rewarding executive officers and other key employees and enhancing shareholder value while supporting ePAK’s core values and culture. ePAK has established a competitive compensation program that promotes the achievement of its financial results. The compensation policy emphasizes both the achievement of near-term financial and operational goals and long-term value creation through initiatives for growing ePAK’s business and expanding its product line. ePAK’s company performance has a direct impact on compensation through a bonus program based on ePAK’s net income.

Components of Compensation

General Compensation Policy

The fundamental policy of ePAK’s board of directors is to offer ePAK’s executive officers competitive compensation opportunities based upon overall company performance, their individual contribution to the financial success of ePAK and their personal performance. It is the objective of the board of directors to have a substantial portion of each officer’s compensation contingent upon the Company’s performance. Accordingly, each executive officer’s compensation package consists of: (i) base salary, (ii) participation in ePAK’s profit sharing plan or the payment of commissions, and (iii) long-term equity-based incentive awards.

Base Salary

The base salary for each executive is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions at similarly sized private companies, and individual factors (such as unique skills, demand in the labor market, and longer-term development and succession plans). While ePAK’s board of directors has not historically identified specific peer companies to determine what the salary ranges are for similar positions at comparably sized private companies in making its determination of salaries applicable prior to the closing of the acquisition, the board has determined that base salaries for ePAK’s executive offers are comparable to those of executives at similarly sized companies based on the judgment and collective experience of ePAK’s directors gained from their investment in and management of private companies.

Annual Profit Sharing Plan

Under ePAK’s Shareholders Agreement dated January 18, 2005, all members of management are eligible to participate in a profit sharing plan, pursuant to which 10% of ePAK’s net profit is distributed to the members of management, in such proportions as may be determined by the board. If ePAK earns more than $5.0 million in net profit, each member of management will receive a proportionate share of $500,000 plus a percentage of the amount of profit exceeding $5.0 million as determined by the board to be allocated in proportions to be determined by the board.

The profit sharing plan bonus pool may be allocated at the discretion of the board, and has historically been allocated to the non-commissioned executive officers based on the relative ownership of ePAK’s common stock of each officer. ePAK funded approximately $282,000 to the profit sharing plan bonus pool during the fiscal year 2007 with respect to the fiscal year 2006. ePAK intends to fund approximately $430,000 to the profit sharing plan bonus pool with respect to fiscal 2007.

The Shareholders’ Agreement will be terminated in connection with the closing of the acquisition and replaced with the management bonus pool to be adopted by Continuing Pubco after the closing of the acquisition. See the section entitled “Employment Agreements” below.

Practices Regarding the Grant of Stock Options

ePAK generally considers grants to its executives on an annual basis. The board retains the discretion to make additional awards to executives at other times in connection with the initial hiring of a new executive, for retention purposes or otherwise.

All option grants made to ePAK’s executives are made pursuant to the Directors’ and Employees’ Share Incentive Plan with an exercise price equal to the fair market value of ePAK’s common stock on the date of grant as determined by the board. Awards are granted based on the board’s determination that long-term incentives are required to supplement ePAK’s annual cash compensation.

On a total company basis, ePAK evaluates its overall equity program on the basis of:

•	competitive market data;

•	total value transfer;

•	total stock options granted on average per employee; and

•	equity overhang.

ePAK believes this comparison provides important additional context for setting and comparing the competitive level of our equity-based compensation practices versus the market.

Benefits

ePAK provides the following benefits to its senior executives on the same basis as the benefits provided to all employees:

•	health, dental and vision insurance;

•	long-term disability; and

•

401(k) plan (no match) for its U.S.-based executives, with Singapore- and PRC- based executives receiving indirect benefits from mandatory contributions to social funds by ePAK as required under local law.

Competitive Market Overview

ePAK’s market for experienced management is highly competitive. ePAK aims to attract and retain the most highly qualified executives to manage each of its business functions. ePAK draws its pool of talent upon a market that is national, and in some cases international. ePAK believes it has a competitive advantages in its ability to offer significant upside potential through stock options. Nonetheless, ePAK must recognize market cash compensation levels and satisfy the day to day financial requirements of its candidates through competitive base salaries and cash bonuses.

Total Compensation

ePAK intends to continue its strategy of compensating our named executive officers at competitive levels. ePAK believes that the total compensation in 2006 and 2007 was reasonable in the aggregate. Further, in light of its compensation philosophy, ePAK believes that the total compensation package for its executives should continue to consist of base salary, annual profit sharing cash incentive awards (bonus), long-term equity-based incentive compensation, and certain other benefits.

Evolution of ePAK’s Compensation Strategy

ePAK’s compensation strategy is necessarily tied to its growth and development as a company. Accordingly, the specific direction, emphasis and components of its executive compensation program continue to evolve in parallel with the evolution of its business strategy. ePAK’s Compensation Discussion and Analysis will, in the future, reflect these evolutionary changes.

Employment Agreements

Each of Messrs. Dezso, Blaine, Thomas, Khoo and Chok have executed the Company’s form of Service Agreement, which includes standard notices of salary and vacation, non-compete and confidentiality provisions, as well as termination provisions. The agreements may be terminated for cause by ePAK for, among other things, material breach of the agreement by the employee, serious misconduct or unreasonable absenteeism. There is a mandatory three month notice period if the termination is not for cause, which may be put aside upon payment to employee of an amount equal to three months’ salary.

The following Summary Compensation Table sets forth certain information regarding compensation earned for services rendered to ePAK during fiscal 2006 by ePAK’s principal executive officer, principal financial officer and the next three most highly compensated officers other than the principal executive officer as of the end of the fiscal years ended December 31, 2006 and 2007. Collectively, these are the “Named Executive Officers”.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steve Dezso Chief Executive Officer, President and Director	2007	150,000	60,560	—	—	—	—	—	210,560
	2006	150,000	42,449	—	—	—	—	—	192,449

Jason Lee Senior Vice President Finance	2007	116,833	26,574	—	—	—	—	—	143,407
	2006	116,833	5,040	—	—	—	—	—	121,873

Chok Chun Weng Executive Vice President South Asia Sales	2007	150,000	161,494	—	—	—	—	—	311,494
	2006	150,000	42,449	—	—	—	—	—	192,449

Khoo Mao Shi Chief Operating Officer	2007	150,000	60,560	—	—	—	—	—	210,560
	2006	150,000	113,198	—	—	—	—	—	263,198

Jeff Blaine Executive Vice President North Asia Sales	2007	150,000	60,560	—	—	—	—	—	210,560
	2006	150,000	42,449	—	—	—	—	—	192,449

James R. Thomas Chief Technology Officer	2007 2006	150,000 150,000	60,560 42,449	— —	— —	— —	— —	— —	210,560 192,449

(1)	Represents the base salary earned by each executive in fiscal 2006 or 2007, as applicable.

(2)	Represents bonuses earned by each executive in fiscal 2006 or 2007, as applicable, pursuant to discretionary grants by the ePAK board of directors under the ePAK profit sharing plan set forth in ePAK’s Shareholders Agreement dated January 18, 2005.

All members of management are eligible for a profit sharing plan, which is included in the Shareholders Agreement dated January 18, 2005 (which will be terminated prior to the acquisition). Pursuant to the agreement, if ePAK and its subsidiaries earn up to $5.0 million in profit, 10% of the such profit shall be distributed to the members of management, in such proportions as may be decided by the Board. The percentage of profit distributed has historically been allocated to the non-commissioned executive officers based on the relative ownership of ePAK’s common stock of each officer. If ePAK and its subsidiaries earn more than $5.0 million in profit, each member of management will receive a proportionate share of $500,000 plus a percentage of the amount of profit exceeding $5.0 million, in proportions to be determined by the board.

The specific mechanics of the profit sharing plan as it will exist under Continuing Pubco has not yet been determined. The board of directors of Continuing Pubco will determine the mechanics of plan, and specific allocations to management are expected to be performance based.

Director Compensation

All of the current directors of ePAK are officers of ePAK, investors or are affiliated with investors in ePAK. Because of these relationships, the directors have not been paid compensation for performance of their duties as directors.

OUTSTANDING EQUITY AWARDS AT YEAR-END FISCAL 2007

	OPTION AWARDS(1)								STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Post Acquisition Shares of Continuing Pubco Stock issuable upon Exercise of Assumed Options (10)
Steve Dezso Chief Executive Officer, President and Director	100,000	(3)	—			$0.20		(4)	—	—	—	—	37,340
	10,000	(5)	30,000	(5)(6)		$0.20		(7)	—	—	—	—	14,936

Jason Lee Senior Vice President Finance	30,000	(8)	—			$0.20		(9)	—	—	—	—	26,138
	40,000	(3)				$0.20		(4)	—	—	—	—	14,936

Chok Chun Weng Executive Vice President South Asia Sales	100,000	(3)				$0.20		(4)	—	—	—	—	37,340
	10,000	(5)	30,000	(5)(6)		$0.20		(7)	—	—	—	—	14,936

Khoo Mao Shi Chief Operating Officer	100,000	(3)	—			$0.20		(4)	—	—	—	—	37,340
	10,000	(5)	30,000	(5)(6)		$0.20		(7)	—	—	—	—	14,936

Jeff Blaine Executive Vice President North Asia Sales	100,000	(3)	—			$0.20		(4)	—	—	—	—	37,340
	10,000	(5)	30,000	(5)(6)		$0.20		(7)	—	—	—	—	14,936
James R. Thomas Chief Technology Officer	100,000	(3)							—	—	—	—	37,340
	10,000	(5)	30,000	(5)(6)		$0.20		(7)	—	—	—	—	14,936

(1)	Option share amounts reflect ePAK’s existing capitalization and do not give effect to any adjustment to the number of shares issuable upon the exercise resulting from the assumption of such options by Continuing Pubco.

(2)	Options vest at a rate of 25% of the total option shares on each of the first four anniversaries of the date of the grant, except for the May 25, 2005 grants, which vested 25% on the date of the grant, with the remainder vesting at a rate of 25% of the total option shares on each of the first three anniversaries of the date of the grant.

(3)	Grant date was September 4, 2002.

(4)	Options expire at a rate of 25% of the total option shares on each of September 1, 2008, September 1, 2009, September 1, 2010 and September 1, 2011.

(5)	Grant date was May 25, 2005.

(6)	Options will vest on May 25, 2008.

(7)	Options expire at a rate of 25% of the total option shares on each of May 25, 2010, May 25, 2011, May 25, 2012 and May 25, 2013.

(8)	Grant date was September 4, 2002.

(9)	Options expire at a rate of 25% of the total option shares on each of December 15, 2007, December 15, 2008, December 15, 2009 and December 15, 2010.

(10)	For purposes of conversion from ePAK Holdings Limited options to Continuing Pubco options pursuant to the terms of the acquisition agreement, assumes approximately 8.6 million shares issued to ePAK Holdings Limited at the closing of the acquisition. After such conversion, the exercise price of the Continuing Pubco option is expected to be $0.54.

DIRECTORS AND EXECUTIVE OFFICERS OF CONTINUING PUBCO

FOLLOWING THE ACQUISITION

At the effective time of the acquisition, the board of directors and executive officers of Continuing Pubco will be as follows:

Name	Age	Position
Don K. Rice	59	Chairman of the Board and Director
Steve Dezso	42	Chief Executive Officer, President and Director
Khoo Mao Shi	45	Chief Operating Officer
Jason Lee	44	Senior Vice President Finance
Richard Brook	47	Executive Vice President Business Development
James R. Thomas	45	Chief Technology Officer
Jeffrey L. Blaine	43	Executive Vice President North Asia Sales
Chok Chun Weng	45	Executive Vice President South Asia Sales
Warren “Budd” Florkiewicz	64	Director
Steve E. San Filippo	57	Director
Hock Voon Loo	52	Director

Don K. Rice will become chairman of the board of Continuing Pubco upon consummation of the acquisition. Mr. Rice has served as Ascend’s chairman of the board, chief executive officer, president and treasurer since its inception in December 2005. Mr. Rice is a managing partner of Capital Point Partners, a mezzanine finance company. Mr. Rice was a co-founder and has been a managing partner of RSTW Partners since 1989. RSTW Partners is a privately held firm that, through limited partnerships, invests primarily in the subordinated debt of middle market companies located throughout the United States. Prior to forming RSTW Partners, from 1986 to December 1988, Mr. Rice was affiliated with First Texas Merchant Banking Group, a firm which specialized in providing subordinated debt financing, and was its vice president from 1986 to 1988 and president and chief executive officer from May 1988 to December 1988. He was also vice president of PruCapital, Inc., an investment subsidiary of The Prudential Insurance Company of America, from March 1984 to April 1986. Mr. Rice has served as a member of the board of directors of NationsHealth, Inc. since its inception in August 2003. Mr. Rice currently serves on the board of directors of Mrs. Fields Famous Brands, a producer of consumer snack foods. Mr. Rice has served or is currently serving on a number of RSTW Partners portfolio companies’ boards of directors. Mr. Rice has served on the board of the Association for Corporate Growth (Houston Chapter) and the Houston Venture Capital Board. Mr. Rice holds a B.B.A. and M.B.A. from the University of Texas.

Steve Dezso will become chief executive officer, president and a director of Continuing Pubco upon consummation of the acquisition. Mr. Dezso has been ePAK’s president, chief executive officer and a director since ePAK’s founding in 1999. He will continue in these roles with ePAK following consummation of the acquisition. Prior to joining the Company, Mr. Dezso was vice president of Peak International Limited, a semiconductor packaging company, where he was responsible for North American operations, and in other capacities within the Peak group, from 1991 to 1999. In 1991, Mr. Dezso worked for NonVolatile Electronics, a semiconductor company, as vice president business development PC markets and as a design engineer for E-Systems, an electronics communication company from 1987-1989. Mr. Dezso holds a Bachelor of Science degree in electrical engineering and Masters of Business Administration degree, both from the University of Texas.

Khoo Mao Shi will become chief operating officer of Continuing Pubco upon consummation of the acquisition. Mr. Khoo has been ePAK’s chief operating officer since ePAK’s founding in 1999. He will continue in this role with ePAK following consummation of the acquisition. Prior to joining ePAK, Mr. Khoo served as vice president responsible for manufacturing operations at Peak International Limited, where he was employed from 1989 to 1999. Mr. Khoo also worked as a senior production manager for Advanced Micro Devices, a semiconductor company, from 1984 to 1986, and as a contract auditor for Thomson-CSF, a consumer electronics company, from 1986 to 1989. He holds a Bachelor of Science degree in mechanical engineering from the University of Wisconsin.

Jason Yiu Pun Lee will become senior vice president, finance of Continuing Pubco upon consummation of the acquisition. Mr. Lee has been ePAK’s vice president, finance since joining ePAK in 2001. He will continue in this role with ePAK following consummation of the acquisition. Prior to joining ePAK, Mr. Lee served as deputy finance director of Henderson China Holdings Ltd., a Hong Kong Stock Exchange listed property development company, from 2000 to 2001. He also served as financial controller with Magician Industries Co. Ltd., a manufacturing company listed on the Hong Kong Stock Exchange, from 1999 to 2000 and SAS Dragon Holdings Limited, a distributor of electronic components and semiconductors listed on the Hong Kong Stock Exchange from 1994 to 1999. Mr. Lee also served as a manager with Ernst & Young from 1987 to 1993. He is a CPA and member of the Hong Kong Society of Accountants. Mr. Lee obtained a Bachelor of Commerce degree in accounting and marketing from the University of Calgary, Canada.

Richard Brook will become executive vice president, business development of Continuing Pubco upon consummation of the acquisition. Mr. Brooks has been ePAK’s vice president, business development since joining ePAK in 2002. He will continue in this role with ePAK following consummation of the acquisition. Prior to joining the Company, Mr. Brook served as chief executive officer of Peak International Limited where he was employed from 1991 to 1999. Mr. Brook worked as an engineering manager with Texas Instruments, a semiconductor company, from 1984 to 1991 where he was granted two patents in the field of semiconductor materials and technology which have been highly commercialized. He holds a Bachelor of Science degree in Mechanical Engineering from the University of Saskatchewan and a Masters of Engineering Management from Southern Methodist University.

James R. “Jim” Thomas will become chief technology officer of Continuing Pubco upon consummation of the acquisition. Mr. Thomas has been ePAK’s chief technology officer since co-founding ePAK in 1999 and manages the development of new products and processes at ePAK. He will continue in this role with ePAK following consummation of the acquisition. Prior to joining ePAK, Mr. Thomas served as vice president of engineering and sales responsible for product engineering and sales at Peak International Limited where he was employed from 1992 to 1999. Mr. Thomas worked for Texas Instruments as a semiconductor package assembly and development engineer from 1987 to 1990 and at Compaq Computer Corporation, a personal computer company, as an engineering project manager from 1990 to 1992. Mr. Thomas holds six patents and has numerous patents pending. He holds a Bachelor of Science degree in mechanical engineering from Texas A&M University.

Jeffrey L. “Jeff” Blaine will become senior vice president, North Asia sales of Continuing Pubco upon consummation of the acquisition. Mr. Blaine has been the vice president, North Asia sales for ePAK since its founding in 1999. He will continue in this role with ePAK following consummation of the acquisition. Prior to joining ePAK, Mr. Blaine served as vice president responsible for worldwide sales of Peak International Limited where he was employed from 1992 to 1999. Mr. Blaine worked for Texas Instruments as an engineer from 1987 to 1992. He holds a Bachelor of Science Degree in electrical engineering from Kansas State University.

Chok Chun Weng will become senior vice president, South Asia sales of Continuing Pubco upon consummation of the acquisition. Mr. Chok has been the vice president, South Asia sales for ePAK since its founding in 1999. He will continue in this role with ePAK following consummation of the acquisition. Prior to joining ePAK, Mr. Chok served as vice president responsible for South Asia sales at Peak International Limited where he was employed from 1994 to 1999.

Warren “Budd” Florkiewicz will become a member of the board of directors of Continuing Pubco upon consummation of the acquisition. Mr. Florkiewicz has served as the chairman of the board and chief executive officer of Foam Fabricators, Inc., a packaging company based in Scottsdale, Arizona, from the date he purchased it in 1989 until the present. In 1982, Mr. Florkiewicz co-founded WMF Container Corporation, which, during his tenure acquired Thompson Industries, from Dart & Kraft, a producer of a wide array of consumer products. He served as WMF’s president from 1982 to 1986, when WMF was merged with Texstyrene Corporation. From the date of this merger in 1986 until early 1987, he served as president of the WMF subsidiary of Texstyrene. In early 1987, he was named president of Texstyrene, which changed its name to Aris Corporation. He held this position until late 1988, when he resigned to purchase and operate Foam Fabricators. In late 1980, he joined Dart Industries (which later became Dart & Kraft) as president of Thompson Industries, a subsidiary which manufactures foam cups and containers. From 1979 to 1980, he served as executive vice president of Ireco Chemicals, a Salt Lake City based explosives manufacturer. From 1976 to 1979, Mr. Florkiewicz served as president of Fluid Ionics Systems, an environmental equipment manufacturer and subsidiary of Dart Industries. Earlier in his career Mr. Florkiewicz also held engineering positions at General Motors, Koppers Company, Joy Manufacturing and Envirotech, principally in the areas of air pollution control equipment. He is also an investor in and board member of several private companies and has served on various industry committees as chairman or a member, including the Arizona Association of Industries, National Board of Directors of the Society of Plastics Industry and Association of Foam Packaging Recyclers. He holds a Bachelor of Science degree in mechanical engineering from Purdue University and an MBA from the University of Chicago.

Steve E. San Filippo will become a member of the board of directors of Continuing Pubco upon consummation of the acquisition. Mr. San Filippo has been a partner of Ireland San Filippo, certified public accountants and business advisors, since founding that firm in 1980. Mr. Filippo is the head of that firm’s corporate compliance group and a member of its executive committee. He also is a co-manager of the firm’s investment advisor service company, ISFIA. From 1974 to 1980, he was a member of Laventhol & Horwath, a certified public accounting firm in San Francisco. He began his public accounting career at Price Waterhouse, joining that firm in 1973 and remaining there until 1974. With more than 33 years’ experience in public accounting, Mr. San Filippo has serviced small, medium and large clients operating in a variety of industries. He also is a member of the board of the Sequoia Hospital Foundation and a member of each of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He holds a B.S. as an accounting specialist from the University of San Francisco.

Hock Voon Loo will become a member of the board of directors of Continuing Pubco upon consummation of the acquisition. Mr. Loo is currently the managing director of Walden International Singapore Pte. Ltd., an international venture capital firm that focuses on investing in early stage technology businesses in the Asia-Pacific region and the United States. In this capacity, Mr. Loo oversees the firm’s activities in Singapore, Australia, Taiwan, South Korea, India and Southeast Asia. Mr. Loo joined Walden International in 1989. In 1994, he established the firm’s representative office in Beijing, China. In 1998, he represented the firm in setting up Amwin Management, a 50/50 joint venture with Australian Mezzanine Investments Pty Limited (the predecessor to CHAMP Equity), in Sydney, Australia. The joint venture was established after successfully winning one of five licenses to manage a fund under the Australian government’s Innovation Investment Fund (“IIF”) program (which was administered by the Industry R&D Department of the Department of Information, Science & Technology). The objective of the IIF program is to encourage the commercialization of Australian innovations. Amwin Management is the fund manager of Amwin Innovation Trust, a $42 million (Australia) IIF fund, of which Mr. Loo has been a director and a member of the investment committee since its inception. From 1984 to 1989, he was the senior investment officer at the Singapore Economic Development Board, a government statutory board under the Ministry of Trade and Industry. In this capacity, Mr. Loo was responsible for promoting venture capital industry and administering research and development grants. From 1987 to 1988, he was the centre director of the Board’s San Francisco office in the United States. From 1980 to 1984, Mr. Loo was an engineer at Singapore Telecom, then a statutory board under the Ministry of Communications, where he was responsible for the planning of undersea cable systems linking Singapore to other countries. Mr. Loo has served as vice chairman of the Singapore Venture Capital Association. He holds a B.Sc engineering degree in Electrical and Electronics Engineering from Imperial College of Science & Technology, University of London, United Kingdom.

Code of Ethics

In May 2006, Ascend’s board of directors adopted a code of ethics that applies to its directors, officers and employees. Requests for copies of its code of ethics should be sent in writing to Ascend Acquisition Corp., 435 Devon Park Drive, Building 400, Wayne, Pennsylvania 19087.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires Ascend directors, officers and persons owning more than 10% of Ascend’s common stock to file reports of ownership and changes of ownership with the SEC. Based on its review of the copies of such reports furnished to Ascend, or representations from certain reporting persons that no other reports were required, Ascend believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2007.

Meetings and Committees of the Board of Directors of Ascend

During the fiscal year ended December 31, 2007, Ascend’s board of directors held four meetings. Although Ascend does not, and Continuing Pubco will not, have any formal policy regarding director attendance at annual stockholder meetings, it will attempt to schedule its annual meetings so that all of its directors can attend.

Independence of Directors

A condition to the consummation of the acquisition is the listing of Continuing Pubco’s common stock and warrants on Nasdaq. Nasdaq rules will require that Continuing Pubco’s board of directors be comprised of a majority of independent directors. Continuing Pubco will adhere to the rules of Nasdaq in determining whether a director is independent. The board of directors of Continuing Pubco also will consult with counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, the board of directors of Ascend has affirmatively determined that, upon appointment to the board of directors of Continuing Pubco at the closing of the acquisition, Messrs. Florkiewicz, Loo and San Filippo will be the independent directors of Continuing Pubco for the ensuing term.

Corporate Governance

Ascend currently does not have audit or nominating committees as it is not a listed issuer and is not required to have such committees. As a condition to the consummation of the redomestication and acquisition, Continuing Pubco will be required to obtain listing on Nasdaq. In connection with its listing on Nasdaq, Continuing Pubco will establish an audit committee, compensation committee and nominating committee, as further described below.

Audit Committee

Upon consummation of the acquisition, the board of directors of Continuing Pubco will establish an audit committee of the board of directors. The initial members of this committee will be Messrs. Florkiewicz, Loo and San Filippo, each of whom will be an independent director under Nasdaq’s listing standards. Mr. San Filippo will be the chairman of this committee.

The audit committee’s duties, which will be specified in the audit committee charter, will include, but will not be limited to:

•

reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;

•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;

•

reviewing disclosures made to the audit committee by our principal executive officer and principal financial officer during their certification process for our Form 10-Ks and Form 10-Qs about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•

reviewing and approving all related-party transactions including analyzing the shareholder base of each target business so as to ensure that we do not consummate a business combination with an entity that is affiliated with our management;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	reviewing proxy disclosure to ensure that it is in compliance with SEC rules and regulations;

•

determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we will be required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. San Filippo satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee Information

Upon consummation of the acquisition, the board of directors of Continuing Pubco will establish a compensation committee. The initial members of this committee will be Messrs. Florkiewicz, Loo and San Filippo, each of whom will be an independent director under Nasdaq’s listing standards. The chairman of this committee will be Mr. Florkiewicz. The purpose of the compensation committee will be to review and approve compensation paid to Continuing Pubco’s officers and to administer the 2007 incentive plan and other compensation plans that may be implemented by Continuing Pubco, including authority to make and modify awards under such plans. Initially, the only plan will be the 2007 incentive plan.

Compensation Committee Interlocks and Insider Participation

None of the persons designated as directors of Continuing Pubco currently serve on the compensation committee of any other company on which any other director designee of Continuing Pubco or any officer or director of Ascend or ePAK is currently a member.

Nominating Committee Information

Upon consummation of the acquisition, the board of directors of Continuing Pubco will establish a nominating committee. The initial members of this committee will be Messrs. Florkiewicz, Loo and San Filippo, each of whom will be an independent director under Nasdaq’s listing standards. The chairman of this committee will be Mr. Loo.

The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee will consider persons identified by its members, management, shareholders, investment bankers and others. The guidelines for selecting nominees, which will be specified in the nominating committee charter, will provide that, generally, persons to be nominated should be actively engaged in business, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominating committee will evaluate each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee will not distinguish among nominees recommended by shareholders and other persons.

Election of Directors; Voting Agreement

Upon consummation of the acquisition, the board of directors of Continuing Pubco will be comprised of five members. The board will include three persons designated by ePAK Holdings Limited, such designees initially being Mr. Dezso, Hock Voon Loo and Steve San Filippo and two persons designated by certain stockholders of Ascend (“Founding Ascend Holders”), such designees initially being Mr. Rice and Warren “Budd” Florkiewicz. The majority of the board shall be “independent directors” within the meaning of the Nasdaq rules. ePAK Holdings Limited, on the one hand, and the Founding Ascend Holders, on the other hand, have entered into a voting agreement pursuant to which they have agreed to vote for the other’s designees to the board of directors of Continuing Pubco through the annual meeting of the stockholders of Continuing Pubco to be held in 2010. The board will be separated into classes as follows:

•	Steve San Filippo, who will serve in the class to stand for reelection in 2008.

•	Don K. Rice and Hock Voon Loo, who will serve in the class to stand for reelection in 2009.

•	Steve Dezso and Warren “Budd” Florkiewicz, who will serve in the class to stand for reelection in 2010.

Ascend’s directors do not currently receive any cash compensation for their services as members of the board of directors. However, in the future, non-employee directors of Continuing Pubco may receive certain cash fees and stock-based awards as the board of directors may determine.

Executive Compensation

No executive officer has received any cash compensation for services rendered to Ascend. Commencing May 11, 2006 through the consummation of the acquisition, Ascend will pay 400 Building LLC, an affiliate of Arthur Spector, a fee of $7,500 per month for providing it with office space and certain office and secretarial services. However, this arrangement is solely for Ascend’s benefit and is not intended to provide Mr. Spector compensation in lieu of a salary. Other than the $7,500 per month administrative fee, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Ascend’s existing stockholders, including its directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Ascend’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Ascend’s board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, Ascend will generally not have the benefit of independent directors examining the propriety of expenses incurred on its behalf and subject to reimbursement.

Since Ascend’s formation, it has not granted any stock options or stock appreciation rights or any awards under any plans.

Upon consummation of the acquisition, Continuing Pubco will operate in the semi-conductor industry. In connection with the acquisition of ePAK, Continuing Pubco will enter into employments agreement with each of Messrs. Dezso, Rice, Khoo, Chok, Thomas, Blaine and Brook.

The policies of Continuing Pubco with respect to the compensation of the aforementioned executive officers and other executive officers following the acquisition will be administered by Continuing Pubco’s board in consultation with its compensation committee. This committee will be formed from the independent directors on Continuing Pubco’s board following consummation of the acquisition. Messrs. Florkiewicz, Loo and San Filippo shall serve as its initial members. Mr. Florkiewicz will be the initial chairperson of this committee. The compensation policies followed by Continuing Pubco will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to Continuing Pubco’s board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of shareholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. The employment agreements to be entered into by future executive officers of Continuing Pubco and the adoption of the proposed 2007 incentive plan reflect and will reflect what we believe is a focus on performance- and equity-based compensation. Since Continuing Pubco will not have a compensation committee until completion of the acquisition, we have not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Compensation Discussion and Analysis

Overall, Continuing Pubco will seek to provide total compensation packages that are competitive in terms of potential value to its executives, and which are tailored to the unique characteristics and needs of Continuing Pubco within its industry in order to create an executive compensation program that will adequately reward its executives for their roles in creating value for Continuing Pubco shareholders. Continuing Pubco intends to be competitive with other similarly situated companies in its industry following completion of the acquisition.

The compensation decisions regarding Continuing Pubco’s executives will be based on Continuing Pubco’s need to attract individuals with the skills necessary for Continuing Pubco to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Continuing Pubco’s expectations.

It is anticipated that Continuing Pubco’s executives’ compensation will have three primary components—salary, cash incentive bonus and stock-based awards. Continuing Pubco will view the three components of executive compensation as related but distinct. Although Continuing Pubco’s compensation committee will review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since Continuing Pubco’s compensation committee will not be formed until consummation of the acquisition, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by its compensation committee, Continuing Pubco may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Continuing Pubco’s compensation committee will be charged with performing an annual review of Continuing Pubco’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the semi-conductor and related industries. We expect that the compensation committee will stay apprised of the cash and equity compensation practices of publicly held companies in the semi-conductor and related industries through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to Continuing Pubco, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of Continuing Pubco post-acquisition business and objectives that may be unique to Continuing Pubco, we generally believe that gathering this information will be an important part of its compensation-related decision-making process.

Compensation Components

Base Salary. Generally, Continuing Pubco, working with the compensation committee, anticipates setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. Continuing Pubco will seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses. Continuing Pubco intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

The performance parameters for which executive officers are eligible to receive cash bonuses under the terms of the employment agreements to be executed in connection with the consummation of the acquisition will be set by the compensation committee each year, within 45 days of approval of such year’s annual budget.

Continuing Pubco will structure cash incentive bonus compensation so that it is taxable to its employees at the time it becomes available to them. At this time, it is not anticipated that any executive officer’s annual cash compensation will exceed $1 million, and we have accordingly not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Equity Awards. Continuing Pubco also will use stock options and other stock-based awards to reward long-term performance. It believes that providing a meaningful portion of its executives’ total compensation package in stock options and other stock-based awards will align the incentives of its executives with the interests of Continuing Pubco’s shareholders and with Continuing Pubco’s long-term success. The compensation committee and board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to Continuing Pubco’s executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Equity awards will be granted through Continuing Pubco’s 2007 incentive plan, which was adopted by Ascend board and is being submitted to the stockholders of Ascend for their consideration at the special meeting. All of Continuing Pubco’s employees, directors, officers and consultants will be eligible to participate in the 2007 incentive plan. The material terms of the 2007 incentive plan are further described in the section of this proxy statement/prospectus entitled “2007 Incentive Plan Proposal.” No awards have been made under the plan as of the date of this proxy statement/prospectus. It is anticipated that all options granted under the plan in the future will have an exercise price at least equal to the fair market of Continuing Pubco’s common stock on the date of grant.

Continuing Pubco will account for any equity compensation expense under the rules of SFAS 123R, which requires a company to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also will require Continuing Pubco to record cash compensation as an expense at the time the obligation is accrued.

Severance Benefit. Ascend currently has no severance benefits plan. Continuing Pubco may consider the adoption of a severance plan for executive officers and other employee in the future. The employment agreements to be entered into by the persons who will initially serve as executive officers of Continuing Pubco following consummation of the acquisition provide for certain rights and obligations in the event of the termination of employment as more fully described in the section of this proxy statement/prospectus entitled “Employment Agreements.”

Other Compensation. Continuing Pubco will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and will not discriminate in favor of executive officers. Continuing Pubco may extend other perquisites to its executives that are not available to its employees generally.

Employment Agreements

As a condition of the closing, Continuing Pubco will have entered into employment agreements with each of Messrs. Dezso, Khoo, Rice, Chok, Thomas, Blaine and Brook (the “Executives”), each having an initial term of two years.

Pursuant to Mr. Dezso’s employment agreement, he shall serve as the President and Chief Executive Officer of Continuing Pubco and receive an annual base salary of $370,000.

Pursuant to Mr. Khoo’s employment agreement, he shall serve as the Chief Operating Officer of Continuing Pubco and receive an annual base salary of $300,000.

Pursuant to Mr. Rice’s employment agreement, he shall serve as the Chairman of Continuing Pubco and receive an annual base salary of $250,000.

Pursuant to Mr. Chok’s employment agreement, he shall serve as the Senior Vice President, South Asia Sales of Continuing Pubco and receive an annual base salary of $220,000.

Pursuant to Mr. Thomas’ employment agreement, he shall serve as the Chief Technology Officer of Continuing Pubco and receive an annual base salary of $276,000.

Pursuant to Mr. Blaine’s employment agreement, he shall serve as the Senior Vice President, North Asia Sales of Continuing Pubco and receive an annual base salary of $220,000.

Pursuant to Mr. Brook’s employment agreement, he shall serve as the Executive Vice President, Business Development of Continuing Pubco and receive an annual base salary of $276,000. Mr. Brook shall also receive a one-time cash bonus payment equal to four times the total commission earned by him during the three calendar month period ended immediately prior to the calendar month on which the closing occurs.

The compensation amounts in each Executive’s employment agreement were determined in part through negotiation between ePAK and Ascend as part of the overall negotiations in connection with the acquisition and in part based on an ePAK management recommendation to its board and to Ascend. Such recommendations were based upon each executive’s relative job scope and responsibilities, past and current contributions, compensation for similar positions at peer companies, and individual factors (such as unique skills, demand in the labor market, and longer-term development and succession plans). The salary provided for in each Executive’s employment agreement represents an increase over such Executive’s 2007 salary, in the case of Mr. Dezso, from $150,000; in the case of Mr. Khoo, from $150,000; in the case of Mr. Rice, from $0; in the case of Mr. Chok, from $150,000; in the case of Mr. Thomas, from $150,000; in the case of Mr. Blaine, from $150,000; and in the case of Mr. Brook, from $150,000. Overall, increases were made to the salaries of the Executive over their 2007 salaries in an effort to help ensure the retention of management following the closing of the acquisition, as Ascend management deemed the continuity of the management team to be a critical factor to the success of Continuing Pubco going forward following the acquisition. In its determination of base salaries for each of the Executives, ePAK management did not adopt or apply any formula with specific weightings assigned to the factors discussed above and did not establish a targeted percentage of peer group compensation as the basis for setting executive pay. However, as a starting point in establishing total targeted compensation levels, ePAK management determined the appropriate ranges of competitive market compensation with the goal of retaining its current Executives and continuing to effectively compete for talented executives. In setting base salaries for each Executive, ePAK management benchmarked against a selected peer group of five companies that either compete with ePAK or that offer peripheral or complementary products to evaluate competitive market compensation. ePAK management considered all elements of compensation and benefits that are publicly disclosed by the peer companies. The compensation peer group companies are:

Peak International Limited

Entegris, Inc.

Kulicke & Soffa Industries, Inc.

Cabot Microelectronics Corporation

Amkor Technology, Inc.

When compared the peer group, the average base salary of the Company’s Executives generally falls within 20% of with the peer group average of $339,496 for executive officers. A wider disparity exists when considering the base salary of the respective chief executive officers, as Mr. Dezso’s salary is approximately $200,000 less than the chief executive officer, or CEO, average of $582,525. This disparity is primarily based on the Company practice of having the position of the Chairman as an executive separate and apart from the role and position of the CEO.

ePAK management believes that the compensation of each Executive set forth in the employment agreements is expected to be within the market range of executives in comparable positions within ePAK’s peer group. However, a direct correlation may not always exist between the roles and responsibilities of each of the Executives and those of the position that appears to best correspond to such individual at companies within the comparison group. In determining exact salaries within the market ranges, ePAK’s Chief Executive Officer, Steve Dezso evaluated the factors described above in their entirety, but did not apply any formula with specific weightings assigned to the factors. Differences in the compensation set forth in the employment agreements among the Executives reflect the salary ranges of compensation of comparable executives of companies within the peer group as well as Mr. Dezso’s subjective assessment of the relative factors described above, not using any specific formula, as applied to each of the Executives.

Pursuant to each Executive’s employment agreement, such Executive will also be eligible to participate in the management bonus pool to be established by Continuing Pubco following the closing of the transaction, with his allocation to be determined by the Board of Directors of Continuing Pubco or its Compensation Committee. Since the allocations to be made to each of the Executives under the management bonus pool has not been determined, these amounts were not considered in the determination of each Executive’s base salary amounts under his employment agreement.

If an Executive is terminated without cause or terminates his own employment for good reason, then he will receive his base salary for a period ending on the later of (i) the end of the initial term of the agreement or (ii) 12 months after the date of termination. For purposes of the employment agreements, “cause” is defined as an Executive’s willful failure to substantially perform his duties under such Executive’s employment agreement for reasons other than death or disability following ePAK’s providing the Executive with notice and a 30-day opportunity to cure such failure; the commission by Executive of an act of dishonesty or constituting common law fraud, embezzlement or a felony, or any tortious act, unlawful act or malfeasance which causes material harm to the ePAK’s standing, condition or reputation; or any material breach by Executive of the provisions of the employment agreement; and “good reason” is defined as a material reduction of the level of Executive’s compensation (excluding any bonuses); a material reduction in Executive’s overall responsibilities, authority, or scope of duties; or without Executive’s written consent, the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then current office location. Additionally, his unexercised stock options will continue to vest for the remainder of the initial term of the agreement. If an Executive is terminated for cause, by mutual agreement or voluntarily, then he will be entitled to accrued compensation and unreimbursed expenses.

If an Executive is terminated without cause or terminates his employment for good reason within 12 months following a “change of control,” then he will continue to receive his base salary for a period of 24 months. Additionally, in the event of a change of control, any options or restricted stock held by him will automatically vest in full. A “change of control” is generally defined as any merger, acquisition or similar transaction by the Company into or with another corporation in which the shareholders of Continuing Pubco immediately prior to such transaction hold, immediately after such transaction or transactions, less than 50% of the general voting power of the surviving or acquiring entity, or any sale, lease or transfer of all or substantially all of the assets of Continuing Pubco. The specific events constituting a “change of control” were identified by ePAK and Ascend during the course of negotiating the employment agreements as events that are most likely to occur in connection with a negotiated acquisition of Continuing Pubco that would typically result in a change of management. While neither ePAK nor Ascend are currently aware of any plans for it to do so at this time, Continuing Pubco may in the future elect to consummate a merger, share exchange, acquisition, reorganization or consolidation into or with another corporation, or effectuate a statutory exchange of shares, for a business purpose unrelated to the acquisition of Continuing Pubco. In such cases, ePAK and Ascend did not intend that any additional severance payments would be triggered under the employment agreements. However, the parties deemed it unlikely that Continuing Pubco would enter into a transaction of that nature where less than 50% of the resulting entity was owned by the former shareholders of Continuing Pubco unless such a transaction was intended to result in an acquisition of Continuing Pubco. The 50% ownership threshold was chosen by the parties based on the judgment of the parties that any acquiror of Continuing Pubco would be unlikely to enter into a negotiated transaction for the purposes of acquiring Continuing Pubco unless the acquiror would own at least a majority of the shares of the resulting entity. The parties agreed in negotiating the “change of control” triggers in the employment agreements that there would likely be a change in management in connection with any such transaction and that the increased severance amounts should be triggered in the circumstances described above. Similarly, Continuing Pubco may in the future elect to sell, lease or transfer a portion of its assets other than in connection with an acquisition of Continuing Pubco, in which case the parties negotiating the employment agreements did not intend that any additional severance payments would be triggered under the employment agreements. However, the sale, lease or transfer of all or substantially all of the assets of Continuing Pubco is likely to occur only in connection with a transaction that is intended to result in the acquisition of Continuing Pubco and would likely result in a change in management of Continuing Pubco. Accordingly, this type of transaction was included in the employment agreements as a “change of control” event that would trigger the increased severance amounts in the circumstances described above. The events triggering payments of the severance obligations were negotiated in connection with the negotiation of the overall terms of the acquisition. ePAK negotiated this provision to provide payments to the Executives in recognition of past services to ePAK and services to be provided to Continuing Pubco prior to any change of control and to provide members of its management some economic protection following a change in control, given ePAK’s belief that existing management is often replaced following change of control events.

The agreement also contains confidentiality and non-solicitation provisions and a non-competition obligation. Pursuant to the terms of the agreement, an Executive will agree not to compete with Continuing Pubco within the United States or any other country in which it conducts its business for a period ending on the later of (i) the end of the initial term of the agreement or (ii) 12 months after the date of termination of such Executive’s employment agreement.

As soon as practicable after Closing, Continuing Pubco shall adopt a management bonus pool having an initial term of three years and providing for the annual distribution of aggregate cash bonuses equal to 10% of ePAK’s net profits (as adjusted in accordance with the terms of the acquisition agreement) for each year ending December 31 (pro rated for any partial years) as reported on the Company’s audited financial statements for each such year to Steve Dezso, Mao Shi Khoo, Chok Chun Weng, James Thomas, Jeffrey Blaine and Richard Brook and those members of the Company’s management that, upon recommendation from Steve Dezso, are determined as eligible to participate thereunder by the Continuing Pubco’s board of directors or the compensation committee thereof. The cash bonuses to be paid under the management bonus pool will be allocated at the discretion of the board of directors of Continuing Pubco or its Compensation Committee. The management bonus pool will replace the profit sharing plan set forth in ePAK’s Shareholders Agreement, dated January 18, 2005, which will be terminated in connection with the closing of the acquisition.

Auditor Fees

The firm of Goldstein Golub Kessler LLP (“GGK”) has acted as Ascend’s principal accountant. GGK has a continuing relationship with RSM McGladrey, Inc. (“RSM”), from which it leases auditing staff who are full time, permanent employees of RSM and through which its partners provide non-audit services. GGK has no full time employees and therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK managed and supervised the audit and audit staff, and was exclusively responsible for the opinion rendered in connection with this examination. Other services, which consist of tax return preparation services and do not include Financial Information Systems Design and Implementation, have been provided to Ascend by RSM.

On December 31, 2007, Ascend was notified that the partners of Goldstein Golub Kessler LLP became partners of McGladrey & Pullen, LLP (“M&P”) in a limited asset purchase agreement and that, as a result thereof, GGK has resigned as independent registered public accounting firm for Ascend. M&P, LLP was subsequently engaged as Ascend’s new independent registered public accounting firm. The following is a summary of fees paid to Ascend’s principal accountant for services provided.

Audit Fees

During 2006, GGK charged $14,000 for work performed in connection with Ascend’s Form 10-QSB filings for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006. Ascend was charged $13,000 by its principal accountant in connection with the audit of its December 31, 2006 financial statements.

During 2007, GGK charged $17,607 for work performed in connection with Ascend’s Form 10-QSB filings for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007. Ascend expects to be billed $18,000 - $23,000 by M&P in connection with the audit of the December 31, 2007 financial statements.

GGK charged Ascend $35,000 for services they performed in connection with Ascend’s initial public offering, including the financial statements included in the Current Report of Form 8-K filed with the Securities and Exchange Commission on May 18, 2006.

Audit-Related Fees

During 2006 and 2005, Ascend’s principal accountant did not render assurance and related services reasonably related to the performance of the audit or review of financial statements. During 2007, GGK billed the Company $1,578 relating to such services.

Tax Fees

During 2006, RSM charged Ascend $2,300 for preparation of Ascend’s 2005 federal tax return.

All Other Fees

During 2006 and 2005, there were no fees billed for products and services provided by the principal accountant other than those set forth above. GGK is providing services with respect to the registration statement of which this proxy statement/prospectus is a part and has billed Ascend $20,310 for services performed through December 31, 2007 in connection with these services.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth information regarding the beneficial ownership of Ascend’s common stock as of                     , 2008 and of Continuing Pubco’s common stock after consummation of the redomestication and acquisition by:

•	each person known by us to be the beneficial owner of more than 5% of Ascend’s outstanding shares of common stock either on the record date or after the consummation of the transactions;

•	each of Ascend’s current executive officers and directors;

•	each person who will become director upon consummation of the transactions;

•	all Ascend’s current executive officers and directors as a group; and

•	all of Continuing Pubco’s executive officers and directors as a group after the consummation of the transactions.

The following tables show beneficial ownership immediately after the acquisition assuming maximum conversion of the Public Shares and assuming no conversion of the Public Shares, respectively, in each case based on approximately 8.6 million shares being issued to ePAK Holdings Limited at closing of the acquisition.

	Beneficial Ownership of Ascend Common Stock			Beneficial Ownership of Continuing Pubco Common Stock after Consummation of Transactions Assuming Maximum Conversions			Beneficial Ownership of Continuing Pubco Common Stock after Consummation of Transactions Assuming no Conversions
Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class before Transactions	Number of Shares		Percent of Class after Transactions	Number of Shares		Percent of Class after Transactions
Don K. Rice	1,358,096	(2)	15.9%	1,358,096	(2)	8.6%	1,358,096	(2)	7.9%

Russell C. Ball III(3)	102,857		1.2%	102,857		0.7%	102,857		0.6%

Stephen L. Brown(4)	102,857		1.2%	102,857		0.7%	102,857		0.6%

Fir Tree, Inc.(5)	839,500	(6)	9.8%	839,500	(6)	5.3%	839,500	(6)	4.9%

Hummingbird Management LLC(7)	748,100		8.7%	748,100		4.7%	748,100		4.4%

David M. Knott(8)	451,500	(9)	5.3%	451,500	(9)	2.9%	451,500	(9)	2.6%

All current directors and executive officers as a group (three directors)(10)	1,563,810	(2)	18.3%	1,563,810	(2)	9.9%	1,563,810	(2)	9.1%

Steve Dezso(11)	—		—	209,659	(12)(13)	1.3%	209,659	(12)(13)	1.2%

Khoo Mao Shi(11)	—		—	366,430	(12)(14)	2.3%	366,430	(12)(14)	2.1%

Jason Lee(11)	—		—	26,138	(15)	*	26,138	(15)	*

Richard Brook(11)	—		—	37,340	(16)	*	37,340	(16)	*

James R. Thomas(11)	—		—	179,796	(12)(13)	1.1%	179,796	(12)(13)	1.0%

Jeffrey L. Blaine(11)	—		—	183,778	(12)(13)	1.2%	183,778	(12)(13)	1.1%

Chok Chun Weng(11)	—		—	151,432	(12)(17)	*	151,191	(12)(17)	*

Hock Voon Loo(18)				4,025,458	(19)	25.5%	4,025,458	(19)	23.4%

Warren “Budd” Florkiewicz(11)	—		—	—		—	—		—

Steve E. San Filippo(11)	—		—	—		—	—		—

Pacven Walden Ventures IV, LP(18)				3,120,675	(20)	19.8%	3,120,675	(20)	18.2%

Quilvest Asian Equity Limited(21)				927,342	(22)	5.9%	927,342	(24)	5.4%

Capital International Asia CDPQ, Inc.(23)				927,342	(24)	5.9%	927,342	(24)	5.4%

DEG—Deutsche Investitions—und Entwicklungsgeselischaft mbH(25)				1,154,688		7.3%	1,154,688		6.7%

ePAK Holdings Limited(26)				8,601,002	(27)	54.5	8,601,002	(27)	50.1
D.B. Zwirn & Co., L.P.(28)	977,000		11.4%	977,000		6.2%	977,000		5.7%
Weiss Asset Management,LLC(29)	490,796		5.7%	490,796		3.1%	490,796		2.9%
Context Capital Management, LLC(30)	454,500		3.3%	454,500		2.9%	454,500		2.7%
Satellite Asset Management, LP(31)	815,500		9.5%	815,500		6.1%	815,500		5.8%

All post-acquistion directors and executive officers as a group (11 persons)	1,358,096	(30)	15.9%	6,538,127	(31)	41.4%	6,538,127		38.1%

*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is 435 Devon Park Drive, Building 400, Wayne, Pennsylvania 19087.

(2)	Does not include 953,334 warrants held by Mr. Rice, which warrants are not exercisable and will not become exercisable within 60 days.

(3)	Mr. Ball’s business address is Wind River Holdings, L.O. 555 Croton Road, King of Prussia, Pennsylvania 19406.

(4)	Mr. Brown’s business address is Brimco LLC, 750 Lexington Avenue, New York, New York 10022.

(5)	Fir Tree, Inc. is an unaffiliated investment fund. The business address of Fir Tree, Inc. is 505 Fifth Avenue, 23rd Floor, New York, New York 10017. Jeffrey Tannenbaum is its president.

(6)	Represents (i) 649,049 shares of common stock held by Sapling, LLC, and (ii) 190,451 shares of common stock held by Fir Tree Recovery Master Fund, L.P. Fir Tree, Inc. is the investment manager of both entities and exercises voting and disposition power over the shares. The foregoing was derived from a Schedule 13G/A filed with the SEC on February 14, 2007.

(7)

Hummingbird Management LLC is an unaffiliated investment fund. The business address of Hummingbird Management LLC is 460 Park Avenue, 12th Floor, New York, New York 10022. Paul D. Sonkin is its president.

(8)	The business address of David M. Knott is Dorset Management Company, 485 Underhill Blvd., Suite 205, Syosset, New York 11791.

(9)	Represents shares held by Mr. Knott and Dorset Management Company. The foregoing was derived from a Schedule 13G/A filed with the SEC on February 14, 2007.

(10)	Represents shares and information set form in notes for Messrs. Rice, Ball and Brown.

(11)	The business address of Messrs. Dezso, Khoo, Lee, Brook, Thomas, Blaine, Chok, Florkiewicz and San Filippo is 4926 Spicewood Springs Road, Austin, Texas 78759.

(12)	Number Assumes full vesting of all options held by such beneficial owner. As of November 1, 2007, 10,000 shares are currently unvested. These 10,000 shares will vest on May 25, 2008.

(13)	Includes an option to purchase 52,276 shares of common stock.

(14)	Includes an option to purchase 29,872 shares of common stock.

(15)	Represents an option to purchase 26,138 shares of common stock.

(16)	Includes an option to purchase 37,340 shares of common stock.

(17)	Includes an option to purchase 24,241 shares of common stock.

(18)	The business address of Pacven Walden Ventures IV, LP and Mr. Loo is PO Box 309, Ugland House, Grand Cayman, Cayman Island, British West Indies. The general partner of Pacven Walden Ventures IV, LP is Pacven Walden Management Company. The investment committee of Pacven Walden Management Company is comprised of Loo Hock Voon, Lip-Bu Tan, Andrew Kau, Mary Coleman, Brian Chiang, and Teresa Smith, who share voting and dispositive power over the shares held by Pacven Walden Ventures IV.

(19)	Represents 3,120,675 shares of common stock beneficially owned by Pacven Walden Ventures IV, LP, 58,173 shares of common stock beneficially owned by Pacven Walden Ventures IV Associates Fund L.P, 497,710 shares of common stock beneficially owned by held by WIIG Global Ventures Pte Ltd and 348,900 shares of common stock beneficially owned by held by Seed Ventures III Pte Ltd. Mr. Loo is a Managing Director of Singapore at Walden International, the controlling entity of the above listed entities.

(20)	Assumes that warrants to purchase up to 146,677 shares of ePAK’s Series B Redeemable Convertible Preferred Stock held by Pacven Walden Ventures IV, LP will be exercised prior to the closing of the acquisition.

(21)	The business address of Quilvest Asian Equity Limited is Room 2120, Two Pacific Place, 88 Queensway, Hong Kong. Bruno Paul Yves Ghislain Seghin, as a director of Quilvest Overseas Ltd., holds all voting and dispositive power over the shares held by Quilvest Asian Equity Limited.

(22)	Assumes that warrants to purchase up to 146,677 shares of ePAK’s Series B Redeemable Convertible Preferred Stock held by Quilvest Asian Equity Limited will be exercised prior to the closing of the acquisition.

(23)	The business address of Capital International Asia CDPQ, Inc. is Centre CDP Capital, 1000, Place Jean-Paul Riopelle, Montreal, Quebec H2Z 2B3, Canada. As directors and officers of Capital International Asia CDPQ, Inc., each of the following share voting and dispositive power over the shares held by Capital International Asia CDPQ, Inc.: Claude Bergeron, Normand Provost, Jean Lamthe, Michele Colpron, Ghislain Gauthier, Luc Houle, Pierre Fortier, Paul-Henri Couture, Diane C. Favreau, Michel Lefebvre, and Eve Giard.

(24)	Assumes that warrants to purchase up to 416,666 shares of ePAK’s Series B Redeemable Convertible Preferred Stock held by Capital International Asia CDPQ, Inc. will be exercised prior to the closing of the acquisition.

(25)	The business address of DEG—Deutsche Investitions—und Entwicklungsgeselischaft mbH is Belvederstr. 40, 50933 Cologne, Germany. DEG is a member of the K f W Bankengruppe. It is managed by its board of Management, presently comprised of Johannes-Jurgen Beinsen, Dr. Michael Boramann and Dr. Winfried Polte.

(26)

The business address of ePAK Holdings Limited is 121 Genting Lane, Singapore 349572. The current beneficial owners of the stock held by ePAK Holdings Limited are: DEG – Duetsche Investitions – Und Entwicklungsgesellschaft MBH, Pacven Walden Ventures IV, L.P., Pacven Walden Ventures IV Associates Fund, L.P., WIIG Global Ventures Pte Ltd, Seed Ventures III Pte Ltd, OWWI

Limited, Quilvest Asian Equity Limited, Capital International Asia CDPQ, Inc., Steve Dezso, James Thomas, Jeffrey Blaine, Mao Shi Khoo, Chun Weng Chok, Richard Brook, and Jason Brown. After the proposed liquidation of ePAK Holdings Limited, all shares will be distributed to the entities above. The beneficial ownership, including voting and dispositive power over the shares post-liquidation, is as listed above for each of the entity shareholders.

(27)	Includes shares (but excludes options) listed in the Beneficial Ownership Table held by Messrs. Dezso, Khoo, Lee, Brook, Thomas, Blaine, and Chok, as well as the shares held by Pacven Walden Ventures IV, LP, Quilvest Asian Equity Limited, Capital International Asia CDPQ Inc. and DEG-Deutsche Investitions-und Entwicklungsgeselischaft mbH.

(28)	Represents shares owned by D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn. D.B. Zwirn & Co., L.P. is an unaffiliated investment fund. The foregoing was derived from a schedule 13G/A filed with the SEC on November 13, 2007. D.B. Zwirn & Co., L.P., has an address of 745 Fifth Avenue, New York, NY 10151.

(29)	Represents shares owned by Weiss Asset Management, LLC, Weiss Capital, LLC, and Andrew M. Weiss, Ph.D. Weiss Asset Management, LLC and Weiss Capital, LLC have an address of 29 Commonwealth Ave, Boston, Massachusetts 02116.

(30)	Represents shares owned by Context Capital Management, LLC, an investment fund managed by Michael S. Rosen and William D. Fertig. Context has an address of 4365 Executive Drive, Suite 850, San Diego, California 92121.

(31)	Represents shares owned by Satellite Asset Management, L.P., an investment fund managed by Satellite Fund Management LLC. Satellite has an address of 623 Fifth Avenue, 19th floor, New York, New York 10022.

(32)	Represents the shares owned by Mr. Rice as described in footnote(2), and excludes those shares described as excluded in footnote(2).

(33)	Includes all shares owned by Mr. Rice and all shares to be owned by Messrs. Dezso, Khoo, Lee, Brook, Thomas, Blaine, Chok, Loo, Florkiewicz and San Filippo.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Ascend or its securities, Ascend, the Ascend inside stockholders, ePAK, ePAK Holdings Limited, ePAK Holdings Limited’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or enter into transactions with such persons and others to provide them with incentives to acquire shares of Ascend’s common stock and vote the acquired shares in favor of the acquisition proposal. Certain of these purchases could be structured in a manner that would provide for settlement subsequent to the consummation of the acquisition of ePAK using proceeds previously held in trust or shares issued to the ePAK holders in the acquisition. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the transfer to such investors or holders of shares or warrants owned by the Ascend inside stockholders or shares to be owned by ePAK stockholders and the grant to such investors and holders of rights to nominate directors of Ascend. Entering into any such arrangements may have a depressive effect on our stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the stockholder meeting.

Purchases of shares by the persons described above would allow them to exert more influence over the approval of the acquisition proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 20% or more of the public shares will vote against the acquisition proposal and exercise their conversion shares.

As of the date of this proxy statement, no agreements to such effect have been entered into with any such investor or holder. We will file a current report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the majority vote of the acquisition proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The ownership percentages listed above do not include any such shares which may be purchased after April     , 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ascend Related Party Transactions

In December 2005, Ascend issued 875,000 shares of its common stock to the individuals set forth below for $25,000 in cash, at an average purchase price of approximately $0.029 per share as follows:

Name	Number of Shares	Relationship to Us
Don K. Rice	695,000	Chairman of the Board, Chief Executive Officer, President and Treasurer

Stephen L. Brown	60,000	Secretary and Director

Russell C. Ball III	60,000	Director

Arthur Spector	60,000	Special Advisor

Effective April 19, 2006, Ascend’s board of directors authorized a stock dividend of 0.714285 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to $0.0167 per share.

The holders of the majority of these shares will be entitled to make up to two demands that Ascend register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Ascend will bear the expenses incurred in connection with the filing of any such registration statements.

Don K. Rice, Ascend’s chairman of the board, chief executive officer, president and treasurer, has purchased insider units (for an aggregate purchase price of $1,000,002) from Ascend. This purchase took place on a private placement basis simultaneously with the consummation of the IPO. All of the proceeds received from this purchase were placed in the trust fund. The insider units are identical to the units offered to the public; however, Mr. Rice has waived his right to receive distributions upon liquidation prior to a business combination with respect to the securities underlying the insider units. Additionally, he has agreed that the insider units and underlying securities will not be sold or transferred by him until after Ascend has completed a business combination.

400 Building LLC, an affiliate of Arthur Spector, has agreed that, commencing May 11, 2006 through the acquisition of a target business, it will make available to Ascend a small amount of office space and certain office and secretarial services, as we may require from time to time. Ascend has agreed to pay 400 Building LLC $7,500 per month for these services. Mr. Spector is the sole member and sole manager of 400 Building LLC and, as a result, will benefit from the transaction to the extent of his interest in 400 Building LLC. However, this arrangement is solely for Ascend’s benefit and is not intended to provide Mr. Spector compensation in lieu of a salary. Ascend believes that, based on rents and fees for similar services in the Philadelphia metropolitan area, the fee charged by 400 Building LLC is at least as favorable as we could have obtained from an unaffiliated person. However, as Ascend’s directors may not be deemed “independent,” it did not have the benefit of disinterested directors approving this transaction.

Don K. Rice advanced Ascend an aggregate of $80,000 to cover expenses related to the IPO. The loan was repaid on May 24, 2006 from the proceeds of the IPO not placed in trust.

Ascend will reimburse its officers, directors and special advisor for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by Ascend, which will be reviewed only by its board or a court of competent jurisdiction if such reimbursement is challenged. As of April     , 2008 Ascend has reimbursed an aggregate of $72,373 for these expenses.

Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to its officers and directors, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of Ascend’s existing stockholders, officers or directors who owned its common stock prior to this offering, or to any of their respective affiliates, prior to or with respect to the business combination.

All ongoing and future transactions between Ascend and any of its officers and directors or their respective affiliates, including loans by Ascend’s officers and directors, will be on terms believed by it to be no less favorable to it than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of Ascend’s uninterested “independent” directors (to the extent Ascend has any) or the members of its board who do not have an interest in the transaction, in either case who had access, at Ascend’s expense, to its attorneys or independent legal counsel. It will not enter into any such transaction unless its disinterested “independent” directors (or, if there are no “independent” directors, its disinterested directors) determine that the terms of such transaction are no less favorable to it than those that would be available to it with respect to such a transaction from unaffiliated third parties.

ePAK Related Party Transactions

Currently, none of ePAK or its officers, directors or any affiliates of their persons are parties to any transactions with Ascend.

Certain of the directors of ePAK are affiliated with shareholder entities as follows: Hock Voon Loo is a Managing Director and /or Authorized Signatory for Pacven Walden Ventures IV, L.P., Pacven Walden Ventures IV Associates Fund, L.P., (both, the “Pacven Entities”) WIIG Global Ventures Pte. Ltd. (“WIIG”) and Seed Ventures III Pte. Ltd. (“Seed”); Bruno Paul Yves Ghislain Seghin is a director of Quilvest Overseas Ltd., the controlling entity of Quilvest Asian Equity Limited (“Quilvest”); Joachim Hans Juergen Schumacher is the First Vice President of DEG-Deutsche Investitions-und Entwicklungsgescllschaft mbH (“DEG”); and Wendy Ng is the Vice President of OWW Capital Partners Pte. Ltd., the controlling entity of OWWI Limited (“OWWI”).

Messrs. Dezso, Khoo, Chok, Thomas and Blaine, as well as the Pacven Entities, WIIG, Seed, Quilvest, DEG and OWWI (together, the “Related Parties”) are each parties to certain subscription agreements with ePAK and ePAK Holdings Limited for purchases of shares of stock of ePAK or ePAK Holdings Limited, as applicable. In January 2005, Messrs. Dezso, Thomas, Blaine, Khoo, Chok and Brook, as well as the Pacven Entities and OWWI each purchased shares of ePAK’s Series C redeemable convertible preferred stock at a per share price of $1.00. All shares issued by ePAK were subsequently exchanged for shares of ePAK Holdings Limited stock pursuant to a Reorganization Agreement, dated January 14, 2005, entered into by and among the Related Parties and ePAK Holdings Limited. The Reorganization Agreement delineated the mechanism for the share exchange from ePAK to ePAK Holdings Limited and included a right to reinstate the previous shareholding structure of ePAK, which has been waived. In connection with the share purchases, the Related Parties also entered into a Shareholders Agreement, dated January 18, 2005 which provided for general agreements as to the composition of the board of directors, share transfer restrictions, and a management profit sharing plan. Both the Shareholders Agreement and the Reorganization Agreement will be terminated upon the closing of the acquisition.

Messrs. Dezso, Khoo, Chok, Thomas and Blaine are each parties to Service Agreements with ePAK/ePAK Holdings Limited, as described in the section titled “Employment Agreements” above, and, in addition to Mr. Lee, are each parties to option agreements related to the options in the amounts set forth on the “Outstanding Equity Awards at Year-End 2007” table above.

DESCRIPTION OF CONTINUING PUBCO’S SECURITIES FOLLOWING THE ACQUISITION

The following description of the material terms of the capital stock and warrants of Continuing Pubco following the redomestication and acquisition includes a summary of specified provisions of the memorandum of association and by-laws of Continuing Pubco that will be in effect upon completion of the transactions. This description is qualified by reference to Continuing Pubco’s memorandum of association and by-laws as will be in effect upon consummation of the transactions, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy/prospectus by reference.

General

The articles of formation of Continuing Pubco will authorize the issuance of 70,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001.

In the redomestication, Continuing Pubco will issue its shares of common stock, redeemable warrants and unit purchase options in exchange for the outstanding common stock, redeemable warrants and unit purchase options of Ascend on a one-for-one basis. This proxy statement/prospectus covers an aggregate of 23,600,001 shares of common stock, 14,733,334 redeemable warrants and one purchase option to be issued by Continuing Pubco in the exchange.

The aforementioned shares to be issued include:

•	8,566,667 shares of Continuing Pubco’s common stock issuable in exchange for all of the outstanding shares of common stock of Ascend;

•	14,133,334 shares of Continuing Pubco’s common stock that may be issued on exercise of redeemable warrants to be issued hereby,

•	300,000 shares of Continuing Pubco’s common stock that may be issued on exercise of the purchase option to be issued hereby; and

•	600,000 shares of Continuing Pubco’s common stock that may be issued on exercise of redeemable warrants that may be issued on exercise of the purchase option to be issued hereby.

The warrants to be issued hereby include 14,133,334 redeemable warrants to be issued in exchange for a like number of outstanding warrants of Ascend and 600,000 redeemable warrants that may be issued on exercise of the purchase option to be issued hereby. The purchase option will be issued in exchange for the outstanding underwriter’s unit purchase option that was issued in connection with the May 2006 initial public offering by Ascend. The redeemable warrants and purchase option issued by Continuing Pubco hereby will have substantially identical terms to those of Ascend for which they are exchanged.

Common Stock

The holders of common stock will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Continuing Pubco’s board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Holders of Continuing Pubco common stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common stock.

Mr. Rice has waived his right to receive distributions with respect to the shares of common stock comprising part of the units he purchased in the private placement consummated concurrently with Ascend’s IPO.

Preferred Stock

The articles of formation of Continuing Pubco will authorize the issuance of 1,000,000 shares of a blank check preferred stock with such designations, rights and preferences as may be determined from time to time by Continuing Pubco’s board of directors. Accordingly, Continuing Pubco’s board of directors will be empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Continuing Pubco.

Redeemable Warrants

Each of Continuing Pubco’s redeemable warrants will entitle the registered holder to purchase one share of Continuing Pubco’s common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of the acquisition. The redeemable warrants expire on May 10, 2010 at 5:00 p.m., New York City time. Continuing Pubco may call the warrants for redemption;

•	in whole and not in part;

•	at a price of $.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The redemption criteria for Continuing Pubco’s warrants has been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to its redemption call.

If Continuing Pubco calls the redeemable warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise his warrant (including those underlying the insider units or purchased by Mr. Rice or his affiliates or designees in the aftermarket) to do so on a “cashless basis.” In the event the redeemable warrants are called by Continuing Pubco for redemption, Mr. Rice has the right to exercise on a cashless basis, 953,334 redeemable warrants comprising part of the units he purchased in the private placement consummated concurrently with Ascend’s IPO. If its management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering his warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the redeemable warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of warrants. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Continuing Pubco believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the business combination. No fractional shares would be issued. Fractional shares that would otherwise be issued will be rounded up or down to the nearest whole share.

The redeemable warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Continuing Pubco in form substantially the same as the currently existing warrant agreement for Ascend. You should review a copy of the warrant agreement, which is attached to this proxy statement/prospectus as Annex M, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Continuing Pubco’s recapitalization, reorganization, merger or consolidation. However, the redeemable warrants will not be adjusted for issuances of common stock at a price below the exercise price.

The redeemable warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Continuing Pubco, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No redeemable warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of a warrant agreement, Continuing Pubco has agreed to maintain a current prospectus relating to common stock issuable upon exercise of the redeemable warrants until the expiration of the warrants. However, there is no assurance that Continuing Pubco will be able to do so. The warrants may be deprived of any value and the market for the redeemable warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. If Continuing Pubco is unable to deliver securities pursuant to the exercise of a warrant because a registration statement under the Securities Act of 1933, as amended, with respect to the Continuing Pubco common stock is not effective, then in no event would Continuing Pubco be obligated to pay cash or other consideration to the holders of warrants or otherwise “net-cash settle” any warrant exercise.

Purchase Option

In connection with Ascend’s IPO, Ascend granted its underwriter an option to purchase up to a total of 300,000 units at $7.50 per unit. The option is exercisable for a total of 300,000 shares of common stock, 600,000 warrants (and 600,000 shares of common stock underlying the warrants). In connection with the redomestication, Continuing Pubco will issue an option in exchange for the aforementioned underwriter option to purchase a like number of shares of common stock and warrants on the same terms.

Dividends

Ascend has not paid any cash dividends on its common stock to date. The payment of cash dividends by Continuing Pubco in the future will be dependent upon its revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the acquisition. The payment of any dividends will be within the discretion of Continuing Pubco’s board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, we do not anticipate declaring any dividends in the foreseeable future.

Transfer Agent and Warrant Agent

The transfer agent for Continuing Pubco’s common stock and warrants and warrant agent for its warrants will be Continental Stock Transfer & Trust Company (“Continental”), 17 Battery Place, New York, New York 10004. Continental is Ascend’s current transfer and warrant agent.

Registration Rights

The Ascend Inside Holders have certain registration rights, which rights will apply to the shares of Continuing Pubco common stock issued to them in exchange for their shares of Ascend common stock. ePAK Holdings Limited also shall have relatively identical registration rights. Each of the Ascend Inside Holders and ePAK Holdings Limited will be entitled to make up to two demands that Continuing Pubco register their respective shares for resale under the Securities Act. The holders of the majority of these shares can elect to exercise these registration rights at any time commencing three months prior to the date on which their shares of common stock are to be released from escrow or the lock-up agreements executed in connection with the acquisition, as applicable. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Continuing Pubco will bear the expenses incurred in connection with the filing of any such registration statements.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately after the redomestication and consummation of the acquisition, Continuing Pubco will have 17,167,669 shares of common stock outstanding, assuming no cash conversion of public shares. Of that amount, 7,066,667 shares will be registered and freely tradable without securities law restriction, 1,500,000 shares, all of which are held by Ascend insiders and were acquired prior to Ascend’s IPO, are being held in escrow until May 2009 and 8,601,002 are restricted. The holders of all of the restricted shares will have registration rights as described in this proxy statement/prospectus. In addition, there will be outstanding 14,133,334 warrants, each to purchase one share of common stock, which will be freely tradable after the redomestication. The common stock issuable upon exercise of the warrants is subject to the registration requirements of the federal and state blue sky laws, which may not be obtained in all circumstances, and if registered, will be freely tradable provided that there is a registration statement in effect at the time of their exercise. In addition, in connection with the initial public offering, we issued a unit purchase option to the representative of the underwriters which is exercisable for 300,000 units, comprised of 300,000 shares of common stock and 600,000 warrants, each warrant to purchase one share of common stock. Such securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. Therefore, there are an aggregate of approximately 15 million shares of common stock that may be issued in the future upon exercise of outstanding warrants and options. In addition, the 2007 incentive plan will provide Continuing Pubco the ability to grant options and other equity-based awards for up to an aggregate of 2,600,000 shares of common stock, and Continuing Pubco will be obligated to register these shares under a registration statement on Form S-8 within 90 days after consummation of the acquisition.

In general, under Rule 144, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average preceding four weekly trading volume or 1% of the total number of outstanding shares of common stock. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

No prediction can be made about the effect that market sales of the common stock of Continuing Pubco or the availability for sale of the common stock of Continuing Pubco will have on the market price of the common stock. It is anticipated that the market should be similar to that of Ascend because the redomestication will largely be substituting one security for another on as equal terms as is possible. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to the common stock.

PRICE RANGE OF ASCEND SECURITIES

The closing price for each unit, share of common stock and warrant of Ascend on July 31, 2007, the last trading day before announcement of the execution of the acquisition agreement was $6.92, $5.65 and $0.60, respectively. Ascend’s units, common stock and warrants are each quoted on the OTCBB under the symbols ASAQU, ASAQ and ASAQW, respectively. Ascend’s units commenced public trading on May 12, 2006 and its common stock and warrants commenced public trading on July 25, 2006.

The table below sets forth, for the calendar quarters indicated, the high and low bid prices of the Ascend common stock, warrants and units as reported on the OTCBB. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Units		Common Stock		Warrants
2006	High	Low	High	Low	High	Low
Second Quarter (starting May 12)	$6.23	$5.98
Third Quarter	$6.20	$5.92	$5.37	$5.20	$0.45	$0.22
Fourth Quarter	$6.20	$5.97	$5.35	$5.29	$0.41	$0.35

	Units		Common Stock		Warrants
2007	High	Low	High	Low	High	Low
First Quarter	$6.65	$6.11	$5.59	$5.35	$0.49	$0.35
Second Quarter	$6.85	$6.60	$5.65	$5.54	$0.59	$0.47
Third Quarter	$6.99	$6.41	$5.70	$5.59	$0.65	$0.40
Fourth Quarter	$6.83	$6.50	$5.72	$5.64	$0.38	$0.35

	Units		Common Stock		Warrants
2008	High	Low	High	Low	High	Low
First Quarter	$6.90	$5.93	$5.80	$5.67	$0.42	$0.07
Second Quarter*

*	Through April , 2008.

Holders of Ascend common stock, warrants and units should obtain current market quotations for their securities. The market price of Ascend common stock, warrants and units could vary at any time before the redomestication and acquisition are consummated.

Ascend’s units will be separated into their component securities immediately prior to the redomestication and the units will cease to exist as a separate security. Continuing Pubco is seeking listing of its common stock and redeemable warrants on the Nasdaq Capital Market under the proposed symbols EPAK and EPAKW, respectively. If listing on Nasdaq is not effective at the time the acquisition and redomestication are consummated, Continuing Pubco’s securities will be listed on the Over-the Counter Bulletin Board.

Holders

As of                     , 2008, there were              holders of record of Ascend units, holders of record of Ascend common stock and holders of record of Ascend warrants. Ascend believes that the beneficial holders of the units, common stock and warrants to be in excess of 400 persons each.

APPRAISAL RIGHTS

Under Delaware corporate law, the redomestication causes the stockholders of Ascend to have appraisal rights in connection with the transactions for which approval is sought. This right is separate from the conversion rights of the holders of Public Shares with respect to the acquisition proposal. However, because the exercise of the appraisal right and the conversion rights both require the tender of Public Shares to Ascend, only one right may be elected in respect of the Public Shares. See Section 262 of the Delaware General Corporation Law attached hereto as Annex L and the section “Redomestication Proposal—Appraisal Rights” for more information about appraisal rights.

STOCKHOLDER PROPOSALS

The first Continuing Pubco annual meeting of stockholders following the redomestication and acquisition will be held on or about                     , 2008 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement/prospectus for the year 2008 annual meeting, you need to provide it to us by no later than                     , 200  . You should direct any proposals to our secretary at Ascend’s principal office which will be in                      . If you want to present a matter of business to be considered at the year 200   annual meeting, under Ascend’s by-laws you must give timely notice of the matter, in writing, to our secretary. To be timely, the notice has to be given between                      and                     . If Ascend is liquidated as a result of not consummating a business combination transaction before May 17, 2008, there will be no annual meeting in 200  .

EXPERTS

The consolidated financial statements of e.PAK Resources (S) Pte Ltd and its subsidiaries at December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 appearing in this registration statement have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Ascend at December 31, 2007 and for the year then ended included in this proxy statement/prospectus have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Ascend at December 31, 2006 and 2005 and for the year ended December 31, 2006, the period from December 5, 2005 (inception) to December 31, 2005 and the amounts included in the cumulative columns from December 5, 2005 (inception) to December 31, 2006 included in this proxy statement/prospectus have been audited by Goldstein Golub Kessler LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Ascend files reports, proxy statement/prospectus and other information with the SEC as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statement/prospectus and other information filed by Ascend with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Ascend at the SEC web site containing reports, proxy statement/prospectus and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

If you would like additional copies of this document or if you have questions about the acquisition, you should contact via phone or in writing:

Mr. Don K. Rice

Ascend Acquisition Corp.

435 Devon Park Drive

Building 400

Wayne, Pennsylvania 19087

610 519 1336 telephone

610 519 9933 telecopy

INDEX TO FINANCIAL STATEMENTS

Page
e.PAK and Subsidiaries

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2007 and 2006	F-3
Consolidated Statements of Operations For the Years Ending December 31, 2007, 2006 and 2005	F-4
Consolidated Statements of Convertible Contingently Redeemable Common Shares and Shareholders’ Equity/(Deficit) for the years ended December 31, 2007, 2006 and 2005	F-7
Consolidated Statements of Cash Flows For the Years Ending December 31, 2007, 2006 and 2005	F-10
Notes to Consolidated Financial Statements	F-11
Ascend Acquisition Corp.

Reports of Independent Registered Public Accounting Firms	F-36
Balance Sheet as of December 31, 2007 and 2006	F-38

Statements of Operations For the Years Ended December 31, 2007 and 2006, the Period of December 5, 2005 (inception) to December 31, 2005 and the Period December 5, 2005 (inception) to December 31, 2007

F-39

Statements of Stockholders’ Equity For the Years Ended December 31, 2007 and 2006, the Period of December 5, 2005 (inception) to December  31, 2005 and the Period December 5, 2005 (inception) to December 31, 2007

F-40

Statements of Cash Flows For the Years Ended December 31, 2007 and 2006, the Period of December 5, 2005 (inception) to December 31, 2005 and the Period December 5, 2005 (inception) to December 31, 2007

F-41
Notes to Financial Statements	F-42
Signatures	II-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

e.PAK Resources (S) Pte Ltd

We have audited the accompanying consolidated balance sheets of e.PAK Resources (S) Pte Ltd and subsidiaries (the “Group”) as of December 31, 2007 and 2006 and the related consolidated statements of operations, convertible contingently redeemable common shares and shareholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Group’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of e.PAK Resources (S) Pte Ltd and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Group will continue as a going concern. As described in Note 2, the Group, a wholly owned subsidiary of e.PAK Holdings Limited, has an obligation, at the option of the holders of the Group’s convertible contingently redeemable common shares, to pay in full the redemption value of these convertible contingently redeemable common shares at any time on or after the occurrence of e.PAK Holdings Limited’s failure to complete a public listing on or before December 31, 2008. The Group does not have sufficient cash to repay the potential obligation arising from these convertible contingently redeemable common shares when they become contingently redeemable on December 31, 2008. These conditions raise substantial doubt about the Group’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 15 to the consolidated financial statements, effective January 1, 2007, the Group adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”.

Ernst & Young

Singapore

April 3, 2008

e.PAK RESOURCES AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(United States dollars in thousands, except number of shares and per share data)

		December 31,
		2007	2006
ASSETS
Current assets:
Cash and cash equivalents		$2,752	$2,624
Restricted cash and cash equivalents	6	400	381
Accounts receivable, net of allowance for doubtful accounts of $16 and $28, at December 31, 2007 and 2006, respectively	7	9,353	6,535
Inventories	8	9,421	8,994
Due from Parent Company	25	83	—
Deferred transaction costs	4	1,937	—
Deferred tax assets	15	104	8
Other current assets	9	399	462

Total current assets		$24,449	$19,004
Long-term deposits		13	13
Property, plant and equipment, net	10	18,689	14,506

Total assets		$43,151	$33,523

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable		$12,536	$9,432
Accrued liabilities	11	2,393	1,571
Current maturities of long-term debt	13	729	501
Short-term borrowings	14	7,406	4,964
Short-term loan from Parent Company	25	4,890	4,903
Income taxes payable		277	930

Total current liabilities		$28,231	$22,301

Non-current liabilities:
Long-term debt, less current maturities	13	739	1,061
Deferred tax liabilities	15	370	147
Accrual of uncertain tax positions	15	1,334	—

Redeemable common shares:
Convertible contingently redeemable common shares at redemption value: 13,166,667		26,128	24,205

Shareholders’ deficit:
Common shares, 24,000,000 shares authorized; issued and outstanding shares: 2,000,000		400	400
Common share warrants		—	19
Accumulated deficit		(14,054)	(14,698)
Non-distributable reserves	19	121	121
Accumulated other comprehensive loss		(118)	(33)

Total shareholders’ deficit		$(13,651)	$(14,191)

Total liabilities and shareholders’ deficit		$43,151	$33,523

The accompanying notes are an integral part of these financial statements.

e.PAK RESOURCES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(United States dollars in thousands, except number of shares and per share data)

		Year ended December 31,
		2007	2006	2005
Sales		$46,767	$36,146	$27,013
Cost of sales		(30,466)	(23,083)	(17,961)

Gross profit		16,301	13,063	9,052
Selling, general and administrative expenses		(11,887)	(9,797)	(8,027)
Research and development		(60)	(180)	(158)

Operating profit		4,354	3,086	867
Interest income		22	22	15
Other income		18	15	40
Interest expense		(471)	(354)	(156)
Other expense		(611)	(268)	(140)

Income before income taxes		3,312	2,501	626
Income tax expense	15	(846)	(322)	(523)

Net income		2,466	2,179	103

Issuance of Series B common share warrants		—	—	(1,271)
Accretion of convertible contingently redeemable common shares		(1,923)	(2,060)	(3,132)

Net income (loss) attributable to common shareholders		$543	$119	$(4,300)

The accompanying notes are an integral part of these financial statements.

e.PAK RESOURCES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (CONT’D)

(United States dollars in thousands, except number of shares and per share data)

	Year ended December 31,
	2007	2006	2005
Basic net income (loss) per common share	0.04	0.01	(0.28)
Basic net income (loss) per Series A convertible preferred share	N/A	N/A	(0.28)
Basic net income (loss) per Series B convertible preferred share	N/A	N/A	(0.28)
Basic net income (loss) per convertible contingently redeemable common share	0.04	0.01	(0.28)
Diluted net income (loss) per common share	0.02	—	(0.28)
Diluted net income (loss) per convertible contingently redeemable common share	0.03	0.01	(0.28)
Common shares used in basic net income (loss) per common share calculation	2,000,000	2,000,000	2,000,000
Participating preferred shares used in basic net income (loss) per Series A share calculation	—	—	443,836
Participating preferred shares used in basic net income (loss) per Series B share calculation	—	—	205,479
Shares used in basic net income (loss) per convertible contingently redeemable common share calculation	13,166,667	13,166,667	12,517,352

	15,166,667	15,166,667	15,166,667
Common shares used in diluted net income (loss) per common share calculation	4,587,266	4,651,067	2,000,000
Shares used in diluted net income (loss) per convertible contingently redeemable common share calculation	13,166,667	13,166,667	12,517,352
Basic net income (loss)	543	119	(4,300)
Basic net income (loss) attributable to common shareholders	72	16	(567)
Basic net income (loss) attributable to Series A convertible preferred shareholders	N/A	N/A	(126)
Basic net income (loss) attributable to Series B convertible preferred shareholders	N/A	N/A	(58)
Basic net income (loss) attributable to convertible contingently redeemable common shareholders	471	103	(3,549)

The accompanying notes are an integral part of these financial statements.

e.PAK RESOURCES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (CONT’D)

(United States dollars in thousands, except number of shares and per share data)

Reconciliation of basic net income to diluted net income attributable to convertible contingently redeemable common shareholders.

	2007	2006
Basic net income attributable to convertible contingently redeemable common shareholders	$471	$103
Additional allocation to common shareholders—impact of potential dilutive common shares	(68)	(15)

Dilutive net income attributable to convertible contingently redeemable common shareholders	$403	$88

Reconciliation of weighted average number of common shares used in the basic earnings per share calculation to diluted earnings per share calculation.

	Year ended December 31,
	2007	2006	2005
Weighted average common shares used in basic net income (loss) per ordinary share calculations	2,000,000	2,000,000	2,000,000
Dilutive effect of Series B convertible contingently redeemable common share warrants issued by Parent Company	949,889	941,985	—
Dilutive effect of common share warrants	53,704	125,167	—
Dilutive effect of employee share options	1,583,673	1,583,915	—

Weighted average common shares used in the diluted net income (loss) per ordinary share calculation	4,587,266	4,651,067	2,000,000

The following securities were not included in the computation of diluted earnings per common share because to do so would have been antidilutive for the periods presented.

	Year ended December 31,
	2007	2006	2005
Series A convertible preferred shares	N/A	N/A	443,836
Series B convertible preferred shares	N/A	N/A	205,479
Series B convertible contingently redeemable common share warrants issued by Parent Company	N/A	N/A	720,401
Common share warrants	N/A	N/A	102,857
Employee stock options	N/A	N/A	1,437,079
Convertible contingently redeemable common shares	18,269,306	18,269,306	17,619,991

	18,269,306	18,269,306	20,529,643

The accompanying notes are an integral part of these financial statements.

e.PAK RESOURCES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE CONTINGENTLY REDEEMABLE COMMON SHARES AND SHAREHOLDERS’ EQUITY (DEFICIT)

(United States dollars in thousands, except number of shares)

	Convertible Contingently Redeemable Common Share
	Convertible Contingently Redeemable Common Shares Outstanding	Convertible Contingently Redeemable Common Shares	Total
Balance at December 31, 2004	—	—	—
Conversion of preferred shares to convertible contingently redeemable common shares	13,166,667	19,013	19,013
Share-based compensation expense
Capital contribution for share-based compensation from Parent Company
Issuance of Series B common share warrants by Parent Company for benefit of the Group
Recognition of Series B common share warrants as a reduction to income attributable to common shareholders
Accretion of convertible contingently redeemable common shares		3,132	3,132
Transfer of non-distributable reserve
Net income
Foreign currency translation adjustment
Total comprehensive income

Balance at December 31, 2005	13,166,667	$22,145	$22,145

Capital contribution for share-based compensation from Parent Company
Effect of Singapore Companies (Amendment) Act 2005
Accretion of convertible contingently redeemable common share		2,060	2,060
Transfer of non-distributable reserve
Net income
Foreign currency translation adjustment
Total comprehensive income

Balance at December 31, 2006	13,166,667	$24,205	$24,205

Capital contribution for share-based compensation from Parent Company
Effect of Singapore Companies (Amendment) Act 2005
Accretion of convertible contingently redeemable common share		1,923	1,923
Transfer of non-distributable reserve
Net income
Foreign currency translation adjustment
Total comprehensive income

Balance at December 31, 2007	13,166,667	$26,128	$26,128

The accompanying notes are an integral part of these financial statements.

e.PAK RESOURCES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE CONTINGENTLY REDEEMABLE COMMON SHARES AND SHAREHOLDERS’ EQUITY (DEFICIT)

(United States dollars in thousands, except number of shares)

	Common Shares Outstanding	Series A Convertible Preferred Shares Outstanding	Series B Convertible Preferred Shares Outstanding	Common Shares	Common Share Warrants	Series A Convertible Preferred Shares	Series B Convertible Preferred Shares	Series A Convertible Preferred Share Warrants	Additional Paid-in Capital	Accumulated Deficit	Non Distributable Reserves	Accumulated Other Compre- hensive Income/ (Loss)	Compre- hensive Income/ (Loss)	Total
Balance at December 31, 2004	2,000,000	9,000,000	4,166,667	$235	$19	$12,706	$6,307	—	$666	$(13,015)	$23	$13		$6,954

Conversion of preferred shares to convertible contingently redeemable common shares		(9,000,000)	(4,166,667)			(12,706)	(6,307)							(19,013)
Share-based compensation expense									72					72
Capital contribution for share-based compensation from Parent Company									452					452
Issuance of Series B common share warrants by Parent Company for benefit of the Group									1,271					1,271
Recognition of Series B common share warrants as reduction of income attributable to common shareholders									(1,271)					(1,271)
Accretion of convertible contingently redeemable common shares									(1,190)	(1,942)				(3,132)
Transfer of non-distributable reserve										(35)	35			—
Net income										103			103	103
Foreign currency translation adjustment												(4)	(4)	(4)

Total comprehensive income													$99

Balance at December 31, 2005	2,000,000	—	—	$235	$19	—	—	—	—	$(14,889)	$58	$9		$(14,568)

Capital contribution for share-based compensation from Parent Company									300					300
Effect of Singapore Companies (Amendment) Act 2005				165					(165)					—
Accretion of convertible contingently redeemable common share									(135)	(1,925)				(2,060)

e.PAK RESOURCES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE CONTINGENTLY REDEEMABLE COMMON SHARES AND SHAREHOLDERS’ EQUITY (DEFICIT)—(Continued)

(United States dollars in thousands, except number of shares)

	Common Shares Outstanding	Series A Convertible Preferred Shares Outstanding	Series B Convertible Preferred Shares Outstanding	Common Shares	Common Share Warrants	Series A Convertible Preferred Shares	Series B Convertible Preferred Shares	Series A Convertible Preferred Share Warrants	Additional Paid-in Capital	Accumulated Deficit	Non Distributable Reserves	Accumulated Other Compre- hensive Income/ (Loss)	Compre- hensive Income/ (Loss)	Total
Transfer of non-distributable reserve										(63)	63			—
Net income										2,179			2,179	2,179
Foreign currency translation adjustment												(42)	(42)	(42)

Total comprehensive income													$2,137

Balance at December 31, 2006	2,000,000	—	—	$400	$19	—	—	—	—	$(14,698)	$121	$(33)		$(14,191)

Capital contribution for share-based compensation from Parent Company									82					82
Expiration of common share warrants					(19)				19					—
Accretion of convertible contingently redeemable common share									(101)	(1,822)				(1,923)
Net income										2,466			2,466	2,466
Foreign currency translation adjustment												(85)	(85)	(85)

Total comprehensive income													$2,381

Balance at December 31, 2007	2,000,000	—	—	$400	—	—	—	—	—	$(14,054)	$121	$(118)		$(13,651)

The accompanying notes are an integral part of these financial statements.

e.PAK RESOURCES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(United States dollars in thousands)

	Year ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income	$2,466	$2,179	$103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	2,928	2,300	1,911
Share-based compensation	82	300	524
Provision for doubtful accounts	3	6	6
Write-off of inventory	493	228	155
Property, plant and equipment written off	62	—	—
Deferred tax expense	127	144	48
Accrual of uncertain tax positions	479	—	—
Foreign exchange differences	286	83	73
Increase (decrease) in cash from changes in:
Accounts receivable	(2,828)	(808)	(1,769)
Inventories	(924)	(3,388)	(1,500)
Due from Parent Company	(83)	125	(125)
Other current assets	63	65	(128)
Deferred expenses	(1,499)	—	—
Accounts payable	12,829	10,668	6,492
Accrued liabilities	829	391	245
Income tax payables	200	138	467

Net cash flows provided by operating activities	15,513	12,431	6,502

Cash flows from investing activities
Purchase of property, plant and equipment	(5,651)	(5,099)	(3,306)

Net cash flows used in investing activities	(5,651)	(5,099)	(3,306)

Cash flows from financing activities
Increase in restricted cash and cash equivalents	(19)	(17)	(10)
Proceeds from short-term borrowings	24,176	19,417	10,172
Repayment of short-term borrowings	(33,699)	(26,868)	(15,278)
Proceeds from long-term debt	490	1,622	443
Repayment of long-term debt	(584)	(644)	(269)
Proceeds from loans from Parent Company	—	—	2,870
Repayment of loans from Parent Company	(13)	(150)	—

Net cash flows used in financing activities	(9,649)	(6,640)	(2,072)

Net increase in cash and cash equivalents	213	692	1,124
Cash and cash equivalents at beginning of year	2,624	1,979	856
Effects of exchange rates on cash and cash equivalents	(85)	(47)	(1)

Cash and cash equivalents at end of year	$2,752	$2,624	$1,979

Supplemental cash flow disclosures:
Cash paid for interest	482	346	155
Cash paid for income taxes	38	40	8
Non-cash purchase of property, plant and equipment through accounts payable	1,522	688	—
Non-cash settlement of accounts payable through issuance of notes payables	11,959	9,494	6,042

The accompanying notes are an integral part of these financial statements.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(United States dollars in thousands, except number of shares and per share data)

(1)	DESCRIPTION OF BUSINESS

e.PAK Resources (S) Pte Ltd (the “Company”) and subsidiaries (the “Group”) is a full-service designer, manufacturer and supplier of precision engineered products and solutions for the automated transport and handling of semiconductor and electronics devices. The Group operates large scale design and manufacturing facilities in Shenzhen, The People’s Republic of China (the “PRC”), with additional sales design and application engineering operations located in offices servicing North America, Europe and Asia. The Group’s precision manufacturing handling solutions provide the Group’s customers with automated means of manufacturing, handling and transportation of their critical semiconductor and electronic devices.

The Company is incorporated in the Republic of Singapore. The Company is a wholly-owned subsidiary of e.PAK Holdings Limited (“Parent Company”), incorporated in Hong Kong.

(2)	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Group will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. The Group has an obligation at the option of the holders of Group’s convertible contingently redeemable common shares, to pay in full the redemption value of convertible contingently redeemable common shares at any time on or after the occurrence of the Parent Company failing to complete a public listing by December 31, 2008 (Note 17). Originally, the redemption option commenced on December 31, 2007, but was extended to December 31, 2008 upon the signing of an extension agreement by the Parent Company and the holders of the Group’s convertible contingently redeemable common shares on December 28, 2007. The Group and the Parent Company are currently in negotiations regarding an acquisition agreement with a publicly traded company in the United States of America which, in management’s opinion, will occur by the second quarter of 2008. In line with the terms of the Parent Company shareholder agreement (Note 17), the transaction with the publicly traded company, if it occurs, will cancel the potential obligation to redeem the convertible contingently redeemable common shares. If the Group is unable to complete this acquisition, the Group will not have sufficient cash to repay the obligation arising from the convertible contingently redeemable common shares when they become contingently redeemable on December 31, 2008. These conditions raise substantial doubt about the Group’s ability to continue as a going concern.

(3)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries. The financial statements of the subsidiaries are prepared at the same reporting dates as the Company. All intra-group balances, income and expenses and profits and losses resulting from intra-group transactions are eliminated in consolidation. Subsidiaries are consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases.

(b)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

(c)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less when purchased.

(d)	Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents represents amounts used as collateral for the Group’s short term borrowings.

(e)	Share-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123R, Share-Based Payment (“SFAS 123R”). SFAS No. 123R is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows,” and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in exchange for share-based payment compensation. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost is recognized over the period during which an employee is required to provide services in exchange for the award. The Group has elected to early adopt the provision of SFAS 123 (R) for all periods since inception of the Company.

(f)	Inventories

Inventories are stated at the lower of cost or market. Raw materials which comprise cost of purchases and all direct expenditures are determined on a weighted average cost (WAC) basis. Finished goods and work-in-progress comprise costs of direct materials, direct labor and a proportion of manufacturing overheads based on normal operating capacity determined on a WAC basis. Consumables include items such as uniforms and gloves.

Market value for finished goods and work-in-progress is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated selling costs. Market value for raw materials is the estimated replacement cost. An allowance for loss on obsolescence is provided where appropriate.

(g)	Property, Plant, and Equipment, net

Property, plant and equipment are recorded at historical cost. Depreciation of property, plant and equipment is computed using the straight-line method based on the following estimated useful lives of the assets:

Leasehold improvements	The shorter of the useful life of the asset or the lease term
Furniture and fittings	5 years
Office and factory equipment	5 to 10 years
Machinery, tooling and moulds	5 to 10 years

Repair and maintenance costs are expensed when incurred.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

(h)	Impairment of Long-Lived Assets

The Group accounts for long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment exist. Reviews are performed to determine whether the carrying value of assets is impaired when impairment indicators exist. The Group determines the existence of impairment by comparing the expected future cash flows (undiscounted and without interest charges) to the net asset carrying value. If the carrying values exceed the undiscounted cash flows, the impairment loss is measured at the amount by which the carrying amount of the asset exceeds the fair value of the long-lived assets.

(i)	Research and Development

Research and development expenditures are expensed in the period incurred.

(j)	Fair Value of Financial Instruments

The carrying value of cash equivalents, accounts receivable, accounts payable, accrued liabilities and short-term borrowings approximate fair value due to the short maturity of those instruments and in some cases, are subject to variable interest rates.

(k)	Internally Developed Patents

The costs of internally developed patents are expensed in the period incurred.

(l)	Foreign Currency Translation

The Group considers the United States Dollar (“USD”) as their functional currency except for one subsidiary in China whose functional currency is the Chinese Renminbi. The Group’s reporting currency is the United States Dollar (“USD”).

Transactions in foreign currencies are measured in the respective functional currencies of the Company or its subsidiaries and are recorded on initial recognition in the functional currencies at exchange rates approximating those ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the closing rate of exchange ruling at the balance sheet date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

Exchange differences arising on the settlement of monetary items or on remeasuring monetary items at the balance sheet date are recognised in the Consolidated Statement of Operations.

The results and financial position of subsidiaries are translated into USD, the Group’s reporting currency, for consolidation into the financial statements using the following procedures:

•	Assets and liabilities at each balance sheet date presented are translated at the closing exchange rate at that balance sheet date; and

•	Income and expenses for each statement of operations period are translated at average exchange rates for the year, which approximates the exchange rates at the dates of the transactions.

All resulting unrealized exchange gains or losses are recognised as a separate component of equity as accumulated other comprehensive income (loss). On disposal of a foreign operation, the cumulative amount

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

of exchange differences recorded in equity relating to that foreign operation is recognised in the Consolidated Statement of Operations as a component of the gain or loss on disposal.

Realized gains and losses resulting from foreign currency transactions are included in other income in the Consolidated Statements of Operations.

(m)	Revenue Recognition

The Group generates revenue from the design, fabrication, and production of precision engineered packing products. In some instances, the Group provides some or all of these services to its customers under the terms of a multiple-element sales arrangement. These arrangements typically involve the sale of the packing products bundled with some or all of these services. When a sales arrangement involves multiple elements, the items included in the arrangement (deliverables) are evaluated pursuant to EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, to determine whether they represent separate units of accounting.

The Group has concluded that it does not have objective and reliable evidence of the fair value of the undelivered items in its multiple element arrangements, specifically the packing products. As a result, delivered services elements, primarily design services, within multiple-element sales agreements do not separately qualify for revenue recognition. Accordingly, the Group accounts for the revenue received related to multiple-element sales arrangements as a single unit of accounting. Revenue for the combined unit of accounting is recognized when the product is delivered and when a right of return exists, provisions for estimated returns are based on historical experience of the Group. When the Group enters into transactions for which homogenous packaging products are delivered to its customers in partial shipments, revenue for these partial shipment transactions are recognized for each shipment based on the quantity of packaging product delivered relative to the total packaging product to be delivered for that contract.

Revenues arising from sale of goods and services are recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable, collectibility is reasonably assured and the delivery of the product or services has occurred. This condition normally is met when the customer has taken title and assumed the risks and rewards of ownership of the product or when the Group can objectively demonstrate that customer acceptance has occurred depending on the terms of the arrangement. Where consignment inventory arrangements are in place, revenue is recognized upon notification by the customer that the product has been withdrawn from consignment. All costs related to the design and fabrication of moulds is expensed as incurred.

The Group provides rights of return for packing products sold to customers. The value of any refund is limited to the sales price charged to the customer. Customers are required to return packing products within 30 to 90 days from the date of shipment from the Group, unless specifically requested in writing by the customer to extend the sales return period. Where a right of return exists, the Group evaluates its provision for estimated returns based on historical returns. In accordance with FAS 48—Revenue Recognition When Right of Return Exists, where the Group provides customers with a right of return, a provision is recognized for estimated returns.

(n)	Concentrations of Risk

Financial instruments which are subject to credit risk consist principally of accounts receivable and cash and cash equivalents. With respect to accounts receivable, the Group mitigates its credit risk by selling primarily to well established companies and performing ongoing credit evaluations. The Group has historically

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

mitigated its risk with respect to cash and cash equivalents through diversification of its deposits into various reputable institutions.

(o)	Accounts Receivables and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The collectibility of the Group’s accounts receivable is evaluated based on a combination of factors. In circumstances where the Group is aware of a specific customer’s inability to meet its financial obligation to the Group, a specific allowance for bad debts is recorded against amounts due. An allowance is also made based on the aging of receivables and the history of uncollectible accounts receivable. Accounts receivable are stated net of such allowance.

In subsequent periods when the account receivables are ascertained to be uncollectible, they are written off against the allowance for doubtful accounts. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered when the accounts receivables are determined to be uncollectible.

(p)	Shipping and Handling

Costs incurred for outward shipping and handling are included in selling, general and administrative expenses. Outward shipping and handling expense for the years ended December 31, 2007, 2006 and 2005 were $2,010, $1,876 and $1,525. Inward shipping and handling are capitalized into inventory and expensed to cost of sales when the inventory is sold.

(q)	Product Warranty

The Group estimates the costs that will be incurred under warranties for returns and replacement of defective goods and records a liability in the amount of such costs at the time the obligation is incurred. Factors that affect the Group’s warranty accrual include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. At each reporting date, the Group assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

(r)	Income Taxes

The Group accounts for income tax in accordance with SFAS No. 109 “Accounting for Income Taxes,” which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefit from items including tax loss carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates for the respective years of recovery or reversal anticipated. The effect from a change in tax rates is recognized in income in the period of enactment. A valuation allowance is provided for deferred tax assets when it is more likely then not that some or all of the deferred tax assets will not be realized in the future.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. The Group recognizes interest and penalties related to unrecognized tax benefits in income tax expense. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FIN 48 on January 1, 2007.

In June 2006, the Financial Accounting Standards Board (FASB) ratified the Emerging Issues Task Force (EITF) consensus on EITF Issue No. 06-3, How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (EITF No. 06-3). The scope of EITF No. 06-3 includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer, and provides that a company may adopt a policy of presenting taxes either gross within revenue or on a net basis. For any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes for each period for which an income statement is presented if those amounts are significant. This statement is effective to financial reports for interim and annual reporting periods beginning after December 15, 2006. EITF No. 06-3 became effective for the Group as of January 1, 2007. The Group collects various sales and value-added taxes on certain product and service sales, which are accounted for on a net basis.

(s)	Earnings Per Share

Basic net income per common share is computed by dividing net income attributable to common shareholders for the period by the weighted average number of common shares outstanding during the period. Net income attributable to common shareholders is calculated using the two class method under EITF, Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128.” EITF No. 03-6 establishes standards regarding the computation of earnings per share by companies that have issued securities other than common shares that contractually entitle the holder of such securities to participate in dividends and earnings of the Company. Pursuant to EITF 03-6, the two-class method of computing basic earnings per share is required when an entity has participating securities. Dividends must be calculated for the participating security on undistributed earnings and are a reduction in the net income attributable to common shareholders. Prior to their conversion to ordinary shares in January 2005, the Company’s Series A and B preferred shares were participating securities as they had the right to dividends should dividends be declared on common shares. Subsequent to January 2005, the Convertible contingently redeemable common shares are considered to have the same participating rights to that of the Series A and B preferred shares. Assumed dividends on undistributed earnings are allocated as if the entire net income were distributed and are based on the relationship of the weighted average number of common shares outstanding and the weighted average number of common shares outstanding if the preferred shares and contingently redeemable common shares were converted into common shares.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

Diluted net income per common share is computed by dividing the net income attributable to common shareholders for the period by the weighted average number of ordinary and potential ordinary shares outstanding during the period, if the effect of potential ordinary shares is dilutive. Potential common shares include incremental shares of common shares issuable upon the exercise of options, warrants, and the conversion of preferred securities. The Company’s potentially dilutive shares have not been included in the computation of diluted net income or loss per common share for periods in which the result would be anti-dilutive. The dilutive net income attributable to convertible contingently redeemable common shares takes into account the effect of the change in allocated earnings as a resulting from any dilutive potential ordinary shares.

(t)	Accumulated Other Comprehensive Income (Loss)

SFAS No. 130 “Reporting Comprehensive Income,” establishes standards for reporting comprehensive income and its components in the financial statements. Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investment by owners and distributions to owners. Accumulated other comprehensive income (loss) as of December 31, 2007 and 2006 consists of cumulative foreign currency translation adjustments.

(u)	Related Parties

Parties are considered to be related to the Group if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Group. Related parties also include principal owners of the Group, its management, members of the immediate families of principal owners of the Group and its management and other parties.

(v)	Operating Leases

Rental payments under operating leases are expensed on a straight-line basis over the period of the respective lease terms.

(w)	Segment Information

The Group operates in one segment for the design, development, manufacture and supply of precision engineered products and solutions for the automated transport and handling of semiconductor and electronic devices. All products are sold on a worldwide basis. In accordance with SFAS No. 131 Disclosures about Segments of an Enterprise and Related Information, the Group’s chief operating decision-makers have been identified as the President and the Board of Directors who review the operating results of the Group to make decisions about allocating resources and assessing performance for the Group.

(x)	Advertising

Advertising cost relates to trade exhibitions and fairs are expensed as incurred. Advertising expense for the years ended December 31, 2007, 2006 and 2005 were $60, $60 and $71 respectively.

(y)	Allocation of Parent Company Expenses

In accordance with SEC Staff Accounting Bulletin Topic 1 B—Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity, the Group has recorded in its consolidated Statement of Operations stock option expenses amounting to $82 and $300 for the relevant two years ended December 31, 2007 and 2006, respectively, incurred by the Parent Company, on behalf of the Group.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

(z)	New Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Group is currently evaluating whether the adoption of SFAS No. 157 will have an impact on its consolidated financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal year beginning after November 15, 2007. The Group is currently evaluating whether the adoption of SFAS No. 159 will have an impact on its consolidated financial position.

In December 2007, the FASB issued SFAS No. 141-R “Business Combinations” which changes the financial accounting and reporting of business combination transactions. SFAS No. 141-R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. SFAS No. 141-R is required to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first reporting period beginning on or after December 15, 2008. The Group is currently evaluating whether the adoption of SFAS 141-R will have an impact on its consolidated financial position.

(4)	MERGER ACQUISITION

During the year, the Group has entered into negotiations regarding an acquisition agreement with Ascend Acquisition Corp. (“Ascend”), a publicly traded company in the United States of America, Ascend’s wholly owned subsidiary ePAK International (“Continuing Pubco”), and the Parent Company.

Under the terms of the acquisition agreement, the outstanding common shares, warrants and unit purchase options of Ascend will be exchanged for the common shares, warrants and unit purchase options of Continuing Pubco in the redomestication as an exempted Company under the law of Bermuda. Continuing Pubco will acquire all of the Company’s outstanding shares from the Parent Company in the acquisition. All of the outstanding options to purchase common shares of the Parent Company will be assumed by Continuing Pubco and such options (“Assumed Options”) will entitle the holders to purchase common shares of Continuing Pubco. All of the current security holders of Ascend, together with the Parent Company and holders of the Parent Company Options will become the security holders of Continuing Pubco. Continuing Pubco will be a publicly reporting company, registered under the United States federal securities laws.

Deferred transaction costs represent all direct and incremental expenses paid or payable in connection with the Group’s merger with Ascend, including but not limited to, attorney’s fees, accountant’s fees and other fees paid or payable to any other professional parties in connection with any filings with the SEC. Upon

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

successful consummation of the merger, these costs will be recorded as a reduction to additional-paid-in capital. If the Group is unsuccessful in completing its merger with Ascend, all accumulated costs will be expensed in the period the merger is terminated. The merger with Ascend has not been consummated as of balance sheet date.

(5)	REORGANIZATION OF THE COMPANY

On January 14, 2005, a reorganization agreement (“Agreement”) was signed between the Company’s shareholders and the Parent Company, a private shell company created on the date of the agreement. As part of the agreement, the Company’s shareholders approved the conversion of all Convertible Preferred Shares of the Company into 13,166,667 common shares having a par value of S$0.20 per share. Following this conversion, the former Series A, B, and founding shareholders of the Group exchanged a total of 15,166,667 common shares of the Group for 2,000,000 common shares of e.PAK Holdings Limited, 9,000,000 shares of e.PAK Holdings Limited Series A Convertible Preferred Shares, and 4,166,667 shares of e.PAK Holdings Limited Series B Convertible Preferred Shares. Subsequent to this exchange, the Group was then 100% owned by the Parent Company. As a result of this share exchange, each of the Group’s former shareholders held the same ownership percentage, the same number of shares, the same class of shares and each of the respective share classes maintained the same rights before and after the reorganization. As this reorganization was without substance, the reorganization was accounted for on a historical cost carryover basis.

(6)	RESTRICTED CASH AND CASH EQUIVALENTS

Restricted cash and cash equivalents consist of cash balances held by a bank as collateral for the Group’s short term borrowings. The fixed deposit is rolled forward on a monthly basis and bears interest at an average rate of 4.80% (2006: 4.57%).

As of December 31, 2007 and 2006, $400 and $381 respectively were held as restricted cash and cash equivalents.

(7)	ACCOUNTS RECEIVABLE, NET

Accounts receivable from customers consists of the following:

	December 31,
	2007	2006
Accounts receivable	$9,369	$6,563
Less: allowance for doubtful accounts	(16)	(28)

	$9,353	$6,535

Movements in allowance for doubtful accounts are as follows:
	December 31,
	2007	2006
Balance at beginning of year	$28	$29
Provision during the year	16	6
Recovery of doubtful accounts	(13)	—
Written-off during the year	(15)	(7)

Balance at end of year	$16	$28

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

(8)	INVENTORIES

The components of inventories are as follows:

	December 31,
	2007	2006
Raw materials	$3,914	$4,330
Work-in-process	217	314
Finished goods	5,060	4,274
Consumables	230	76

	$9,421	$8,994

The Group enters into consignment inventory arrangements with customers that need just-in-time access to the Group’s inventory due to shipping time and geographical locations. Where consignment inventory arrangements are in place, revenue is recognized upon notification by the customer that the product has been withdrawn from consignment. Inventory which the customers have not yet withdrawn from consignment are included in the Group’s inventory under finished goods.

Inventories written-off to cost of sales for the years ended December 31, 2007, 2006 and 2005 was $493, $228 and $155 respectively. Finished goods inventory include goods held on consignment by customers under consignment agreements totaled $1,386 (2006: $1,668).

(9) OTHER CURRENT ASSETS

	December 31,
	2007	2006
Deposits	$184	$159
Prepayments	130	94
Other receivables	85	209

	$399	$462

(10) PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant, and equipment consists of the following:

	December 31,
	2007	2006
Leasehold improvements	$4,449	$3,818
Furniture and fittings	377	363
Office and factory equipment	7,455	5,952
Machinery, tooling and moulds	19,079	14,255

	31,360	24,388
Less: accumulated depreciation	(12,671)	(9,882)

	$18,689	$14,506

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $2,928, $2,300 and $1,911, respectively.

Net book value of the fixed assets written off for the years ended December 31, 2007 and 2006 was $62 and nil respectively.

(11)	ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 31,
	2007	2006
Accrued operating expenses	$488	$200
Accrued payroll	415	259
Accruals to directors	393	294
Accrued utilities	229	227
Accrual for warranty	52	14
Accrued rental—office and factory premises	602	448
Accrued bonus	214	129

	$2,393	$1,571

As of December 31, 2007, accruals to directors relate to the reimbursement for traveling and accommodation of $4 (2006: $6) as well as profit sharing accrued to directors and key officers of the Group for $389 (2006: $288).

Activity for accrual for warranty is as follows:

	December 31,
	2007	2006
Beginning balance	$14	$31
Increase in liability (warranties issued during period)	189	153
Payments	(165)	(182)
Adjustments to liability (pre-existing warranties)	14	12

Balance at end of year	$52	$14

(12)	BANKING FACILITIES

At December 31, 2007, 2006, and 2005, the Group had the following credit facilities available for use $13,085, $15,811 and $10,523 respectively, of which $3,416, $9,285 and $7,018 remained unused. The Group’s utilized borrowing facilities represent long-term debt and short-term borrowings on the consolidated balance sheet.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

(13)	LONG-TERM DEBT

Long-term debt consists of the following (with interest rates as of December 31, 2007):

Long-Term Debt	Currency /Fixed vs. Floating	Maturity Date	2007	2006
Machine Financing Loan	USD Floating	31-Aug-09	$352	$540
Machine Financing Loan	USD Floating	26-Jan-10	$353	$—
Machine Financing Loan	RMB Floating	13-Dec-09	763	1,022

Total long-term debt			$1,468	$1,562
Less: current maturities of long-term debt			729	501

Long-term debt			$739	$1,061

Long-term debt for 2007 consists of the following:

(a)	$763 term loan bearing interest of 9.71% and repayable over three years in equal installments commencing December 13, 2006.

(b)	$352 term loan bearing interest of 8.25% and repayable over three years in equal installments commencing August 31, 2006.

(c)	$353 term loan bearing interest of 8.25% and repayable over three years in equal installments commencing January 26, 2007.

Long-term debt (a), (b) and (c) are secured by machinery, tooling and moulds of a subsidiary company and a corporate guarantee by the Company. The floating interest rates of these loans are re-priced on a monthly basis.

Annual maturities of long-term debt as of December 31, 2007 are as follows:

Fiscal year ending December 31
2008	$729
2009	724
2010	15

$1,468

(14)	SHORT-TERM BORROWINGS

Short term borrowings represent notes payable to banks and short-term loans. Notes payable bear interest at 1.5% to 2.5% (2006: 2.0% to 2.5%) per annum above the prevailing Singapore Inter-Bank Offer Rate (“SIBOR”) of 4.73% (2006: 3.43%) to 2.5% above the prevailing Development Bank (China) Limited Shenzhen Branch prime rate of 4.68%. The repayment term for notes payable is 90-120 days. Short-term loans bear interests at 1.75% above the one-month SIBOR (2006:1.75% above relevant SIBOR to 1.75% above Development Bank of Singapore LA prime rate of 5.55%) per annum. These short-term loans are secured by a collateralized security over all account receivables, a collateralized security on the Group’s fixed deposits of not less than $384 (2006: $369) and a guarantee from the Parent Company.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

(15) INCOME TAXES

Income is subject to taxation in the various countries in which the Company and its Subsidiaries operate. The net income (loss) before income taxes by geographical location was as follows for the periods indicated:

	Year ended December 31,
	2007	2006	2005
Singapore	$152	$(365)	$67
Foreign	3,160	2,866	559

	$3,312	$2,501	$626

The current and deferred elements of income tax expense (benefit) by geographical location are as follows:

	Year ended December 31,
	2007	2006	2005
Current income tax:
Singapore	$39	$110	$439
Foreign	680	68	36

	719	178	475
Deferred income tax (benefit):
Singapore	3	(2)	48
Foreign	124	146	—

	127	144	48

	$846	$322	$523

The components of net deferred tax assets (liabilities) as of December 31, 2007 and 2006 are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Accrued unutilized leave	$5	$8
Other accruals	99
Net operating loss carry forwards	—	32

Gross deferred tax assets	$104	$40
Less: Valuation allowance for deferred tax assets	—	(32)

Net deferred tax assets	$104	$8

Deferred tax liabilities:
Tax over book depreciation of property, plant and equipment	$(370)	$(147)

Total deferred tax liabilities	$(370)	$(147)

Net deferred taxes	$(266)	$(139)

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

The reconciliation between income tax expense at the applicable statutory tax rate and the actual income tax expense is as follows:

	Year ended December 31,
	2007	2006	2005
Income tax expense at Singapore income tax rate of 18% (2006 and 2005: 20%)	$596	$501	$125
Difference in tax rates outside Singapore	(55)	(100)	(28)
Non-deductible expenses	80	260	490
Tax exemptions	(222)	(163)	(4)
Tax holiday	—	(50)	(27)
Accrual of uncertain tax positions	479	—	—
Change in valuation allowance	(32)	(126)	(33)

Income tax expense	$846	$322	$523

The reconciliation is prepared by aggregating separate reconciliations for each national jurisdiction.

The net change in valuation allowance for the years ended December 31, 2007, 2006 and 2005 was a decrease of approximately $32, $126 and $33 respectively, resulting primarily from the utilization of net operating losses.

The subsidiary incorporated in the People’s Republic of China (“PRC”) is exempted from PRC corporate tax for the first 2 years, i.e., 2003 and 2004 and is subject to corporate tax at 7.5% (50% of the Shenzhen PRC’s corporate tax rate of 15%) for the following 3 years, i.e., 2005 to 2007. The new China Income Tax (“CIT”) laws were enacted on March 16, 2007 and become effective on January 1, 2008. The future tax rate for entities located in Shenzhen will be 25% with effect from 2012. The effective tax rate for 2008 is 18%. From 2008 to 2011, the effective tax rate will increase annually by 2%.

The basic and diluted tax holiday per share has been computed, for all periods presented, for common shares, Series A and B convertible preferred shares and convertible contingently redeemable common shares. In all instances, the per share amounts are less than a cent per share and therefore, have not been presented separately.

The profits tax at the rate of 17.5% is applicable to corporations in Hong Kong for carrying on a business in Hong Kong and earning Hong Kong source profits. One of the Group’s subsidiaries in Hong Kong qualifies for the 50:50 concessionary profits tax treatment prescribed by the Hong Kong Inland Revenue Department in its Departmental Interpretation Practice Note No. 21 (Revised) issued in March 1988, i.e., it is subject to tax at 8.75% on such concessionary profits. The offshore profits for the Group’s subsidiaries in Hong Kong are not subject to Hong Kong profits tax as they are not derived in Hong Kong.

Deferred taxes have not been provided on approximately $4,375 of certain undistributed earnings of the Group’s foreign subsidiaries as such amounts are considered to be permanently reinvested. It is not practicable to determine the unrecognized deferred tax liability on these earnings because the actual tax liability on these earnings, if any, is dependent on circumstances existing when remittance occurs.

On February 2006, the Inland Revenue Authority of Singapore released a circular with detailed guidance on, and documentation requirements for, transfer pricing and advance pricing agreements. The Group has assessed its tax position for a potential income tax exposure, related to its subsidiaries in Mainland China, Hong Kong, Singapore and the United States of America. Based on this assessment, the Group has recorded a contingent liability of $90, which is included in income taxes payable at December 31, 2006 and reflected as non-deductible expenses in the 2006 tax reconciliation.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

Effective January 1, 2007, the Company adopted the provisions of FIN 48. Included in the FIN 48 provision as of January 1, 2007, is an amount of FIN 48 liability relating to capital allowance risk that was reclassified from the income tax payable. In 2006, the risk of losing the tax benefits associated with capital allowance claim was accounted for through the income tax provision. This item was not identified and disclosed as a contingent liability. A tax incentive taking the form of a capital allowance claim would be granted to a company that has obtained the relevant authorities’ approval with regard to the use of its plant and equipment by an overseas subsidiary outside Singapore. As no approval was obtained by the Company with regard to its assets located and used outside Singapore, the risk of losing the tax benefits associated with a capital allowance claim is not identified as a contingent liability. In 2007, although the tax authorities reviewed the tax return, the capital allowance claim was not disallowed nor subject to queries. This is however not indicative that the capital allowance claim is accepted. Therefore, instead of leaving the tax effect in current tax provision, the balance is reclassified to the opening balance of FIN 48 and tracked as an uncertain tax benefit going forward.

As of the adoption date of FIN 48, the Company had approximately $855 of total gross unrecognized tax benefits. As of December 31, 2007, the Company had approximately $1,334 of total gross unrecognized tax benefits.

The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. As of the adoption date, the Company had no accrued interest and penalties related to the unrecognized tax benefits. As of December 31, 2007, the Company had accrued interest and penalties related to the unrecognized tax benefits of $126.

Significant judgment is required in evaluating the Company’s tax positions and determining the provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite its belief that the tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances and the provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.

These accruals are based on management’s best estimate of potential tax exposures. When particular matters arise, a number of years may elapse before such matters are audited and finally resolved. Favorable resolution of such matters could be recognized as a reduction to our effective tax rate in the year of resolution. Unfavorable resolution of any particular issue could increase the effective tax rate and may require the use of cash in the year of resolution. Management’s best estimate is that all such accruals would affect the effective tax rate in the year of resolution.

A reconciliation of the beginning and ending balance for liabilities associated with uncertain tax positions is as follows:

Balance as of January 1, 2007	$855
Additions based on tax positions related to the current year	479

Balance as of December 31, 2007	$1,334

The Company and its subsidiaries are subject to income taxes in the taxing jurisdictions in Singapore, U.S., the Peoples’ Republic of China and Hong Kong. The Company and its subsidiaries are current on all required income tax filings in these income tax jurisdictions. The tax returns have been examined through the year ended December 31, 2005 in Singapore, through year ended December 31, 2006 in the Peoples’ Republic of China and through year ended December 31, 2004 in Hong

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

Kong. If the statute of limitation has not expired, such examination by the respective tax authorities does not signify that no further review will be made. Also, the Company remains subject to examination for years after 2005 in Singapore for years after 2004 in Hong Kong, for years after 2003 in the U.S., and for years after 2006 in the Peoples’ Republic of China. The Company does not anticipate any significant change within the next 12 months of its uncertain tax positions.

(16)	SHAREHOLDERS’ EQUITY

Effective January 30, 2006, the Company was subject to the amendments promulgated under the Singapore Companies (Amendment) Act 2005. These amendments include the abolition of the concepts of “par value” and “authorized share capital”. The relevant amendments have resulted in all common shares being recorded with no par value.

Each holder of the common shares is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Subject to any preferences that may be granted to the holders of the Company’s preferred shares, each holder of common share is entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available, as well as any distributions to the stockholders and, in the event of liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities and payments to other equity holders.

(17)	CONVERTIBLE PREFERRED SHARES

Series A Convertible Contingently Redeemable Preferred Shares

On September 10, 1999, the Group entered into an agreement with a group of investors for the sale of Series A Convertible Contingently Redeemable Preferred Shares (“Series A Preferred Shares”). A total of 5,000,000 shares of Series A Preferred Shares at $1 per share were sold to the Series A Preferred Share holders for total consideration of $5 million. The key terms of the subscription agreement are as follows:

•

Each Series A Share is convertible at the option of the holder into one common share of the Group. The right of conversion is exercisable at any time prior to the listing of any shares on a recognized stock exchange. In the event of a listing, the right of conversion is deemed to be exercised.

•

Series A shareholders have the right to participate in dividends distributions to the Group’s common shareholders when and if declared by the Group’s Board of Directors. No such dividends have been declared to date.

•	Future preferred share issuances at prices below $1 per share must receive approval by the Series A shareholders.

•

The Group obtained, and ultimately, exercised a put option to require the Series A investors to purchase an additional 4,000,000 shares of the Group’s Series A Preferred Shares at $1 per share and as a result, the Group received a total of $4 million in additional proceeds of which $2 million was received on April 7, 2000 and another $2 million was received on August 16, 2000, respectively. The terms of these additional shares of Series A Preferred Shares were identical to the shares issued on September 10, 1999.

•

A call option was awarded to the investors on September 10, 1999 to purchase up to an additional 500,000 Series A Preferred Shares at a purchase price of $1 per share for a period of 5 years. The call option expired unexercised on September 10, 2004.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

•

The Group would be required, at the option of the Series A preferred shareholders, to redeem the Series A shares in full at the redemption amount at any time on or after the occurrence of the Group failing to complete a public listing by December 31, 2003.

•

If the holders elect to redeem their securities subsequent to December 31, 2003, they are entitled to receive an annual 10% non-compounded return on their original investment calculated from their respective issuance dates.

•

In the event of a liquidation of the Group, the Series A preferred shareholders would have priority over the ordinary shareholders in the repayment of capital together with any declared but unpaid dividends on a non-cumulative basis.

Series B Convertible Contingently Redeemable Preferred Shares

On May 25, 2001, the Group entered into an agreement with a group of investors for the sale of Series B Convertible Contingently Redeemable Preferred Shares (“Series B Preferred Share”). A total of 3.33 million shares of Series B Preferred Shares at $1.20 per share were sold to the Series B Preferred Share holders for total consideration of $4 million. The key terms of the subscription agreement are as follows:

•

Each Series B share is convertible at the option of the holder into one common share of the Group. The right of conversion is exercisable at any time prior to the listing of any shares on a recognized stock exchange. In the event of a listing, the right of conversion is deemed to be exercised.

•

Series B shareholders have the right to participate in dividends distributions to the Group’s common shareholders when and if declared by the Group’s Board of Directors. No such dividends have been declared to date.

•	Future preferred share issuances at prices below $1.40 per share must receive approval by the Series B Shareholders.

•

The Group obtained, and ultimately exercised, it’s put option to require the Series B investors to purchase an additional 833,335 shares of the Group’s Series B Preferred Shares at $1.20 per share and as a result, the Group received a total of $1 million in additional proceeds on January 29, 2002. The terms of these additional shares of Series B Preferred Shares were identical to the shares issued on May 25, 2001.

•

The Group would be required, at the option of the Series B Preferred Shareholders, to redeem the Series B Shares in full at the redemption amount at any time on or after the occurrence of the Group failing to complete a public listing by December 31, 2003.

•

If the holders elect to redeem their securities subsequent to December 31, 2003, the holders are entitled to receive an annual 10% non-compounded return on their original investment calculated from their respective issuance date.

•

In the event of a liquidation of the Group, the Series A and B Preferred Shareholders would have equal priority over the ordinary shareholders in the repayment of capital together with any declared but unpaid dividends on a non-cumulative basis.

Upon issuance of the Series A and B Preferred Shares in 1999 and 2001, respectively, the Group recorded the relative fair values of the Series A call option, the Series A and B put option and the convertible contingently redeemable preferred securities. The resulting discount on the Preferred Shares as a result of the fair value allocation was accreted up to the Series A and B redemption value as of December 31, 2003. As of December 31, 2003, the cumulative accrued 10% non-compounded return on the Series A and B shareholders original investment was $3,575 and $1,234, respectively.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

For the period from January 1, 2004 through February 23, 2004, the Group recorded an additional $131 and $73 of cumulative accrued return on its Series A and B preferred shares, respectively.

On February 23, 2004, the Series A and B preferred shareholders signed an agreement with the Group to formally waive their rights, under the respective share agreements to require redemption of their Preferred Shares. Upon signing of this agreement, the value of the Series A and B Preferred Shares, including the cumulative accrued return balance, of $12,706 and $6,307, respectively, were reclassified from mezzanine equity to permanent equity.

On January 18, 2005, the Parent Company entered into a subscription agreement with a group of investors for the sale of 5,102,639 shares of Series C Convertible Preferred Share (“Series C Preferred Shares”) for a total purchase price of $5,103. As a stipulation for those former Series B Preferred Shareholders of the Group, whose subscription agreement contained an anti-dilution clause regarding future preferred share issuances at a price less than $1.40 per share, the Parent Company issued 1,041,666 warrants to the former Series B Preferred Shareholders’ convertible into Ordinary Shares of the Parent Company with an exercise price of $0.20 a share. The warrants are exercisable at any time during the 15-day period on either: the Group notifies the warrant holder in writing that it has received SEC clearance on its effective filing status or 30 days prior to the completion of a merger, consolidation, or sale of substantially all of the Parent Company’s assets. The fair value of this warrant on the date of grant was $1,271 and has been recorded as a charge to income available to common stock holders in the 2005 Consolidated Statement of Operations.

The terms of the January 18, 2005 Parent Company shareholder agreement state that the Parent Company is required, at the option of any of its Series A, B, or C preferred shareholders, to redeem the respective class of preferred shares in full at the redemption amount at any time on or after the occurrence of the Parent Company failing to complete a public listing by December 31, 2007. Further, if requested by greater than 75% of the Parent Company Series A, Series B, and Series C shareholders, the Group would be required to convert all of the Parent Company’s common and preferred shares for an equivalent number of common and preferred shares of the Group. The common and preferred shares of the Group will have the same rights as the common and preferred shares converted from the Parent Company. Upon the signing of this agreement, a portion of the Group’s common shares became contingently convertible into convertible redeemable preferred shares of the Group and as a result, the Group reclassified the balance of its original Series A and B preferred shares through February 23, 2004 totaling $12,706 and $6,307, respectively, from permanent equity to convertible contingently redeemable common shares, a class of mezzanine equity. The convertible contingently redeemable shares are carried at their redemption value.

Pursuant to the reorganization agreement described in Note 3 and the Parent Company shareholder agreement on January 14, 2005, on April 15, 2005, the Series A and B shareholders converted 9,000,000 and 4,166,667 respectively, of Preferred Shares, into 13,166,667 Common Shares of the Group. Following this conversion, the former Series A, B, and founding shareholders of the Group exchanged a total of 15,166,667 Common Shares of the Group for 2,000,000 Common Shares of e.PAK Holdings Limited, 9,000,000 shares of e.PAK Holdings Limited Series A Convertible Preferred Shares, and 4,166,667 shares of e.PAK Holdings Limited Series B Convertible Preferred Shares. After the exchange, the Series A, B, and founding shareholders each hold the same number of shares in the Parent Company as originally held in the Company. Subsequent to this exchange, the Group was then 100% owned by the Parent Company.

During 2005, the Group recorded an additional $3,082 of cumulative accrued return on its convertible contingently redeemable common shares which represented accrued returns from February 23, 2004 (the date at which the original redemption waiver was signed) through December 31, 2005. An additional cumulative accrued return of $1,910 (2006: $1,910) was recorded during 2007.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

According to the arrangements, if the Parent Company Series C shareholders elect to exchange their securities into an equivalent number of Series C preferred shares of the Group, the Parent Company will waive the Group of its obligation to settle the short-term payable to the Parent Company. Accordingly, the Group has not recorded the initial redemption value of the Series C shares, to the extent that the short-term payable to the Parent Company is in excess of the Series C redemption value. The Group recorded an additional accretion charge to income available to common shareholders of $13 (2006: $150), which represented the shortfall of the short-term payable to the Parent Company when compared to the redemption value of the Series C shares.

(18)	SHARE-BASED COMPENSATION EXPENSE

The Group adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) for all financial periods presented, which requires the Group to measure the cost of employee services received in exchange for equity awards based on the grant date fair value. Straight-line method of expense attribution has been elected as the accounting policy of the Group, however, as the tranches of options are graded vested, the amount of compensation cost recognized at any date is at least equal to the value of the vested portion of the award at that date.

On September 19, 1999, the Group granted to its founders’ options (the “Founder Options”) to subscribe for up to 500,000 shares of Series A Preferred Share. The Founder Options were exercisable at any time from the date of grant for a period of 5 years or upon the listing of the Group on a Recognized Stock Exchange, whichever is earlier (the “Founder Option Period”). The expected term used in calculating the fair value of the grant was 5 years, based on management’s assumption at the grant date the Group would not successfully complete a listing before the expiry of the options. As these founder options were immediately exercisable, these Founder Options were expensed upon grant in 1999.

On March 2, 2000, the Group approved and adopted the e.PAK Directors’ and Employees’ Share Incentive Plan (the “Former Plan”). The options were granted to the Directors, Executives, and Employees of the Group, and the options issued were approved separately by the Board through a Board of Directors’ resolution. On March 2, 2000 and September 4, 2002, the Group obtained approval from the Board to grant 500,000 and 1,307,525 stock options, respectively, under the Former Plan. The options vested over four anniversary dates, with 25% of the options vesting on each annual anniversary of the option offer letter.

On May 25, 2005, the Parent Company, adopted the e.PAK Directors and Employees Share Incentive Plan (the “New Plan”) pursuant to the Reorganization Agreement dated January 18, 2005 between the Shareholders and e.PAK Holdings Limited (see note 3 on Reorganization of the Company). Although the replacement of the Former Plan with the New Plan constituted an accounting modification, an analysis of the terms of the Plan concluded that there was no change in the fair value of the options before and after the modifications. The New Plan is currently in the name of and operated by the Parent Company, however, the benefits of the share option plan accrue to individuals who are Directors, Executives, and Employees of e.PAK Resources (S) Pte Ltd and its subsidiaries. Share based compensation expense related to the grant of the Parent Company’s stock options to the Directors, Executives and Employees of the Group are recognized in the Group’s financial statements as expense, with an offsetting capital contribution from the Parent Company.

The New Plan’s key provisions are as follows:

The maximum number of unexercised share options currently permitted to be granted under the Plan is an amount equal to 15% of the authorized shares of the Parent Company less 1,041,666 shares. Any further grant of share options in excess of the limit is subject to shareholders’ approval in a general meeting. The offer of a grant of share options must be accepted within 30 days from the date of offer and upon payment of

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

a nominal consideration of HK$ 1 (approximately US$ 0.13 at December 31, 2006) by the grantee. Share options granted generally vest in four years of equal pro-rata vesting. Each tranche of options vests over four anniversary dates, with 25% of the options vest on each annual anniversary of the option offer letter date expire.

On May 25, 2005, the Parent Company obtained approval from the Board of Directors to grant 300,000 options to acquire common shares of the Parent Company under the New Plan. Each tranche of options vests over four vesting dates, with 25% of options vesting on each annual anniversary of the option offer letter date and expire in four years after vesting dates. The grants contain only service conditions. There are no grants with market or performance conditions.

During 2005, the Parent Company extended the expiry period for 295,893 fully vested stock options held by 32 employees. As a result of this accounting modification, the Group recognized additional compensation expense of $237 for the year ended December 31, 2005. In 2007, the Parent Company extended the expiry period for 371,628 fully vested options held by 53 employees. As a result of this accounting modification, the Group recognized additional compensation expense of $11 for the year ended December 31, 2007. As of December 31, 2007, total unrecognized compensation cost related to share-based options and awards is $99 and the related weighted-average period it is expected to be recognized is 1.4 years.

The fair value of each option award is estimated on the date of grant using a Binomial option valuation model that uses the assumptions noted in the following table.

Measurement Dates	2005	2002	2000
Exercise price	US$0.20	US$0.20	US$0.20
Expected volatility	63-84%	63-72%	63-72%
Weighted-average volatility	74%	68%	68%
Risk-free interest rate	3.65-3.89%	3.00-3.67%	6.45-6.53%
Dividend	0%	0%	0%
Suboptimal Early Exercise Factor (SOEF) (in times)	10	10	10

The risk-free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument with the same contractual term as the option. Expected volatilities are based on listed companies of similar size and industry. The Group uses its own historical trend data to estimate option exercise timing and employee termination rates within the valuation model as well as to estimate the forfeiture rate. The Suboptimal Early Exercise Factor (“SOEF”) of options granted indicates an assumption that exercise is generally expected to occur when the share price reaches ten times the stock option’s exercise price.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

A summary of option activity under the Plan as of December 31, 2005, 2006 and 2007, and changes during the year then ended is presented below:

	Options	Exercise Price		Weighted- Average Exercise Price
Balance, December 31, 2004	1,629,881	US$	0.20	US$	0.20
Granted and Accepted	300,000	US$	0.20		—
Exercised	—		—		—
Forfeited / Expired	(18,937)	US$	0.20	US$	0.20

Balance, December 31, 2005	1,910,944	US$	0.20	US$	0.20
Granted and Accepted	—		—
Exercised	(47,939)	US$	0.20		—
Forfeited / Expired	(76,548)	US$	0.20	US$	0.20

Balance, December 31, 2006	1,786,457	US$	0.20	US$	0.20
Granted and Accepted	—		—		—
Exercised	—		—
Forfeited / Expired	(26,437)	US$	0.20	US$	0.20

Balance, December 31, 2007	1,760,020	US$	0.20	US$	0.20

A summary of the status of the Group’s unvested options as of December 31, 2007, 2006 and 2005, and changes during the year ended December 31, 2007, 2006 and 2005 is as follows:

	Year ended December 31,
		2007 Weighted Average		2006 Weighted Average		2005 Weighted Average
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value
Non-vested,
January 1	175,000	$1.39	539,090	$0.96	600,195	$0.59
Granted	—	—	—	—	300,000	$1.38
Vested	(75,000)	$1.38	(346,104)	$0.76	(354,105)	$0.70
Forfeited	—	—	(17,986)	$0.59	(7,000)	$0.59

December 31	100,000	$1.39	175,000	$1.39	539,090	$0.96

A summary of the Group’s outstanding share options as of December 31, 2007:

	Outstanding Share Options			Exercisable Share Options
Exercise Price (US$)	Options	Weighted- average Remaining Contractual Life (Years)	Weighted- average Exercise Price (US$)	Options	Weighted- average Remaining Contractual Life (Years)	Weighted- average Exercise Price (US$)
$0.20	334,565	2.22	$0.20	334,565	2.22	$0.20
$0.20	1,125,455	2.07	$0.20	1,125,455	2.07	$0.20
$0.20	300,000	2.71	$0.20	200,000	1.71	$0.20

	1,760,020	2.33	$0.20	1,660,020	2.00	$0.20

The share-based compensation cost that has been charged against income for those plans was $71, $300 and $287 for the years ended December 31, 2007, 2006 and 2005, respectively of which $71, $288 and $275 was charged to selling, general and administrative expenses and nil, $12 and $12 was charged to cost of sales for the years ended December 31, 2007, 2006 and 2005 respectively.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

(19)	NON-DISTRIBUTABLE RESERVES

As of December 31, 2007 and 2006, approximately $121 and $121, respectively, were held by e.PAK Technologies Shenzhen as restricted retained earnings. Governed by the Company Law of The People’s Republic of China, e.PAK Technologies Shenzhen, a wholly owned subsidiary of the Company is required to withhold 10% of their retained earnings on an annual cumulative basis.

(20)	GEOGRAPHIC INFORMATION

The Group currently operates in one business segment; the design, development, manufacture and supply of precision engineered products and solutions for the automated transport and handling of semiconductor and electronic devices. The Group is not organized by market and is managed and operated as one business. A single management team that reports to the chief operating decision makers comprehensively manages the entire business. The Group does not operate any material separate lines of business or separate business entities with respect to its products or product development. Accordingly, the Group does not accumulate discrete financial information with respect to separate product lines and does not have separately reportable segments as defined by SFAS No. 131 Disclosures about Segments of an Enterprise and Related Information.

The following tables summarize total sales, based upon the country to which sales to external customers were made, and identifiable assets and property, plant and equipment, net attributed to significant countries:

	Year ended December 31,
	2007	2006	2005
Sales:
China*	$14,099	$11,070	$10,412
Singapore	8,530	7,093	4,844
USA	7,189	4,338	3,340
Korea	2,859	3,199	2,418
Taiwan	3,120	2,563	2,009
Philippines	3,679	3,610	1,869
Malaysia	3,778	—	—
Europe	2,291	2,419	1,206
Others	1,222	1,854	915

	$46,767	$36,146	$27,013

	Year ended December 31,
	2007	2006
Property, Plant and Equipment:
China*	$18,622	$14,441
Singapore	17	20
USA	50	45
Others	—	—

	$18,689	$14,506

*	China includes Hong Kong.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

For the year ended December 31, 2007 there are two customers that accounted for 10% or more of sales. In the year ended December 31, 2006, no customer accounted for 10% or more of sales. In the year ended December 31, 2005, one customer (ST Microelectronics) accounted for 13% of sales. In the fiscal years ended December 31, 2007, 2006, and 2005, sales to the Group’s top ten customers accounted for approximately 59%, 58% and 60%, respectively, of the Group’s sales.

(21)	COMMITMENTS

As of December 31, 2007, the Company and its subsidiaries have contracted for future capital expenditures for property, plant and equipment of $2,867. Such expenditures will be made in 2008.

As of December 31, 2007, the Company’s total liabilities for uncertain tax positions is $1,334. The Company is not able to reasonably estimate the timing of future cash flows related to this amount. See Note 15.

(22)	LEASES

As of December 31, 2007, the Group was obligated under non-cancellable operating lease agreements for offices and factory premises. Rental expense under operating leases for the years ended December 31, 2007, 2006 and 2005 was $ 1,098, $811 and $700 respectively.

Future minimum lease payments for non-cancellable operating leases with initial or remaining terms in excess of one year are as follows:

Fiscal year ending December 31
2008	$1,556
2009	1,286
2010	1,170
2011	1,170
2012	1,232
Thereafter to 2032	18,983

Total minimum lease payments	$25,397

(23)	EMPLOYEE DEFINED CONTRIBUTION PLANS

The Group has made contributions, for the benefit of its Singapore employees, to Provident Funds as required under the Singapore Central Provident Fund (“CPF”) regulations. In addition, certain subsidiaries of the Group are required to contribute amounts based on employees’ salaries to the defined contribute retirement program as stipulated by relevant local authorities. The employees are entitled to the Group’s contributions subject to the regulations of the relevant local authorities. The employees of the subsidiaries in Mainland China participate in the defined contribution retirement plans managed by the local government authorities whereby the subsidiaries are required to contribute to the plan at fixed rates of the employees’ salary costs. Total expense related to the above plans was $355, $256 and $232 for the years ended December 31, 2007, 2006 and 2005 respectively.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

(24)	COMMON SHARE WARRANTS

In connection with a financing agreement in 2000, the Group entered into a warrant agreement with a commercial bank, pursuant to which the Group granted the bank common share warrants exercisable at $1 per share. These warrants are exercisable for a period of 7 years from the date of the warrant agreement or upon an initial public offering of the Group whichever is earlier. The warrants entitle the holder to subscribe for common shares in the Group based on a predetermined formula as specified in the warrant agreement. The fair value of this warrant of $19 was capitalized and subsequently amortized over the life of the financing agreement that expired on May 8, 2007. The warrants expired unexercised on May 8, 2007.

(25)	RELATED PARTY TRANSACTIONS

	Year ended December 31,
	2007	2006
Share-based compensation	82	$300
Due from Parent Company	83	—
Short-term loan from Parent Company	4,890	$4,903

Share-based compensation expense represents share options granted to directors, executives and employees (see Note 18, Share-Based Compensation Expense) from the Parent Company. Amounts due from Parent Company include legal fees, secretarial fees and audit fees paid on behalf of the Parent Company. The short-term loan from the Parent Company is repayable upon demand and is unsecured and interest-free.

(26)	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Group’s principal financial instruments are comprised of long-term debt and fixed deposits. The main purpose of these financial instruments is to raise finance for the Group’s operations. The Group has various other financial assets and liabilities such as trade receivables and trade payables, which arise directly from its operations.

The main risks arising from the Group’s financial instruments are foreign exchange risk, interest rate risk, liquidity risk and credit risk. The Board of Directors reviews and agrees policies for managing each of these risks and they are summarized below.

Interest rate risk

The Group obtains additional financing through bank borrowings. The Group’s policy is to obtain the most favorable interest rates available without increasing its foreign currency exposure.

Credit risk

Surplus funds are placed with reputable institutions.

Information relating to the Group’s interest rate exposure is disclosed in the notes on the Group’s borrowings.

The carrying amount of cash and cash equivalents, trade receivable and other receivables represent the Group’s maximum exposure to credit risk in relation to financial assets. No other financial assets carry a significant exposure to credit risk.

e.PAK RESOURCES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(United States dollars in thousands, except number of shares and per share data)

Liquidity risk

Short-term funding is obtained from bank credit facilities.

Foreign exchange risk

The Group incurs a significant portion of its costs in Chinese Renminbi, which gives rise to transactional currency exposure for entities that do not have a functional currency of the Chinese Renminbi.

Fair value

Fair value is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties in an arm’s length transaction, other than in a forced or liquidation sale. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models as appropriate.

The following methods and assumptions are used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents and short-term receivables

The carrying amounts of these balances approximate fair value due to the relatively short-term maturity of these financial instruments.

Short-term borrowings and other current liabilities

The carrying amounts of these balances approximate fair value because of the relatively short-term maturity and variable rates of these financial instruments.

Long-term bank debt

The carrying amount of the long-term debt approximate their fair values, as the debt is based on floating market interest rates.

Disclosure of the nature of the financial instruments and their significant terms and conditions that could affect the amount, timing and certainty of future cash flows is presented in the respective notes to the financial statements, where applicable.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Ascend Acquisition Corp.

We have audited the accompanying balance sheet of Ascend Acquisition Corp. (a corporation in the development stage) as of December 31, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended and the amounts included in the cumulative columns in the statements of operations and cash flows for the year ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ascend Acquisition Corp. as of December 31, 2007, and the results of its operations and its cash flows for the year then ended and the amounts included in the cumulative columns in the statements of operations and cash flows for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States.

We were not engaged to examine management’s assertion about the effectiveness of Ascend Acquisition Corp.’s internal control over financial reporting as of December 31, 2007 included in the accompanying “Management’s Report on Internal Control over Financial Reporting” and, accordingly, we do not express an opinion thereon.

The accompanying financial statements have been prepared assuming that Ascend Acquisition Corp. will continue as a going concern. As discussed in Note 1 to the financial statements, Ascend Acquisition Corp. may face a mandatory liquidation by May 17, 2008 if a business combination is not consummated, which raises substantial doubt about its ability to continue as a going concern. Management’s efforts to achieve a business combination are described in Note 9 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    McGladrey & Pullen, LLP

New York, New York

March 24, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Ascend Acquisition Corp.

We have audited the accompanying balance sheet of Ascend Acquisition Corp. (a corporation in the development stage) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006, the period from December 5, 2005 (inception) to December 31, 2005, and the period included in the cumulative columns from December 5, 2005 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ascend Acquisition Corp. as of December 31, 2006 and the results of its operations and its cash flows for the year ended December 31, 2006, the period from December 5, 2005 (inception) to December 31, 2005, and the period included in the cumulative columns from December 5, 2005 (inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Ascend Acquisition Corp. will continue as a going concern. Ascend Acquisition Corp. may face a mandatory liquidation by November 17, 2007 if a business combination is not consummated, unless certain extension criteria are met, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

February 22, 2007

ASCEND ACQUISITION CORP.

(a corporation in the development stage)

BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$10,508	$423,590
Investments held in trust	40,656,728	39,354,720
Prepaid expenses	10,937	10,028
Deferred income taxes	29,900	28,100

Total assets	$40,708,073	39,816,438

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$680,414	$42,585
Income taxes payable	29,900	42,800
Deferred interest	429,088	168,816
Deferred payment due to underwriter	952,200	952,200

Total liabilities	2,091,602	1,206,401

Commitments
Common stock, subject to possible conversion, 1,379,310 shares	7,698,189	7,698,189

Stockholders’ Equity:
Preferred stock, $.0001 par value, authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value, authorized 30,000,000 shares; issued and outstanding 8,566,667 shares (which includes 1,379,310 shares subject to possible conversion)	857	857
Additional paid-in capital	30,529,388	30,529,388
Retained earnings accumulated during development stage	388,037	381,603

Total stockholders’ equity	30,918,282	30,911,848

Total liabilities and stockholders’ equity	$40,708,073	$39,816,438

The accompanying notes should be read in conjunction with the financial statements.

ASCEND ACQUISITION CORP.

(a corporation in the development stage)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2007	Year Ended December 31, 2006	December 5, 2005 (Inception) to December 31, 2005	December 5, 2005 (Inception) to December 31, 2007
General and administrative expenses	$1,072,170	$268,728	$1,192	$1,342,090

Operating loss	(1,072,170)	(268,728)	(1,192)	(1,342,090)

Other income:
Interest income	4,167	8,461	61	12,689
Interest on trust fund investment	1,041,737	675,701	—	1,717,438

Total other income	1,045,904	684,162	61	1,730,127

Income (loss) before income taxes	(26,266)	415,434	(1,131)	388,037
Income tax benefit (provision)	32,700	(32,700)	—	—

Net income (loss)	$6,434	$382,734	$(1,131)	$388,037

Weighted average shares of common stock outstanding
Basic and diluted	8,566,667	6,015,617	1,500,000	7,084,589

Earnings per common share
Basic and diluted	$.00	$.06	$(.00)	$.05

The accompanying notes should be read in conjunction with the financial statements.

ASCEND ACQUISITION CORP.

(a corporation in the development stage)

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit) Accumulated during the Development Stage	Total
	Shares	Amount
Sale of 1,500,000 shares of common stock to initial stockholders on December 5, 2005 at $0.0167 per share	1,500,000	$150	$24,850	$—	$25,000
Net loss for the period December 5, 2005 (inception) to December 31, 2005	—	—	—	(1,131)	(1,131)

Balance, December 31, 2005	1,500,000	150	24,850	(1,131)	23,869

Sale of 6,900,000 units, net of underwriters’ discount and offering expenses (includes 1,379,310 shares subject to possible redemption)	6,900,000	690	37,202,642	—	37,203,332
Proceeds from issuance of insider units	166,667	17	999,985	—	1,000,002
Proceeds subject to possible conversion of 1,379,310 shares at approximately $5.58 per share	—	—	(7,698,189)	—	(7,698,189)
Proceeds from issuance of option	—	—	100	—	100
Net income for the year ended December 31, 2006	—	—	—	382,734	382,734

Balance, December 31, 2006	8,566,667	857	30,529,388	381,603	30,911,848

Net income for the year ended December 31, 2007	—	—	—	6,434	6,434

Balance, December 31, 2007	8,566,667	$857	$30,529,388	$388,037	$30,918,282

The accompanying notes should be read in conjunction with the financial statements.

ASCEND ACQUISITION CORP.

(a corporation in the development stage)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2007	Year Ended December 31, 2006	December 5, 2005 (Inception) to December 31, 2005	December 5, 2005 (Inception) to December 31, 2007
Cash flows from operating activities:
Net income	$6,434	$382,734	$(1,131)	$388,037
Adjustments to reconcile net income to net cash used in operating activities:
Interest income on investments held in trust	(1,302,008)	(844,517)	—	(2,146,525)
Change in operating assets and liabilities:
Increase in prepaid expenses	(909)	(10,028)	—	(10,937)
Increase in deferred tax asset	(1,800)	(28,100)	—	(29,900)
Increase in accounts payable and accrued expenses	637,829	41,393	1,192	680,414
(Decrease) increase in income taxes payable	(12,900)	42,800	—	29,900
Increase in deferred interest	260,272	168,816	—	429,088

Net cash (used in) provided by operating activities	(413,082)	(246,902)	61	(659,923)

Cash flows from investing activities:
Purchase of treasury bills held in trust	—	(15,485,695)	—	(15,485,695)
Purchase of municipal securities held in trust	—	(30,809,507)	—	(30,809,507)
Sale/maturity of treasury bills held in trust	—	15,613,788	—	15,613,788
Sale of municipal securities held in trust	—	31,176,329	—	31,176,329
Purchase of Pennsylvania municipal securities held in trust	—	(39,005,118)	—	(39,005,118)

Net cash used in investing activities	—	(38,510,203)	—	(38,510,203)

Cash flows from financing activities:
Gross proceeds from initial public offering	—	41,400,000	—	41,400,000
Proceeds from note payable to stockholder	—	—	80,000	80,000
Repayment of note payable to stockholder	—	(80,000)	—	(80,000)
Proceeds from sale of shares of common stock to founding stockholders	—	—	25,000	25,000
Proceeds from issuance of option	—	100	—	100
Proceeds from sale of insider units	—	1,000,002	—	1,000,002
Payment of costs of public offering	—	(3,219,468)	(25,000)	(3,244,468)

Net cash provided by financing activities	—	39,100,634	80,000	39,180,634

Net (decrease) increase in cash and cash equivalents	(413,082)	343,529	80,061	10,508
Cash and cash equivalents at beginning of period	423,590	80,061	—	—

Cash and cash equivalents at end of period	$10,508	$423,590	$80,061	$10,508

Supplemental schedule of non-cash financing activity:
Deferred payment due to underwriter	$—	$952,200	—	$952,200
Accrual of costs of public offering	—	—	$32,401	—

The accompanying notes should be read in conjunction with the financial statements.

ASCEND ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations

The Company was incorporated in Delaware on December 5, 2005 as a blank check company whose objective is to acquire an operating business.

The registration statement for the Company’s initial public offering (“the Offering”) was declared effective May 11, 2006. The Company consummated the Offering, including the over-allotment option, on May 17, 2006 and May 22, 2006, respectively, and received total net proceeds of approximately $37,203,000 (Note 5). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating business (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $38,510,202, which includes $1,000,002 relating to the sale of insider units and $952,200 deferred payment due to the underwriter (Note 5), is being held in an interest-bearing trust account (“Trust Account”) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Account, funds will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in registered money market funds operating in compliance with Rule 2a-7 promulgated under the Investment Company Act of 1940. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company has signed a definitive agreement for the acquisition of a target business (Note 9) and will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 1,500,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination that is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares to cash. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds of the Offering has been classified as common stock subject to conversion and 19.99% of the interest earned on the Trust Account has been recorded as deferred interest in the accompanying balance sheets.

The Company’s Amended and Restated Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering (November 17, 2007), or 24 months from the consummation of the Offering (May 17, 2008) if certain extension criteria (the execution of a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination) have been satisfied. These extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets

ASCEND ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering, general and administrative expenses incurred prior to the liquidation event and since no value would be attributed to the Warrants contained in the Units sold (Note 5).

The Company may face a mandatory liquidation by May 17, 2008 if a business combination is not consummated, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual amounts could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents and short-term investments. The Company’s policy is to place investments with financial institutions evaluated as being creditworthy, or in short-term money market funds which are exposed to minimal interest rate and credit risk and in a highly rated United States Treasury Bills. At times, the Company has bank balances in excess of federally insured limits.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents includes money market accounts.

Fair Value of Financial Instruments

The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practical to estimate:

Cash and Cash Equivalents: The carrying amount approximates the fair value.

Investment in Pennsylvania Municipal Money Market account: This investment is considered a trading security. The investment is carried at market value, which approximates cost plus accrued interest.

Deferred Interest

A portion (19.99%) of the interest earned on the Trust Account has been deferred on the balance sheet as it represents interest attributable to the common stock subject to possible conversion (See Note 1).

Income Taxes

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”), which

ASCEND ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The Company adopted FIN 48 on January 1, 2007. Since the Company is a development stage company that began operations on December 5, 2005, there have been no audits of filed tax returns as of this time, however, the Company believes its accruals are sufficient and it does not expect the total amounts of any uncertain tax position to significantly increase or decrease within the next year. The adoption of FIN 48 did not have a material effect on the Company’s financial condition, results of operations or liquidity.

Earnings per Common Share

Basic earnings per share (“EPS”) are computed by dividing net income applicable to common stock by the weighted average common shares outstanding during the period. Diluted EPS reflects the additional dilution for all potentially dilutive securities such as stock warrants.

3. Investments Held in Trust

Investments held in trust at December 31, 2007 consist of a Pennsylvania Municipal Money Market trust obligation of $40,553,795, plus accrued interest of $102,933. Investments held in trust at December 31, 2006 consist of a Pennsylvania Municipal Money Market trust obligation of $39,248,419, plus accrued interest of $106,301.

4. Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended December 31, 2007	Year Ended December 31, 2006	December 5, 2005 (Inception) to December 31, 2005	December 5, 2005 (Inception) to December 31, 2007
Numerator: Net income (loss)	$6,434	$382,734	$(1,131)	$388,037
Denominator: Average common shares outstanding	8,566,667	6,015,617	1,500,000	7,084,589
Basic and diluted earnings per share	$.00	$.06	$(.00)	$.05

No computation for diluted earnings per share was prepared for the Redeemable Common Stock Purchase Warrants (see Note 5) to purchase an aggregate of 14,133,334 shares of common stock at $5.00 per share and the underwriters’ option (see Note 5) to purchase 300,000 Units at an exercise price of $7.50 per Unit, respectively, that were outstanding at December 31, 2007 because the shares underlying the conversion of the warrants are contingently issuable and the exercise price of the underwriters’ option is in excess of the related market value of the Units.

5. Stockholders’ Equity

The Offering

On May 17, 2006, the Company sold 6,000,000 units (“Units”) in the Offering and on May 22, 2006, the Company sold an additional 900,000 Units related to the underwriter’s over-allotment option. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase

ASCEND ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of the completion of a Business Combination with a target business or May 11, 2007 and expiring May 10, 2010. The Warrants will be redeemable, at the Company’s option, at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. The Company agreed to pay EarlyBirdCapital, Inc., the underwriter in the Offering (“Underwriter”) an underwriting discount of 8% of the gross proceeds of the Offering and a non-accountable expense allowance of 1% of the gross proceeds of the Offering. However, the Underwriter agreed that 2.3% of the underwriting discount ($952,200) will not be payable unless and until the Company completes a Business Combination and has waived its right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination.

In connection with this Offering, the Company also issued an option (“Option”), for $100, to the Underwriter to purchase 300,000 Units at an exercise price of $7.50 per Unit. The Units issuable upon exercise of the Option are identical to the Units sold in the Offering. The Company has accounted for the fair value of the Option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company estimated that, as of the date of issuance, the fair value of the Option was approximately $711,000 ($2.37 per Unit) using a Black-Scholes option-pricing model. The fair value of the Option granted to the Underwriter was estimated using the following assumptions: (1) expected volatility of 46.56%, (2) risk-free interest rate of 4.31% and (3) expected life of 5 years. The Option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the Option (the difference between the exercise prices of the Option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash.

Common Stock

The Company’s initial stockholders purchased 875,000 common shares for $25,000 on December 5, 2005. On April 19, 2006, the Company’s Board of Directors authorized a stock dividend of 0.714285 shares of common stock for each share of common stock outstanding, bringing the initial outstanding shares to 1,500,000. On April 20, 2006, the Company’s Certificate of Incorporation was amended to increase the authorized shares of common stock from 15,000,000 to 30,000,000 shares of common stock. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect these transactions.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The agreement with the Underwriter prohibits the Company, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with the Common Stock on a Business Combination.

6. Note Payable, Stockholder

The Company issued an $80,000 unsecured promissory note to an Initial Stockholder, who is also an officer, on December 20, 2005. The note was non interest-bearing and was due following the consummation of the Offering from the net proceeds of such Offering. The note was repaid on May 24, 2006.

ASCEND ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

7. Income taxes

The provision for income taxes consists of the following:

	For the year ended December 31,		For the period December 5, 2005 (inception) to December 31, 2005	For the period December 5, 2005 (inception) to December 31, 2007
	2007	2006
Current federal	$1,800	$28,100	$—	$29,900
Deferred federal	(1,800)	(28,100)	—	(29,900)
Current state	(32,700)	32,700	—	—
Deferred state	—	—	—	—

	$(32,700)	$32,700	$—	$—

The total provision for income taxes differs from that amount which would be computed by applying the U.S. Federal income tax rate to income before provision for income taxes as follow:

	For the year ended December 31,		For the period December 5, 2005 (inception) to December 31, 2005	For the period December 5, 2005 (inception) to December 31, 2007
	2007	2006
Statutory federal income tax rate	(34.0)%	34.0%	(34.0)%	34.0%
Permanent differences and other		(34.0)%	—	(34.0)%
State tax effect	(124.5)%	7.9%	—	—
Increase in valuation allowance	34.0%	—	34.0%	—

Effective income tax rate	(124.5)%	7.9%	$—	—

The tax effect of temporary differences that give rise to the net deferred tax asset is as follows:

	December 31,
	2007	2006
Expenses deferred for income tax purposes	$508,900	$88,100
Deferred interest	16,000	16,000
Valuation allowance	(495,000)	(76,000)

Net deferred tax asset	$29,900	$28,100

During the year ended December 31, 2006, the Company paid $9 in federal income taxes for 2005 and $18,000 to Pennsylvania for 2006 income tax. The $18,000 of Pennsylvania taxes were refunded in 2007. No federal or state income taxes were paid in 2007 or 2005.

8. Commitments

The Company presently occupies office space provided by an affiliate of the Company’s special advisor. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing May 11, 2006.

ASCEND ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Pursuant to letter agreements with the Company and the Underwriter, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

One of the Initial Stockholders committed to purchase 166,667 Units at $6.00 per unit (for an aggregate purchase price of $1,000,002) privately from the Company. These purchases took place simultaneously with the consummation of the Offering. All of the proceeds received from this purchase have been placed in the Trust Account. The Units purchased by such Initial Stockholder are identical to the Units offered in the Offering except that if the Company calls the Warrants for redemption, the Warrants underlying these Units may be exercisable on a “cashless basis” so long as such Warrants are held by such Initial Stockholder or his affiliates. Additionally, such Initial Stockholder has waived his right to receive distributions upon the Company’s liquidation prior to a Business Combination with respect to the securities underlying these Units. This Initial Stockholder has further agreed that the Units and underlying securities will not be sold or transferred by him until after the Company has completed a Business Combination and has agreed to vote the shares of common stock underlying these Units in accordance with the vote of the majority in interest of the Public Stockholders with respect to any Business Combination.

The Initial Stockholders will be entitled to registration rights with respect to their founding shares pursuant to an agreement signed on May 11, 2006. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time commencing February 11, 2009. In addition, the Initial Stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to May 11, 2009.

9. Merger

On July 31, 2007, the Company announced that it has signed a definitive agreement to acquire e.PAK Resources (S) Pte. Ltd. (“ePAK”), a privately held, full-service supplier of semiconductor transfer and handling products.

Pursuant to the agreement, ePAK’s common stockholders and holders of ePAK’s parent company’s stock options and other rights (collectively, the “ePAK’s stockholders”) will receive shares and options exercisable into shares aggregating approximately 8.6 million shares of ePAK International, the post-transaction public company.

ePAK’s stockholders will also be entitled to receive, on an all or none basis, an additional 88,525 shares, for each of the next three fiscal years beginning with the fiscal year ending December 31, 2008, if the combined company achieves the following EBITDA targets:

FY Ending December 31,	EBITDA Target
2008	$14,727,000
2009	$24,268,000
2010	$37,935,000

ASCEND ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

As additional consideration, ePAK’s stockholders will be entitled to receive up to 442,625 shares if the last reported sales price on any twenty trading days during any consecutive thirty day trading period within six months of the closing of the transaction meets or exceeds the following values:

Share Price Trigger	Number of Market Price Shares
$6.00	88,525
$6.50	88,525
$7.00	88,525
$7.50	88,525
$8.00	88,525

In addition, ePAK stockholders will be entitled to 442,625 shares upon the redemption of ePAK International’s publicly traded warrants and its corresponding receipt of funds.

In connection with the closing of the transactions, expected in the second quarter of 2008, the common stock and warrants of ePAK International will be issued in exchange for all of the outstanding common stock and warrants of Ascend, on a one-for-one basis. Accordingly, following the closing, all of the stockholders and warrant holders of Ascend and the shareholders of ePAK will be the security holders of ePAK International.

Following the closing of the transaction, the post-transaction public company will be ePAK International Ltd. It is expected that ePAK International’s common stock and warrants will trade on the NASDAQ Global Market.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ASCEND ACQUISITION CORP.,

(“Parent”)

ASCEND COMPANY LIMITED,

(“Amalgamation Sub”)

ePAK HOLDINGS LIMITED

(“EHL”)

AND

e.PAK RESOURCES (S) PTE. LTD.

(the “Company” or “EPR”)

DATED AS OF JULY 30, 2007

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of July 30, 2007 by and among Ascend Acquisition Corp., a Delaware corporation (“Parent”), Ascend Company Limited, a Bermuda limited company that is owned by Don K. Rice as nominee for Parent (“Amalgamation Sub”), ePak Holdings Limited (“EHL”), a limited liability company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), and e.Pak Resources (S) Pte. Ltd., a Singapore limited company and wholly owned subsidiary of EHL (“Company”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable laws of the jurisdictions set forth on Schedule A hereto (the “Applicable Corporate Laws”), Parent, Amalgamation Sub, EHL and the Company intend to enter into a business combination, reincorporation and share transfer (collectively, the “Acquisition”) as set forth herein.

B. The boards of directors of each of Parent, Amalgamation Sub, the Company and EHL have determined that the Acquisition is fair to, and in the best interests of, their respective companies and stockholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE ACQUISITION

1.1 The Acquisition. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the Applicable Corporate Laws, the parties hereto shall consummate the Acquisition, by which (a) all of the outstanding capital shares of Amalgamation Sub shall be transferred by Mr. Rice, as nominee for Parent, to Parent, (b) Parent shall then be immediately amalgamated with Amalgamation Sub (the “Amalgamation”), the separate corporate existence of each of Parent and Amalgamation Sub shall cease and the resultant, continuing entity shall bear the name of Amalgamation Sub (“Continuing Corporation”), (c) all of the outstanding securities of Parent shall be exchanged for securities of Continuing Corporation in like number and tenor and (d) concurrently therewith, Amalgamation Sub shall acquire all of the issued share capital of the Company (the “Share Transfer”).

1.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall concurrently cause the Acquisition to be consummated by filing with each jurisdiction set forth on Schedule A the certificates, articles and other transaction documents necessary to consummate the Acquisition (including, but not limited to, any notices, stock transfer forms, statutory declarations and payment of any transfer, stamp or duty taxes in accordance with Section 1.8(c)) including, but not limited to, those described on Schedule A in accordance with the Applicable Corporate Laws (collectively, the “Transaction Certificates”). The time of the last such filing to be properly completed and become effective, or such later time as may be agreed in writing by the parties hereto and specified in the Transaction Certificates, shall be referred to herein as the “Effective Time.” Unless this Agreement has been terminated pursuant to Section 8.1, the closing of the Acquisition (the “Closing”) shall take place at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, New

York, New York 10174-1901 at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.3 Effect of the Acquisition. At the Effective Time, the effect of the Acquisition shall be as provided in this Agreement and the Applicable Corporate Laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a) All the property, rights, privileges, powers and franchises of Parent and Amalgamation Sub shall vest in the Continuing Corporation, and all debts, liabilities and duties of Parent and Amalgamation Sub shall become the debts, liabilities and duties of the Continuing Corporation;

(b) All of the outstanding common stock (“Parent Common Stock”) and warrants of Parent (“Parent Warrants”) outstanding immediately prior to the Acquisition will be exchanged for common shares of Continuing Corporation (“Continuing Corporation Common Shares”) and warrants of Continuing Corporation having materially identical terms to the Parent Warrants (“Continuing Corporation Warrants”);

(c) All of the issued share capital of the Company shall be transferred to the Continuing Corporation in the Share Transfer and the Company shall become a wholly owned subsidiary of the Continuing Corporation; and

(d) In consideration for the transfer of all of the issued share capital of the Company to the Continuing Corporation, the Continuing Corporation shall issue Continuing Corporation Common Shares as provided in this Agreement.

1.4 Articles of Association; Memorandum of Association.

(a) At the Effective Time, the Memorandum of Association and Bylaws of Amalgamation Sub shall become the Memorandum of Association and Bylaws of the Continuing Corporation; and

(b) At the Effective Time, the Articles of Association and Memorandum of Association of the Company shall remain the Articles of Association and Memorandum of Association of the Company.

1.5 Effect on Parent Securities. Subject to the terms and conditions of this Agreement, the following shall occur:

(a) immediately prior to the Effective Time, all of Parent’s outstanding publicly traded units shall be separated into their Parent Common Stock and Parent Warrant components and the units shall cease to exist;

(b) at the Effective Time, all of the outstanding shares of Parent Common Stock shall be immediately and automatically converted into the right to receive Continuing Corporation Common Shares (having the same material terms as the Parent Common Stock) on a one-for-one basis; and

(c) at the Effective Time, all of the outstanding Parent Warrants shall be immediately and automatically converted into the right to receive Continuing Corporation Warrants (having the same material terms as the Parent Warrants) on a one-for-one basis.

1.6 Effect on Capital Stock of Amalgamation Sub. At the Effective Time, all the common shares of Amalgamation Sub (the “Amalgamation Sub Common Shares”) issued and outstanding immediately prior to the Effective Time shall be terminated.

1.7 Purchase of Company Securities. At the Effective Time, the following shall occur:

(a) Purchase of Company Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, EHL shall sell, transfer, assign, convey and deliver to Amalgamation Sub, and Amalgamation Sub shall purchase from EHL, all of the Company Securities (as defined in Section 2.3(a)), in exchange for the right of EHL to receive (i) the aggregate number of ordinary shares (the “Transaction Shares”) of Continuing Corporation Common Shares determined in accordance with Section 1.7(b), (ii) up to an aggregate of 442,625 additional Continuing Corporation Common Shares (“Market Price Shares”) if the market price of the Continuing Corporation Common Shares exceeds certain levels as provided in Section 1.14(a), (iii) the right to receive 442,625 additional Continuing Corporation Common Shares (“Redemption Shares”) upon redemption of the Continuing Corporation’s publicly traded warrants as provided in Section 1.14(c), and (iv) up to an aggregate of 265,575 additional Continuing Corporation Common Shares (“EBITDA Shares”) if the combined companies following the Acquisition generate annual EBITDA for fiscal 2008, 2009 and/or 2010 in excess of certain levels as provided in Section 1.14(b). The Transaction Shares, Market Price Shares, Redemption Shares and EBITDA Shares shall be referred to herein collectively as the “Transaction Consideration.” The Transaction Consideration shall be issued by Continuing Corporation to EHL, subject to the terms and conditions set forth in this Agreement.

(b) Calculation and Adjustment of Transaction Shares.

(i) “Ascend Trust Value” shall mean the value of all amounts held in the Trust Fund as of immediately prior to the Closing, less the sum of all Parent Effective Time Liabilities (excluding the amounts to be paid to holders who convert their Parent Common Stock into a pro rata portion of the Trust Fund pursuant to Section B of the Sixth Article of Parent’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof); provided, that, for purposes of this Section 1.7(b), if such amount is within the range from and including $36,290,000 to and including $40,110,000, Ascend Trust Value shall be deemed equal to $38,200,000.

(ii) “Ascend Outstanding Shares” shall mean the number of shares of Parent Common Stock (including Parent Common Stock issuable upon the conversion or exercise of all outstanding options, warrants, rights (including conversion or preemptive rights) or other agreements for the purchase or acquisition from Parent or the Continuing Corporation (other than the Parent Warrants) and including the shares of Parent Common Stock to be converted into a pro rata portion of the Trust Fund pursuant to Section B of the Sixth Article of Parent’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof) outstanding as of immediately prior to the Closing.

(iii) “EBITDA” for purposes of this Section 1.7(b) shall consist of the Company’s consolidated operating earnings before interest expense and bank charges associated with borrowings, depreciation and amortization expense and taxes plus the sum of (A) the Company’s employee share options expense as required to be expensed off according to US GAAP or Singapore GAAP or Hong Kong GAAP, (B) amounts paid or accrued by the Company or EHL pursuant to Section 8 of that certain Shareholders Agreement dated January 18, 2005 among EHL and the “Investor Shareholders” and “Founder Shareholders” as defined therein, (C) all costs and expenses incurred by the Company and EHL related to the Acquisition and the preparation of this Agreement and all documents and agreements contemplated herein, including the fees and disbursements of counsel, financial advisors and accountants and fees and expenses resulting from the conversion of the Company’s financial statements to US GAAP and the audit thereof by Ernst & Young LLP, (D) fees and expenses resulting from the audit of the Company’s financial statements for fiscal 2007 by Ernst & Young LLP, and (E) losses associated with currency exchange translation, in each case incurred or accrued to the Company with respect to the period from July 1, 2006 through June 30, 2007 and $70,000 of expenses incurred by the Company in connection with activities related to GWA Capital Partners.

(iv) “EBITDA Factor” shall mean the sum of (A) that number derived from multiplying EBITDA by 5.72, plus (B) the aggregate exercise price of all EHL Options (as defined below).

(v) “EBITDA Factor Ratio” shall mean quotient obtained by dividing (A) EBITDA Factor by (B) the sum of Ascend Trust Value plus EBITDA Factor.

(vi) “Assumed Option Shares” shall mean the aggregate number of Continuing Corporation Common Shares underlying all of the Assumed Options (as defined below).

(vii) On the date three (3) days prior to the Effective Time, Parent shall deliver to the Company a written good faith calculation of Ascend Trust Value as of the Effective Time, together with all financial statements and other information necessary to support such calculation (the “Ascend Trust Value Calculation”).

(viii) As soon as practicable following June 30, 2007 (but in no event later than August 15, 2007), the Company shall deliver to Parent a written good faith calculation of Interim EBITDA for the twelve (12) month period ended at June 30, 2007, together with all financial statements and other information reasonably necessary to support such calculation.

(ix) The number of Transaction Shares to be issued at Closing shall be equal to:

(EBITDA Factor Ratio x Ascend Outstanding Shares / (1 – EBITDA Factor Ratio)) – Assumed Option Shares

(x) Notwithstanding anything the contrary contained in this Agreement, for purposes of this Section 1.7(b), if EBITDA is (a) within the range from and including $6,341,250 to and including $7,008,750, EBITDA shall be deemed equal to $6,675,000; (b) equal to or less than $5,673,750, EBITDA shall be deemed to be $5,673,750; and (c) equal to or greater than $8,010,000, EBITDA shall be deemed to be $8,010,000.

(xi) As soon as practicable following the Effective Time (but no later than forty-five (45) days thereafter), the Continuing Corporation shall deliver to the Representative a final computation (the “Parent Effective Time Liabilities Calculation”) of the Parent Effective Time Liabilities. If the Representative agrees with the Parent Effective Time Liabilities Calculation or does not object to such computation within fifteen (15) days after its receipt of such computation by delivering a Parent Effective Time Liabilities Objection Notice (as defined below) to the Continuing Corporation, the Parent Effective Time Liabilities Calculation shall be deemed to be final and conclusive and shall be binding on the Continuing Corporation, EHL, the Representative and each of the holders of the capital stock of the Continuing Corporation. If the Representative disagrees with the Parent Effective Time Liabilities Calculation, the Representative shall, within fifteen (15) days after receipt of the Parent Effective Time Liabilities Calculation, deliver a notice (a “Parent Liabilities Objection Notice”) to the Continuing Corporation setting forth the Representative’s proposed calculation of the amount of Parent Effective Time Liabilities. The Committee, on behalf of the Continuing Corporation, and the Representative will use their respective commercially reasonable efforts to resolve any disagreements as to the computation of the amount of Parent Effective Time Liabilities, but if they do not obtain a final resolution within the 90-day period following the Closing, or there is otherwise a dispute with respect to the number of Transaction Shares issued at Closing, including a dispute with respect to any values used in the computation thereof pursuant to this Agreement, that is not resolved by the end of such period, the Committee or the Representative shall instruct the PCOAB-registered accounting firm then serving as Continuing Corporation’s independent accounting firm to review all of the above calculations and relevant financial information available at the time of such review and deliver a statement of its determination of each calculation in dispute, including the number of Transaction Shares that would have been issued at Closing had such accounting firm’s calculations been utilized at Closing (the “Transaction Share True-up”). The Transaction Share True-up shall be binding on the parties and any difference between the number of Transaction Shares issuable under the Transaction Share True-up and the actual number of Transaction Shares issued at Closing (the “Actual Issuance”) shall be remedied as follows: If the Actual Issuance is greater than the Transaction Share True-up (“Overage”), the number of Escrow Shares equal to the Overage shall be returned to Continuing Corporation from the Escrow as soon as practicable. If the number of Escrow Shares available in Escrow is not sufficient to make up 100% of the Overage, EHL (or the relevant recipients of Transaction Shares severally and not jointly) shall return to Continuing Corporation on demand, for cancellation, that number of Transaction Shares received by him or it necessary to fully cover the Overage. If the Transaction Share True-up is greater than the Actual Issuance (“Shortage”), Continuing

Corporation shall, as soon as practicable, issue to EHL (or to such other persons as EHL instructs Continuing Corporation in writing) that number of additional Continuing Corporation Common Shares equal to the Shortage.

(c) Cancellation of Treasury and Parent-Owned Stock. At the Effective Time, all of the Company Securities held by the Company or owned by Amalgamation Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or exchange in respect thereof.

(d) Adjustments to Exchange Ratios. The number of Continuing Corporation Common Shares to be issued under this Section 1.7 as a result of the Acquisition shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Continuing Corporation Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Continuing Corporation Common Shares or Company Securities occurring on or after the date hereof and prior to the date of issuance or payments thereof.

(e) Fractional Shares. No fraction of a Continuing Corporation Common Share will be issued by virtue of the Acquisition, and each recipient who would otherwise be entitled to a fraction of a Continuing Corporation Common Share (after aggregating all fractional Continuing Corporation Common Shares that otherwise would be received by such holder) shall receive, up on compliance with Section 1.8, receive, in lieu of such fractional share, one (1) Continuing Corporation Common Share.

(f) Treatment of EHL Options.

(i) All options to purchase shares of EHL Ordinary Shares issued and outstanding immediately prior to the Effective Time under the ePak Holdings Limited Directors’ and Employees’ Shares Incentive Plan (“EHL Options”) shall, at the Effective Time, be deemed without any action on the part of any holder of EHL Options to have been, and shall be, assumed by the Continuing Corporation and each EHL Option shall become an option to acquire shares of Continuing Corporation Common Shares, on the same terms and conditions as were applicable under the EHL Option immediately prior to the Effective Time (collectively, the “Assumed Options”), except (i) that such Assumed Option shall be exercisable for that number of whole Continuing Corporation Common Shares equal to the product (rounded down to the nearest whole number of Continuing Corporation Common Shares) obtained by multiplying the number of shares of EHL Ordinary Shares issuable upon the exercise of such EHL Option immediately prior to the Effective Time by the Option Exchange Ratio (as defined below), and (ii) that the per share exercise price for the Continuing Corporation Common Shares issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of the EHL Ordinary Shares for which the EHL Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio. All Assumed Options that were deemed “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), shall continue to be deemed “incentive stock options.” The Continuing Corporation shall file a registration statement on Form S-8 on or as practicable after the 91st day after the Closing with respect to all shares of its common stock subject to the Assumed Options that may be registered on Form S-8 and shall use its commercially reasonable efforts to cause and maintain the effectiveness of such registration statement or any other registration statement under the Securities Act covering such shares for so long as such Assumed Options remain outstanding. EHL shall not grant any options under the ePak Holdings Limited Directors’ and Employees’ Shares Incentive Plan after the date hereof nor shall it change the terms of any currently outstanding EHL Options.

(ii) “EHL Outstanding Shares” shall mean the number of Ordinary Shares of EHL (including Ordinary Shares issuable upon the conversion or exercise of all outstanding EHL Options and A RCPS, B RCPS and C RCPS) outstanding as of immediately prior to the Closing.

(iii) The “Option Exchange Ratio” shall be equal to:

[(EBITDA Factor Ratio x Ascend Outstanding Shares / (1 – EBITDA Factor Ratio))] / EHL Outstanding Shares

1.8 Issuance of Certificates; Uncertificated Shares.

(a) Issuance Procedures. At the Closing, Continuing Corporation shall issue to EHL, and EHL shall receive, certificates representing the Transaction Shares issuable pursuant to this Agreement, less the Escrow Shares (as defined in Section 1.13(a)).

(b) Required Withholding. Continuing Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(c) Transfer Taxes. The Continuing Corporation shall pay any transfer, stamp or duty taxes (“Stamp Taxes”) resulting from the Share Transfer within fourteen (14) days after the Effective Date and any additional Stamp Taxes arising from any issuances of Transaction Consideration occurring after the Effective Date within fourteen (14) days after the date of each such issuance.

1.9 No Further Ownership Rights in Company Stock. All Continuing Corporation Common Shares issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Securities and there shall be no further registration of transfers on the records of the Company of Company Securities that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Company or Continuing Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event that any certificates or other documents evidencing Company Securities (the “Company Certificates”) shall have been lost, stolen or destroyed, Continuing Corporation shall issue, in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the Continuing Corporation Common Shares that the Company Securities formerly represented by such Company Certificates were converted into; provided, however, that, as a condition precedent to the issuance of such certificates representing Continuing Corporation Common Shares, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Continuing Corporation against any claim that may be made against Parent, the Continuing Corporation or the Company with respect to the Company Certificates alleged to have been lost, stolen or destroyed pursuant to a form of lost instrument agreement reasonably acceptable to the Continuing Corporation.

1.11 Tax Consequences. It is intended by the parties hereto that the Acquisition and the Share Transfer each shall constitute a reorganization within the meaning of Section 368 of the Code. The Parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. The parties acknowledge and agree that the capital stock of the Company owned by EHL and transferred to Amalgamation Sub in the Share Transfer constitutes at least 90% of the fair market value of the net assets of EHL and at least 70% of the fair market value of the gross assets of EHL. Amalgamation Sub has no present plan or intention to sell or dispose of the capital stock of the Company or any of the Company’s assets. After the Closing, Amalgamation Sub will continue or cause to be continued the historic business of the Company. Within 12 months after the Closing Date, EHL will liquidate, and distribute the Continuing Corporation Common Shares received as the Transaction Consideration (including the right to receive the Market Price Shares, the Redemption Shares and EBITDA Shares) in pursuance of the plan or reorganization. The Continuing Corporation will comply with the record-keeping and information filing requirements of United States Treasury Regulations § 1.368-3.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further lawful action is reasonably necessary to effect the transactions required by this Agreement and to vest the Continuing Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Continuing Corporation and EHL will take all such lawful and reasonably necessary action.

1.13 Escrow.

(a) As the sole remedy for the indemnity obligations set forth in Article VII, at the Closing, Continuing Corporation shall deposit into escrow, to be held for the period beginning on the Closing Date and ending on the one year anniversary thereof (the “Escrow Period”) and for such further period as may be required pursuant to the Escrow Agreement referred to below, a number of Transaction Shares equal to 15% of the Transaction Shares plus the Assumed Option Shares (the “Escrow Shares”), all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Continuing Corporation, the Representative referred to in Section 1.17 and Continental Stock Transfer & Trust Company, as Escrow Agent, in the form annexed hereto as Exhibit A (the “Escrow Agreement”).

(b) The Escrow Shares and the Escrow also shall be utilized to effectuate any reduction in the Transaction Shares as a result of the Transaction Share True-up in Section 1.7(b).

1.14 Potential Additional Issuances.

(a) Contingent Share Issuance.

(i) In the event that the Last Reported Sales Price (as defined herein) of the Continuing Corporation Common Shares is equal to or exceeds one or more of the dollar amounts set forth in the table below under the caption “Share Price Trigger” on any twenty (20) Trading Days (as defined herein) during any thirty (30) consecutive Trading Day period (the “Share Price Measurement Period”) at any time during the period commencing on the Closing Date and ending on the 180th day thereafter (the “Share Price Trigger Period”), the Continuing Corporation will issue, and EHL (or its designees set forth in the Payment Schedule (as defined below)) will receive, the aggregate number of Market Price Shares for each and every corresponding Share Price Trigger met or exceeded as follows, for a total issuance of up to 442,625 Market Price Shares:

Share Price Trigger	Number of Market Price Shares
$6.00	88,525
$6.50	88,525
$7.00	88,525
$7.50	88,525
$8.00	88,525

(ii) The term “Last Reported Sales Price” on any date shall mean the closing sale price per share of the Continuing Corporation Common Shares (or if no closing sale price is reported, the average of the closing bid and asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Continuing Corporation Common Shares is traded or, if same is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq Global Market or Nasdaq Capital Market or OTC-BB, as applicable. If the Continuing Corporation Common Shares is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq Global Market or Nasdaq Capital Market or OTC-BB on the relevant date, the Last Reported Sales Price will be the last quoted bid price for a Continuing Corporation Common Share in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization.

(iii) The term “Trading Day” shall mean a day during which trading in securities generally occurs on the principal national securities exchange on which the Continuing Corporation Common Shares is then listed or, if not then listed on a national securities exchange, on the Nasdaq Global Market or, if not then quoted on the Nasdaq Global Market, on the principal other market or trading system on which the Continuing Corporation Common Shares is traded or quoted.

(iv) Any Market Price Shares shall be issued by Continuing Corporation to EHL (or its designees set forth in the Payment Schedule) within ten (10) business days after the conditions in Section 1.14(a) have been satisfied.

(v) Each Share Price Trigger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Continuing Corporation Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Continuing Corporation Common Shares occurring after the date hereof and prior to the termination of the Share Price Measurement Period.

(b) EBITDA Share Issuance.

(i) If the Continuing Corporation has combined consolidated EBITDA of $14,727,000 or more for the year ending December 31, 2008 as set forth in Continuing Corporation’s audited consolidated financial statements for the year ending December 31, 2008, EHL (or its designees set forth in the Payment Schedule) shall be entitled to receive an aggregate of 88,525 EBITDA Shares.

(ii) Additionally, if the Continuing Corporation has combined consolidated EBITDA of $24,268,000 or more for the year ending December 31, 2009 as set forth in Continuing Corporation’s audited consolidated financial statements for the year ending December 31, 2009, EHL (or its designees) shall be entitled to receive an aggregate of 88,525 additional EBITDA Shares.

(iii) Additionally, if the Continuing Corporation has combined consolidated EBITDA of $37,935,000 or more for the year ending December 31, 2010 as set forth in Continuing Corporation’s audited consolidated financial statements for the year ending December 31, 2010, EHL (or its designees) shall be entitled to receive an aggregate of 88,525 additional EBITDA Shares.

(iv) Any EBITDA Shares issuable under this Section 1.14(b) shall be delivered by the Continuing Corporation to each recipient within ten (10) business days after the date that the audit for the applicable fiscal year has been completed by Continuing Corporation’s independent auditing firm, which shall occur no later than ninety (90) days after the end of each applicable fiscal year unless otherwise agreed to in writing by the Representative.

(v) “EBITDA” for purposes of this Section 1.14(b) shall consist of the Company’s operating earnings before interest expense and bank charges associated with borrowings, depreciation and amortization expense and taxes plus the sum of (A) the Company’s employee share options expense as required to be expensed according to US GAAP, (B) amounts paid or accrued by the Company or the Continuing Corporation under the Bonus Plan (as defined herein), (C) costs and expenses incurred related to the Acquisition and the preparation of this Agreement and all documents and agreements contemplated herein, including the fees and disbursements of counsel, financial advisors and accountants and fees and expenses resulting from the conversion of the Company’s financial statements to US GAAP and the audit thereof by Ernst & Young LLP, (D) losses associated with currency exchange translation, (E) fees and expenses resulting from the audit of the Company’s financial statements by independent auditors of the Continuing Corporation, (F) costs and expenses associated with compliance with SEC reporting and compliance obligations, including but not limited to the Sarbanes-Oxley Act of 2002 and (G) expenses associated with the issuance of EBITDA Shares and the Redemption Shares, amounts to be paid to holders who convert their Parent Common Stock into a pro rata portion of the Trust Fund pursuant to Section B of the Sixth Article of Parent’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof and the exercise of the Continuing Corporation Warrants, in each case incurred or accrued to the Company during the applicable period.

(c) Redemption Share Issuance. If Continuing Corporation triggers a redemption of the Continuing Corporation Warrants, then, upon completion of the redemption of all of Continuing Corporation Warrants (or, in the event that any of the Continuing Corporation Warrants are exercised in connection with such redemption, the Continuing Corporation’s receipt of all funds related to any such exercise of any Continuing Corporation Warrants during the redemption period), the Continuing Corporation will issue, and EHL (or its designees set forth in the Payment Schedule) shall receive, an aggregate of 442,625 Redemption Shares within 10 business days thereafter.

(d) Additional Issuances as Additional “Purchase Price.” Any issuances of Market Price Shares, EBITDA Shares or Redemption Shares shall be deemed to have been made in consideration for the Acquisition and shall be deemed additional “purchase price” paid in the Acquisition.

(e) Payment Schedule. At or following the Closing, EHL will distribute the Transaction Consideration to the holders of its equity securities in connection with, or prior to, a plan of liquidation and dissolution to be approved by its shareholders. Upon such distribution, EHL shall deliver to the Continuing Corporation a schedule setting forth the name, address and percentage interest of each such securityholder in any Transaction Consideration to be paid thereafter pursuant to this Section 1.14 (the “Payment Schedule”). Any payment of Transaction Consideration pursuant to this Section 1.14 or distribution of the Escrow Shares shall thereafter be distributed in accordance with the Payment Schedule.

1.15 Rule 145. Continuing Corporation Common Shares issued pursuant to this Agreement may be subject to certain resale restrictions to the extent required under Rule 145 promulgated under the Securities Act of 1933, as amended (“Securities Act”) and all certificates representing such shares shall bear an appropriate restrictive legend.

1.16 Recipient Issues. Prior to issuance of any Transaction Consideration by the Continuing Corporation (or distribution of same by EHL to its shareholders), EHL shall deliver to Continuing Corporation an executed certificate (“Recipient Certificate”) from EHL and any other recipient of Transaction Consideration in the form of Exhibit B hereto.

1.17 Committee and Representative for Purposes of Escrow Agreement.

(a) Committee. At or prior to the Closing, the current stockholders of Parent who are parties to the Voting Agreement (as defined in Section 6.2(k)) shall designate one or more of the designees to the Continuing Corporation’s board of directors as a committee to act on behalf of Continuing Corporation and to take all necessary actions and make all decisions with respect to Continuing Corporation’s rights and obligations under the Escrow Agreement. In the event of a vacancy in such committee, the Board of Directors of Continuing Corporation shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Continuing Corporation and who has not had any compensatory business relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

(b) Representative. Hock Voon Loo shall be appointed under the Escrow Agreement to represent the interests of the recipients of Transaction Consideration for purposes of the Escrow Agreement. If such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor. Failing such designation within 10 business days after the Representative has ceased to serve, those members of the Board of Directors of Continuing Corporation who served as directors of the Company prior to the Acquisition shall appoint a successor. Such Person or successor is intended to be the “Representative” referred to in Section 1.13(a) and Article VII hereof and the Escrow Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Subject to, and except as set forth in, the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), each of the Company and EHL hereby represents and warrants to, and covenants with, Parent, Amalgamation Sub and Continuing Corporation, as follows (as used in this Article II, and elsewhere in this Agreement, the term “Company” includes the Company and its Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

2.1 Organization and Qualification.

(a) The Company is a limited company duly organized, validly existing and in good standing under the laws of Singapore. EHL is a limited company duly incorporated, validly existing and in good standing under the laws of Hong Kong. The Company has the requisite company power and authority to own, lease and operate its assets and properties and to carry on the Company’s business as it is now being conducted. The Company is in possession of all franchises, licenses, permits and similar authority (“Approvals”) necessary to own, lease and operate its properties and to carry on the Company’s business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation, Memorandum of Association and Bylaws or other comparable governing instruments with different names (collectively referred to herein as the “Company Charter Documents”) of each of the Company and EHL, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. Neither the Company nor EHL is in violation of any of the provisions of the Company Charter Documents applicable to it.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) The minute books of the Company contain minutes of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the time of the Company’s organization and accurately reflect all actions by the directors and shareholders with respect to all transactions referred to in such minutes in all material respects. Copies of such Corporate Records of the Company have been heretofore delivered to Parent or Parent’s counsel.

(d) The share transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the share capital and other securities of the Company since the time of the Company’s organization. Copies of such records of the Company have been heretofore delivered or made available to Parent or Parent’s counsel.

(e) EHL is a holding company and does not engage in any direct commercial operations of its own. Neither EHL nor any Subsidiary that is not wholly owned by the Company possesses any assets, properties or Approvals necessary for the Company to conduct its business as presently conducted.

2.2 Subsidiaries.

(a) The Company has no direct or indirect subsidiaries or participations in joint ventures other than those listed in Schedule 2.2 (the “Subsidiaries”). The Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens (as defined in Section 10.2(e)). Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any

Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated, to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation or limited company is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of formation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the articles of association, memorandum of association, articles or certificates of incorporation, bylaws, articles of formation and/or operating agreement or similar formation and governance documents (collectively, the “Subsidiary Charter Documents” and, collectively with the Company Charter Documents, the “ePak Charter Documents”) of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. No Subsidiary is in violation of any of the provisions of its Subsidiary Charter Documents.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d) The minute books of each Subsidiary contain minutes of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders since January 1, 2000 and accurately reflect all actions by such parties with respect to all transactions referred to in such minutes in all material respects. Copies of the Corporate Records of each Subsidiary have been heretofore been delivered or made available to Parent or Parent’s counsel.

2.3 Capitalization.

(a) The authorized share capital of the Company consists of 24,000,000 ordinary shares (“Company Common Stock”) and 10,000,000 Series B redeemable convertible preference shares of preferred stock (“Company Preferred Stock” and, collectively with the Company Common Stock, the “Company Securities”), of which 15,166,667shares of Company Common Stock and no shares of Company Preferred Stock, respectively, are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable. All of the outstanding Company Common Stock and Company Preferred Stock is owned by EHL, free from all liens, charges and encumbrances other than restrictions on transfer under this under applicable securities laws.

(b) As of the date of this Agreement, no Company Securities are reserved for issuance upon the exercise of outstanding options, warrants or other rights.

(c) All outstanding Company Securities have been issued and granted in compliance with (x) all applicable securities laws and other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19), except where the failure to so comply would not have a Material Adverse Effect on the Company.

(d) Except as set forth in Schedule 2.3(d), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company and/or EHL to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(e) There are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(f) No outstanding Company Securities are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(g) The authorized and outstanding capital stock of each Subsidiary are set forth in Schedule 2.3(g) hereto. The Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.4 Authority Relative to this Agreement. Each of the Company and EHL has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company and EHL of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and EHL (including the approval by its Board of Directors and, in the case of EHL, its shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company or EHL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Corporate Law. This Agreement has been duly and validly executed and delivered by the Company and EHL and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company and EHL, enforceable against each of them in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, winding-up, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company and EHL do not, and the performance of this Agreement by the Company and EHL shall not, (i) conflict with or violate any of the Company Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Material Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract, including any “change in control” or similar provision of any Material Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by each of the Company and EHL does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any local, state, federal or foreign government or related agency or body (“Governmental Entity”) or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act of 1933 (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”) or the securities laws of any state or foreign jurisdiction (the “Blue Sky Laws”), and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the Transaction Certificates, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5(b) hereto and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Continuing Corporation, or prevent the consummation of the Acquisition or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance. Each of the Company and EHL is in compliance with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company or EHL (and neither the Company nor EHL has any knowledge of any such notice delivered to any other Person). Neither the Company nor EHL is in violation of any term of any Material Company Contract (as defined in Section 2.19(a)(i)), except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7 Financial Statements.

(a) The Company has provided to Parent the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2006, 2005 and 2004 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with the Singapore Financial Reporting Standard (“Singapore GAAP”), applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated. The Company also has provided to Parent the Audited Financial Statements (the “US GAAP Converted Financials”) as same has been converted to comply with generally accepted accounting principles of the United States (“US GAAP”) for the years ended 31 December 2006, 2005 and 2004. Upon the review and certification of the US GAAP Converted Financials (“US GAAP Audited Financials”), the US GAAP Audited Financials shall not indicate any material adverse changes to the financial results or condition of the Company on a consolidated basis as compared to the Audited Financial Statements or any other Material Adverse Effect on the Company and shall not render any other representation made by the Company or EHL in this Agreement materially untrue or inaccurate.

(b) The Company has provided to Parent a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company for the three month periods ended March 31, 2007 and March 31, 2006 (the “Unaudited Financial Statements”). The Unaudited Financial Statements were prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated and consistent with the US GAAP Converted Financials, and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal audit adjustments.

(c) The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) The accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet in which they are reflected and (iv) are not the subject of any legal actions or proceedings brought by or on behalf of the Company.

2.8 No Undisclosed Liabilities. Except as set forth in the Unaudited Financial Statements or Schedule 2.8 hereto, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except such liabilities arising in the ordinary course of the Company’s business since January 1, 2007, none of which would have a Material Adverse Effect on the Company.

2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto or in the Unaudited Financial Statements and except as contemplated herein, since March 31, 2007, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any material increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any material bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any material increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement, in each case the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than (A) licenses in the ordinary course of business, (B) shrink-wrap, click-wrap or similar widely-available commercial end-user licenses, (C) implied licenses which may be contained in non-disclosure agreements entered into in the ordinary course of business and (D) licenses granted to the Company pursuant to employee proprietary information agreements (or similar agreements with current or former employees or consultants), or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices other than in connection with the conversion of the Audited Financial Statements to US GAAP and the audit thereof, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets other than in the ordinary course of business, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, (ix) any redemption or purchase or agreement to redeem or purchase any of the Company’s share capital; (x) any surrender relating to group relief or any surrender of a tax refund, (xi) refusal of any insurance claim or settlement thereof below the current amount claimed; or (xii) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation.

(a) Schedule 2.10(a) sets forth all claims, suits, actions or proceedings pending, or to the knowledge of the Company and EHL, threatened against the Company or EHL before any court, government department, commission, agency, instrumentality or authority, or any arbitrator.

(b) Except as disclosed in Schedule 2.10(b) hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company and EHL, threatened against the Company or EHL before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Acquisition.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company and EHL, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company and EHL, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Except as otherwise contemplated herein, the Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.11 hereto and as otherwise contemplated herein, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefits payable under any Plan.

2.12 Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union to organize any such employees.

2.13 Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, to the knowledge of the Company and EHL, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which contains provisions prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way for the benefit of the Company) is shown or reflected on the balance sheet of the Company included in the Unaudited Financial Statements. The Company has good, valid and marketable title to the real property owned by it, and except as set forth in the Unaudited Financial Statements or on Schedule 2.14(a) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable or being contested in appropriate proceedings in good faith, liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, liens in respect of pledges or deposits under workers’ compensation laws or similar legislation and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which the Company has a right to acquire any interest in real property.

(b) All leases of real property held by the Company, and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements, other than those entered into or acquired on or after December 31, 2006 in the ordinary course of business. The Company has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14 hereto, liens for taxes not yet due and payable or being contested by the appropriate parties in good faith, liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, liens in respect of pledges or deposits under workers’ compensation laws or similar legislation and such minor liens or other imperfections of title, none of which liens or encumbrances has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present use of such property in the businesses of the Company.

(c) All leases pursuant to which the Company leases from others material real or Personal Property are, to the knowledge of the Company, valid and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the knowledge of the Company and EHL, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company is in possession of, or has valid and effective rights to, all properties, assets and rights required for the conduct of its business as currently conducted in the ordinary course, except where the lack of such possession or rights would not reasonably be expected to have a Material Adverse Effect on the Company.

2.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) To the knowledge of the Company and EHL, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) No material adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved in accordance with Singapore GAAP on the Company’s balance sheets included in the Audited Financial Statements or in accordance with US GAAP on the Unaudited Financial Statements, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.

(vii) The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent either the Acquisition or Share Transfer from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii) The Company has no liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local for foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.

(ix) Neither the Company nor EHL is (i) a “controlled foreign corporation” (a “CFC”) within the meaning of Section 957 of the Code or (ii) a “passive foreign investment company (a “PFIC”) within the meaning of Section 1297 of the Code.

2.16 Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, to the knowledge of the Company: (i) the Company has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated by the Company (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by the Company were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or, to the knowledge of the Company and EHL, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) the Company has not caused any release or threat of release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution or contamination.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated as hazardous, toxic or dangerous pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

(d) Schedule 2.16(d) sets forth all environmental studies and investigations completed or in process with respect to the Company and/or its subsidiaries or their respective properties or assets, including all phase reports, that are known to the Company. All such written reports and material documentation relating to any such study or investigation has been made available by the Company to Parent.

2.17 Brokers; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Sections 1.5 and 1.7, and as disclosed in Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of either the Company or Parent are payable to any third party by the Company as a result of this Acquisition.

2.18 Intellectual Property. Schedule 2.18 hereto contains a description of all material Intellectual Property owned by the Company. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists; (iii) copyrights, copyrights registrations and applications therefor (“Copyrights”); (iv) software and software programs; (v) domain names and the uniform resource locators associated therewith; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any proprietary rights that are similar or equivalent to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Company.

“Company Products” means all current versions of products or service offerings of the Company.

(a) Except as disclosed in Schedule 2.18 hereto, (i) no Company Intellectual Property or Company Product is subject to any material proceeding before any Governmental Entity or outstanding decree, order, or judgment or any Governmental Entity restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity or enforceability of such Company Intellectual Property, (ii) nor is the Company a party to any written agreement that contains any stipulation or other provision that expressly restricts in any material manner the use, transfer or licensing of any Company Intellectual Property that is contained in Company Products, which in any of the foregoing such cases would reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company owns or has enforceable rights to use all Company Intellectual Property required for the conduct of its business as presently conducted. Except as disclosed in Schedule 2.18 hereto and except for Company Intellectual Property that is exclusively licensed to the Company, the Company owns and has good and exclusive title to each material item of Company Intellectual

Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks and Copyrights among the Company Intellectual Property (except for Trademarks and Copyrights that are exclusively licensed to Company) that are used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company. To the Company’s knowledge, no proceeding before any Governmental Entity involving any Intellectual Property licensed to the Company is pending that, if adversely determined, would adversely affect the use or exploitation of such Intellectual Property by the Company.

(c) The use of any Company Intellectual Property in the operation of the business of the Company as such business currently is conducted, (i) with respect to Patents, to the Company’s knowledge, has not and does not infringe the Patents of any third party, and (ii) with respect to all other Intellectual Property, has not and does not infringe or misappropriate the Intellectual Property of any third party. The operation of the business of the Company as such business currently is conducted does not constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company currently conducts business. The Company has not received any written claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19 Agreements, Contracts and Commitments.

(a) Except as set forth on Schedule 2.19(a), the Company is not a party to any Material Company Contracts (as hereinafter defined). For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound or subject (including without limitation notes or other instruments payable to the Company) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (I) providing for payments (present or future) to the Company in excess of $100,000 in the aggregate or (II) providing that the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, in each case other than purchase orders issued by or to the Company in the ordinary course of business, and (y) without limitation of subclause (x), each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any officer, director, stockholder or holder of derivative equity securities of the Company (each such person, an “Insider”);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii) any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider on the behalf of the Company of any obligation of a third party for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment or management, other than employee proprietary information agreements (or similar agreements with current or former employees or consultants);

(v) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company other than purchase orders for the Company’s products or services entered into in the ordinary course of business;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, material assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by the Company of real property or personal property (other than any lease of vehicles, office equipment or operating or other capital equipment made in the ordinary course of business where the annual lease payments for any such lease are less than $25,000);

(x) any agreement relating to Company Intellectual Property;

(xi) any distribution, manufacturing or supply agreement that is material to the business or operations of the Company other than purchase orders entered into in the ordinary course of business consistent with past practice;

(xii) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

(xiii) any Company Contract to which any Insider of the Company is a party, other than employee proprietary information agreements (or similar agreements with current or former employees or consultants).

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the knowledge of the Company and EHL, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore delivered to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19(c), neither the Company nor, to the knowledge of the Company and EHL, any other party thereto is in breach of or in default under, and, to the knowledge of the Company and EHL, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

2.20 Insurance. Schedule 2.20 sets forth the Company’s insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are customary in amount and scope for companies similarly situated to the Company.

2.21 Governmental Actions/Filings.

(a) Except as set forth in Schedule 2.21(a), the Company has been granted and holds, and has made, all Governmental Actions/Filings (as defined below) (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted), and true, complete and correct copies of which have heretofore been delivered or made available to Parent, except where the lack of such Governmental Actions/Filings would not reasonably be expected to have a Material Adverse Effect on the Company. Each such Governmental Action/Filing is in full force and effect, and the Company is in material compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

(b) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no Insider or a member of his or her immediate family or any affiliate thereof is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the knowledge of the Company and EHL, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. Except as set forth in Schedule 2.22, to the knowledge of the Company and EHL, no Insider of the Company or EHL is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s role with the Company).

2.23 Board Approval. The board of directors of each of the Company and EHL (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.24 Shareholder Approval. Prior to the date of execution of this Agreement, the board of directors and shareholders of EHL have approved the adoption of this Agreement and the Acquisition as required by its articles and memorandum of association and any other applicable corporate governance documents and all Applicable Corporate Law.

2.25 Suppliers; Customers. Schedule 2.25(a) sets forth the five largest suppliers to the Company (in terms of dollar volume) and indicates amounts paid by the Company to each such suppliers in the year ended December 31, 2006 and the three months ended March 31, 2007. Schedule 2.25(b) sets forth the five largest customers of the Company (in terms of dollar volume) and indicates amounts paid to the Company by each such customer in the year ended December 31, 2006 and the three months ended March 31, 2007.

2.26 Filing of Charges. All charges by or in favor of the Company have (if appropriate) been registered in accordance with the provisions of Section 131 of the Companies Act (Singapore), or comply with the necessary formalities as to registration or otherwise in any other relevant jurisdiction. The registered particulars of charges over assets of the Company are complete and accurate in all respects.

2.27 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, in light of the circumstance under which they were made.

2.28 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing until the end of the Escrow Period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND

AMALGAMATION SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), each of Parent and Amalgamation Sub represents and warrants to, and covenants with, the Company, as follows:

3.1 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Parent is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the certificate of incorporation and bylaws of Parent, as amended and currently in effect, have been heretofore delivered or made available to the Company (collectively, the “Parent Charter Documents”). Parent is not in violation of any of the provisions of the Parent Charter Documents.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(c) Parent and its subsidiaries do not engage in any direct commercial operations.

3.2 Subsidiaries.

(a) Except for Amalgamation Sub, all of the outstanding capital shares of which are owned by Mr. Rice as nominee for Parent (and all of which shares shall be transferred by Mr. Rice to Parent immediately prior to Closing), Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Amalgamation Sub is a limited company duly organized, validly existing and in good standing under the laws of the Bermuda and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Amalgamation Sub is not in violation of any of the provisions of its articles of association or memorandum of association (collectively, the “Amalgamation Sub Charter Documents” and, collectively with the Parent Charter Documents, the “Ascend Charter Documents”).

(c) Amalgamation Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except such obligations and liabilities as are imposed under or incurred in connection with the consummation of this Agreement and the transactions contemplated hereby.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 8,556,667 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock, there are no other outstanding securities of Parent; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19), except where the failure to so comply would not have a Material Adverse Effect on Parent. Parent has heretofore delivered or made available to the Company true, complete and accurate copies of the form of Parent Warrants, including any and all documents and agreements relating thereto.

(c) The Continuing Corporation Common Shares to be issued in connection with the Acquisition, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such Continuing Corporation Common Shares will be fully paid and nonassessable and free from all claims, liens, charges, encumbrances and equities.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the Parent SEC Reports (as defined in Section 3.7), there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

(e) Except as provided for in this Agreement or as set forth in Section 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Parent are issuable and no rights in connection with any shares, warrants, options or other securities of the Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) Except as set forth herein, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Parent or the Amalgamation Sub is a party or by which the Parent or Amalgamation Sub is bound obligating the Parent or the Amalgamation Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the Parent or Amalgamation Sub or obligating the Parent or Amalgamation Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

3.4 Authority Relative to this Agreement. Each of Parent and Amalgamation Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or Amalgamation Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Amalgamation Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Amalgamation Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Amalgamation Sub (including the approval by their respective Boards of Directors), and no other corporate proceedings on the part of Parent or Amalgamation Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Acquisition and Reincorporation Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and Amalgamation Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Amalgamation Sub, enforceable against Parent and Amalgamation Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Amalgamation Sub do not, and the performance of this Agreement by Parent and Amalgamation Sub shall not: (i) conflict with or violate any of the Ascend Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Amalgamation Sub’s rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Parent Contract, including any “change in control” or similar provision of any Parent Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent and Amalgamation Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Amalgamation Sub is qualified to do business, (ii) the Transaction Certificates and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Acquisition or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance. Parent is in compliance with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent. The Parent is not in violation of any term of any Parent Contract, except for failures to comply which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Parent.

3.7 SEC Filings; Financial Statements.

(a) Parent has made available to the Company a correct and complete copy of each report and registration statement (the “Parent SEC Reports”) filed by Parent with the Securities and Exchange Commission (“SEC”) and any state securities regulation agencies, which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. All Parent SEC Reports required to be filed by Parent in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning any Parent SEC Report as of any time other than the date or period with respect to which it was filed.

(b) Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

3.8 No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since January 1, 2007 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.

3.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated herein, since January 1, 2007, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any material increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in US GAAP, (vii) any change in the auditors of Parent, (viii) any issuance of capital stock of Parent, (ix) any revaluation by Parent of any of its assets, other than in the ordinary course of business, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

3.10 Litigation. There are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Acquisition.

3.11 Employee Benefit Plans. Except as may be contemplated by the Continuing Corporation Plan (as defined in Section 5.1(a)), Parent does not maintain, and has no liability under, any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent, or any trade or business (whether or not incorporated) which is under common control with Parent with respect to which Parent has liability, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent and Parent does not know of any activities or proceedings of any labor union to organize any such employees.

3.13 Restrictions on Business Activities. Since its organization, neither Parent nor Amalgamation Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or merger Sub or to which either is a party which contains provisions prohibiting or materially impairing any business practice of Parent or Amalgamation Sub, any acquisition of property by Parent or Amalgamation Sub or the conduct of business by Parent or Amalgamation Sub as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have, a Material Adverse Effect on Parent or Amalgamation Sub.

3.14 Title to Property. Parent does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Taxes. Except as set forth in Schedule 3.15 hereto:

(a) Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns.

(b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Parent has not been delinquent in the payment of any material Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(e) No material adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f) Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved in accordance with US GAAP on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Acquisition or Share Transfer from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Parent has no liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local for foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.

(i) Following the Closing, neither the Continuing Corporation nor any of its director or indirect subsidiaries is or will be (i) a CFC, (ii) PFIC or (iii) subject to the provisions of Section 7874 of the Code.

3.16 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, to the knowledge of Parent: (i) Parent has complied with all applicable Environmental Laws; (ii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Parent has not been associated with any release or threat of release of any Hazardous Substance; (iv) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (v) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17 Brokers. Except as set forth in Schedule 3.17, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Except pursuant to Section1.5 and 1.7 and as disclosed in Schedule 3.17, no shares of common stock, options, warrants or other securities of either the Company, Parent or the Continuing Corporation are payable to any third party by the Parent or the Continuing Corporation as a result of this Acquisition.

3.18 Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property or material Registered Intellectual Property, except non-exclusive rights to the name “Ascend”.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, and with respect to confidentiality and nondisclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than $100,000, or (b) may not be cancelled by Parent on 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to the Company.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20 Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of Parent or Amalgamation Sub.

3.21 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; (b) to Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent; and (c) to Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.22 Indebtedness. Parent has no indebtedness for borrowed money, except as set forth on Schedule 3.22.

3.23 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). The Parent is in compliance with the requirements of the OTC BB for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or the NASD, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the OTC BB. The transactions contemplated by this Agreement will not contravene the rules and regulations of the OTC BB.

3.24 Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Acquisition and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Acquisition is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets (including the Trust Fund).

3.25 Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $39,354,720 invested in United States Government securities in a trust account administered by Continental (the “Trust Fund”), less such amounts required to be paid or reserved, including those amounts described in this Agreement.

3.26 Governmental Filings. Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2008, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

3.27 Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.28 Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall survive until the end of the Escrow Period.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, EHL, Parent and Amalgamation Sub shall, except to the extent that the other parties shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations of such party when due, and, unless inconsistent with prudent business practices or as would not reasonably be expected to have a Material Adverse Effect on such party, use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or by Law, without the prior written consent of Parent and EHL, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, EHL, Parent and Amalgamation Sub shall not do any of the following or cause any of the following to occur:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Parent license on an exclusive basis or sell any Intellectual Property of the Company, or Parent as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Parent, as applicable, other than repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, other than in connection with the exercise or conversion of any convertible or exchangeable securities outstanding as of the date hereof;

(g) Amend its Charter Documents, except that the Company shall be entitled to amend such Charter Documents solely to remove or waive any liquidation preference that would be triggered by the consummation of the Acquisition and the Share Transfer;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Except for borrowing under the Company’s existing credit facilities in the ordinary course of business, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee other than pursuant to obligations existing as of the date hereof, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices other than pursuant to obligations existing as of the date hereof;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred in the ordinary course of business since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable, which failure would reasonably likely be expected to have a Material Adverse Effect on the Company or Parent, as applicable, except that EHL and the Company may provide for the payment of all reasonable fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby incurred by EHL and the Company to be paid by either of EHL or the Company upon or prior to the consummation of the Acquisition;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by US GAAP or Singapore GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

(p) Engage in any action that would reasonably be expected to cause the Acquisition or Share Transfer to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(q) Settle any litigation to which an Insider is a party or where the consideration given by the Company is other than monetary;

(r) Make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(s) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(t) Make capital expenditures in excess of $300,000, except in accordance with prudent business and operational practices consistent with prior practice;

(u) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with past practice; or

(v) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (u) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Registration Statement and Proxy Statement and Prospectus; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request Parent and Amalgamation Sub shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 and F-4 as applicable with respect to the Continuing Corporation Common Shares and Continuing Corporation Warrants to be issued in the exchange (“Public Company Securities Exchange”).

(b) The Form S-4 shall include proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of, among other things, (i) the adoption of this Agreement and the approval of the Acquisition and the reincorporation of Parent via the Amalgamation with Amalgamation Sub (“Acquisition and Reincorporation Proposal”) and (ii) the adoption of the 2007 Incentive Compensation Plan, substantially in the form attached hereto as Exhibit C (the “Continuing Corporation

Plan”), at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”). The Continuing Corporation Plan shall provide that an aggregate number of Continuing Corporation Common Shares equal to (i) 15% of the total number of outstanding Continuing Corporation Common Shares immediately after the consummation of the Acquisition plus (ii) the number of shares issuable upon the exercise of the EHL Options to be assumed pursuant to Section 1.7(f) shall be reserved for issuance pursuant to the Continuing Corporation Plan. The Company shall furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the registration statement, prospectus and proxy statement contemplated hereby (collectively, the “Registration Statement”). The Company and its counsel shall be given a commercially reasonable opportunity to review and comment on the Registration Statement and amendments thereto prior to their being filed with the SEC. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable.

(c) As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC, Parent shall distribute the related prospectuses and proxy statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, use reasonable best efforts to solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Acquisition and the other matters presented for approval or adoption at the Special Meeting.

(d) Parent shall comply with all applicable provisions of and rules under the Securities Act, Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement and the prospectuses and proxy statements included therein, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the prospectuses and proxy statement does not, as of the date on which the Registration Statement is declared effective, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company, EHL or the recipients of Transaction Consideration or any other information, in each case furnished by the Company, EHL or any such recipient in writing explicitly for inclusion in the Registration Statement). The Company and EHL shall use commercially reasonable efforts to ensure that the information relating to the Company and EHL supplied by them in writing explicitly for inclusion in the Registration Statement will not as of the date on which the Registration Statement is declared effective (or any amendment or supplement thereto) or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(e) Parent, acting through its board of directors, shall include in the prospectuses and proxy statement comprising the Registration Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of the Acquisition and Reincorporation Proposal and the other proposals contemplated hereby and shall otherwise use reasonable best efforts to obtain such stockholder approval.

(f) EHL and the Company also shall cooperate with Parent and provide all information reasonably requested by Parent in connection with any application or other filing made secure listing of Continuing Corporation’s securities on the Nasdaq Stock Market prior to the Closing.

(g) In the event that an opinion of counsel regarding the tax consequences of the Acquisition (the “Tax Opinion”) is necessary or desirable in connection with the Registration Statement, the parties to this Agreement shall cooperate with tax counsel as reasonably requested in preparing such opinion, including providing properly executed representation letters with respect to the treatment of each of the Acquisition and Share Transfer as a “reorganization” within the meaning of Section 368(a) of the Code.

5.2 Directors and Officers of Parent and the Company after Acquisition. The Parties shall take all necessary actions so that the persons listed in Schedule 5.2 are elected as directors of Continuing Corporation and to the offices of Continuing Corporation and the Company as listed on Schedule 5.2, effective immediately after the Closing. EHL and those stockholders of Parent stated to be parties thereto shall enter into a Voting Agreement in the form of Exhibit D hereto concurrently with the execution of this Agreement.

5.3 Public Disclosure. From the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent and EHL, except as required by any legal requirement applicable to the Parent or EHL, as applicable, or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system on which the capital stock of Parent is then listed. Each party will not unreasonably delay, withhold or condition approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed.

5.4 Other Actions.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and timely file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Acquisition Form 8-K”), which the Company shall be given reasonable opportunity to review and comment upon prior to filing and for which the Company shall supply descriptions of its business and risks related to its business and required or appropriate financial information. Promptly after the execution of this Agreement, Parent, the Company and EHL shall also jointly issue a press release announcing the execution of this Agreement (“Acquisition Press Release”).

(b) At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and such other information that may be required to be disclosed with respect to the Acquisition in a Current Report on Form 8-K with respect to the Acquisition (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent, the Company and EHL shall jointly prepare the press release announcing the consummation of the transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall timely file the Closing Form 8-K with the SEC and distribute the Closing Press Release.

(c) From the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Company, EHL and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Acquisition and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Acquisition or any of the other transactions contemplated hereby; provided that the foregoing shall not require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock. This obligation shall include, on the part of Parent, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and Continental dated as of May 11, 2006. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company, EHL and Parent shall act reasonably and as promptly as practicable.

5.5 Required Information. In connection with the preparation of the Acquisition Form 8-K and Acquisition Press Release, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or EHL to any third party and/or any Governmental Entity in connection with the Acquisition or the other transactions contemplated hereby, and subject to any applicable contractual confidentiality obligations (which the Company, EHL or the Parent, as applicable, shall use its commercially reasonable efforts to cause to be waived), the Company, EHL and Parent each shall, upon request by any other party to this Agreement, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Continuing Corporation and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably requested in connection with the Acquisition.

5.6 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed among the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party to this Agreement or their respective agents prior to receipt from another party hereto; (ii) information which is or becomes generally known other than as a result of a breach of any confidentiality agreement previously executed by the parties hereto; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law applicable to the recipient of such information. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be returned to the other all documents and other material obtained from the other in connection with the Acquisition contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Acquisition contemplated hereby. The confidentiality obligations hereunder shall survive for a period of three (3) years after the earlier to occur of the Closing or the termination of this Agreement.

(b) Access to Information.

(i) Subject to any applicable contractual confidentiality obligations (which the Company or EHL, as applicable, shall use its commercially reasonable efforts to cause to be waived), each of the Company and EHL will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company and EHL during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided that neither the Parent nor its representatives may contact any personnel of the Company or EHL without the prior consent of the Company’s Chief Executive Officer or Chief Financial Officer, which consent shall not be unreasonably withheld. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

(ii) Subject to any applicable contractual confidentiality obligations (which Parent shall use its commercially reasonable efforts to cause to be waived), Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request; provided that neither the Company or EHL nor its respective representatives may contact any personnel of Parent without the prior consent of Parent’s Chief Executive Officer, which consent shall not be unreasonably withheld. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

(iii) Each of the Company and EHL will, and will cause its auditors to, (a) continue to provide Parent and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.19 hereof and (b) cooperate fully with any reviews performed by Parent or its advisors of any such financial statements or information.

5.7 Activities of EHL Post-Closing. Concurrently with the consummation of the Acquisition or within ten (10) business days thereafter, EHL shall change its name to a new name not utilizing the term “ePak” or any derivative thereof or any term otherwise relating to the business of the Company or its products or services. Following consummation of the Acquisition, EHL shall not engage, directly or indirectly, in any business that is competitive with or similar to the businesses in which the Company is engaged at the time of Closing or which, at the time of the Closing, the Company has proposed to engage.

5.8 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) in connection with the Acquisition, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Company Disclosure Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Acquisition, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Acquisition and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9 Treatment as a Reorganization. None of Parent, Amalgamation Sub, Continuing Corporation, the Company or EHL shall take any action prior to or following the Acquisition that would reasonably be expected to cause (i) the Acquisition or Share Transfer to fail to qualify as a “reorganization” within the meaning of

Section 368(a) of the Code or (ii) a gain recognition agreement within the meaning of Treas. Reg. Sec. 1.367(a)-8 to be required to be filed by any of the shareholders of EHL, including as a result of any contribution or drop-down of the share capital of the Company to a subsidiary of Amalgamation Sub.

5.10 No Continuing Corporation Common Shares Transactions. Each recipient of Transaction Consideration and each of the Initial Stockholders (as such term is defined in that certain Stock Escrow Agreement, dated May 11, 2006, by and among Parent, Don K. Rice, Russell C. Ball III, Stephen L. Brown, Arthur Spector and Continental Stock Transfer & Trust Company) shall agree that it shall not, prior to six month anniversary of Closing, sell, transfer or otherwise dispose of an interest in any of the Continuing Corporation Common Shares it receives as a result of the Acquisition or otherwise holds or acquires other than as permitted pursuant to the Lock-Up Agreement in the form of Exhibit E.

5.11 Certain Claims. As additional consideration and a condition for the issuance of Continuing Corporation Common Shares pursuant to this Agreement, at Closing, EHL shall deliver to Parent a written release from EHL in a form reasonably acceptable to Parent and the Company, by which EHL, on behalf of itself and its directors, officers and employees (“Subject Persons”) shall release and forever discharge, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from each Subject Person’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Parent or the Continuing Corporation set forth in this Agreement or any other documents executed in connection with the transactions contemplated hereby.

5.12 No Securities Transactions. Neither the Company or EHL nor any of their respective officers, directors, employees, agents and representatives, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company and EHL shall use its commercially reasonable efforts to require each of its officers, directors, employees, agents and representatives to comply with, and notify its shareholders of, the foregoing requirement.

5.13 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and EHL acknowledge that they have read Parent’s final prospectus dated May 11, 2006 and understand that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent or (b) to Parent after it consummates a business combination. The Company and EHL further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by May 11, 2008, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and EHL, for themselves and their subsidiaries, hereby waive all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent, the Company and EHL. Notwithstanding the foregoing, nothing herein shall prohibit EHL, the Company, their respective shareholders or the Representative from seeking the release of the Trust Fund to the Continuing Corporation at or following the Closing in accordance with the terms of the applicable documents governing the Trust Fund and Section 5.24.

5.14 Disclosure of Certain Matters. Each of Parent, the Company and EHL will provide the others with prompt written notice of any event, development or condition of which such party becomes aware that (a) would cause any of such party’s representations and warranties to become materially untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) gives such party any reason to believe that it is more likely than not that any of the conditions set forth in Article VI will not be satisfied, or (c) would require any amendment or supplement to the Registration Statement pursuant to applicable SEC rules and regulations.

5.15 Nasdaq Listing. Parent and the Company shall use their reasonable best efforts to obtain the listing for trading on the Nasdaq Global Market or Nasdaq Capital Market of the Continuing Corporation Common Shares and Continuing Corporation Warrants.

5.16 [Reserved.]

5.17 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent and the Company as provided in the Charter Documents of Parent or the Company, as applicable, or in any indemnification agreements shall survive the Acquisition and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, Continuing Corporation shall cause to be maintained in effect the current policies of directors and officers liability insurance maintained by Parent and the Company, respectively, (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Continuing Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Continuing Corporation assume the obligations set forth in this Section 5.17.

(d) The provisions of this Section 5.17 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent or the Company for all periods ending on or before the Closing Date and may not be changed without the consent of Committee referred to in Section 1.17(a).

5.18 Repayment of Obligations. Any and all indebtedness or other obligations owed to the Company by EHL or any officer, director, shareholder, consultant, employee or affiliate of EHL or the Company shall be repaid on or before the Closing, including the indebtedness and other obligations described in Schedule 2.22.

5.19 Certain Financial Information.

(a) Within thirty (30) days after the end of each month ending between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations and statement of cash flows that are certified as correct and complete by the Chief Executive Officer and Chief Financial Officer of the Company, prepared in accordance with the US GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

(b) As soon as practicable (but no later than November 15, 2007), the Company shall deliver to Parent the US GAAP Audited Financials for the years ended December 31, 2006, 2005 and 2004.

5.20 [Reserved].

5.21 “HSR Act.” If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by Parent and the EHL.

5.22 Company Contract Consents. As soon as practicable after the date hereof and prior to the Closing Date, the Company and EHL shall use commercially reasonable efforts to negotiate with each party to each of the Material Company Contracts, if any, that would require consent to the Acquisition to remain in full force after the Acquisition and take commercially reasonable action to obtain such consent, in each case without change to the term or provisions of such Material Company Contract and without the payment of any consideration (the “Company Contract Consents”). Each Company Contract Consent shall be effective as of the Closing Date.

5.23 Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Parent’s directors, officers or stockholders.

5.24 Trust Fund Disbursement. The Trust Fund shall be dispersed to the Continuing Corporation immediately upon the Closing with not less than $39,354,720 being made available to Continuing Corporation and the Company for working capital; provided, however, that from such amount (a) all liabilities of Parent and Amalgamation Sub due and owing or incurred at or prior to the Effective Time, shall be paid as and when due (including any loans by insiders of Parent to Parent, which shall be paid at Closing), (b) all amounts payable to stockholders of Parent that elect to convert their shares of Parent Common Stock into cash, which shall be paid as soon as practicable following Closing, (c) all Parent and Amalgamation Sub tax liabilities, which shall be paid as and when due, (d) all professional fees related to these transactions, which shall be paid at Closing, as well as other fees and expenses incurred by Parent and Amalgamation Sub in connection with the Agreement and the transactions contemplated hereby and (e) all finders fees and investment banking fees (including those payable to EarlyBird), which shall be paid at Closing (collectively, the “Parent Effective Time Liabilities”).

5.25 Applicable Foreign Filings. At or prior to closing, EHL and the Company shall cause to be fulfilled those obligations and cause to be filed those documents described on Schedule A to this Agreement.

5.26 Employment Agreements. At or prior to closing, Continuing Corporation and each of each of Steve Dezso, Mao Shi Khoo, Chun Weng Chok, James Thomas, Jeffrey Blaine and Don Rice shall enter into employment agreements in the form of Exhibit F hereto and Continuing Corporation and Richard Brook shall enter into an employment agreement in the form of Exhibit G hereto, each having such additional terms as described in the Acquisition Form 8-K (the “Employment Agreements”).

5.27 Management Bonus Pool. As soon as practicable after Closing, the Continuing Corporation shall adopt a management bonus pool having an initial term of three years and providing for the annual distribution of aggregate cash bonuses equal to 10% of the Company’s net profits for each year ending December 31 (pro rated for any partial years) as reported on the Company’s audited financial statements for each such year (the “Bonus Plan”) to Steve Dezso, Mao Shi Khoo, Chun Weng Chok, James Thomas, Jeffrey Blaine and Richard Brook and those members of the Company’s management that, upon recommendation from Steve Dezso, are determined as eligible to participate thereunder by the Continuing Corporation’s board of directors or the compensation committee thereof. For the purposes of determining the aggregate amount of funds to be allocated for distribution under the Bonus Plan, the calculation of “net profits” shall not include expenses associated with the issuance of EBITDA Shares and the Redemption Shares, amounts to be paid to holders who convert their Parent Common Stock into a pro rata portion of the Trust Fund pursuant to Section B of the Sixth Article of Parent’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof and the exercise of the Continuing Corporation Warrants, in each case incurred or accrued to the Company during the applicable period.

5.28 Pre-Closing Amendment to Amalgamation Sub Charter. Immediately prior to the Closing, Amalgamation Sub shall cause to be filed and become effective an amendment to its Articles and Memorandum of Association changing its name to “ePak International Limited” and an increasing the number of its authorized ordinary shares to 70,000,000 and its preferred shares to 1,000,000 (“Amalgamation Sub Charter Amendment”).

5.29 Tax Matters

(a) CFC Status. The Continuing Corporation will use commercially reasonable efforts to not sell or issue any shares of the Continuing Corporation or any subsidiary to any person or entity if such sale or issuance of shares would cause the Continuing Corporation or any subsidiary to be a CFC. The Continuing Corporation makes no representation or warranty with respect to sales of its capital stock by holders thereof. The Continuing Corporation will provide prompt written notice to the recipients of Transaction Consideration that are subject to taxation in the United States (each, a “US Shareholder”) if at any time the Continuing Corporation becomes aware that it or any subsidiary may, or has, become a CFC. Upon request of a US Shareholder from time to time, subject to obtaining the consent of its shareholders to release such information, the Continuing Corporation will promptly provide in writing such information in its possession concerning its and its subsidiaries’ shareholders and, to the Continuing Corporation’s actual knowledge, the direct and indirect interest holders in each shareholder sufficient for such US Shareholder to determine that the Continuing Corporation and any subsidiary is not a CFC. In addition, the Continuing Corporation will cooperate in good faith with the US Shareholders and their tax advisors to take any and all commercially reasonable actions as requested by the US Shareholders to avoid it or any subsidiary becoming and to mitigate the impact on the US Shareholders of becoming or being a CFC.

(b) PFIC Status. The Continuing Corporation will use, and cause each direct and indirect subsidiary to use, commercially reasonable efforts to conduct its affairs such that it will not cause the Continuing Corporation or any of its direct or indirect subsidiaries to be a PFIC for the current year or any subsequent year. The Continuing Corporation agrees to make available to any US Shareholder upon request, the books and records of the Continuing Corporation and its direct and indirect subsidiaries, and to provide information to such US Shareholder with respect to the Continuing Corporation’s or any subsidiary’s status or potential status as a PFIC. Upon a determination by the Continuing Corporation, any US Shareholder or any taxing authority that the Continuing Corporation or any direct or indirect subsidiary has been or is likely to become a PFIC, the Continuing Corporation will provide any US Shareholder with all information reasonably available to the Continuing Corporation or any of its subsidiaries to permit such US Shareholder to (i) accurately prepare all Tax returns and comply with any reporting requirements as a result of such determination and (ii) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the Continuing Corporation or any of its direct or indirect subsidiaries, and comply with any reporting or other requirements incident to such election. If a determination is made by the Continuing Corporation, any US Shareholder or any taxing authority that the Continuing Corporation is a PFIC for a particular year, then for such year and for each year thereafter, the Continuing Corporation will also provide the US Shareholders with a completed “PFIC Annual Information Statement” as required by Treasury Regulation Section 1.1295-1(g) and otherwise comply with applicable Treasury Regulation requirements. The Continuing Corporation will promptly notify the US Shareholders of any assertion by the Internal Revenue Service that the Continuing Corporation or any of its subsidiaries is or is likely to become a PFIC.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Parent Stockholder Approval. The Acquisition and Reincorporation Proposal and Continuing Corporation Plan proposals shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware.

(b) Parent Common Stock. Persons who hold twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c) Stock Quotation or Listing. The Continuing Corporation Common Shares and Continuing Corporation Warrants shall be approved for listing on the Nasdaq Global Market or Nasdaq Capital Market and there will be no action or proceeding pending or threatened against Continuing Corporation by the NASD to prohibit or terminate the quotation of Continuing Corporation Common Shares or Continuing Corporation Warrants on Nasdaq.

(d) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC.

(e) HSR Act. All specified waiting periods under the HSR Act, if applicable, shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition, substantially on the terms contemplated by this Agreement.

(f) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition, substantially on the terms contemplated by this Agreement.

(g) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

(h) Escrow Agreement. The Escrow Agent shall have executed and delivered to the Parent and the Company the Escrow Agreement, and such Escrow Agreement shall be in full force and effect.

6.2 Additional Conditions to Obligations of EHL and the Company. The obligations of the EHL and the Company to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by EHL:

(a) Representations and Warranties. Each representation and warranty of Parent and Amalgamation Sub contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date, with the same force and effect as if made on the Closing Date (other than such representations and warranties as of a specified date, which shall be true and correct as of such date) and (ii) not qualified as to materiality shall have been true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing Date, with the same force and effect as if made on the Closing Date (other than such representations and warranties as of a specified date, which shall be true and correct as of such date). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Amalgamation Sub by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent and Amalgamation Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful or intentional failure to perform or comply by Parent) does not, and will not, constitute a Material Adverse Effect with respect to Parent or Amalgamation Sub, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or overtly threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the Continuing Corporation Common Shares to be issued in connection with the Acquisition and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by it in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Parent or Amalgamation Sub shall have occurred since the date of this Agreement.

(f) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(g) Opinion of Counsel. The Company shall have received from Graubard Miller, Parent’s counsel, an opinion of counsel in substantially the form of Exhibit H annexed hereto.

(h) Resignations. The persons listed in Schedule 6.2(h) shall have resigned from all of their positions and offices with Parent and Amalgamation Sub.

(i) Trust Fund. Parent shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed immediately upon the Closing in accordance with Section 5.24.

(j) Employment Agreements. The Employment Agreements between Continuing Corporation and/or the Company and, separately, each of Steve Dezso, Mao Shi Khoo, Chun Weng Chok, James Thomas, Jeffrey Blaine and Richard Brook shall have been executed and delivered at Closing by Continuing Corporation and/or the Company, as applicable, and shall be enforceable against Continuing Corporation and/or the Company, as applicable.

(k) Voting Agreement. The voting agreement in the form of Exhibit D, hereto (“Voting Agreement”) shall be in full force and effect, and the designees contemplated thereby shall have been elected to Continuing Corporation’s and the Company’s Board of Directors.

(l) Registration Rights Agreement. The Registration Rights Agreement between each recipient of Transaction Consideration and Continuing Corporation in the form of Exhibit I shall have been executed and delivered by the Continuing Corporation.

(m) Transfer of Amalgamation Sub Shares. The currently outstanding capital shares of Amalgamation Sub that are owned by Mr. Rice as nominee for Parent shall be transferred by Mr. Rice to Parent for nominal consideration.

(n) Amalgamation Sub Charter Amendment. The Amalgamation Sub Charter Amendment shall have been affected as required under this Agreement.

(o) Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s and Amalgamation Sub’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

6.3 Additional Conditions to the Obligations of Parent and Amalgamation Sub. The obligations of Parent and Amalgamation Sub to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company and EHL contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date, with the same force and effect as if made on the Closing Date (other than such representations and warranties as of a specified date, which shall be true and correct as of such date) and (ii) not qualified as to materiality shall have been true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing Date (other than such representations and warranties as of a specified date, which shall be true and correct as of such date). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and EHL shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful or intentional failure to perform or comply by the Company) does not, and will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or overtly threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the material assets and operations of the Continuing Corporation following the Acquisition and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. The Company and EHL shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company or EHL in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company or EHL shall have occurred since the date of this Agreement.

(f) Opinion of Singapore Counsel. Parent shall have received from Yeo Wee Kiong Law Corporation, counsel to the Company, an opinion of counsel in substantially the form of Exhibit J annexed hereto.

(g) Opinion of Hong Kong Counsel. Parent shall have received from Mallesons Stephen Jaques, counsel to the Company, an opinion of counsel in substantially the form of Exhibit K annexed hereto.

(h) Resignations. The persons listed in Schedule 6.3(h) shall have resigned from their positions and offices with the Company.

(i) Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Common Stock or other securities of the Company.

(j) Employment Agreements. The Employment Agreements shall have been executed and delivered at Closing by each of Steve Dezso , Mao Shi Khoo, Chun Weng Chok, James Thomas, Jeffrey Blaine and Richard Brook and shall be enforceable against each such Person.

(k) Voting Agreement. The Voting Agreement shall be in full force and effect and the designees contemplated thereby shall have been elected to Continuing Corporation’s and the Company’s Board of Directors.

(l) US GAAP Audited Financials. Parent shall have received the US GAAP Audited Financials.

(m) June 30, 2007 EBITDA. Neither the Pre-Closing EBITDA Calculation nor any other information known to any party shall indicate that the Company had EBITDA for the 12 months ending June 30, 2007 of less than $5,673,750.

(n) Recipient Certificates. Each Person that is to receive Transaction Consideration at the Closing shall have executed and delivered to Continuing Corporation a Recipient Certificate.

(o) Other Deliveries. At or prior to Closing, the Company and EHL shall have delivered to Parent: (i) copies of resolutions and actions taken by EHL’s and the Company’s respective board of directors and shareholders in connection with the adoption and approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.3), Parent, the Continuing Corporation and their respective officers, directors and affiliates (the “Parent Indemnitees”) shall be indemnified, defended and held harmless by EHL and its shareholders from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing; or

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement.

(b) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.3), EHL and the recipients of the Transaction Consideration (it being expressly agreed that the shareholders of EHL, upon the receipt of any Transaction Consideration, will be third party beneficiaries of the provisions of this Article VII) and their respective officers, directors, and affiliates (the “Recipient Indemnitees”) shall be indemnified, defended and held harmless by Continuing Corporation, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Recipient Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Parent or Amalgamation Sub contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Parent to the Company pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Parent, Amalgamation Sub or the Continuing Corporation contained in this Agreement; or

(iii) the excess of any Parent Effective Time Liabilities over such amount determined pursuant to Section 1.7(b)(xi).

(c) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or, in the case of demands, claims, suits, actions, notices of violation or noncompliance, causes of action and proceedings made by third parties, whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which Parent Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(d) For purposes of clarity, Section 5.27 will not be subject to the indemnification obligations of this Article VII.

(e) The term “Indemnitees” shall mean the Recipient Indemnitees in contexts in which Continuing Corporation is required to provide indemnification hereunder and shall mean Parent Indemnitees in contexts in which EHL is required to provide indemnification hereunder. The term “Indemnifying Party” shall mean the Party providing indemnification hereunder.

7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under Section 7.1 of this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Indemnitee by a Person other than a Party hereto (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim.

(i) With respect to Parent Indemnitees, Continuing Corporation, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim (a “Notice of Claim”), which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the estimated Loss to the extent that Losses with respect to such Third Party Claim are not known by the Parent Indemnitee or determinable at such time (including any costs or expenses which have been or are estimated to be incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of the Third Party Claim at its expense.

(ii) With respect to Recipient Indemnitees, Recipient Indemnitees, acting through the Representative, will give the Committee and the Board of Directors of Continuing Corporation prompt written Notice of Claim which shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the estimated Loss to the extent that Losses with respect to such Third Party Claim are not known by the Representative or determinable at such time (including any costs or expenses which have been or are estimated to be incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of the Third Party Claim at its expense.

(b) Defense. The Indemnifying Party shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to the Indemnitee, to assume the entire control of, subject to the right of Indemnitee to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Indemnitee to be the lead counsel in connection with such defense. If the Indemnifying Party is permitted and elects to assume the defense of a Third Party Claim:

(i) the Indemnifying Party shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnitee reasonably informed of the status of such defense; provided, however, that Indemnitee shall have the right to approve any settlement, which approval shall not be unreasonably delayed, withheld or conditioned; and

(ii) Indemnitee shall cooperate fully in all respects with the Indemnifying Party in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Indemnitee shall make available to the Indemnifying Party all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Indemnifying Party shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnitee; or (ii) the Third Party Claim seeks an injunction or equitable relief against Indemnified Party.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Indemnified Party against the Indemnifying Party and shall not affect the Indemnifying Party’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Party to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had Indemnitee given the Indemnifying Party prompt notice hereunder. Indemnitee shall not settle any action related to a Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably delayed, withheld or conditioned. Indemnitee shall make available to the Indemnifying Party all relevant records and other relevant materials required or reasonably requested by them and in the possession or under the control of Indemnitee, for the use of the Indemnifying Party and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Indemnifying Party, within a commercially reasonable time after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Indemnitee will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Indemnifying Party shall have the right to approve any settlement, which approval will not be unreasonably delayed, withheld or conditioned.

(f) Indemnitee’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of Indemnitee, which consent will not be unreasonably delayed, withheld or conditioned, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Indemnitee of a full and unconditional release from all liability and obligation in respect of such action without any payment by Indemnitee.

(g) Indemnifying Party Consent. Unless the Indemnifying Party has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

(h) Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Indemnitee shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Indemnitee shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses. The existence of a claim by Indemnitee for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Indemnifying Party. If Indemnitee has received the payment required by this Agreement from the Indemnifying Party in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Party and shall pay to the Indemnifying Party, as promptly as practicable after receipt thereof by the Indemnitee, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(i) Tax Benefits. Any amount payable pursuant to this Article VII shall be decreased to the extent of any Tax benefit actually realized by the Indemnitees arising out of an indemnifiable Loss. The Indemnifying Party and the Indemnitees shall cooperate in good faith in providing each other the information necessary to determine the Tax benefits, as the case may be, in each case. For purposes of this Agreement, an Indemnitee shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is reduced below the amount of Taxes that such Indemnitee would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Loss or Tax, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnitee’s liability for Taxes, and payments between the parties to this Agreement to reflect such adjustment shall be made if necessary.

7.3 Limitations on Indemnification.

(a) Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by a Party to another in connection with this Agreement (including any closing certificates pursuant to Section 6.3) shall survive the Closing until the expiration of the Escrow Period, except for the obligation of the Continuing Corporation to issue the Transaction Consideration and any covenants and agreements which by their terms must be performed after the expiration of the Escrow Period.

(b) Continuation of Claim. Any claim made by a party hereunder shall be preserved despite the subsequent expiration of the Escrow Period and any claim set forth in a Notice of Claim sent prior to the expiration of the Escrow Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Escrow Period.

(c) Deductible. No amount shall be payable to the Parent Indemnitees or the Recipient Indemnitees under Article VII unless and until the aggregate amount of all indemnifiable Losses of the Parent Indemnitees or the Recipient Indemnitees, as the case may be, otherwise payable exceeds $250,000 (the “Deductible”), in which event the amounts payable shall be only those amounts then in excess of the Deductible and all future amounts that become payable under Section 7.1 from time to time thereafter, provided that the obligation of the Continuing Corporation to issue the Transaction Consideration and obligations pursuant to covenants and agreements which by their terms must be performed after the Effective Date shall not be subject to such limitation.

(d) Aggregate Amount Limitation. The aggregate liability of the Indemnifying Parties for Losses pursuant to Section 7.1 to the Parent Indemnitees shall not in any event exceed the aggregate number of Escrow Shares, which shall be the sole and exclusive source for the payment of any such liabilities, and the aggregate liability of the Indemnifying Parties for Losses pursuant to Section 7.1 to the Recipient Indemnitees shall not in any event exceed the number of Continuing Corporation Common Shares equal to the initial aggregate number of Escrow Shares, provided that the obligation of the Continuing Corporation to issue Transaction Consideration and obligations pursuant to covenants and agreements which by their terms must be performed after the Effective Date shall not be subject to such limitation.

7.4 Exclusive Remedy. Each potential Indemnitee hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement and the transactions contemplated hereby shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit Parent’s, Continuing Corporation, the Company’s, the Representative’s or EHL’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation, does not constitute fraud; provided that the aggregate liability of any Indemnifying Party for Losses arising from actual fraud or intentional or willful misrepresentation shall not in any event exceed the aggregate Transaction Consideration.

7.5 Adjustment to Transaction Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the Transaction Consideration, except as otherwise required by Law.

7.6 Representative and Committee Capacities. The Parties acknowledge that the Representative and any member of the Committee’s obligations under this Article VII are to act solely as a representative or agent in the manner set forth herein and in the Escrow Agreement with respect to the obligations under this Article VII and that no such Person acting in such capacity shall have any personal responsibility for any expenses incurred by him in such capacity or any payments to Indemnitee as a result of such indemnification obligations other than in its capacity as an Indemnifying Party as otherwise provided hereby. Out-of-pocket expenses of any such Person representing the interest of the Indemnitee for attorneys’ fees and other costs shall be borne by Indemnitee, which may, in turn, make a claim for reimbursement thereof against the Indemnifying Party upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Indemnitee pursuant to this Article VII shall be taken on its behalf by the Representative or Committee (as applicable) in accordance with the provisions of the Escrow Agreement. The agency of the Representative may be changed by the holders of a majority in interest of the outstanding shares of EHL or, following the liquidation of EHL, a majority in interest of the Continuing Corporation Common Shares held buy the members of EHL as of the time of such final liquidation (collectively, the “Majority EHL Holders”), in each case from time to time upon not less than ten (10) days’ prior written notice to Representative and the Continuing Corporation. No bond shall be required of the Representative, and the Representative shall receive reasonable reimbursement for fees and expenses incurred in good faith arising out of or in connection with the acceptance or administration of his duties under this Agreement or the Escrow Agreement, such fees and expenses shall be deducted from the Escrow Fund (as defined in the Escrow Agreement). If the Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent for the purposes of this Agreement or the Escrow Agreement, then the Majority EHL Holders shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Escrow Agreement and the Continuing Corporation of the identity of such successor. Any such successor shall become the “Representative” for purposes of this Agreement and the Escrow Agreement. If for any reason there is no Representative at any time, all references herein to the Representative shall be deemed to refer to the Majority EHL Holders.

7.7 Payment of Indemnification Obligation of Continuing Corporation to Recipient Indemnitees. Any payment for the indemnification obligations of Continuing Corporation to the Recipient Indemnitees under this Article VII shall be made through the issuance of the number of Continuing Corporation Common Shares equal to the difference obtained by subtracting (i) the number of Transaction Shares plus the number of shares issuable upon the exercise of the Assumed Options from (ii) that number of Transaction Shares plus the number of shares issuable upon the exercise of the Assumed Options that would have been issued or issuable at the Closing pursuant to Section 1.7 had the Ascend Trust Value been reduced by the amount of the Losses subject to such indemnification, in each case after giving effect to the Transaction Share True-up.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and EHL at any time;

(b) by EHL if the Acquisition shall not have been consummated by December 31, 2007 for any reason; provided, however, that if by such date all of the conditions set forth in Sections 6.1 and 6.3 of this Agreement have been satisfied or properly waived in accordance with the terms of this Agreement, with the exception of the conditions set forth in Section 6.1(a), (c) and (d), and if, but for its lack of receiving (1) final SEC clearance of the registration statement and/or proxy statement and/or the meeting of Parent’s stockholders has not yet taken place and/or (2) approval from Nasdaq of its Nasdaq listing application, the Parent has taken all commercially reasonable actions (excluding those actions solely in the control of the Company) to satisfy the conditions set forth in Section 6.1(a), (c) and (d), including filing the registration statement and proxy statement with the SEC as contemplated by this Agreement and responding to all SEC comments in a reasonably timely manner and filing the Nasdaq listing application, such date shall be extended to February 13, 2008; and provided further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to EHL if any of its or its Affiliates actions or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or EHL if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;

(d) by EHL, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then EHL may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from EHL to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that EHL may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement and such breach has not been cured or if such breach by Parent is cured during such thirty (30)-day period);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or EHL set forth in this Agreement, or if any representation or warranty of the Company or EHL shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement and such breach has not been cured or if such breach by the Company or EHL is cured during such thirty (30)-day period);

(f) by EHL or Parent, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation; or

(g) by Parent if the Company had EBITDA for the 12 months ended June 30, 2007 of less than $5,673,500.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Acquisition shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.13, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Acquisition to occur on or before the date stated therein.

8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Acquisition is consummated; provided, however, that if the Acquisition is consummated, the expenses of the Company and EHL shall be borne, at the discretion of the Company’s management, by either EHL or the Company.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“AAA”	Section 10.12
“Acquisition”	Recital A
“Acquisition and Reincorporation Approval”	Section 5.1(b)
“Acquisition Form 8-K”	Section 5.4(a)
“Acquisition Press Release”	Section 5.4(a)
“Actual Issuance”	Section 1.7(b)(xi)
“Affiliate”	Section 10.2(f)
“Agreement”	Heading
“Amalgamation”	Section 1.1
“Amalgamation Sub Charter Amendment”	Section 5.28
“Amalgamation Sub Charter Documents”	Section 3.2(b)
“Amalgamation Sub Common Shares”	Section 1.6
“Applicable Corporate Laws”	Recital A
“Approvals”	Section 2.1(a)
“Ascend Charter Documents”	Section 3.2(b)
“Ascend Outstanding Shares”	Section 1.7(b)(ii)
“Ascend Trust Value”	Section 1.7(b)(i)
“Ascend Trust Value Calculation”	Section 1.7(b)(vii)
“Assumed Options”	Section 1.7(f)(i)
“Assumed Option Shares”	Section 1.7(b)(vi)
“Audited Financial Statements”	Section 2.7(a)
“Blue Sky Laws”	Section 2.5(a)
“Bonus Plan”	Section 5.27
“CFC”	2.15(b)(ix)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-K	Section 5.4(b)
“Closing Press Release”	Section 5.4(b)
“Code”	Section 1.7(f)(i)
“Company”	Heading
“Company Certificates”	Section 1.10

“Company Charter Documents”	Section 2.1(a)
“Company Closing Certificate”	Section 6.3(a)
“Company Common Stock”	Section 2.3(a)
“Company Contract Consents”	Section 5.22
“Company Contracts”	Section 2.19(a)
“Company Intellectual Property”	Section 2.18
“Company Preferred Stock”	Section 2.3(a)
“Company Products”	Section 2.18
“Company Registered Intellectual Property”	Section 2.18
“Company Schedule”	Article II Preamble
“Company Securities”	Section 2.3(a)
“Continuing Corporation”	Section 1.1
“Continuing Corporation Common Shares”	Section 1.3(b) and 1.7(a)
“Continuing Corporation Plan”	Section 5.1(b)
“Continuing Corporation Warrants”	Section 1.3(b)
“Copyrights”	Section 2.18
“Corporate Records”	Section 2.1(c)
“Deductible”	Section 7.3(c)
“EBITDA Factor”	Section 1.7(b)(iv)
“EBITDA Factor Ratio”	Section 1.7(b)(v)
“EBITDA Shares”	Section 1.7(a)
“Effective Time”	Section 1.2
“EHL”	Header
“EHL Profit Plan”	Section 1.7(b)(iii)
“EHL Options”	Section 1.7(f)(i)
“EHL Outstanding Shares”	Section 1.7(f)(ii)
“Employment Agreements”	Section 5.6
“Environmental Law”	Section 2.16(b)
“EPR”	Header
“ePak Charter Documents”	Section 2.2(b)
“Escrow Agreement”	Section 1.13(a)
“Escrow Period”	Section 1.13(a)
“Escrow Shares”	Section 1.13(a)
“Exchange Act”	Section 2.5(a)
“Governmental Action/Filing”	Section 2.21(b)
“Governmental Entity”	Section 2.5(a)
“Hazardous Substance”	Section 2.16(c)
“Hong Kong”	Header
“HSR Act”	Section 5.21
“Indemnifying Party”	Section 7.1(e)
“Indemnitees”	Section 7.1(e)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18
“knowledge”	Section 10.2(d)
“Last Reported Sales Price”	Section 1.14(a)(ii)
“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(e)
“Losses”	Section 7.1(c)
“Majority EHL Holders”	Section 7.6
“Market Price Shares”	Section 1.7(a)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.19(a)
“NASD”	Section 3.23
“Notice of Claim”	Section 7.2(a)(i)
“Option Exchange Ratio”	Section 1.7(f)(iii)
“OTC BB”	Section 3.23
“Overage”	Section 1.7(b)(xi)
“Parent”	Heading
“Parent Charter Documents”	Section 3.1(a)

“Parent Closing Certificate”	Section 6.2(a)
“Parent Common Stock”	Section 1.3(b)
“Parent Contracts”	Section 3.19(a)
“Parent Convertible Securities”	Section 3.3(b)
“Parent Effective Time Liabilities”	Section 5.24
“Parent Effective Time Liabilities Calculation”	Section 1.7(b)(xi)
“Parent Indemnitees”	Section 7.1(a)
“Parent Liabilities Objection Notice”	Section 1.7(b)(xi)
“Parent Preferred Stock”	Section 3.3(a)
“Parent Schedule”	Article III Preamble
“Parent Schedule Documents”	Section 3.1(a)
“Parent SEC Reports”	Section 3.7(a)
“Parent Stock Options”	Section 3.3(b)
“Parent Warrants”	Section 1.3(b)
“Patents”	Section 2.18
“Payment Schedule”	Section 1.14(e)
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“PFIC”	Section 2.15(b)(ix)
“Plan/Plans”	Section 2.11(a)
“Public Company Securities Exchange”	Section 5.1(a)
“Purchase Price”	Section 1.14(d)
“Recipient Certificate”	Section 1.16
“Recipient Indemnitees”	Section 7.1(b)
“Redemption Shares”	Section 1.7(a)
“Registered Intellectual Property”	Section 2.18
“Registration Statement”	Section 5.1(b)
“Returns”	Section 2.15(b)(i)
“SEC”	Section 3.7(a)
“Securities Act”	Section 1.15
“Share Price Measurement Price”	Section 1.14(a)(i)
“Share Price Trigger Period”	Section 1.14(a)(i)
“Share Transfer”	Section 1.1
“Shortage”	Section 1.7(b)(xi)
“Singapore GAAP”	Section 2.7(a)
“Special Meeting”	Section 5.1(b)
“Stamp Taxes”	Section 1.8(c)
“Subject Persons”	Section 5.11
“Subsidiaries”	Section 2.2(a)
“Subsidiary Charter Documents”	Section 2.2(b)
“Tax/Taxes”	Section 2.15(a)
“Tax Opinion”	Section 5.1(g)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18
“Trading Day”	Section 1.14(b)(iii)
“Transaction Certificates”	Section 1.2
“Transaction Consideration”	Section 1.7(a)
“Transaction Shares”	Section 1.7(a)
“Transaction Share True-up”	Section 1.7(b)(xi)
“Trust Fund”	Section 3.25
“Unaudited Financial Statements”	Section 2.7(b)
“U.S. GAAP”	Section 2.7(a)
“U.S. GAAP Audited Financials”	Section 2.7(a)
“U.S. GAAP Converted Financials”	Section 2.7(a)
“U.S. Shareholder”	Section 5.29(a)
“Voting Agreement”	Section 6.2(k)

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

Ascend Acquisition Corp.

435 Devon Park Drive, Building 400

Wayne, Pennsylvania 19087

Attention: Don K. Rice

610-519-1336—telephone

610-519-9993—facsimile

with a copy to:

Graubard Miller

405 Lexington Avenue

New York, New York 10174-1901

Attention: David Alan Miller, Esq.

Brian L. Ross, Esq.

212-818-8661 telephone

212-818-8881 telecopy

if to the Company or EHL to:

e.Pak Resources (S) Pte. Ltd.

121Genting Lane

Singapore 349572

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

8911 Capital of Texas Highway, North

Westech 360

Suite 3350

Austin, Texas 78759-8497

Attention: Brian K. Beard, Esq.

Evan Kastner, Esq.

512-338-5400 telephone

512-338-5499 telecopy

10.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby and the consummation of the transactions contemplated hereby or compliance by such entity with the prohibitions of, or any actions by such entity taken pursuant to, this Agreement or in connection with the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, licensee, licensor, partner or similar relationships or any loss of employees), (ii) changes in general national or regional economic conditions, financing or capital markets in general or changes in currency exchange rates or the semiconductor industry generally, (iii) any SEC rulemaking requiring enhanced or revised disclosure of transaction with a public shell, (iv) any change in legal requirements or US GAAP after the date hereof applicable to such entity, any action required to be taken under any law or order or any existing agreement by which such entity or any of its subsidiaries (or any of their respective properties) is bound, (v) the outbreak of war, hostilities, or terrorist activities, either in the United States or abroad or (vi) the payment of any amounts due to, or the provision of any other benefits to, any persons or entities based on agreements disclosed in Schedule 2 or Schedule 3, as applicable;

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” means actual knowledge or awareness, after reasonable inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3 Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that any letter of intent between Parent and EHL dated prior to the date hereof and any amendment thereto dated prior to the date hereof is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12 Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in Austin, Texas. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Austin, Texas. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of Texas, Travis County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ASCEND ACQUISITION CORP

By:	/s/ DON K. RICE
Don K. Rice
Chairman of the Board and Chief Executive Officer

ASCEND COMPANY LIMITED

By:	/s/ DON K. RICE
Don K. Rice
Chairman of the Board and Chief Executive Officer

ePAK HOLDINGS LIMITED

By:	/s/ STEVE DEZSO
Steve Dezso
Chief Executive Officer

e.PAK RESOURCES (S) PTE. LTD.

By:	/s/ STEVE DEZSO
Steve Dezso
Chief Executive Officer

AGREEMENT AND PLAN OF REORGANIZATION

INDEX OF SCHEDULES

Exhibits
Exhibit A	—	Escrow Agreement
Exhibit B	—	Recipient Certificate
Exhibit C	—	2007 Incentive Compensation Plan
Exhibit D	—	Voting Agreement
Exhibit E	—	Lock-up Agreement
Exhibit F	—	Employment Agreement between Continuing Corporation and each of Steve Dezso, Mao Shi Khoo, Chun Weng Chok, James Thomas, Jeffrey Blaine and Don Rice
Exhibit G	—	Employment Agreement between Continuing Corporation and Richard Brook
Exhibit H	—	Graubard Miller Opinion
Exhibit I	—	Registration Rights Agreement
Exhibit J	—	Singapore Counsel Opinion
Exhibit K	—	Hong Kong Counsel Opinion

Schedules
Schedule 2	—	Company Schedule
Schedule 3	—	Parent Schedule
Schedule 5.2	—	Directors and Officers of Parent and the Company
Schedule 6.2(h)	—	Parent Resignations
Schedule 6.3(h)	—	Company Resignations

SCHEDULE A

Required Filings and Jurisdictions

Bermuda

Will need to amend Amalgamation Sub’s articles and memorandum of association to increase authorized capital and effect name change as contemplated in this Agreement and to file necessary certificate to effect the Amalgamation.

Singapore

Stamp duty will be payable on the transfer of the shares within 14 days of the execution of the share transfer form. This would be at a rate of S$0.20 for every S$100 of the purchase consideration or NTA of the shares (whichever is higher). Once the transfers have been stamped, they can then be registered in the books of the Company and a notification made to the Accounting and Corporate Regulatory Authority in Singapore (i.e. the Companies registry).

Hong Kong

EHL to file a Form NC2 with the Companies Registry of Hong Kong for change of company name of EHL pursuant to Sections 5.7 and 5.25 at or prior to closing. The Companies Registry will issue a new certificate showing the new name within approximately 7 business days after the Form NC2 has been submitted. The change of name will be effective from the date on which such new certificate is issued.

SCHEDULE 2

COMPANY SCHEDULE

(Information Furnished Separately)

SCHEDULE 3

PARENT SCHEDULE

(Information Furnished Separately)

SCHEDULE 5.2

DIRECTORS AND OFFICERS OF PARENT AND THE COMPANY

PARENT OFFICERS AND DIRECTORS

Directors
Don Rice
Steven Dezso
Warren “Budd” Florkiewicz
Hock Voon Loo
Steve San Filippo

Officers
Steve Dezso	—	President and Chief Executive Officer
Khoo Mao Shi	—	Chief Operating Officer
Jason Lee	—	Executive Vice President Finance
Richard Brook	—	Executive Vice President Business Development
James R. Thomas	—	Chief Technology Officer
Jeffrey L. Blaine	—	Executive Vice President North Asia Sales
Chok Chun Weng	—	Executive Vice President South Asia Sales

COMPANY OFFICERS AND DIRECTORS

Directors
Don Rice
Steven Dezso
Warren “Budd” Florkiewicz
Hock Voon Loo
Steve San Filippo

Officers
Steve Dezso	—	President and Chief Executive Officer
Khoo Mao Shi	—	Chief Operating Officer
Jason Lee	—	Executive Vice President Finance
Richard Brook	—	Executive Vice President Business Development
James R. Thomas	—	Chief Technology Officer
Jeffrey L. Blaine	—	Executive Vice President North Asia Sales
Chok Chun Weng	—	Executive Vice President South Asia Sales

SCHEDULE 6.2(h)

PARENT RESIGNATIONS

Russell C. Ball III—all positions with Parent

Stephen Brown—all positions with Parent

Don K. Rice—Chief Executive Officer

Arthur Spector—Advisor

All of the above resignations will be effective as of the Closing Date.

SCHEDULE 6.3(l)

COMPANY RESIGNATIONS

Bruno Paul Yves Ghislain Seghin	director

Chok Chun Weng	director

All of the above resignations will be effective as of the Closing Date.

Annex B

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF REORGANIZATION

AMENDMENT NO. 1, dated as of December     , 2007, to the Agreement and Plan of Reorganization (“Agreement”), made and entered into as of July 30, 2007, by and among Ascend Acquisition Corp., a Delaware corporation (“Parent”), Ascend Company Limited, a Bermuda limited company that is owned by Don K. Rice as nominee for Parent (“Amalgamation Sub”), ePak Holdings Limited (“EHL”), a limited liability company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), and e.Pak Resources (S) Pte. Ltd., a Singapore limited company and wholly owned subsidiary of EHL (“Company”).

IT IS AGREED that the Agreement is hereby amended and modified as provided herein.

1. All references in the Agreement to “Continuing Corporation” shall mean “Amalgamation Sub.” All references in the Agreement to “Escrow Period” shall mean “Indemnification Period.”

2. Section 1.1 is hereby restated in its entirety to read as follows:

“1.1 The Acquisition. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the Applicable Corporate Laws, the parties hereto shall consummate the Acquisition, by which (a) all of the outstanding securities of Parent shall be exchanged for securities of Continuing Corporation in like number and tenor, (b) Parent shall become a wholly owned subsidiary of Continuing Corporation, (c) concurrently therewith, Continuing Corporation shall acquire all of the issued share capital of the Company (the “Share Transfer”) and (d) the Company shall become a wholly owned subsidiary of Continuing Corporation.

3. Section 1.3(a) is hereby deleted and the section reference reserved.

4. Section 1.7(b)(x) is hereby restated in its entirety to read as follows:

“Notwithstanding anything the contrary contained in this Agreement, for purposes of this Section 1.7(b), if EBITDA is (a) within the range from and including $6,341,250 to and including $7,008,750, EBITDA shall be deemed equal to $6,675,000; (b) equal to or less than $5,673,750, EBITDA shall be deemed to be $5,673,750; and (c) equal to or greater than $8,010,000, EBITDA shall be deemed to be $8,010,000. Further, notwithstanding anything to the contrary contained in this Agreement, the number of Transaction Shares to be issued at Closing, including after giving effect to any adjustments prescribed by Section 1.7(b)(xi), shall not be less than that number necessary to represent, immediately following Closing, 50.1% of the Continuing Corporation Common Shares then outstanding on an after-issued basis and without giving any effect to the Assumed Option Shares.”

5. Section 1.7(b)(xi) is hereby restated in its entirety to read as follows:

“(xi) As soon as practicable following the Effective Time (but no later than forty-five (45) days thereafter), the Continuing Corporation shall deliver to the Representative a final computation (the “Parent Effective Time Liabilities Calculation”) of the Parent Effective Time Liabilities. If the Representative agrees with the Parent Effective Time Liabilities Calculation or does not object to such computation within fifteen (15) days after its receipt of such computation by delivering a Parent Effective Time Liabilities Objection Notice (as defined below) to the Continuing Corporation, the Parent Effective Time Liabilities Calculation shall be deemed to be final and conclusive and shall be binding on the Continuing Corporation, EHL, the Representative and each of the holders of the capital stock of the Continuing Corporation. If the

Representative disagrees with the Parent Effective Time Liabilities Calculation, the Representative shall, within fifteen (15) days after receipt of the Parent Effective Time Liabilities Calculation, deliver a notice (a “Parent Liabilities Objection Notice”) to the Continuing Corporation setting forth the Representative’s proposed calculation of the amount of Parent Effective Time Liabilities. The Committee, on behalf of the Continuing Corporation, and the Representative will use their respective commercially reasonable efforts to resolve any disagreements as to the computation of the amount of Parent Effective Time Liabilities, but if they do not obtain a final resolution within the 90-day period following the Closing, or there is otherwise a dispute with respect to the number of Transaction Shares issued at Closing, including a dispute with respect to any values used in the computation thereof pursuant to this Agreement, that is not resolved by the end of such period, the Committee or the Representative shall instruct the PCOAB-registered accounting firm then serving as Continuing Corporation’s independent accounting firm to review all of the above calculations and relevant financial information available at the time of such review and deliver a statement of its determination of each calculation in dispute, including the number of Transaction Shares that would have been issued at Closing had such accounting firm’s calculations been utilized at Closing (the “Transaction Share True-up”). The Transaction Share True-up shall be binding on the parties and any difference between the number of Transaction Shares issuable under the Transaction Share True-up and the actual number of Transaction Shares issued at Closing (the “Actual Issuance”) shall be remedied as follows: If the Actual Issuance is greater than the Transaction Share True-up (“Overage”), EHL shall return to Continuing Corporation, on demand, for cancellation, that number of Transaction Shares received by it necessary to fully cover the Overage. If the Transaction Share True-up is greater than the Actual Issuance (“Shortage”), Continuing Corporation shall, as soon as practicable, issue to EHL (or to such other persons as EHL instructs Continuing Corporation in writing) that number of additional Continuing Corporation Common Shares equal to the Shortage.”

6. Section 1.8(a) is hereby restated in its entirety to read as follows:

“(a) Issuance Procedures. At the Closing, Continuing Corporation shall issue to EHL, and EHL shall receive, certificates representing the Transaction Shares issuable pursuant to this Agreement.”

7. Section 1.13 is deleted in its entirety and the Section reference is hereby reserved.

8. Section 1.14(e) is hereby restated in its entirety to read as follows:

“(e) Payment Schedule. At or following the Closing, EHL will distribute the Transaction Consideration to the holders of its equity securities in connection with, or prior to, a plan of liquidation and dissolution to be approved by its shareholders. Upon such distribution, EHL shall deliver to the Continuing Corporation a schedule setting forth the name, address and percentage interest of each such securityholder in any Transaction Consideration to be paid thereafter pursuant to this Section 1.14 (the “Payment Schedule”). Any payment of Transaction Consideration pursuant to this Section 1.14 shall thereafter be distributed in accordance with the Payment Schedule.”

9. Section 1.17 is hereby restated in its entirety to read as follows:

“1.17 Committee and Representative for Purposes of Indemnification.

(a) Committee. At or prior to the Closing, the current stockholders of Parent who are parties to the Voting Agreement (as defined in Section 6.2(k)) shall designate one or more of the designees to the Continuing Corporation’s board of directors as a committee to act on behalf of Continuing Corporation and to take all necessary actions and make all decisions with respect to Continuing Corporation’s rights and obligations under the Article VII of this Agreement. In the event of a vacancy in such committee, the Board of Directors of Continuing Corporation shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Continuing Corporation and who has not had any compensatory business relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII.

(b) Representative. Hock Voon Loo shall be appointed to represent the interests of the recipients of Transaction Consideration for purposes of Article VII of this Agreement. If such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor. Failing such designation within 10 business days after the Representative has ceased to serve, those members of the Board of Directors of Continuing Corporation who served as directors of the Company prior to the Acquisition shall appoint a successor. Such Person or successor is intended to be the “Representative” referred to in Section 1.13(a) and Article VII.”

10. Sections 2.28 and 3.28 are hereby deleted in their entirety.

11. Section 6.1(h) is hereby deleted in its entirety.

12. Section 7.1 is hereby amended to add the following clause (f) to the end of such Section:

“(f) In order to make a claim for indemnification pursuant to this Article VII (“Indemnity Claim”), if Parent Indemnitees are seeking indemnification, the Parent Indemnities acting through the Committee must give notice to the Representative, or if Recipient Indemnitees are seeking indemnification, the Recipient Indemnitees acting through the Representative must give notice to the Committee, within five (5) business days prior to the end of the period set forth in Section 7.3(a) specifying (i) the covenant, representation, warranty or agreement contained in this Agreement which asserts has been breached or otherwise entitles the Indemnities to indemnification pursuant to this Article VII, (ii) in reasonable detail, the nature and dollar amount of each individual item of any Losses related to such Indemnity Claim, the date each such item was paid or properly accrued or arose, and the nature of the inaccuracy, breach or non-fulfillment to which such item is related, (iii) whether the Indemnity Claim results from a Third Party Claim (as defined below) and (vi) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance (an “Indemnity Notice”). If the Committee and the Representative cannot resolve any dispute among such parties within 60 days after the delivery of the Indemnity Notice, then such dispute shall be submitted (and either party may submit such dispute) for arbitration pursuant to the provisions of Section 10.12 of this Agreement. Each party shall pay the fees and expenses of counsel used by it and 50% of the fees and expenses of the arbitrator and of other expenses of the arbitration. The arbitrator shall render his decision within 130 days after his appointment and may award costs to either the Committee or the Representative if, in his sole opinion reasonably exercised, the claims made by any other party had no reasonable basis and were arbitrary and capricious. Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. Judgment may be obtained on the decision of the arbitrator so rendered in any Texas state court sitting in Travis County, or any federal court sitting in Travis County, having jurisdiction, and may be enforced in accordance with the law of the State of Texas. If the arbitrator shall fail to render his decision or award within such 130-day period, either the Committee or the Representative may apply to any Texas state court sitting in Travis County, or any federal court sitting in Travis County, then having jurisdiction, by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement. The parties consent to the exclusive jurisdiction of the Texas state courts having jurisdiction and sitting in Travis County, or any federal court sitting in Travis County, for this purpose.”

13. Section 7.2(g) is hereby restated in its entirety to read as follows:

“(g) Indemnifying Party Consent. Unless the Indemnifying Party has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss.”

14. Section 7.3(a) is hereby restated in its entirety to read as follows:

“(a) Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by a Party to another in connection with this Agreement (including any closing certificates pursuant to Section 6.3) shall survive the Closing until the first anniversary of Closing (“Indemnification Period”), except for the obligation of the Continuing Corporation to issue the Transaction Consideration and any covenants and agreements which by their terms must be performed after the Indemnification Period.”

15. Section 7.3(d) is hereby restated in its entirety to read as follows:

“(d) Aggregate Amount Limitation. The aggregate liability of the Indemnifying Parties for Losses pursuant to Section 7.1 to the Parent Indemnitees shall not in any event exceed the Fair Market Value (as defined below), measured as of the close of business of the date an indemnity claim is made pursuant to an Indemnity Notice (or the last previous trading day if the date an indemnity claim is made pursuant to an Indemnity Notice is not a trading day), of the number of shares of Continuing Corporation Common Shares equal to (X) 15% of the sum of the Transaction Shares plus the number of shares issuable upon exercise of the Assumed Options, minus (Y) the sum of the quotients obtained by dividing the dollar amount of each previous indemnity claim by the Fair Market Value of one Continuing Corporation Common Share, measured, in each case, as of the close of business of each date such previous indemnity claim was made pursuant to an Indemnity Notice (or the last previous trading day if the date such indemnity claim was made pursuant to an Indemnity Notice was not a trading day). EHL and any recipients of Continuing Corporation Common Shares issued in the Acquisition may pay any indemnity claim in cash, or in its sole discretion, Continuing Corporation Common Shares valued at a per share price equal to the Fair Market Value thereof, measured as of the close of business of the last trading day immediately prior to the date such indemnity claim is so paid. “Fair Market Value” shall mean the average last sale price of a Continuing Corporation Common Share on the ten consecutive trading days ending two days prior to the date of measure. Notwithstanding the foregoing, the obligation of the Continuing Corporation to issue Transaction Consideration and obligations pursuant to covenants and agreements which by their terms must be performed after the Effective Date shall not be subject to such limitation.”

16. Section 7.6 is hereby restated in its entirety to read as follows:

“7.6 Representative and Committee Capacities. The Parties acknowledge that the Representative and any member of the Committee’s obligations under this Article VII are to act solely as a representative or agent in the manner set forth herein with respect to the obligations under this Article VII and that no such Person acting in such capacity shall have any personal responsibility for any expenses incurred by him in such capacity or any payments to Indemnitee as a result of such indemnification obligations other than in its capacity as an Indemnifying Party as otherwise provided hereby. Out-of-pocket expenses of any such Person representing the interest of the Indemnitee for attorneys’ fees and other costs shall be borne by Indemnitee, which may, in turn, make a claim for reimbursement thereof against the Indemnifying Party upon the claim with respect to which such expenses are incurred becoming an established claim. The parties further acknowledge that all actions to be taken by Indemnitee pursuant to this Article VII shall be taken on its behalf by the Representative or Committee (as applicable) in accordance with the provisions of the this Agreement. The agency of the Representative may be changed by the holders of a majority in interest of the outstanding shares of EHL or, following the liquidation of EHL, a majority in interest of the Continuing Corporation Common Shares held buy the members of EHL as of the time of such final liquidation (collectively, the “Majority EHL Holders”), in each case from time to time upon not less than ten (10) days’ prior written notice to Representative and the Continuing Corporation. No bond shall be required of the Representative, and the Representative shall receive reasonable reimbursement for fees and expenses incurred in good faith arising out of or in connection with the acceptance or administration of his duties under this Agreement. If the Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent for the purposes of this Agreement, then the Majority EHL Holders shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify the Continuing Corporation of the identity of such successor. Any such successor shall become the “Representative” for purposes of this Agreement. If for any reason there is no Representative at any time, all references herein to the Representative shall be deemed to refer to the Majority EHL Holders.”

17. Section 8.1(b) is hereby restated in its entirety to read as follows:

“(b) by EHL if the Acquisition shall not have been consummated by May 17, 2008; and provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to EHL if any of its or its Affiliates actions or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.”

18. The terms “Escrow,” “Escrow Shares,” “Escrow Agreement” and “Escrow Period” are hereby deleted from Article IX.

19. The Escrow Agreement shall not apply to the terms of the Agreement and shall not be an exhibit hereto and any reference thereto is hereby deleted.

Except as set forth herein, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ASCEND ACQUISITION CORP

By:	/s/
Don K. Rice
Chairman of the Board and Chief Executive Officer

ASCEND COMPANY LIMITED

By:	/s/
Don K. Rice
Chairman of the Board and Chief Executive Officer

ePAK HOLDINGS LIMITED

By:	/s/
Steve Dezso
Chief Executive Officer

e.PAK RESOURCES (S) PTE. LTD.

By:	/s/
Steve Dezso
Chief Executive Officer

Annex C

VOTING AGREEMENT

VOTING AGREEMENT, dated as of this              day of              2008 (“Agreement”), among each of the persons listed under the caption “Ascend Group” on the Signature Page hereto (the “Ascend Group”), ePak Holdings Ltd. (“EPH”), each of the persons listed under the caption “ePak Group” on the Signature Page hereto (collectively with EPH, the “ePAK Group”), Ascend Acquisition Corp. (“Ascend”) and ePAK International Limited (“Company”). Each of the Ascend Group and the ePak Group (as defined above) is sometimes referred to herein as a “Group.” For purposes of this Agreement, each person who is a member of either the Ascend Group or the ePAK Group is referred to herein individually as a “Shareholder” and collectively as the “Shareholders.”

WHEREAS, as of July 30, 2007, each of the Company, the Company’s parent corporation, Ascend, e.Pak Resources (S) Pte. Ltd. (“EPR”) and EPR’s parent company, EPH, entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”), which was amended on December , 2007, that provided, inter alia, upon the terms and subject to the conditions thereof, for all of the outstanding securities of Ascend to be exchanged for the securities in like number and tenor of the Company, with the Company continuing as a publicly traded Bermuda limited company after the exchange, and the purchase by the Company from EPH of all the outstanding capital shares of EPR so that EPR became a wholly owned subsidiary of the Company (collectively, the “Transactions”).

WHEREAS, after giving effect to the consummation of the Transactions, each Shareholder will own beneficially and of record certain ordinary shares of the Company (all such shares and any shares of which ownership of record or the power to vote is hereafter acquired by any of the Shareholders, whether by purchase, conversion or exercise, prior to the termination of this Agreement, and any shares of the common stock of Ascend prior to the amalgamation with the Company, being referred to herein as the “Shares”);

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Reorganization Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Reorganization Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to be legally bound as follows:

ARTICLE I

VOTING OF SHARES FOR DIRECTORS

SECTION 1.01 Board Composition. The Company and the Shareholders shall take all necessary and desirable actions within their respective control during the term of this Agreement to provide for (i) the Company’s Board of Directors (the “Board”) to be comprised of five members, (ii) to enable the election of the Director Designees (as defined herein) to the Board and (iii) the Board to be comprised of three classes of directors – Class A, Class B and Class C – with Class A first coming up for reelection at the first annual meeting of stockholders following consummation of the Transactions, Class B first coming up for reelection at the second annual meeting of stockholders following consummation of the Transactions and Class C first coming up for reelection at the third annual meeting of stockholders following consummation of the Transactions. For the purposes of this Agreement, all references herein to any “Group” shall mean the holders of a majority of the voting shares of EPH, Ascend or the Company, as the case may be, held by the Shareholders comprising such Group. The Director Designees shall be chosen by the applicable Group (such determination in the case of the ePAK Group shall be made by the consent of the holders of a majority of the Shares held by the members of the ePAK Group and such determination in the case of the Ascend Group shall be made by the consent of the holders of a majority of the Shares held by the members of the Ascend Group) and identified in writing by the Group Representative to the other Group Representative. For purposes hereof, “Group Representative” shall mean Don Rice with respect to the Ascend Group and Steven Dezso with respect to the ePak Group.

SECTION 1.02 Selection of Directors. Each Shareholder agrees to vote the Shares he, she or it now owns, or will hereafter acquire prior to the termination of this Agreement, for the election and re-election of the following persons as directors of Ascend (the “Director Designees”):

(a) Two (2) persons (together, the “Ascend Directors”), each of whom shall be designees of the Ascend Group; with one such designee being a Class B director (and qualifying as an “independent” director within the meaning of the Nasdaq rules); and one such designee being a Class C director, in each case such designee shall be subject to the good faith approval of the ePAK Group, which approval or disapproval shall be given within five business days of the date such designee is identified as required to the Group Representative of ePak; and it being agreed that each of Don Rice and Warren “Budd” Florkiewicz are acceptable to the ePak Group;

(b) Three (3) persons (together, the “ePak Directors”), each of whom shall be the designee of the ePak Group; with one such designee being a Class A director (and qualifying as an “independent” director within the meaning of the Nasdaq rules); with one such designee being a Class B Director (and qualifying as an “independent” director within the meaning of the Nasdaq rules); and one such designee being as Class C Director, in each case such designee shall be subject to the good faith approval of the Ascend Group, which approval or disapproval shall be given within five business days of the date such designee is identified as required to the Group Representative of Ascend; and it being agreed that each of Steven Dezso, Hock Voon Loo and Steve San Filippo are acceptable to the Ascend Group; and

SECTION 1.03 Removal. Any Director Designee may be removed from the Board of Directors in the manner allowed by law and the Company’s governing documents except that each Shareholder agrees that he, she or it will not, as a stockholder, vote for the removal of any director without the mutual consent of the Group or Groups entitled to designate such director pursuant to Section 1.02. If a director designated under Section 1.02 is removed or resigns from office, his successor shall be appointed by the Group or Groups that were entitled to designate such removed or resigned director pursuant to Section 1.02.

SECTION 1.04 No Representations. Neither the Shareholders, nor any of the officers, directors, stockholders, members, managers, partners, employees or agents of any Shareholder, makes any representation or warranty as to the fitness or competence of any designee to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in designating or voting for such designee pursuant to this Agreement.

SECTION 1.05 Term of Agreement. The obligations of the Shareholders pursuant to this Agreement shall terminate immediately following the election or re-election of directors at the annual meeting of the Company that will be held in 2010.

SECTION 1.06 Obligations as Director and/or Officer. Nothing in this Agreement shall be deemed to limit or restrict any director or officer of the Company from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Shareholder solely in his or her capacity as a stockholder of the Company and shall not apply to his or her actions, judgments or decisions as a director or officer of the Company if he or she is such a director or officer.

SECTION 1.07 Additional Signatories.

(a) If a member of the ePak Group desires to transfer his, her or its Shares to a permitted transferee pursuant to the Lock-Up Agreement to be signed by each recipient of Shares as contemplated by the

Reorganization Agreement, or if EHL shall seek to transfer any Shares to any of its stockholders or designees of its stockholder, or if a member of the Ascend Group desires to transfer his or its shares to a permitted transferee pursuant to the escrow agreement dated as of May 11, 2006 (“IPO Escrow”), it shall be a condition to such transfer that the transferee agree to be bound by the provisions of this Agreement. This Agreement shall in no way restrict the transfer on the public market of Shares that are not subject to the Lock-Up Agreement or the Escrow Agreement, and any such transfers on the public market of Shares not subject to the provisions of the Lock-Up Agreement or the Escrow Agreement, as applicable, shall be free and clear of the restrictions in this Agreement.

(b) Any person that is to be issued Transaction Consideration to the Company after the date hereof shall execute a joinder to this Agreement as a condition to its, her or his receipt of same.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS OF THE STOCKHOLDERS

Each Shareholder hereby severally represents warrants and covenants as follows:

SECTION 2.01 Authorization. Such Shareholder has full legal capacity and authority to enter into this Agreement and to carry out such Shareholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder, and (assuming due authorization, execution and delivery by the Company and the other Shareholders) this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

SECTION 2.02 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) conflict with or violate any Legal Requirement applicable to such Shareholder or by which any property or asset of such Shareholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Shareholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Shareholder of such Shareholder’s obligations under this Agreement.

SECTION 2.03 Title to Shares. Such Shareholder is the legal and beneficial owner of its Shares, or will be the legal beneficial owner of the Shares that such Shareholder will receive as a result of the Transactions, free and clear of all liens and other encumbrances except certain restrictions upon the transfer of such Shares.

ARTICLE III

GENERAL PROVISIONS

SECTION 3.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 3.01):

(a) If to the Company:

4926 Spicewood Springs Road

Austin, Texas 78759

Attention: Chief Executive Officer

Telephone: (512) 231-8083

Facsimile:

with a mandatory copy to

Wilson Sonsini Goodrich & Rosati, Professional Corporation

8911 Capital of Texas Highway

Westech 360, Suite 3350

Austin, Texas 78759

Attention: Brian Beard

Telephone No. : (512) 338-5400

Facsimile No.: (512) 338-5499

(b) If to any Shareholder, to the address set forth opposite his, her or its name on Exhibit A.

SECTION 3.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 3.04 Entire Agreement. This Agreement, collectively with the Lock-Up Agreements, the IPO Escrow Agreement, the Escrow Agreement and the Reorganization Agreement, constitutes the entire agreement of the parties with respect to the subject matter contained herein and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, each of the ePak Group and Ascend Group (with the holders of a majority of the Shares held by each such Group empowered to act on behalf of such Group).

SECTION 3.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 3.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Texas applicable to contracts executed in and to be performed in that State.

SECTION 3.07 Disputes. All actions and proceedings arising out of or relating to this Agreement shall be subject to and determined in accordance with the arbitration provisions set forth in Section 10.12 of the Reorganization Agreement.

SECTION 3.08 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 3.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 3.10 Reorganization Agreement. All references to the Reorganization Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time. Any terms not otherwise defined herein, shall have the meanings ascribed to them in the Reorganization Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ASCEND ACQUISITION CORP.

By:
Name: Don K. Rice
Title: Chairman of the Board

ePAK INTERNATIONAL LIMITED

By:
Name: Don K. Rice
Title: Chairman of the Board

STOCKHOLDERS:

ASCEND GROUP:

DON K. RICE

RUSSELL C. BALL III

STEPHEN L. BROWN

ARTHUR SPECTOR

ePAK Group:

ePAK HOLDINGS LIMITED

By:
Name and Title

VOTING AGREEMENT

DEG – Deutsche Investitions –

und Entwicklungsgesellschaft mbH

By:
Name:
Title:

VOTING AGREEMENT

Pacven Walden Ventures IV, L.P.

By:
Name: Title:

Pacven Walden Ventures IV Associates Fund, L.P.

By:
Name: Title:

WIIG Global Ventures Pte. Ltd.

By:
Name: Title:

Seed Ventures III Pte. Ltd.

By:
Name: Title:

VOTING AGREEMENT

OWWI Limited

By:
Name: Title:

Dutch Asia Private Equity Fund C.V.

By:
Name: Title:

VOTING AGREEMENT

Quilvest Asia Equity Limited

By:
Name: Title:

VOTING AGREEMENT

Capital International Asia CDPQ, Inc.

By:
Name: Title:

VOTING AGREEMENT

Steve Dezso

Mao Shi Khoo

Chun Weng Chok

James Thomas

Jeffrey Blaine

Richard Brook

Jason Brown

VOTING AGREEMENT

Annex D

Smart Investment Banking

July 27, 2007

The Board of Directors

Ascend Acquisition Corp.

435 Devon Park Drive, Building 400

Wayne, PA 19087

Gentlemen:

We have been advised that, pursuant to the unexecuted Agreement and Plan of Reorganization, dated July 30, 2007 (the “Acquisition Agreement”), between Ascend Acquisition Corp. (“Ascend”), Ascend Company Limited, ePAK Holdings Limited and e.Pak Resources (S) PTE. Ltd. (“ePak”), Ascend will acquire all of the outstanding stock of ePak (the “Transaction”). Pursuant to the Acquisition Agreement, Ascend will pay (i) 8,566,667 shares of Ascend common stock, subject to adjustment based on ePak’s EBITDA for the LTM period ended June 30, 2007 (the “Initial Transaction Consideration”), (ii) a maximum of 442,625 shares of additional Ascend common stock payable upon the combined entity achieving certain stock price targets from the closing date through 180 days thereafter for any 20 trading days within a 30 consecutive day trading period (the “Market Price Shares”), (iii) a maximum of 265,575 shares of additional Ascend common stock payable upon the combined entity achieving certain EBITDA targets in 2008, 2009 and/or 2010 (“EBITDA Shares”), and (iv) a maximum of 442,625 shares of additional Ascend common stock payable upon the redemption of public warrants (the “Redemption Shares”), (items (i), (ii), (iii) and (iv) are hereinafter, the “Transaction Consideration”). The terms and conditions of the Transaction are more specifically set forth in the Acquisition Agreement.

We have been retained to render an opinion as to whether, on the date of such opinion, (i) the Transaction Consideration is fair, from a financial point of view, to Ascend’s stockholders, and (ii) the fair market value of ePak is at least equal to 80% of the net assets of Ascend. We have not been requested to opine as to, and our opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategy that might exist for Ascend, the decision of whether Ascend should complete the Transaction, and other alternatives to the Transaction that might exist for Ascend. The financial terms and other terms of the Transaction were determined pursuant to negotiations between Ascend, ePak and each of their respective financial advisors, and not pursuant to our recommendations.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed the Acquisition Agreement.

•

Reviewed publicly available financial information and other data with respect to Ascend that we deemed relevant, including the Annual Report on Form 10-KSB for the year ended December 31, 2006 and the Quarterly Report on Form 10-QSB for the three months ended March 31, 2006.

•

Reviewed non-public information and other data with respect to ePak, including draft audited U.S. GAAP financial statements for the years ended December 31, 2004, 2005 and 2006, draft financial statements for the three months ended March 31, 2007 and 2006, financial projections for the years

The Board of Directors

Ascend Acquisition Corp.

July 27, 2007

ending December 31, 2007, 2008, 2009, 2010 and 2011 (the “Projections”), and other internal financial information and management reports. The Projections forecast organic growth in existing product lines only and does not take into any acquisitions currently planned by management.

•	Reviewed and analyzed the Transaction’s pro forma impact on Ascend’s securities outstanding and stockholder ownership.

•	Considered the historical financial results and present financial condition of ePak.

•	Reviewed certain publicly available information concerning the trading of, and the trading market for Ascend’s common stock and units.

•	Reviewed and analyzed the indicated value range of the Transaction Consideration.

•	Reviewed and analyzed ePak’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to ePak.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of ePak.

•	Reviewed and compared the net asset value of Ascend to the indicated total invested capital value of ePak.

•

Reviewed and discussed with representatives of Ascend and ePak management certain financial and operating information furnished by them, including the Projections and analyses with respect to ePak’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Ascend and ePak management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and Projections utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. We have not evaluated the solvency or fair value of Ascend or ePak under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. We have not made a physical inspection of the properties and facilities of ePak and have not made or obtained any evaluations or appraisals of ePak’s assets and liabilities (contingent or otherwise). In addition, we have not attempted to confirm whether ePak has good title to its assets.

We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. We assumed that the Transaction will be consummated substantially in accordance with the terms set forth in the Acquisition Agreement, without any further amendments thereto, and without waiver by Ascend of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to Ascend or its stockholders in any material respect.

Based on the Projections utilized, we assumed that the value of the Transaction Consideration will be increased by only 265,575 shares of the Market Price Shares and will not be increased by the EBITDA Shares. In

D-2

The Board of Directors

Ascend Acquisition Corp.

July 27, 2007

addition, we did not include the value of the Redemption Shares in our calculation of the Transaction Consideration because the Projections do not take into account the proceeds from the exercise of warrants.

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of, July 27, 2007. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Board of Directors of Ascend in connection with its consideration of the Transaction and is not intended to be and does not constitute an opinion or recommendation to any stockholder of Ascend as to how such stockholder should vote with respect to the Transaction. We do not express any opinion as to the underlying valuation or future performance of Ascend or ePak, or the price at which either company’s securities might trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, (i) the Transaction Consideration is fair, from a financial point of view, to Ascend’s stockholders, and (ii) the fair market value of ePak is at least equal to 80% of the net assets of ePak.

In connection with our services, we will be paid a fee which is not contingent on the completion of the transaction. Neither Capitalink nor its principals beneficially own any interest in Ascend or ePak and Capitalink has not provided any other services to Ascend or ePak in the past. In addition, Ascend has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

In the ordinary course of business, Capitalink’s affiliate, Ladenburg Thalmann & Co. Inc. (“Ladenburg”), certain of Ladenburg’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Ascend, or any other party that may be involved in the Transaction and their respective affiliates.

Our opinion is for the use and benefit of the Board of Directors of Ascend and is rendered in connection with its consideration of the Transaction and may not be used by Ascend for any other purpose or reproduced, disseminated, quoted or referred to by Ascend at any time, in any manner or for any purpose, without our prior written consent, except that this opinion may be reproduced in full in, and references to the opinion and to us and our relationship with Ascend may be included in filings made by Ascend with the Securities and Exchange Commission, if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to stockholders if required by the Securities and Exchange Commission rules.

Very truly yours,

Capitalink, L.C.

D-3

ANNEX E

FORM No. 2

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES

Section 7(1) and (2)

MEMORANDUM OF ASSOCIATION

OF

Ascend Company Limited

(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	We, the undersigned, namely,

Name and Address	Bermudian Status (Yes or No)	Nationality	Number of Shares Subscribed
Tammy Richardson
Canon’s Court, 22 Victoria Street Hamilton HM 12, Bermuda	Yes	British	1

Bernett Cox
Canon’s Court, 22 Victoria Street Hamilton HM 12, Bermuda	Yes	British	1

Marcia Gilbert
Canon’s Court, 22 Victoria Street Hamilton HM 12, Bermuda	Yes	British	1

Patricia L Pacheco
Canon’s Court, 22 Victoria Street Hamilton HM 12, Bermuda	Yes	British	1

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3.	The Company is to be an Exempted Company as defined by the Companies Act 1981.

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding in all, Including the following parcels:-

Not Applicable.

5.	The authorised share capital of the Company is US$1.00 divided into 100 shares of par value US$0.01 each.

6.	The objects for which the Company is formed and incorporated are unrestricted.

7.	The following are provisions regarding the powers of the Company:-

(i)	Has the powers of a natural person;

(ii)	Subject to the provisions of Section 42 of the Companies Act 1981, has the power to issue preference shares which at the option of the holders thereof are to be liable to be redeemed;

(iii)	Has the power to purchase its own shares in accordance with the provisions of Section 42A of the Companies Act 1981;

(iv)	Has the power to acquire its own shares to be held as treasury shares in accordance with the provisions of Section 42B of the Companies Act 1981.

Signed by each subscriber in the presence of at least one witness attesting the signature thereof:-

(Subscribers)	(Witnesses)

Subscribed this 20th day of July 2007

STAMP DUTY (To be affixed)

Annex F

B Y E - L A W S

of

ePAK International Limited

I HEREBY CERTIFY that the within written Bye-Laws are a true copy of the Bye-Laws of ePAK International Limited as subscribed by the subscribers to the Memorandum of Association and approved at a Special General Meeting of the above Company on February      2008.

Don K. Rice
Director

I N D E X

B Y E - L A W S

of

ePAK International Limited

INTERPRETATION

1.	Interpretation

1.1	In these Bye-Laws, unless the context otherwise requires:

“Bermuda” means the Islands of Bermuda;

“Board” means the Board of Directors of the Company or the Directors present at a meeting of Directors at which there is a quorum;

“clear days” means, in relation to the period of a notice, that period excluding the day on which the notice is given or served, or deemed to be given or served, and the day for which it is given or on which it is to take effect;

“the Companies Acts” means every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company;

“Company” means the company incorporated in Bermuda under the name of Ascend Company Limited on 23 July 2007;

“Director” means such person or persons as shall be appointed to the Board from time to time pursuant to these Bye-Laws;

“Indemnified Person” means any Director, Officer, Resident Representative, member of a committee duly constituted under these Bye-Laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors and administrators;

“Officer” means a person appointed by the Board pursuant to these Bye-Laws and shall not include an auditor of the Company;

“paid up” means paid up or credited as paid up;

“Register” means the Register of Shareholders of the Company and, except in Bye-Law 10, includes any branch register;

“Registered Office” means the registered office for the time being of the Company;

“Resident Representative” means (if any) the individual (or, if permitted in accordance with the Companies Acts, the company) appointed to perform the duties of resident representative set out in the Companies Acts and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;

“Resolution” means a resolution of the Shareholders passed in general meeting or, where required, of a separate class or separate classes of shareholders passed in a separate general meeting or in either case adopted by resolution in writing, in accordance with the provisions of these Bye-Laws;

“Seal” means the common seal of the Company and includes any authorised duplicate thereof;

“Secretary” includes a joint, temporary, assistant or deputy Secretary and any person appointed by the Board to perform any of the duties of the Secretary;

“share” means share in the capital of the Company and includes a fraction of a share;

“Shareholder” means a shareholder or member of the Company, provided that for the purposes of Bye-Law 45 it shall also include any holder of notes, debentures or bonds issued by the Company;

F-1

“Specified Place” means the place, if any, specified in the notice of any meeting of the shareholders, or adjourned meeting of the shareholders, at which the chairman of the meeting shall preside;

“Subsidiary” and “Holding Company” have the same meanings as in section 86 of the Companies Act 1981, except that references in that section to a company shall include any body corporate or other legal entity, whether incorporated or established in Bermuda or elsewhere;

“these Bye-Laws” means these Bye-Laws in their present form.

1.2	For the purposes of these Bye-Laws, a corporation which is a shareholder shall be deemed to be present in person at a general meeting if, in accordance with the Companies Acts, its authorised representative is present.

1.3	Words importing only the singular number include the plural number and vice versa.

1.4	Words importing only the masculine gender include the feminine and neuter genders respectively.

1.5	Words importing persons include companies or associations or bodies of persons, whether corporate or un-incorporate.

1.6	A reference to writing shall include typewriting, printing, lithography, photography and electronic record.

1.7	Any words or expressions defined in the Companies Acts in force at the date when these Bye-Laws or any part thereof are adopted shall bear the same meaning in these Bye-Laws or such part (as the case may be).

1.8	A reference to anything being done by electronic means includes its being done by means of any electronic or other communications equipment or facilities and reference to any communication being delivered or received, or being delivered or received at a particular place, includes the transmission of an electronic record to a recipient identified in such manner or by such means as the Board may from time to time approve or prescribe, either generally or for a particular purpose.

1.9	A reference to a signature or to anything being signed or executed include such forms of electronic signature or other means of verifying the authenticity of an electronic record as the Board may from time to time approve or prescribe, either generally or for a particular purpose.

1.10	A reference to any statute or statutory provision (whether in Bermuda or elsewhere) includes a reference to any modification or re-enactment of it for the time being in force and to every rule, regulation or order made under it (or under any such modification or re-enactment) and for the time being in force and any reference to any rule, regulation or order made under any such statute or statutory provision includes a reference to any modification or replacement of such rule, regulation or order for the time being in force.

1.11	In these Bye-Laws:

1.11.1	powers of delegation shall not be restrictively construed but the widest interpretation shall be given thereto;

1.11.2	the word “Board” in the context of the exercise of any power contained in these Bye-Laws includes any committee consisting of one or more Directors, any Director holding executive office and any local or divisional Board, manager or agent of the Company to which or, as the ease may be, to whom the power in question has been delegated;

1.11.3	no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of any other power of delegation; and

1.11.4	except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Bye-Laws or under another delegation of the powers.

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REGISTERED OFFICE

2.	Registered Office

The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.

SHARES AND SHARE RIGHTS

3.	Share Capital

3.1	The authorised share capital of the Company at the date of adoption of these Bye-Laws is $7,100.00 divided into 70,000,000 Common Shares of par value $0.0001 each and 1,000,000 Preferred Shares of par value $0.0001 each.

3.2	Common Shares

The Common Shares shall, subject to the other provisions of these Bye-Laws, entitle the holders thereof to the following rights:

3.2.1	as regards dividend:

after making all necessary provisions, where relevant, for payment of any preferred dividend in respect of any preference shares in the Company then outstanding, the Company shall apply any profits or reserves which the Board resolves to distribute in paying such profits or reserves to the holder of the Common Shares in respect of their holding of such shares pari passu and pro rata to the number of Common Shares held by each of them;

3.2.2	as regards capital:

on a return of assets on liquidation, reduction of capital or otherwise, the holders of the Common Shares shall be entitled to be paid the surplus assets of the Company remaining after payment of its liabilities (subject to the rights of holders of any preferred shares in the Company then in issue having preferred rights on the return of capital) in respect of their holdings of Common Shares pari passu and pro rata to the number of Common Shares held by each of them;

3.2.3	as regards voting in general meetings:

the holders of the Common Shares shall be entitled to receive notice of, and to attend and vote at, general meetings of the Company; every holder of Common Shares present in person or by proxy shall on a poll have one vote for each Common Share held by him.

3.3	Preferred Shares

The rights attaching to the Preferred Shares, subject to these Bye-Laws generally and to Bye-Law 3.4 in particular, shall be as follows:

3.3.1	each Preferred Share shall have attached to it such preferred, qualified or other special rights, privileges and conditions and be subject to such restrictions, whether in regard to dividend, return of capital, redemption, conversion into Common Shares or voting or otherwise, as the Board may determine on or before its allotment;

3.3.2	the Board may allot the Preferred Shares in more than one series and, if it does so, may name and designate each series in such manner as it deems appropriate to reflect the particular rights and restrictions attached to that series, which may differ in all or any respects from any other series of Preferred Shares;

F-3

3.3.3	the particular rights and restrictions attached to any Preferred Shares shall be recorded in a resolution of the Board. The Board may at any time before the allotment of any Preferred Share by further resolution in any way amend such rights and restrictions or vary or revoke its designation. A copy of any such resolution or amending resolution for the time being in force shall be annexed as an appendix to (but shall not form part of) these Bye-Laws; and

3.3.4	the Board shall not attach to any Preferred Share any rights or restrictions which would alter or abrogate any of the special rights attached to any other class of series of shares for the time being in issue without such sanction as is required for any alteration or abrogation of such rights, unless expressly authorised to do so by the rights attaching to or by the terms of issue of such shares.

3.4	Without limiting the foregoing (including Bye-Law 3.3) and subject to the Companies Acts, the Company may issue preference shares (including any preference shares created pursuant to Bye-Law 3.3) which:

3.4.1	are liable to be redeemed on the happening of a specified event or events or on a given date or dates and/or;

3.4.2	are liable to be redeemed at the option of the Company and/or, if authorised by the Memorandum of Association of the Company, at the option of the holder.

3.5	The terms and manner of the redemption of any redeemable shares created pursuant to Bye-Law 3.3 or Bye-Law 3.4 shall be as the Board may by resolution determine before the allotment of such shares and the terms and manner of redemption of any other redeemable preference shares shall be as the Board may by resolution determine before the allotment of such shares. A copy of any such Resolution or resolution of the Board for the time being in force shall be attached as an appendix to (but shall not form part of) these Bye-Laws.

3.6	The terms of any redeemable preference shares (including any redeemable preference shares created pursuant to Bye-Law 3.3 or Bye-Law 3.4) may provide for the whole or any part of the amount due on redemption to be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.

3.7	Subject to the foregoing and to any special rights conferred on the holders of any share or class of shares, any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may by Resolution determine or, if there has not been any such determination or so far as the same shall not make specific provision, as the Board may determine.

3.8	The Board may, at its discretion and without the sanction of a Resolution, authorise the purchase by the Company of its own shares, of any class, at any price (whether at par or above or below par), and any shares to be so purchased may be selected in any manner whatsoever, upon such terms as the Board may in its discretion determine, provided always that such purchase is effected in accordance with the provisions of the Companies Acts. The whole or any part of the amount payable on any such purchase may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.

3.9

The Board may, at its discretion and without the sanction of a Resolution, authorise the acquisition by the Company of its own shares, of any class, at any price (whether at par or above or below par), and any shares to be so purchased may be selected in any manner whatsoever, to be held as treasury shares, upon such terms as the Board may in its discretion determine, provided always that such acquisition is effected in accordance with the provisions of the Companies Acts. The whole or any part of the amount payable on any such acquisition may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts. The Company shall be entered in the Register as a Shareholder in respect of the shares held by the Company as treasury shares and shall be a

F-4

Shareholder of the Company but subject always to the provisions of the Companies Acts and for the avoidance of doubt the Company shall not exercise any rights and shall not enjoy or participate in any of the rights attaching to those shares save as expressly provided for in the Companies Act.

4.	Modification Of Rights

4.1	Subject to the Companies Acts, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than [a majority] of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy. To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be two (2) or more persons holding or representing by proxy the majority of the shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

4.2	For the purposes of this Bye-Law, unless otherwise expressly provided by the rights attached to any shares or class of shares, those rights attaching to any class of shares for the time being shall not be deemed to be altered by:

4.2.1	the creation or issue of further shares ranking pari passu with them;

4.2.2	the creation or issue for full value (as determined by the Board) of further shares ranking as regards participation in the profits or assets of the Company or otherwise in priority to them; or

4.2.3	the purchase or redemption by the Company of any of its own shares.

5.	Shares

5.1	Subject to the provisions of these Bye-Laws, the unissued shares of the Company (whether forming part of the original capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.

5.2	Subject to the provisions of these Bye-Laws, any shares of the Company held by the Company as treasury shares shall be at the disposal of the Board, which may hold all or any of the shares, dispose of or transfer all or any of the shares for cash or other consideration, or cancel all or any of the shares.

5.3	The Board may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by law. Subject to the provisions of the Companies Acts, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

5.4	Shares may be issued in fractional denominations and in such event the Company shall deal with such fractions to the same extent as its whole shares, so that a share in a fractional denomination shall have, in proportion to the fraction of a whole share that it represents, all the rights of a whole share, including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

5.5	Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by

F-5

or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or in any fractional part of a share or (except only as otherwise provided in these Bye-Laws or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

6.	Certificates

6.1	In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

6.2	If a share certificate is defaced, lost or destroyed, it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

6.3	All certificates for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be in such form as the Board may determine and issued under the Seal or signed by a Director, the Secretary or any person authorised by the Board for that purpose. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons, or may determine that a representation of the Seal may be printed on any such certificates. If any person holding an office in the Company who has signed, or whose facsimile signature has been used on, any certificate ceases for any reason to hold his office, such certificate may nevertheless be issued as though that person had not ceased to hold such office.

6.4	Nothing in these Bye-Laws shall prevent title to any securities of the Company from being evidenced and/or transferred without a written instrument in accordance with regulations made from time to time in this regard under the Companies Acts, and the Board shall have power to implement any arrangements which it may think fit for such evidencing and/or transfer which accord with those regulations.

7.	Lien

7.1	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies, whether presently payable or not, called or payable, at a date fixed by or in accordance with the terms of issue of such share in respect of such share, and the Company shall also have a first and paramount lien on every share (other than a fully paid share) standing registered in the name of a Shareholder, whether singly or jointly with any other person, for all the debts and liabilities of such Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not. The Company’s lien on a share shall extend to all dividends payable thereon. The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Bye-Law.

7.2	The Company may sell, in such manner as the Board may think fit, any share on which the Company has a lien but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

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7.3	The net proceeds of sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person who was the holder of the share immediately before such sale. For giving effect to any such sale, the Board may authorise some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the sale.

7.4

7.4.1	Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any shares registered in any of the Company’s registers as held either jointly or solely by any Shareholder or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such Shareholder by the Company on or in respect of any shares registered as aforesaid or for or on account or in respect of any Shareholder and whether in consequence of:

7.4.1.1	the death of such Shareholder;

7.4.1.2	the non-payment of any income tax or other tax by such Shareholder;

7.4.1.3	the non-payment of any estate, probate, succession, death, stamp, or other duty by the executor or administrator of such Shareholder or by or out of his estate; or

7.4.1.4	any other act or thing;

7.4.2	in every such case (except to the extent that the rights conferred upon holders of any class of shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

7.4.2.1	the Company shall be fully indemnified by such Shareholder or his executor or administrator from all liability;

7.4.2.2	the Company shall have a lien upon all dividends and other monies payable in respect of the shares registered in any of the Company’s registers as held either jointly or solely by such Shareholder for all monies paid or payable by the Company in respect of such shares or in respect of any dividends or other monies as aforesaid thereon or for or on account or in respect of such Shareholder under or in consequence of any such law together with interest at the rate of fifteen percent (15%) per annum thereon from the date of payment to date of repayment and may deduct or set off against such dividends or other monies payable as aforesaid any monies paid or payable by the Company as aforesaid together with interest as aforesaid;

7.4.2.3	the Company may recover as a debt due from such Shareholder or his executor or administrator wherever constituted any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period aforesaid in excess of any dividends or other monies as aforesaid then due or payable by the Company; and

7.4.2.4	the Company may, if any such money is paid or payable by it under any such law as aforesaid, refuse to register a transfer of any shares by any such

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Shareholder or his executor or administrator until such money and interest as aforesaid is set off or deducted as aforesaid, or in case the same exceeds the amount of any such dividends or other monies as aforesaid then due or payable by the Company, until such excess is paid to the Company.

7.5	Subject to the rights conferred upon the holders of any class of shares, nothing herein contained shall prejudice or affect any right or remedy which any law may confer or purport to confer on the Company and as between the Company and every such Shareholder as aforesaid, his estate representative, executor, administrator and estate wheresoever constituted or situate, any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

8.	Calls On Shares

8.1	The Board may from time to time make calls upon the Shareholders (for the avoidance of doubt excluding the Company in respect of any nil or partly paid shares held by the Company as treasury shares) in respect of any monies unpaid on their shares (whether on account of the par value of the shares or by way of premium) and not by the terms of issue thereof made payable at a date fixed by or in accordance with such terms of issue, and each Shareholder shall (subject to the Company serving upon him at least fourteen (14) days notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Board may determine.

8.2	A call may be made payable by instalments and shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

8.3	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

8.4	If a sum called in respect of the share shall not be paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of actual payment at such rate as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

8.5	Any sum which, by the terms of issue of a share, becomes payable on allotment or at any date fixed by or in accordance with such terms of issue, whether on account of the nominal amount of the share or by way of premium, shall for all the purposes of these Bye-Laws be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all the relevant provisions of these Bye-Laws as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

8.6	The Board may on the issue of shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

9.	Forfeiture Of Shares

9.1	If a Shareholder fails to pay any call or instalment of a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or instalment remains unpaid serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

9.2	The notice shall name a further day (not being less than fourteen (14) days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made and shall state that, in the event of non-payment on or before the day and at the place appointed, the shares in respect of which such call is made or instalment is payable will be liable to be forfeited. The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Bye-Laws to forfeiture shall include surrender.

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9.3	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

9.4	When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice as aforesaid.

9.5	A forfeited share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Board shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board may think fit.

9.6	A person whose shares have been forfeited shall thereupon cease to be a Shareholder in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all monies which at the date of forfeiture were presently payable by him to the Company in respect of the shares with interest thereon at such rate as the Board may determine from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited.

9.7	An affidavit in writing that the deponent is a Director of the Company or the Secretary and that a share has been duly forfeited on the date stated in the affidavit shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration (if any) given for the share on the sale, re-allotment or disposition thereof and the Board may authorise some person to transfer the share to the person to whom the same is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal of the share.

REGISTER OF SHAREHOLDERS

10.	Register Of Shareholders

10.1	The Register shall be kept at the Registered Office or at such other place in Bermuda as the Board may from time to time direct, in the manner prescribed by the Companies Acts. Subject to the provisions of the Companies Acts, the Company may keep one or more overseas or branch registers in any place, and the Board may make, amend and revoke any such regulations as it may think fit respecting the keeping of such registers. The Board may authorise any share on the Register to be included in a branch register or any share registered on a branch register to be registered on another branch register, provided that at all times the Register is maintained in accordance with the Companies Acts.

10.2	The Register or any branch register may be closed at such times and for such period as the Board may from time to time decide, subject to the Companies Acts. Except during such time as it is closed, the Register and each branch register shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon (or between such other times as the Board from time to time determines) on every working day. Unless the Board so determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register or any branch register any indication of any trust or any equitable, contingent, future or partial interest in any share or any fractional part of a share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-Law 5.5.

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REGISTER OF DIRECTORS AND OFFICERS

11.	Register Of Directors And Officers

The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Acts. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 9:00 a.m. and 5:00 p.m. in Bermuda on every working day.

TRANSFER OF SHARES

12.	Transfer Of Shares

12.1	Subject to the Companies Acts and to such of the restrictions contained in these Bye-Laws as may be applicable, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other form which the Board may approve.

12.2	The instrument of transfer of a share shall be signed by or on behalf of the transferor and where any share is not fully-paid, the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. All instruments of transfer when registered may be retained by the Company. The Board may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any share which is not a fully-paid share. The Board may also decline to register any transfer unless:

12.2.1	the instrument of transfer is duly stamped (if required by law) and lodged with the Company, at such place as the Board shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,

12.2.2	the instrument of transfer is in respect of only one class of share,

12.2.3	the instrument of transfer is in favour of less than five (5) persons jointly; and

12.2.4	it is satisfied that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained.

12.3	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

12.4	If the Board declines to register a transfer it shall, within three (3) months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

12.5	No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, order of court or other instrument relating to or affecting the title to any share, or otherwise making an entry in the Register relating to any share, (except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed on it in connection with such transfer or entry).

TRANSMISSION OF SHARES

13.	Transmission Of Shares

13.1

In the case of the death of a Shareholder, the survivor or survivors, where the deceased was a joint holder, and the estate representative, where he was sole holder, shall be the only person recognised by the Company as having any title to his shares; but nothing herein contained shall release the estate

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of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons. For the purpose of this Bye-Law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law.

13.2	Any person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Board as to his entitlement, either be registered himself as the holder of the share or elect to have some person nominated by him registered as the transferee thereof. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have his nominee registered, he shall signify his election by signing an instrument of transfer of such share in favour of his nominee. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfer of shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.

13.3	A person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to his entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the share, but he shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Shareholder until he shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within sixty (60) days, the Board may thereafter withhold payment of all dividends and other monies payable in respect of the shares until the requirements of the notice have been complied with.

13.4	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

SHARE CAPITAL

14.	Increase Of Capital

14.1	The Company may from time to time increase its capital by such sum to be divided into shares of such par value as the Company by Resolution shall prescribe.

14.2	The Company may, by the Resolution increasing the capital, direct that the new shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of shares of any class or classes in proportion to the number of such shares held by them respectively or make any other provision as to the issue of the new shares.

14.3	The new shares shall be subject to all the provisions of these Bye-Laws with reference to lien, the payment of calls, forfeiture, transfer, transmission and otherwise.

15.	Alteration Of Capital

15.1	The Company may from time to time by Resolution:

15.1.1	divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

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15.1.2	consolidate and divide all or any of its share capital into shares of larger par value than its existing shares;

15.1.3	sub-divide its shares or any of them into shares of smaller par value than is fixed by its memorandum, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

15.1.4	make provision for the issue and allotment of shares which do not carry any voting rights;

15.1.5	cancel shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and

15.1.6	change the currency denomination of its share capital.

15.2	Where any difficulty arises in regard to any division, consolidation, or sub-division under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

15.3	Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-Laws, the Company may by Resolution from time to time convert any preference shares into redeemable preference shares.

16.	Reduction Of Capital

16.1	Subject to the Companies Acts, its memorandum and any confirmation or consent required by law or these Bye-Laws, the Company may from time to time by Resolution authorise the reduction of its issued share capital or any share premium account in any manner.

16.2	In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including, in the case of a reduction of part only of a class of shares, those shares to be affected.

GENERAL MEETINGS AND RESOLUTIONS IN WRITING

17.	General Meetings And Resolutions in Writing

17.1	The Board shall convene and the Company shall hold general meetings as Annual General Meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when requisitioned by shareholders pursuant to the provisions of the Companies Acts, convene general meetings other than Annual General Meetings, which shall be called Special General Meetings, at such time and place as the Board may appoint.

17.2

Except in the case of the removal of auditors or Directors, anything which may be done by resolution of the Shareholders in general meeting or by resolution of any class of Shareholders in a separate general meeting may be done by resolution in writing, signed by the Shareholders (or the holders of such class of shares) who at the date of the notice of the resolution in writing represent the majority of votes that would be required if the resolution had been voted on at a meeting of the Shareholders. Such resolution in writing may be signed by the Shareholder or its proxy, or in the case of a

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Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts) by its representative on behalf of such Shareholder, in as many counterparts as may be necessary.

17.3	Notice of any resolution in writing to be made under this Bye-Law shall be given to all the Shareholders who would be entitled to attend a meeting and vote on the resolution. The requirement to give notice of any resolution in writing to be made under this Bye-Law to such Shareholders shall be satisfied by giving to those Shareholders a copy of that resolution in writing in the same manner as that required for a notice of a general meeting of the Company at which the resolution could have been considered, except that the length of the period of notice shall not apply. The date of the notice shall be set out in the copy of the resolution in writing.

17.4	The accidental omission to give notice, in accordance with this Bye-Law, of a resolution in writing to, or the non-receipt of such notice by, any person entitled to receive such notice shall not invalidate the passing of the resolution in writing.

17.5	For the purposes of this Bye-Law, the date of the resolution in writing is the date when the resolution in writing is signed by, or on behalf of, the Shareholder who establishes the majority of votes required for the passing of the resolution in writing and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this Bye-Law, a reference to such date.

17.6	A resolution in writing made in accordance with this Bye-Law is as valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of the relevant class of Shareholders of the Company, as the case may be. A resolution in writing made in accordance with this Bye-Law shall constitute minutes for the purposes of the Companies Acts and these Bye-Laws.

18.	Notice Of General Meetings

18.1	An Annual General Meeting shall be called by not less than 10 and not more than 60 clear days notice in writing and a Special General Meeting shall be called by not less than 10 and not more than 60 clear days notice in writing. The notice shall specify the place, day and time of the meeting, (including any satellite meeting place arranged for the purposes of Bye-Law 19) and, the nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by these Bye-Laws to all Shareholders other than such as, under the provisions of these Bye-Laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company and to each Director, and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to him or it.

18.2	The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

18.3	A Shareholder present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

18.4	The Board may cancel or postpone a meeting of the Shareholders after it has been convened and notice of such cancellation or postponement shall be served in accordance with these Bye-Laws upon all Shareholders entitled to notice of the meeting so cancelled or postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with this Bye-Law.

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19.	General Meetings At More Than One Place

19.1	The provisions of this Bye-Law shall apply if any general meeting is convened at or adjourned to more than one place.

19.2	The notice of any meeting or adjourned meeting may specify the Specified Place and the Board shall make arrangements for simultaneous attendance and participation in a satellite meeting at other places (whether adjoining the Specified Place or in a different and separate place or places altogether or otherwise) by Shareholders. The Shareholders present at any such satellite meeting place in person or by proxy and entitled to vote shall be counted in the quorum for, and shall be entitled to vote at, the general meeting in question if the chairman of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that Shareholders attending at all the meeting places are able to:

19.2.1	communicate simultaneously and instantaneously with the persons present at the other meeting place or places, whether by use of microphones, loud-speakers, audio-visual or other communications equipment or facilities; and

19.2.2	have access to all documents which are required by the Companies Acts and these Bye-Laws to be made available at the meeting.

19.3	The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the Specified Place. If it appears to the chairman of the general meeting that the facilities at the Specified Place or any satellite meeting place are or become inadequate for the purposes referred to above, then the chairman may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at that general meeting up to the time of such adjournment shall be valid.

19.4	The Board may from time to time make such arrangements for the purpose of controlling the level of attendance at any such satellite meeting (whether involving the issue of tickets or the imposition of some means of selection or otherwise) as they shall in their absolute discretion consider appropriate, and may from time to time vary any such arrangements or make new arrangements in place of them, provided that a Shareholder who is not entitled to attend, in person or by proxy, at any particular place shall be entitled so to attend at one of the other places and the entitlement of any Shareholder so to attend the meeting or adjourned meeting at such place shall be subject to any such arrangements as may be for the time being in force and by the notice of meeting or adjourned meeting stated to apply to the meeting.

19.5	If a meeting is adjourned to more than one place, notice of the adjourned meeting shall be given in the manner required by Bye-Law 18.

20.	Proceedings At General Meetings

20.1	In accordance with the Companies Acts, a general meeting may be held with only one individual present provided that the requirement for a quorum is satisfied. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Bye-Laws, at least two (2) Shareholders present in person or by proxy and entitled to vote representing the holders of more than 50% of the issued shares entitled to vote at such meeting shall be a quorum for all purposes; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

20.2	If within five (5) minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened on

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the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to such other day and such other time and place as the chairman of the meeting may determine and at such adjourned meeting two (2) Shareholders present in person or by proxy and entitled to vote and representing the holders of more than 50% of the issued shares entitled to vote at such meeting shall be a quorum, provided that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum. The Company shall give not less than 20 clear days notice of any meeting adjourned through want of a quorum and such notice shall state that the sole Shareholder or, if more than one, two (2) Shareholders present in person or by proxy and entitled to vote and representing the holders of more than 50% of the issued shares entitled to vote at such meeting shall be a quorum. If at the adjourned meeting a quorum is not present within fifteen (15) minutes after the time appointed for holding the meeting, the meeting shall be dissolved.

20.3	A meeting of the Shareholders or any class thereof may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone, or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. If it appears to the chairman of a general meeting that the Specified Place is inadequate to accommodate all persons entitled and wishing to attend, the meeting is duly constituted and its proceedings are valid if the chairman is satisfied that adequate facilities are available, whether at the Specified Place or elsewhere, to ensure that each such person who is unable to be accommodated at the Specified Place is able to communicate simultaneously and instantaneously with the persons present at the Specified Place, whether by the use of microphones, loud-speakers, audio-visual or other communications equipment or facilities.

20.4	Subject to the Companies Acts, a resolution may only be put to a vote at a general meeting of the Company or of any class of Shareholders if:

20.4.1	it is proposed by or at the direction of the Board; or

20.4.2	it is proposed at the direction of the Court; or

20.4.3	it is proposed on the requisition in writing of such number of Shareholders as is prescribed by, and is made in accordance with, the relevant provisions of the Companies Acts; or

20.4.4	the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.

20.5	No amendment may be made to a resolution, at or before the time when it is put to a vote, unless the chairman of the meeting in his absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting.

20.6	If the chairman of the meeting rules a resolution or an amendment to a resolution admissible or out of order (as the case may be), the proceedings of the meeting or on the resolution in question shall not be invalidated by any error in his ruling. Any ruling by the chairman of the meeting in relation to a resolution or an amendment to a resolution shall be final and conclusive.

20.7	The Resident Representative, if any, upon giving the notice referred to in Bye-Law 18.1 above, shall be entitled to attend any general meeting of the Company and each Director shall be entitled to attend and speak at any general meeting of the Company.

20.8	The Board may choose one of their number to preside as chairman at every general meeting. If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act or if only one Director is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote on a poll shall elect one of their number to be chairman.

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20.9	The chairman of the meeting may, with the consent by resolution of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time (or sine die) and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. In addition to any other power of adjournment conferred by law, the chairman of the meeting may at any time without consent of the meeting adjourn the meeting (whether or not it has commenced or a quorum is present) to another time and/or place (or sine die) if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed (prior to or at the meeting) by the Board. When a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Board. When a meeting is adjourned for three (3) months or more or for an indefinite period, at least 10 but not more than 60 clear days’ notice shall be given of the adjourned meeting. Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

21.	Voting

21.1	Save where a greater majority is required by the Companies Acts or these Bye-Laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast.

21.2	Subject to Bye-Law 38.2 and to any rights or restrictions attached to any class of shares, at any meeting of the Company, each Shareholder present in person shall be entitled to one vote on any question to be decided on a show of hands and each Shareholder present in person or by proxy shall be entitled on a poll to one vote for each share held by him.

21.3	At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands or by a count of votes received in the form of electronic records, unless (before or on the declaration of the result of the show of hands or count of votes received as electronic records or on the withdrawal of any other demand for a poll) a poll is demanded by:

21.3.1	the chairman of the meeting; or

21.3.2	at least three (3) Shareholders present in person or represented by proxy; or

21.3.3	any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth (1/10) of the total voting rights of all the Shareholders having the right to vote at such meeting; or

21.3.4	a Shareholder or Shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth (1/10) of the total sum paid up on all such shares conferring such right.

The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands or count of votes received as electronic records declared before the demand was made. If the demand for a poll is withdrawn, the chairman or any other Shareholder entitled may demand a poll.

21.4	Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands or count of votes received as electronic records, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded for or against such resolution.

21.5	If a poll is duly demanded, the result of the poll shall be deemed to be the resolution of the meeting at which the poll is demanded.

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21.6	A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time (being not later than three (3) months after the date of the demand) and place as the chairman shall direct and he may appoint scrutineers (who need not be Shareholders) and fix a time and place for declaring the result of the poll. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.

21.7	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

21.8	On a poll, votes may be cast either personally or by proxy.

21.9	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

21.10	In the case of an equality of votes at a general meeting, whether on a show of hands or count of votes received as electronic records or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail.

21.11	In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

21.12	A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

21.13	No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

21.14	If:

21.14.1	any objection shall be raised to the qualification of any voter; or,

21.14.2	any votes have been counted which ought not to have been counted or which might have been rejected; or,

21.14.3	any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

22.	Proxies And Corporate Representatives

22.1

A Shareholder may appoint one or more persons as his proxy, with or without the power of substitution, to represent him and vote on his behalf in respect of all or some only of his shares at any general meeting (including an adjourned meeting). A proxy need not be a Shareholder. The

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instrument appointing a proxy shall be in writing executed by the appointor or his attorney authorised by him in writing or, if the appointor is a corporation, either under its seal or executed by an officer, attorney or other person authorised to sign the same.

22.2	A Shareholder which is a corporation may, by written authorisation, appoint any person (or two (2) or more persons in the alternative) as its representative to represent it and vote on its behalf at any general meeting (including an adjourned meeting) and such a corporate representative may exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder and the Shareholder shall for the purposes of these Bye-Laws be deemed to be present in person at any such meeting if a person so authorised is present at it.

22.3	Any Shareholder may appoint a proxy or (if a corporation) representative for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation) representative, by serving on the Company at the Registered Office, or at such place or places as the Board may otherwise specify for the purpose, a proxy or (if a corporation) an authorisation. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office or at such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

22.4	Subject to Bye-Law 22.3, the instrument appointing a proxy or corporate representative together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place or places as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a resolution in writing, in any document sent therewith) not less than 48 hours or such other period as the Board may determine, prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a resolution in writing, prior to the effective date of the resolution in writing and in default the instrument of proxy or authorisation shall not be treated as valid.

22.5	Instruments of proxy or authorisation shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any resolution in writing forms of instruments of proxy or authorisation for use at that meeting or in connection with that resolution in writing. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a resolution in writing or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates. If the terms of the appointment of a proxy include a power of substitution, any proxy appointed by substitution under such power shall be deemed to be the proxy of the Shareholder who conferred such power. All the provisions of these Bye-Laws relating to the execution and delivery of an instrument or other form of communication appointing or evidencing the appointment of a proxy shall apply, mutates mutandis, to the instrument or other form of communication effecting or evidencing such an appointment by substitution.

22.6	A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the

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instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any resolution in writing at which the instrument of proxy or authorisation is used.

22.7	Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-Laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Shareholder at general meetings or to sign resolutions in writing.

BOARD OF DIRECTORS

23.	Appointment And Removal Of Directors

23.1	At the point of adoption of these Bye-Laws on 2008, the Board consists of five directors.

23.2	Each director shall be designated (whether on appointment or election of by subsequent Board resolutions) as a class I Director, a class II Director or a class III Director for the purposes of these Bye-Laws. There is no distinction in the voting or other powers and authorities of Directors of different classes; the classifications are solely for the purposes of the retirement by rotation provisions set out in Bye-Laws 23.4, 23.5 and 23.6. The Board shall from time to time by resolution determine the respective numbers of class I Directors, class II Directors and class III Directors.

23.3	Upon resignation or termination of office of any Director, if a new Director shall be appointed to the Board he will be designated to fill the vacancy arising and shall, for the purposes of these Bye-Laws, constitute a member of the class of Directors represented by the person that he replaces.

23.4	Each class I Director shall (unless his office is vacated in accordance with these Bye-Laws) serve initially until the conclusion of the Annual General Meeting of the Company held in the calendar year 2008 and subsequently shall (unless his office is vacated in accordance with these Bye-Laws) serve for three-year terms, each concluding at the third Annual General Meeting after the class I Directors together were last appointed or re-appointed.

23.5	Each class II Director shall (unless his office is vacated in accordance with these Bye-Laws) serve initially until the conclusion of the Annual General Meeting of the Company held in the calendar year 2009 and subsequently shall (unless his office is vacated in accordance with these Bye-Laws) serve for three-year terms, each concluding at the third Annual General Meeting after the class II Directors together were last appointed or re-appointed.

23.6	Each class III Director shall (unless his office is vacated in accordance with these Bye-Laws) serve initially until the conclusion of the Annual General Meeting of the Company held in the calendar year 2010 and subsequently shall (unless his office is vacated in accordance with these Bye-Laws) serve for three-year terms, each concluding at the third Annual General Meeting after the class III Directors together were last appointed or re-appointed.

23.7	Any Director retiring at an Annual General Meeting will be eligible for re-appointment and will retain office until the close of the meeting at which he retires or (if earlier) until a Resolution is passed at that meeting not to fill the vacancy or the resolution to re-appoint him is put to a vote at the meeting and is lost.

23.8	If the Company, at the meeting at which a Director (of any class) retires by rotation or otherwise, does not fill the vacancy, the retiring Director shall, if willing to act, be deemed to have been re-appointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the re-appointment of the Director is put to the meeting and lost.

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23.9	No person other than a Director retiring by rotation shall be appointed a Director at any general meeting unless:

23.9.1	he is recommended by the Board; or

23.9.2	in the case of an Annual General Meeting, not less than one hundred twenty (120) nor more than one hundred fifty (150) days before the date of the Company’s proxy statement released to Shareholders in connection with the prior year’s Annual General Meeting, a notice executed by a Shareholder (not being the person to be proposed) has been received by the Secretary of the Company of the intention to propose such person for appointment, setting forth as to each person whom the Shareholder proposes to nominate for election or re-election as a Director:

23.9.2.1	the name, age, business address and residence address of such person;

23.9.2.2	the principal occupation or employment of such person;

23.9.2.3	the class, series and number of shares of the Company which are beneficially owned by such person;

23.9.2.4	particulars which would, if he were so appointed, be required to be included in the Company’s register of Directors and Officers; and

23.9.2.5	all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of Directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934 of the United States of America (as amended), together with notice executed by such person of his willingness to serve as a Director if so elected; provided, however, that no Shareholder shall be entitled to propose any person to be appointed, elected or re-elected Director at any special general meeting.

23.10	Except as otherwise authorised by the Companies Acts, the appointment of any person proposed as a Director shall be effected by a separate Resolution.

23.11	All Directors, upon election or appointment, except upon re-election or re-appointment at an Annual General Meeting, must provide written acceptance of their appointment, in such form as the Board may think fit, by notice in writing to the Registered Office within thirty (30) days of their appointment.

23.12	The number of Directors shall be not less than three (3) and not more than five (5) or such number in excess thereof as the Board by resolution may from time to time determine. Any one or more vacancies in the Board not filled at any general meeting shall be deemed casual vacancies for the purposes of these Bye-Laws. Without prejudice to the power of the Company by Resolution in pursuance of any of the provisions of these Bye-Laws to appoint any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time and from time to time, subject to Bye-Laws 23.1, 23,2 and 23.3, to appoint any individual to be a Director so as to fill a casual vacancy. A Director so appointed shall hold office only until the next following Annual General Meeting and shall not be taken into account in determining the Directors who are to retire by rotation at the meeting. If not reappointed at such Annual General Meeting, he shall vacate office at the conclusion thereof.

24.	Resignation And Disqualification Of Directors

24.1	The office of a Director shall be vacated upon the happening of any of the following events:

24.1.1	if he resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;

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24.1.2	if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated;

24.1.3	if he becomes bankrupt under the laws of any country or compounds with his creditors;

24.1.4	if he is prohibited by law from being a Director;

24.1.5	if he ceases to be a Director by virtue of the Companies Acts or these Bye-Laws or is removed from office pursuant to the Act or these Bye-Laws;

24.1.6	if he shall for more than six (6) consecutive months have been absent without permission of the Board from meetings of the Board held during that period and the Board resolves that his office be vacated;

24.1.7	if he is requested to resign in writing by not less than three quarters of the other Directors.

25.	Alternate Directors

25.1	Any Director (other than an Alternate Director) may appoint any other Director, or any other person approved by resolution of the Board and willing to act, to be an Alternate Director and may remove from office an Alternate Director so appointed by him. Any appointment or removal of an Alternate Director by a Director shall be effected by delivery of a written notice of appointment or removal to the Secretary at the Registered Office, signed by such Director, and such notice shall be effective immediately upon receipt or on any later date specified in that notice. Any Alternate Director may also be removed by resolution of the Board. An Alternate Director may also be a Director in his own right and may act as alternate to more than one Director.

25.2	An Alternate Director shall cease to be an Alternate Director:

25.2.1	if his appointor ceases to be a Director; but, if a Director retires by rotation or otherwise but is reappointed or deemed to have been reappointed at the meeting at which he retires, any appointment of an Alternate Director made by him which was in force immediately prior to his retirement shall continue after his reappointment;

25.2.2	on the happening of any event which, if he were a Director, would cause him to vacate his office as Director;

25.2.3	if he is removed from office pursuant to Bye-Law 25.1; or

25.2.4	if he resigns his office by notice to the Company.

25.3	An Alternate Director shall be entitled to receive notices of all meetings of Directors, to attend, be counted in the quorum and vote at any such meeting at which any Director to whom he is alternate is not personally present, and generally to perform all the functions of any Director to whom he is alternate in his absence.

25.4	Every person acting as an Alternate Director shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of these Bye-Laws relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for any Director for whom he is alternate. An Alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director. Every person acting as an Alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an Alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the terms of his appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.

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26.	Directors’ Interests

26.1	A Director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

26.2	A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

26.3	Subject to the provisions of the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

26.4	So long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-Laws allow him to be appointed or from any transaction or arrangement in which these Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

26.5	A Director who has disclosed his interest in a transaction or arrangement with the Company, or in which the Company is otherwise interested, may be counted in the quorum and vote at any meeting at which such transaction or arrangement is considered by the Board.

26.6	Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that he is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

26.7	For the purposes of these Bye-Laws, without limiting the generality of the foregoing, a Director is deemed to have an interest in a transaction or arrangement with the Company if he is the holder of or beneficially interested in [5%] per cent or more of any class of the equity share capital of any body corporate (or any other body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate with which the Company is proposing to enter into a transaction or arrangement, provided that there shall be disregarded any shares held by such Director as bare or custodian trustee and in which he has no beneficial interest, any shares comprised in a trust in which the Director’s interest is in reversion or remainder if and so long as some other person is entitled to receive the income thereof, and any shares comprised in an authorised unit trust in which the Director is only interested as a unit holder. For the purposes of this Bye-Law, an interest of a person who is connected with a Director shall be treated as an interest of the Director.

27.	Powers And Duties Of The Board

27.1

Subject to the provisions of the Companies Acts, these Bye-Laws and to any directions given by the Company by Resolution, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of

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the Company. No alteration of these Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-Law shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

27.2	The Board may exercise all the powers of the Company except those powers that are required by the Companies Acts or these Bye-Laws to be exercised by the Shareholders.

27.3	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

28.	Fees, Gratuities And Pensions

28.1	The ordinary remuneration of the Directors office for their services (excluding amounts payable under any other provision of these Bye-Laws) shall be determined by Board and each such Director shall be paid a fee (which shall be deemed to accrue from day to day) at such rate as may from time to time be determined by the Board. Each Director may be paid his reasonable travel, hotel and incidental expenses in attending and returning from meetings of the Board or committees constituted pursuant to these Bye-Laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

28.2	In addition to its powers under Bye-Law 28.1 the Board may (by establishment of or maintenance of schemes or otherwise) provide additional benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any past or present Director or employee of the Company or any of its subsidiaries or any body corporate associated with, or any business acquired by, any of them, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

28.3	No Director or former Director shall be accountable to the Company or the Shareholders for any benefit provided pursuant to this Bye-Law and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.

29.	Delegation Of The Board’s Powers

29.1	The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney may, if so authorised by the power of attorney, execute any deed, instrument or other document on behalf of the Company.

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29.2	The Board may entrust to and confer upon any Director, Officer or, without prejudice to the provisions of Bye-Law 29.3, other person any of the powers, authorities and discretions exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, authorities and discretions, and may from time to time revoke or vary all or any of such powers, authorities and discretions but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

29.3	When required under the requirements from time to time of any stock exchange on which the shares of the Company are listed, the Board shall appoint an Audit Committee and a Compensation Committee in accordance with the requirements of such stock exchange. The Board also may delegate any of its powers, authorities and discretions to any other committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, and in conducting its proceedings conform to any regulations which may be imposed upon it by the Board. If no regulations are imposed by the Board the proceedings of a committee with two (2) or more members shall be, as far as is practicable, governed by the Bye-Laws regulating the proceedings of the Board.

30.	Proceedings of The Board

30.1	The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the motion shall be deemed to have been lost. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

30.2	Notice of a meeting of the Board may be given to a Director by word of mouth or in any manner permitted by these Bye-Laws. A Director may retrospectively waive the requirement for notice of any meeting by consenting in writing to the business conducted at the meeting.

30.3	The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be a majority. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and, subject to Bye-Law 30.12, be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

30.4	The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice to the Registered Office, be entitled to receive notice of, attend and be heard at and to receive minutes of all meetings of the Board.

30.5	So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

30.6	The Board may choose one of their number to preside as chairman at every meeting of the Board. If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present may choose one of their number to be chairman of the meeting.

30.7	The meetings and proceedings of any committee consisting of two (2) or more members shall be governed by the provisions contained in these Bye-Laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.

30.8

A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board or by an Alternate Director, as provided for in these Bye-Laws or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a

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meeting of the Board or, as the case may be, of such committee duly called and constituted. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors or members of the committee concerned.

30.9	A meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

30.10	All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

30.11	The Company may by resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Bye-Laws prohibiting a Director from voting at a meeting of the Board or of a committee of the Board, or ratify any transaction not duly authorised by reason of a contravention of any such provisions.

30.12	Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two (2) or more Directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned (if not debarred from voting under the provisions of Bye-Law 26.5) shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

30.13	If a question arises at a meeting of the Board or a committee of the Board as to the entitlement of a Director to vote or be counted in a quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive except in a case where the nature or extent of the interests of the Director concerned have not been fairly disclosed. If any such question arises in respect of the chairman of the meeting, it shall be decided by resolution of the Board (on which the chairman shall not vote) and such resolution will be final and conclusive except in a case where the interests of the chairman have not been fairly disclosed.

OFFICERS

31.	Officers

31.1	The Officers of the Company, who may or may not be Directors, may be appointed by the Board at any time, subject to Bye-Law 30.12. Any person appointed pursuant to this Bye-Law shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Companies Acts or these Bye-Laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Board.

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31.2	Any appointment of a Director to an executive office shall terminate if he ceases to be a Director but without prejudice to any rights or claims which he may have against the Company by reason of such cessation. A Director appointed to an executive office shall not ipso facto cease to be a Director if his appointment to such executive office terminates.

31.3	The emoluments of any Director holding executive office for his services as such shall be determined by the Board, and may be of any description, and (without limiting the generality of the foregoing) may include admission to or continuance of membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership or any such scheme or fund.

31.4	Save as otherwise provided, the provisions of these Bye-Laws as to resignation and disqualification of Directors shall mutatis mutandis apply to the resignation and disqualification of Officers.

MINUTES

32.	Minutes

32.1	The Board shall cause minutes to be made and books kept for the purpose of recording:

32.1.1	all appointments of Officers made by the Board;

32.1.2	the names of the Directors and other persons (if any) present at each meeting of the Board and of any committee; and

32.1.3	all proceedings at meetings of the Company, of the holders of any class of shares in the Company, of the Board and of committees appointed by the Board or the Shareholders.

32.2	Shareholders shall only be entitled to see the Register of Directors and Officers, the Register, the financial information provided for in Bye-Law 39.3 and the minutes of meetings of the Shareholders of the Company.

SECRETARY AND RESIDENT REPRESENTATIVE

33.	Secretary And Resident Representative

33.1	The Secretary (including one or more deputy or assistant secretaries) and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

33.2	A provision of the Companies Acts or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

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THE SEAL

34.	The Seal

34.1	The Board may authorise the production of a common seal of the Company and one or more duplicate common seals of the Company, which shall consist of a circular device with the name of the Company around the outer margin thereof and the country and year of registration in Bermuda across the centre thereof.

34.2	Any document required to be under seal or executed as a deed on behalf of the Company may be

34.2.1	executed under the Seal in accordance with these Bye-Laws; or

34.2.2	signed or executed by any person authorised by the Board for that purpose, without the use of the Seal.

34.3	The Board shall provide for the custody of every Seal. A Seal shall only be used by authority of the Board or of a committee constituted by the Board. Subject to these Bye-Laws, any instrument to which a Seal is affixed shall be attested by the signature of:

34.3.1	a Director; or

34.3.2	the Secretary; or

34.3.3	any one person authorised by the Board for that purpose.

DIVIDENDS AND OTHER PAYMENTS

35.	Dividends And Other Payments

35.1	The Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests, including such interim dividends as appear to the Board to be justified by the position of the Company. The Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to Bye-Law 37, in paying up in full shares in the Company to be issued to the Shareholders credited as fully paid or partly paid or partly in one way and partly the other. The Board may also pay any fixed cash dividend which is payable on any shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

35.2	Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide:

35.2.1	all dividends or distributions out of contributed surplus may be declared and paid according to the amounts paid up on the shares in respect of which the dividend or distribution is paid, and an amount paid up on a share in advance of calls may be treated for the purpose of this Bye-Law as paid-up on the share;

35.2.2	dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts paid-up on the shares during any portion or portions of the period in respect of which the dividend or distribution is paid.

35.3	The Board may deduct from any dividend, distribution or other monies payable to a Shareholder by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.

35.4	No dividend, distribution or other monies payable by the Company on or in respect of any share shall bear interest against the Company.

35.5	Any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post or by courier

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addressed to the holder at his address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two (2) or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the shares held by such joint holders.

35.6	Any dividend or distribution out of contributed surplus unclaimed for a period of six (6) years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

35.7	The Board may also, in addition to its other powers, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend, the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board, provided that such dividend or distribution may not be satisfied by the distribution of any partly paid shares or debentures of any company without the sanction of a Resolution.

36.	Reserves

The Board may, before declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

CAPITALISATION OF PROFITS

37.	Capitalisation Of Profits

37.1	The Board may from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Shareholders respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, provided that for the purpose of this Bye-Law, a share premium account may be applied only in paying up of unissued shares to be issued to such Shareholders credited as fully paid.

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37.2	Where any difficulty arises in regard to any distribution under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

RECORD DATES

38.	Record Dates

38.1	Notwithstanding any other provisions of these Bye-Laws, the Company may fix by Resolution, or the Board may fix, any date as the record date for any dividend, distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of any general meeting. Any such record date may be on or at any time not less than ten days or more than sixty days before any date on which such dividend, distribution, allotment or issue is declared, paid or made or before the date of any such meetings.

38.2	In relation to any general meeting of the Company or of any class of Shareholder or to any adjourned meeting or any poll taken at a meeting or adjourned meeting of which notice is given, the Board may specify in the notice of meeting or adjourned meeting or in any document sent to Shareholders by or on behalf of the Board in relation to the meeting, a time and date (a “record date”) which is not more than ten nor less than two days before the date fixed for the meeting (the “meeting date”) and, notwithstanding any provision in these Bye-Laws to the contrary, in such case:

38.2.1	each person entered in the Register at the record date as a Shareholder, or a Shareholder of the relevant class, (a “record date holder”) shall be entitled to attend and to vote at the relevant meeting and to exercise all of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in relation to that meeting in respect of the shares, or the shares of the relevant class, registered in his name at the record date;

38.2.2	as regards any shares, or shares of the relevant class, which are registered in the name of a record date holder at the record date but are not so registered at the meeting date (“relevant shares”), each holder of any relevant shares at the meeting date shall be deemed to have irrevocably appointed that record date holder as his proxy for the purpose of attending and voting in respect of those relevant shares at the relevant meeting (with power to appoint, or to authorise the appointment of, some other person as proxy), in such manner as the record date holder in his absolute discretion may determine; and

38.2.3	accordingly, except through his proxy pursuant to Bye-Law 38.2.2 above, a holder of relevant shares at the meeting date shall not be entitled to attend or to vote at the relevant meeting, or to exercise any of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in respect of the relevant shares at that meeting.

38.3	The entry of the name of a person in the Register as a record date holder shall be sufficient evidence of his appointment as proxy in respect of any relevant shares for the purposes of this paragraph, but all the provisions of these Bye-Laws relating to the execution and deposit of an instrument appointing a proxy or any ancillary matter (including the Board’s powers and discretions relevant to such matter) shall apply to any instrument appointing any person other than the record date holder as proxy in respect of any relevant shares.

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ACCOUNTING RECORDS

39.	Accounting Records

39.1	The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Acts.

39.2	The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors, PROVIDED that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three (3) month period. No Shareholder (other than an Officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board or by Resolution.

39.3	A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Acts.

AUDIT

40.	Audit

Save and to the extent that an audit is waived in the manner permitted by the Companies Acts, auditors shall be appointed and their duties regulated in accordance with the Companies Acts, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

SERVICE OF NOTICES AND OTHER DOCUMENTS

41.	Service Of Notices And Other Documents

41.1	Any notice or other document (including but not limited to a share certificate, any notice of a general meeting of the Company, any instrument of proxy and any document to be sent in accordance with Bye-Law 39.3) may be sent to, served on or delivered to any Shareholder by the Company

41.1.1	personally;

41.1.2	by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register;

41.1.3	by sending it by courier to or leaving it at the Shareholder’s address appearing in the Register;

41.1.4	by, where applicable, by sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form or by sending an electronic record of it by electronic means, in each case to an address or number supplied by such Shareholder for the purposes of communication in such manner; or

41.1.5

by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by

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any of the methods set out in paragraphs 41.1.1, 41.1.2, 41.1.3 or 41.1.4 of this Bye-Law, in accordance with the Companies Acts.

In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders.

41.2	Any notice or other document shall be deemed to have been served on or delivered to any Shareholder by the Company

41.2.1	if sent by personal delivery, at the time of delivery;

41.2.2	if sent by post, forty-eight (48) hours after it was put in the post;

41.2.3	if sent by courier or facsimile, twenty-four (24) hours after sending;

41.2.4	if sent by email or other mode of representing or reproducing words in a legible and non-transitory form or as an electronic record by electronic means, twelve (12) hours after sending; or

41.2.5	if published as an electronic record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Shareholder,

and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Acts and the provisions of these Bye-Laws, or sent by courier, facsimile, email or as an electronic record by electronic means, as the case may be, in accordance with these Bye-Laws.

Each Shareholder and each person becoming a Shareholder subsequent to the adoption of these Bye-laws, by virtue of its holding or its acquisition and continued holding of a share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other document (excluding a share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

41.3	If any time, by reason of the suspension or curtailment of postal services within Bermuda or any other territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a notice advertised in at least one national newspaper published in the territory concerned and such notice shall be deemed to have been duly served on each person entitled to receive it in that territory on the day, or on the first day, on which the advertisement appears. In any such case the Company shall send confirmatory copies of the notice by post if at least five (5) clear days before the meeting the posting of notices to addresses throughout that territory again becomes practicable.

41.4	Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Shareholders shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director, Alternate Director or Resident Representative pursuant to these Bye-Laws.

DESTRUCTION OF DOCUMENTS

42.	Destruction Of Documents

The Company shall be entitled to destroy all instruments of transfer of shares which have been registered and all other documents on the basis of which any entry is made in the register at any time after the expiration of six (6) years from the date of registration thereof and all dividends mandates or variations or cancellations thereof and notifications of change of address at any time after the expiration of two (2) years from the date of recording thereof and all share certificates which have been cancelled at any time after the

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expiration of one (1) year from the date of cancellation thereof and all paid dividend warrants and cheques at any time after the expiration of one (1) year from the date of actual payment thereof and all instruments of proxy which have been used for the purpose of a poll at any time after the expiration of one (1) year from the date of such use and all instruments of proxy which have not been used for the purpose of a poll at any time after one (1) month from the end of the meeting to which the instrument of proxy relates and at which no poll was demanded. It shall conclusively be presumed in favour of the Company that every entry in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made, that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered, that every share certificate so destroyed was a valid and effective certificate duly and properly cancelled and that every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company, provided always that:

42.1	the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

42.2	nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Bye-Law; and

42.3	references herein to the destruction of any document include references to the disposal thereof in any manner.

UNTRACED SHAREHOLDERS

43.	Untraced Shareholders

43.1	The Company shall be entitled to sell, at the best price reasonably obtainable, the shares of a Shareholder or the shares to which a person is entitled by virtue of transmission on death, bankruptcy, or otherwise by operation of law if and provided that:

43.1.1	during a period of six (6) years, no dividend in respect of those shares has been claimed and at least three (3) cash dividends have become payable on the share in question;

43.1.2	on or after expiry of that period of six (6) years, the Company has inserted an advertisement in a newspaper circulating in the area of the last registered address at which service of notices upon the Shareholder or person entitled by transmission may be effected in accordance with these Bye-Laws and in a national newspaper published in the relevant country, giving notice of its intention to sell such shares:

43.1.3	during that period of six (6) years and the period of three (3) months following the publication of such advertisement, the Company has not received any communication from such Shareholder or person entitled by transmission; and

43.1.4	if so required by the rules of any securities exchange upon which the shares in question are listed for the time being, notice has been given to that exchange of the Company’s intention to make such sale.

43.2	If during any six (6) year period referred to in paragraph 43.1 above, further shares have been issued in right of those held at the beginning of such period or of any previously issued during such period and all the other requirements of this Bye-Law (other than the requirement that they be in issue for six (6) years) have been satisfied in regard to the further shares, the Company may also sell the further shares.

43.3

To give effect to any such sale, the Board may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser and an instrument

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of transfer executed by that person shall be as effective as if it had been executed by the holder of, or person entitled by transmission to, the shares. The transferee shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity in, or invalidity of, the proceedings in reference to the sale.

43.4	The net proceeds of sale shall belong to the Company which shall be obliged to account to the former Shareholder or other person previously entitled as aforesaid for an amount equal to such proceeds and shall enter the name of such former Shareholder or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments as the Board from time to time thinks fit.

WINDING UP

44.	Winding Up

If the Company shall be wound up, the liquidator may, with the sanction of a Resolution of the Company and any other sanction required by the Companies Acts, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

INDEMNITY AND INSURANCE

45.	Indemnity And Insurance

45.1	Subject to the proviso below, every Indemnified Person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Bye-Law shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

45.2	No Indemnified Person shall be liable to the Company for the acts, defaults or omissions of any other Indemnified Person.

45.3	Every Indemnified Person shall be indemnified out of the assets of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties, in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

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45.4	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

45.5	Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company PROVIDED HOWEVER that such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

45.6	Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Bye-Laws shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if any allegation of fraud or dishonesty is proved against the Indemnified Person PROVIDED THAT no monies shall be paid hereunder unless payment of the same shall be authorised in the specific case upon a determination that indemnification of the Director or Officer would be proper in the circumstances because he has met the standard of conduct which would entitle him to the indemnification thereby provided and such determination shall be made:

45.6.1	by the Board, by a majority vote at a meeting duly constituted by a quorum of Directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed; or

45.6.2	in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or

45.6.3	by a majority vote of the Shareholders.

45.7	Without prejudice to the provisions of this Bye-Law, the Board shall have the power to purchase and maintain insurance for or for the benefit of any Indemnified Person or any persons who are or were at any time Directors, Officers, or employees of the Company, or of any other company which is its holding company or in which the Company or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company or any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

AMALGAMATION

46.	Amalgamation

Any resolution proposed for consideration at any general meeting to approve the amalgamation of the Company with any other company, wherever incorporated, shall require the approval of:

46.1	the Board, by resolution adopted by a majority of Directors then in office, and

46.2	the Shareholders, by resolution passed by a majority of votes cast at such meeting and the quorum for such meeting shall be that required in Bye-Law 20.1.

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CONTINUATION

47.	Continuation

Subject to the Companies Acts, the Company may with the approval of:

47.1	the Board, by resolution adopted by a majority of Directors then in office, and

47.2	the Shareholders by resolution passed by a majority of votes cast at the general meeting,

approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda.

ALTERATION OF BYE-LAWS

48.	Alteration Of Bye-laws

48.1	Subject to Bye-Law 48.2, these Bye-Laws may be revoked or amended only by the Board, which may from time to time revoke or amend them in any way by a resolution of the Board passed by a majority of the Directors then in office and eligible to vote on that resolution, but no such revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by the Shareholders by Resolution passed by a majority of votes cast.

48.2	Where the Board has, by a resolution passed by a majority of the Directors then in office and eligible to vote on that resolution, approved a revocation or amendment of Bye-Laws 23, 24, 46, 47 and 48 inclusive, the revocation or amendment will not be effective unless approved by a Resolution of Shareholders holding not less than a majority of the issued shares of the Company carrying the right to vote at general meetings at the relevant time.

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Annex G

ePAK INTERNATIONAL LIMITED

2007 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation programs under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Ascend Company Limited, a Bermuda limited company, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Covered Employee” means any Employee who would be considered a “covered employee” within the meaning of Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Inside Director” means a Director who is an Employee.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Optioned Stock” means the Common Stock subject to an Award.

(z) “Outside Director” means a Director who is not an Employee.

(aa) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb) “Participant” means the holder of an outstanding Award.

(cc) “Performance-Based Award” means any Award granted to selected Service Providers pursuant to this Plan, but which are subject to the terms and conditions set forth in Section 12. All Performance-Based Awards are intended to qualify as qualified performance-based compensation under Section 162(m).

(dd) “Performance Goals” means the goal(s) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) earnings before interest, taxes and depreciation, (vii) net income, (viii) cash flow, (ix) expenses, (x) the market price of the Share, (xi) earnings, (xii) return on stockholder equity, (xiii) return on capital, (xiv) product quality, (xv) economic value added, (xvi) number of customers, (xvii) market share, (xviii) return on investments, (xix) profit after taxes, (xx) customer satisfaction, (xxi) business divestitures and acquisitions, (xxii) supplier awards from significant customers, (xxiii) new product development, (xxiv) working capital, (xxv) individual objectives, (xxvi) time to market, (xxvii) return on net assets, and (xxviii) sales. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company, and (v) on a pre-tax or after-tax basis.

(ee) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

(ff) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

(gg) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of Performance Goals, and/or the occurrence of other events as determined by the Administrator.

(hh) “Plan” means this 2007 Equity Incentive Plan.

(ii) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(jj) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll) “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm) “Service Provider” means an Employee, Director or Consultant.

(nn) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(oo) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 of the Plan is designated as a SAR.

(pp) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 2,300,000 and shall consist of authorized but unissued or reacquired Shares or any combination thereof. The number of Shares available for grant under this Plan in the form of new Awards, determined at any time, shall be reduced by the number of Shares subject to Prior Plan Awards.

(b) Lapsed Awards. If an Award, including any Prior Plan Award, expires, becomes unexercisable, or is terminated or cancelled without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Prior Plan Awards, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards, including Prior Plan Awards, other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Notwithstanding anything to the contrary in this Section, the following Shares shall not be available for reissuance under the Plan: (i) Shares with respect to which the Participant has received the benefits of ownership (other than voting rights), either in the form of dividends, shares sold pursuant to a cashless exercise described in Section 7(d) or otherwise; (ii) Shares which are withheld from any Award or payment under the Plan to satisfy tax withholding obligations pursuant to Section 16; (iii) Shares which are surrendered by any Participant (through a cashless exercise, actual delivery of the shares or attestation of ownership) to fulfill tax withholding obligations or to pay the applicable exercise price for any Award; and (iv) Shares subject to the grant of a SAR which are not issued upon settlement of the SAR. In addition, and notwithstanding the foregoing, subject to adjustment provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable or necessary to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Outside Director Awards. To the extent that the Administrator determines it to be desirable to grant Awards to Outside Directors, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(v) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(vi) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws, including qualifying for preferred tax treatment under applicable foreign tax laws;

(viii) to modify or amend each Award (subject to Section 20(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(ix) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xii) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xiii) to determine whether any Awards will be considered a Performance-Based Award;

(xiv) to institute an Exchange Program;

(xv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xvi) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) Incentive Stock Option $100,000 Rule. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Section 162(m) Limitations. The following limitations shall apply to Awards under the Plan:

(i) No Service Provider shall be granted, in any Fiscal Year, (A) Options or SARs to purchase more than 1,000,000 Shares, (B) Restricted Stock or Restricted Stock Units covering more than 1,000,000 Shares Shares, (C) Performance Shares covering more than 1,000,000 Shares Shares, or (D) Performance Units which could result in a Service Provider receiving more than 1,000,000 Shares.

(ii) In connection with his or her initial service, a Service Provider may be granted Options, SARs, Restriced Stock or Restricted Stock Units up to an additional 500,000 Shares, which shall not count against the limit set forth in Section 6(a)(b) above.

(iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(iv) If an Award is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 15), the cancelled Award will be counted against the limits set forth in subsection (i) and (ii) above.

7. Stock Options.

(a) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term may be up to ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(b) Option Exercise Price. The exercise price for each Option shall be established in the discretion of the Administrator; provided, however, that (i) the exercise price per Share shall not be less than the Fair Market Value of a Share on the effective date of grant of the Option and (ii) no Incentive Stock Option granted to an Employee who, at the time the Option is granted, own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, shall have an exercise price less than one hundred ten percent (110%) of the Fair Market Value of a Share on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth in this paragraph if such Option is granted pursuant to an assumption or substitution of another option in a manner qualifying under the provisions of Section 424(a) of the Code.

(c) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(d) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note; (4) other Shares, provided Shares acquired directly or indirectly from the Company, (A) meet the requirements and conditions established by the Administrator in order to avoid any unfavorable financial accounting consequences (as determined by the Administrator), and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised; (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (6) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement; (7) any combination of the foregoing methods of payment; or (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in such form as the Administrator specify from time to time) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan or the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, including granting such an Award subject to the requirements of Section 12.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion, including specifically Performance Goals.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again shall be available for grant under the Plan.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

10. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider.

(c) Exercise Price and Other Terms. The exercise price for each SAR shall be established in the discretion of the Administrator; provided, however, that the exercise price per Share shall not be less than the Fair Market Value of a Share on the effective date of the grant of the SAR. The Administrator will also have complete discretion to determine the terms and conditions of SARs granted under the Plan.

(d) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(e) also will apply to SARs.

(f) Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

11. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other Performance Goals must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set Performance Goals based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other Performance Goals have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any Performance Goals or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon after the expiration of the applicable Performance Period as determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

12. Terms and Conditions of any Performance-Based Awards.

(a) Purpose. The purpose of this Section 12 is to provide the Committee the ability to qualify Awards (other than Options and SARs) that are granted pursuant to the Plan as qualified performance-based compensation under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award subject to Performance Goals to a Covered Employee, the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Committee may in its discretion grant Awards to such Covered Employees that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.

(b) Applicability. This Section 12 will apply to those Covered Employees which are selected by the Committee to receive any Award subject to Performance Goals. The designation of a Covered Employee as being subject to Section 162(m) of the Code will not in any manner entitle the Covered Employee to receive an Award under the Plan. Moreover, designation of a Covered Employee subject to Section 162(m) of the Code for a particular Performance Period will not require designation of such Covered Employee in any subsequent Performance Period and designation of one Covered Employee will not require designation of any other Covered Employee in such period or in any other period.

(c) Procedures with Respect to Performance Based Awards. To the extent necessary to comply with the performance-based compensation of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m)), the Committee will, in writing, (a) designate one or more Participants who are Covered Employees, (b) select the Performance Goals applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Covered Employee, the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d) Payment of Performance Based Awards. Unless otherwise provided in the applicable Award Agreement, a Covered Employee must be employed by the Company or a Parent or Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Covered Employee. Furthermore, a Covered Employee will be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

(e) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute qualified performance based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

13. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Administrator, or as required by any leave policy of the Company, its Parent or any Subsidiary. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Sections 3 and 6 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator shall not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, unless the Administrator provides otherwise, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or

Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Restricted Stock Units and Performance Units, the number of implied shares determined by dividing the value of the Restricted Stock Units and Performance Units, as applicable, by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Termination Following Change of Control. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation (which shall not include a resignation at the request of the successor corporation) by the Participant, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Optioned Stock, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

16. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 21 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Severability. Notwithstanding any contrary provision of the Plan or an Award Agreement to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Award Agreement shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or the Award Agreement, as applicable, shall not in any way be affected or impaired thereby.

23. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

24. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

ANNEX H

Graubard Miller

The Chrysler Building

405 Lexington Avenue

NEW YORK, N.Y. 10174-1901

(212) 818-8800

facsimile	direct dial number
(212) 818-8881	(212) 818-8800

April 4, 2008

Ascend Acquisition Corp.

435 Devon Park Drive

Wayne, PA 19087

Re: Redomestication of Delaware Corporation to Bermuda
and acquisition of stock of ePAK Resources (S), Pte. Ltd.

Dear Sirs:

We have acted as counsel to Ascend Acquisition Corp. (“Ascend”), a corporation organized under the laws of the state of Delaware, in connection with its proposed redomestication to Bermuda, and the concurrent acquisition all of the outstanding capital stock of ePAK Resources (S), Pte. Ltd. You have requested our opinion in connection with the federal income tax consequences of the proposed redomestication and acquisition to Ascend and the stockholders of Ascend.

FACTS

The relevant facts are set forth in the Registration Statement No. 333-148427 originally filed with the Securities and Exchange Commission on January 2, 2008, as amended (the “Registration Statement”), and the Agreement and Plan of Reorganization by and among Ascend, Ascend Company Limited, ePak Holdings Limited (“EHL”), all of the holders of the EHL’s Capital Stock and e.Pak Resources (S) Pte. Ltd. (“ePAK”) dated as of July 30, 2007, as amended by Amendment No. 1 to the Agreement and Plan of Reorganization, dated as of January 1, 2008 and Amendment No. 2 (collectively the “Acquisition Agreement”). The parties to the Acquisition Agreement are Ascend, ePAK International Limited (formerly Ascend Company Limited), a Bermuda limited company that is owned by Don K. Rice as nominee for Ascend (“Continuing Pubco”), Ascend Merger Corp., a Delaware corporation and wholly owned subsidiary of ePAK International, EHL and ePAK. For purposes of this opinion we have assumed and rely upon the truth and accuracy of the facts as set forth in the aforesaid documents.

A summary of the facts are as follows: Ascend was organized on December 5, 2005 to effect a business combination with an operating business. Its assets consist primarily of cash in a trust account. The outstanding units (consisting of common stock and warrants of Ascend) are publicly held and are each quoted on the OTCBB.

ePAK, a Singapore limited company, was formed in 1999 and its sole shareholder is EHL, a Hong Kong limited liability company. ePAK is a full-service designer, manufacturer and supplier of precision engineered products and solutions for the automated transport and handling of semiconductor and electronics devices. ePAK and its subsidiaries operate a large scale design and manufacturing facility in the Peoples Republic of China with

Ascend Acquisition Corp.

April 4, 2008

additional sales, design and applications engineering operations located in a number of offices servicing North America, Europe and Asia.

Under the terms of the Acquisition Agreement, among other things:

•	Ascend will merge with Ascend Merger Corp., with Ascend surviving the merger as a subsidiary of Continuing Pubco (i.e. ePAK International);

•	After the merger, Ascend will be amalgamated with Continuing Pubco and all of Ascend’s assets and liabilities will be transferred to Continuing Pubco;

•	each outstanding share of Ascend’s common stock will convert into one share of Continuing Pubco’s common stock;

•

each outstanding redeemable warrant to purchase a share of Ascend’s common stock will remain outstanding but represent the right to purchase one share of Continuing Pubco’s common stock on the same terms currently provided by the warrants;

•	by virtue of these foregoing, Ascend’s current security holders will become security holders of Continuing Pubco;

•	concurrently with the redomestication, Continuing Pubco will acquire in the acquisition all of ePak’s outstanding capital stock from from ePAK Holdings Limited;

•

all of the outstanding options to purchase common stock of ePAK Holdings Limited (an aggregate of 667,067 shares) will be assumed by Continuing Pubco and such options shall entitle the holders thereof to purchase common stock of Continuing Pubco;

•	all of the current security holders of Ascend, together with ePAK Holdings Limited and holders of the assumed options will become the security holders of Continuing Pubco;

•	ePAK will continue its operations as a wholly owned subsidiary of Continuing Pubco, and

•

ePAK Holdings Limited will liquidate within 12 months after the acquisition and distribute the common stock of Continuing Pubco in pursuance of a plan of reorganization with respect to ePAK Holdings Limited.

In consideration of the acquisition, EHL will receive 8,601,002 shares of Continuing Pubco’s common stock based on a formula set forth in the Acquisition Agreement. This will represent approximately 50.1 % of the outstanding shares of Continuing Pubco immediately following the acquisition. As additional consideration, EHL will be entitled to receive additional shares of Continuing Pubco’s common stock if certain conditions are met. The percentage of Continuing Pubco common stock that will be issued to Ascend stockholders at closing will not be greater than 49.9% of the outstanding shares of Continuing Pubco common stock. Immediately after the redomestication and consummation of the acquisition, assuming no cash conversion of Public Shares, Continuing Pubco will have 17,167,669 shares of common stock outstanding, of which 8,566,667, or 49.9% will be owned by former Ascend stockholders and 8,601,002, or 50.1 % will be owned by former stockholders of ePAK. In addition, there will be outstanding 14,133,334 warrants, each to purchase one share of common stock, and a unit purchase option which is exercisable for 300,000 units, comprised of 300,000 shares of common stock and 600,000 warrants, each warrant to purchase one share of common stock, owned by former Ascend warrant and unit holders.

The consummation of the redomestication is a condition to the consummation of the acquisition and the consummation of the acquisition is a condition to the consummation of the redomestication. Neither proposal will be implemented unless the other is approved by the Ascend stockholders.

Ascend Acquisition Corp.

April 4, 2008

Holders of Ascend common stock issued in its IPO have the right to vote against the acquisition proposal and demand that Ascend convert such shares into a pro rata portion of the trust account.

Ascend believes that the fair market value of ePAK equals or exceeds the fair market value of Ascend. In connection with the opinion Capitalink issued on the fair market value of ePAK, Capitalink determined that ePAK had a fair market value of between approximately $48.8 million to approximately $66.7 million. Ascend’s total assets, consisting primarily of cash deposited in the trust account, is approximately $40 million.

DISCUSSION OF LAW

A. Inversion Provisions of 2004 Tax Act

Under the American Jobs Creation Act of 2004 (“2004 Act”), adding section 7874 to the Internal Revenue Code of 1986 (“Code”) a United States corporation which reincorporates itself into a foreign jurisdiction will continue to be subject to United States taxation in certain circumstances.

Code sections 7874 (a) and (b) of the Code provide that a foreign corporation shall be treated as a domestic corporation if:

pursuant to a plan (or series of related transactions)– (i) a [foreign corporation] completes the direct or indirect acquisition of substantially all of the properties held … by a domestic corporation … (ii) after the acquisition at least [80] percent of the stock. of the [foreign corporation] is held … by former shareholders of the domestic corporation by reason of holding stock in the domestic corporation … and (iii) after the acquisition the expanded affiliated group which includes the [foreign corporation] does not have substantial business activities in the foreign country in which … the [foreign corporation] is created or organized ….

If less than 80 percent, but at least 60 percent, of the stock of the foreign corporation is held by former shareholders of the domestic corporation, then the foreign corporation is respected as a foreign corporation, is denominated an “expatriated entity” and its taxable income for United States tax purposes for the next ten years includes corporate-level income or gain required to be recognized on the transfer of assets or license of assets, without offset for any tax attributes such as net operating losses or foreign tax credits. Code section 7874(a), (d) and (e).

Code section 7874(c)(6) provides that the Secretary of the Treasury “shall prescribe such regulations as may be appropriate to determine whether a corporation is a surrogate foreign corporation, including regulations—(A) to treat warrants, options … as stock.” On June 5, 2006 the Internal Revenue Service (“IRS”) issued temporary and proposed regulations §1.7874-2T(f)(1) and (2) providing that “options … shall be treated as exercised.”

Under the proposed Ascend redomestication and acquisition transactions, when shares of common stock and warrants outstanding immediately after the transactions are aggregated, the former shareholders of Ascend will own less than 80 percent but more than 60% of the outstanding common stock and warrants of Continuing Pubco. (Total of 32,201,003 shares of common stock and warrants to be outstanding divided by 8,601,002 shares of common stock and 667,067 options to be owned by EHL, a total of 9,268,069, equals 28.19% owned by EHL and 71.81% owned by former holders of Ascend common stock, warrants, and units.)

Accordingly, Continuing Pubco will be respected as a foreign corporation. Continuing Pubco will however be classified as an expatriated entity. As Ascend has no assets other than cash in a trust account and is not transferring any assets that could yield corporate-level income or gain required to be recognized on the transfer

Ascend Acquisition Corp.

April 4, 2008

of assets or license of assets (with the exception of some possible intangible asset to which some value may be ascribed as discussed below under C. Treatment of Transferor Corporation), Ascend should not incur any material amount of United States corporate income tax as a result of being an expatriated entity.

B. Corporate Reorganization

Code section 61 provides that gross income includes “gains derived from dealings in property.” Code section 1001 provides that the sale or exchange of property shall be a taxable event and gain “shall be the excess of the amount realized from the sale or other disposition of property over the adjusted basis” of the property.

Certain types of exchanges, however, are afforded nonrecognition treatment where the exchange does not change the taxpayer’s capital investment, but merely the form in which the taxpayer holds it. In these cases, the potential gain for recognition is preserved by substituting the basis of the relinquished property for the basis of the property received.

To qualify for nonrecognition of gain and tax free exchange treatment the exchanges of property and exchange of stock or securities for stock or securities must be pursuant to a “reorganization.” The term “reorganization” is defined by Code section 368(a)(1)(A) to include mergers. Under Treasury Regulations § 1.368-2(b)(ii), Example 14, a foreign law amalgamation using parent stock qualified as a statutory merger and is a reorganization under Code section 368(a)(1)(A).

C. Treatment of Transferor Corporation

Code section 361(a) provides that “[n]o gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan or reorganization, solely for stock or securities in another corporation a party to the reorganization.” Code section 361(b) provides that the target corporation does not recognize gain or loss on the exchange even if it receives other property in addition to stock or securities if the corporation distributes the other property pursuant to the plan of reorganization.

Essentially, the proposed plan of redomestication and concurrent acquisition effect the exchange of the stock of a United States corporation for the stock of a foreign corporation, the stock of which will be owned not less than 50.1% by the former stockholders of ePAK stock and the operations of which are to own subsidiaries which engage in the active conduct of businesses in China and other foreign countries. This outbound stock transfer is governed by Code section 367 and the regulations issued thereunder.

The redomestication is being accomplished in two steps. Ascend will merge with the Delaware subsidiary of Continuing Pubco and after the merger, Ascend will be amalgamated with Continuing Pubco and all of Ascend’s assets and liabilities will be transferred to Continuing Pubco. This overall transaction is stepped together to constitute a merger reorganization under Code section 368(a)(1)(A). See Rev. Rul. 2001-46 (situation 2), 2001-2 C.B. 321. 2 Ginsburg & Levin, Mergers, Acquisitions, and Buyouts ¶702.7.3 (January 2008 ed).

Code section 367(a)(1) provides generally that transfers of appreciated property by a U.S. person to a foreign corporation in connection with any exchange described in Code section 361 will be currently taxable to the transferor. The exceptions to the general rule, provided in Code section 367(a)(2) (exceptions provided in Treasury Regulations) and (a)(3) (transfers of property for use in the active conduct of a trade or business outside the United States) do not apply by reason on subsection (a)(5) of Code section 367.

Ascend Acquisition Corp.

April 4, 2008

Accordingly it becomes relevant to determine what assets did the domestic transferor corporation possess at the time of its redomestication into a foreign corporation. Treas. Regs § 1.367(a)-1T(b)(3) states that when gain is required to be recognized under Code section 367(a), the gain shall in no event exceed the gain that would have been recognized on a taxable sale of those items of property if sold individually and without offsetting individual losses against individual gains.

Ascend’s only assets consist of cash in a trust account. A sale of cash results in no gain because the cost basis for these assets is equal to its face value. It is necessary however for Ascend to obtain an evaluation to establish whether it possesses any intangible assets which will be transferred to Continuing Pubco in connection with the redomestication. If there are any such intangible assets and value can be ascribed to such assets, gain will be recognized and subject to United States corporation income tax.

Following the closing of redomestication, Ascend is required to file a corporation income tax return on Form 1120 for its final year of existence and attach to this return the statement required by Treas. Regs. § 1.367(a)(3)(c)(6) which describes the transfer transaction. In addition Ascend is required to complete Form 926, Return by a U.S. Transferor of Property to a Foreign Corporation, which sets forth a description of property transferred.

As set forth above, under subdivision (2) of Treas. Regs. §1.367(a)1T(f) Ascend is deemed to make a distribution of the stock of Continuing Pubco to its shareholders. This distribution is governed by Code section 361(c) which exempts from recognition of gain or loss to a corporation the distribution to its shareholders of “qualified property” in pursuance of the plan or reorganization. The overriding requirement to recognize gain on the transfer on appreciated assets under Code section 367(a)(5) referred to above applies only to “an exchange described in subsection (a) or (b) of section 368(c)” and does not apply to the distribution of stock governed by Code section 361(c). Thus no gain is recognized by Ascend on the deemed distribution of the stock of Continuing Pubco. IRS Field Service Advise Memorandum 199915005. Davis, 919-2nd T.M., Outbound Transfer Under Section 367(a), A-83-84.

D. Treatment of Stockholders

Code section 354(a)(1) provides that, with respect to a shareholder, “no gain or loss is recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.” A shareholder is taxable to the extent cash is received IRC section 356(a) provides that if property other than stock or securities is received by a stockholder pursuant to a plan of reorganization, gain is recognized in an amount not in excess of the sum of money and the fair market value of other property received. Treas. Regs. § 1.354-1(e) provide that warrants constitute securities with no principal amount.

Code section 358 provides that in the case of an exchange to which section 354 applies, the “basis of the property permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged.”

Code section 1221 defines a “capital asset” as property held by the taxpayer other than stock in trade, inventory, property held primarily for sale to customers, depreciable property, real property used in trade or business, and certain other specified types of property. Code section 1222(3) defines “long-term capital gain” as gain from the sale or exchange of a capital asset held for more than one year.

Ascend Acquisition Corp.

April 4, 2008

Code section 1223(1) provides that if a capital asset has the same basis as the property for which it is being exchanged, the taxpayer’s holding period includes the period the taxpayer held the property surrendered.

Pursuant to Treasury Regulations § 1.367(a)-3(c)(1) no gain will be recognized on the exchange of the common stock and warrants held by Ascend stockholders for common stock and warrants of Continuing Pubco if: (1) not more than 50% of the outstanding stock of Continuing Pubco by vote or value are issued in connection with the transactions to the Ascend stockholders that are U.S. persons (treating any shares owned by a partnership or other entity or arrangement taxed as a partnership for U.S. federal income purposes as owned proportionately by its partners; (2) 50% or less of each of the total voting power and the total value of the stock of Continuing Pubco is owned, in the aggregate, immediately after the transactions by U.S. persons that are either officers or directors of Ascend or that are five-percent Ascent shareholders; (3) Continuing Pubco, or any 80-percent owned subsidiary, has been engaged for the past three years in an active trade or business outside the United States; (4) the fair market value of ePAK is at least equal to the fair market value of Ascend; (5) the U.S. shareholder of Ascend owns less than 5 percent of Continuing Pubco; and (6) the Ascend attaches to its U.S. income tax return for the year of transfer a statement in the form set forth in the regulations.

If an Ascend stockholder owns 5-percent or more of the common stock of Continuing Pubco (either by vote or value) that stockholder will be taxable on any gain realized upon the exchange of such stockholder’s stock and warrants in Ascend into shares of common stock and warrants of Continuing Pubco unless such stockholder files a gain recognition agreement with the stockholder’s income tax return for the taxable year that includes the date of the redomestication merger. Gain is measured by the difference between the fair market value of the Continuing Pubco common stock and warrants received and the tax basis of that stockholder’s shares of Ascend’s common stock and warrants. The gain recognition agreement requires the 5-percent or more Ascend stockholder:

•	To waive the statute of limitations on a Form 8838,

•

to file a statement with his or her income tax return for each of the five full taxable years following the year of the Ascend redomestication certifying that a taxable disposition of substantially all of the assets of Continuing Pubco has not occurred; and

•

if such a disposition has occurred, to include in income the previously unrecognized gain on the conversion of the shares, file an amended income tax return for the year in which the redomestication took place and pay interest on any resulting tax.

In the redomestication and acquisition transactions, no more than 49.9% of the Continuing Pubco common stock will be owned by former Ascend stockholders. In measuring whether the percentage of Continuing Pubco common stock that is issued to the Ascend stockholders in the transactions will exceed 49.9% of the outstanding shares of Continuing Pubco common stock for the purposes of complying with section 367 treasury regulations, options and warrants are not counted, except in a very special case. Treas. Regs. § 1.367(a)-3(c)(4)(ii), Treatment of Options, provides that options (or an interest similar to an option)

will be treated as exercised and thus will be counted as stock for purposes of determining whether the 50-percent threshold is exceeded or whether a control group exists if a principal purpose of the issuance or the acquisition of the option (or other interest) was the avoidance of the general rule contained in section 367(a)(1).

The outstanding warrants of Ascend were either issued at the initial organization of Ascend in December 2005 or in connection with the raising of capital at the time of the initial public offering of shares, long before there was any contemplation of an acquisition of a business which would find it advisable to redomesticate to

Ascend Acquisition Corp.

April 4, 2008

Bermuda. The unit purchase options were issued to the underwriters in connection with the Ascend initial public offering. Ascend and Continuing Pubco have indicated that none of the options or warrants was issued or acquired for the purpose set out in the section 367 regulations. It is therefore proper not to count the options and warrants.

Stock to be issued to EHL shareholders and which may be returned to indemnify Continuing Pubco for breaches of representations and warranties made and covenants undertaken by ePAK in the acquisition agreement, should not be counted in determining whether no more than 49.9% of the Continuing Pubco common stock will be owned by former Ascend stockholders. The issued shares carry the right to vote and to receive dividends and are treated as issued and outstanding. The long outstanding revenue rulings by the Internal Revenue Service confirm that even when stock which is issued, and carries voting and dividends rights, is placed in escrow to indemnify the acquiring corporation against breach of warranties, such stock is treated as transferred to the acquired corporation’s shareholders as of the effective date of the reorganization. Rev. Rul. 76-334, 1976-2 C.B. 108; Rev. Rul. 72-256, 1972-1 C.B. 222. Stock owned directly by EHL shareholders should be treated at least as favorably as shares placed in escrow.

As noted in the last paragraph of page 3, the belief of Ascend that the fair market value of ePAK equals or exceeds the fair market value of Ascend is factually supported.

The proposed redomestication and acquisition meets each of the requirements of Treasury Regulations § 1.367(a)-3(c)(1) for non-recognition of gain if compliance is made with the following described filing requirements. Provided Ascend files the statement required by Treasury Regulations §.1.367(a)-3(c) (6) with its 2008 United States income tax return, no gain or loss will be recognized on the exchange of the Ascend common stock and warrants held by Ascend’s stockholders for stock and warrants of Continuing Pubco if such Ascend stockholder does not own 5 percent or more of Continuing Pubco common stock, or if an Ascend stockholder owns 5 percent or more of Continuing Pubco’s common stock, such Ascend stockholder files a gain recognition agreement as described above.

In determining whether an Ascend stockholder owns 5 percent or more of Continuing Pubco common stock, the attribution of ownership rules of Code section 318, as modified by the rules of Code section 958(b) shall apply. Under Code section 318(a)(4) if any person has an option to acquire stock, such stock shall be considered as owned by such person.

If an Ascend stockholder does not own 5 percent or more of the common stock of Continuing Pubco, the federal tax basis and holding period of the shares of common stock and warrants of Continuing Pubco received in the redomestication will be same as such stockholder’s tax basis and holding period for the Ascend common stock and warrants exchanged.

If an Ascend stockholder owning 5 percent or more does not recognize gain on the exchange by reason of filing the gain recognition agreement, the federal tax basis and holding period of the shares of common stock and warrants of Continuing Pubco received in the redomestication merger will be same as for a less than 5 percent holder of Ascend common stock. If such Ascend stockholder is required to recognize gain on the conversion, the federal tax basis of the shares and warrants of Continuing Pubco received in the redomestication merger will be their fair market value on such date and a new holding period for such shares and warrants will begin with such date.

Ascend Acquisition Corp.

April 4, 2008

E. Treatment of Ascend Stockholder Who Exercises Conversion Rights

A stockholder of Ascend who exercises conversion rights and effects a termination of the stockholder’s interest in Ascend will be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Ascend for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Ascend common stock. This gain or loss will be a capital gain or loss if such shares were held as a capital asset on the date of the redomestication and will be a long-term capital gain or loss if the holding period for the shares of Ascend common stock is more than one year.

We consent to the inclusion of a copy of this opinion as an exhibit to the Registration Statement, and to the references to this opinion and to this firm in the Registration Statement.

Very truly yours,

Annex I

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the day of , 2007, by and among ePak International Limited, a Bermuda limited company (the “Company”), ePAK Holdings Ltd., a limited liability company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“EHL”) and the parties listed under “Shareholders on the signature page hereto (each, including EHL, a “Shareholder” and collectively with EHL, the “Shareholders”).

WHEREAS, the EHL has been issued certain ordinary shares of the Company (“Company Shares”) and the Shareholders may be issued additional Company Shares from time to time in accordance with an agreement and plan of reorganization (“Reorganization Agreement”) of even date herewith by and among Ascend Acquisition Corp. and Ascend Company Limited (which two companies were amalgamated under the laws of Bermuda to form the Company), ePak Holdings Limited and ePak Resources (S) Pte Ltd;

WHEREAS, EHL intends to distribute the Company Shares held by it to its securityholders, including the other Shareholders, pursuant to its liquidation and dissolution upon or following the consummation of the transactions contemplated by the Reorganization Agreement;

WHEREAS, the Shareholders and the Company desire to enter into this Agreement to provide the Shareholders with certain rights relating to the registration of Company Shares held or hereafter acquired by them from time to time;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Shares” means the ordinary shares of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.3.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Notices” is defined in Section 6.3.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means all of the Company Shares owned or held by Shareholders that are issued under the terms of the Reorganization Agreement. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Company Shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Securities and Exchange Commission makes a definitive determination to the Company that the Registrable Securities are saleable under Rule 144(k). Notwithstanding the foregoing, Company Shares that are Escrow Shares (as defined in the Escrow Agreement) shall not be deemed to be Registrable Securities for the purposes of this Agreement until the date that is three months prior to the Release Date.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of ordinary shares or common stock of the Company (other than a registration statement on Form S-4 or Form S-8 or foreign issuer equivalent, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Release Date” means the date on which shares of Common Stock are disbursed from escrow pursuant to Section          of the Stock Escrow Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shareholder” is defined in the preamble to this Agreement.

“Shareholder Indemnified Party” is defined in Section 4.1.

“Stock Escrow Agreement” means that certain Stock Escrow Agreement dated as of , 2007 by and among the Company, EHL, Hock Voon Loo and Continental Stock Transfer & Trust Company

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1. Request for Registration. At any time and from time to time on or after the Effective Time (as defined in the Reorganization Agreement), the holders of a majority-in-interest of the Registrable Securities then held by the Shareholders or the transferees of the Shareholders, may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under this Section 2.1.1 in respect of Registrable Securities.

2.1.2. Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3. Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4. Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities registrable pursuant to the terms of the Unit Purchase Option issued to EarlyBirdCapital, Inc. or its designees in connection with the Company’s initial public offering (the “Unit Purchase Option” and such registrable securities, the “Option Securities”) as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii), and (iii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5. Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1.

2.2 Piggy-Back Registration.

2.2.1. Piggy-Back Rights. If at any time on or after the Release Date the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2. Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

a) If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities and Option Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares [this needs to be made consistent with the founder RRA, or else these two will conflict]; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

b) If the registration is a “demand” registration undertaken at the demand of holders of Option Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares; and

c) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities or of Option Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares [the founders will be able to demand registration within three months before the closing; need to make this pari-passu]; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Stock or other securities comprised of Registrable Securities and Option Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof and of the Unit Purchase Option, as applicable, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.2.3. Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3 Registrations on Form S-3. The holders of Registrable Securities may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1. Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer or Vice Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2. Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3. Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

3.1.4. Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5. State Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6. Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7. Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8. Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9. Opinions and Comfort Letters. The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10. Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11. Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) National Association of Securities Dealers, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Shareholder and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Shareholder and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Shareholder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Shareholder Indemnified Party for any legal and any other expenses reasonably incurred by such Shareholder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section

4.4.3. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Other Registration Rights. Except with respect to those securities issued or issuable upon exercise of that certain Unit Purchase Option to be issued to EarlyBirdCapital, Inc. or its designees in connection with the Company’s initial public offering, and those securities issued to the founding stockholders of Ascend Acquisition Corp. and subject to a certain registration rights agreement dated as of May 11, 2006 (all of which will be assumed by the Company in connection with the amalgamation contemplated by the Reorganization Agreement), the Company represents and warrants that no person, other than a holder of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to EarlyBirdCapital, Inc. and its successors and the permitted assigns of the Shareholder or holder of Registrable Securities or of any assignee of the Shareholder or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

ePak International Limited

[address]

Attn: Chief Executive Officer

To a Shareholder:

to his address in the stock ledger of the Continuing Corporation.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party. Notwithstanding the foregoing, any and all parties must obtain the written consent of EarlyBirdCapital, Inc. to amend or modify this Agreement.

6.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Shareholder or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.12 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Shareholder in the negotiation, administration, performance or enforcement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

EPAK INTERNATIONAL LIMITED

By:

ePAK HOLDINGS LIMITED

By:
Name and Title

DEG—Deutsche Investitions—
und Entwicklungsgesellschaft mbH

By:
Name:
Title:

Pacven Walden Ventures IV, L.P.

By:
Name:
Title:

Pacven Walden Ventures IV
Associates Fund, L.P.

By:
Name:
Title:

REGISTRATION RIGHTS AGREEMENT

WIIG Global Ventures Pte. Ltd.

By:
Name:
Title:

Seed Ventures III Pte. Ltd.

By:
Name:
Title:

O,W&W Investments Limited

By:
Name:
Title:

Dutch Asia Private Equity Fund C.V.

By:
Name:
Title:

Quilvest Asia Equity Limited

By:
Name:
Title:

REGISTRATION RIGHTS AGREEMENT

Capital International Asia CDPQ, Inc.

By:
Name:
Title:

Steve Dezso

Mao Shi Khoo

Chun Weng Chok

James Thomas

Jeffrey Blaine

Richard Brook

REGISTRATION RIGHTS AGREEMENT

Annex J

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of                     , 2007, by and between ePAK International Limited, a Bermuda limited company having its principal place of business at 4926 Spicewood Springs Road, Austin, Texas 78759 (the “Company”), and                                         , an individual resident of                                          (“Executive”).

1. Employment; Duties; Full Time Employment. The Company hereby employs Executive, and Executive hereby accepts employment, as                                          of the Company. In such capacity, Executive shall perform such executive duties and exercise such powers for the Company and its subsidiaries (if any) as the Company’s Board of Directors (the “Board”) may assign to or vest in him from time to time and, as such, from and after the date hereof shall report directly to and shall be subject to the direction of the Board. Executive covenants and agrees that he will devote all of his business time and attention to the business of the Company, and the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. During his employment, Executive will not render commercial or professional services of any nature to any other person or organization, whether or not for compensation, including but not limited to sitting on the board of directors of any for-profit corporation (other than a wholly-owned subsidiary of the Company) without the prior written consent of the Board, and Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Executive’s involvement as a director or advisor to the companies listed on Exhibit A, if any, attached hereto have been approved by the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Initial Term. The Initial Term of this Agreement shall begin on                     , 200     (the “Effective Date”) and continue through the second anniversary of the Effective Date. The Initial Term shall be automatically renewed for successive one (1) year periods (each a “Renewal Term”), unless Executive or the Company shall give the other party not less than sixty (60) calendar days’ written notice of non-renewal prior to the end of the Initial Term or a Renewal Term.

3. Compensation. During Executive’s employment, the Company shall pay to Executive the following compensation:

(a) Base Salary. The Company shall pay to Executive an annual base salary (“Base Salary”) at the rate of [$                      USD] per annum (less applicable withholding taxes), payable in accordance with the Company’s normal payroll practices. During Executive’s employment, Executive’s compensation shall be reviewed by the Board from time to time. The Base Salary may be increased by the Board in its sole and absolute discretion. Any increase in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement.

(b) Performance Bonus. Executive will be entitled to participate in an annual management bonus pool payable at such times and in such amounts as determined by the Board, which shall be based in whole or in part on Executive’s and/or the Company’s achievement of performance targets established by the Board.

(c) Stock Option. Executive may be granted one or more stock options to purchase shares of Common Stock of the Company under the Company’s 2007 Incentive Compensation Plan (as the same may be amended from time to time, the “Plan”), pursuant to a stock option agreement (the “Option Agreement”) on the Company’s standard form of stock option agreement (at the time an option is granted), except as provided herein. Except as otherwise determined by the Board, Executive’s stock options shall have an exercise price per share equal to the fair market value of the Company’s Common Stock, as determined by the Board at the time of grant, shall be exercisable pursuant to terms of the Plan and the Option Agreement, and the shares subject to the options shall vest in accordance with the vesting schedule determined by the Board. However, notwithstanding any provisions to the contrary in the Option Agreement or the Plan, no stock options granted to Executive shall vest until the end of the Initial Term, subject to the accelerated vesting provisions of Sections 3(d) and 6(a) of this Agreement. Following the expiration of the Initial Term, the stock option granted to Executive shall vest in accordance with the schedule set forth in the Option Agreement.

(d) Change of Control Benefits. In the event of and at the time of a Change of Control (as defined below), Executive shall receive 100% vesting with respect to any unvested portion of stock options or restricted stock of the Company then held by Executive.

4. Other Compensation and Benefits. In addition to the compensation specified in Section 3, the Company shall provide Executive with the following compensation and benefits:

(a) Employee Benefits. During Executive’s employment, Executive shall be entitled to all benefits to which other executives of the Company are entitled, on comparable terms, including without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained from time to time by the Company for the benefit of its executives.

(b) Paid Time Off. Each January 1, Executive shall be credited with twenty-five (25) days of paid time off per year, which includes paid vacation, personal and sick leave. Unused paid time off shall be carried over from year to year and shall be paid upon termination but such payout shall not be in excess of seventy-five (75) days total.

5. Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business and travel expenses incurred by him in the performance of his duties under this Agreement. The determination of “reasonable and necessary” shall be made in the sole discretion of the Board. Such expenses shall be reimbursed in accordance with the Company’s guidelines, limits and procedures relating thereto and upon presentation of proper expense vouchers or receipts therefor.

6. Involuntary Termination Without Cause; Resignation for Good Reason.

(a) Effect of Termination. The Company shall be entitled to terminate Executive with or without notice and with or without Cause (as defined below) and Executive shall be entitled to resign with or without Good Reason (as defined below), in each case at any time. Notwithstanding the foregoing, in the event that, during the Initial Term or any Renewal Term, Executive is terminated by the Company involuntarily without Cause or Executive resigns with Good Reason, then Executive shall be entitled to receive the following:

(i) Executive’s Base Salary through the effective date of termination;

(ii) severance pay equal to the greater of (A) payment of Executive’s Base Salary as then in effect (less applicable withholding taxes) through the end of the Initial Term (or the then current Renewal Term, as applicable); or (B) twelve (12) months of Executive’s Base Salary, as then in effect (less applicable withholding taxes), in either case, to be paid periodically in accordance with the Company’s normal payroll practices commencing on the first payroll payment date following the effective date of termination;

(iii) reimbursement of the health care premiums for Executive and his dependents under the Consolidated Omnibus Reconciliation Act (“COBRA”), to the same extent as for active employees, for a period of the greater of (A) payment of Executive’s Base Salary through the end of the Initial Term (or the then current Renewal Term, as applicable), provided that such reimbursement shall not exceed the amount of time allowed under COBRA; or (B) twelve (12) months from the date of such termination, to the extent that Executive is eligible for and elects continuation coverage under COBRA (provided, in either case, that such reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees);

(iv) accelerated vesting of the unvested portion of stock options that would otherwise vest prior to the end of the Initial Term (or the then current Renewal Term, as applicable);

(v) in the event that such termination occurs within the twelve (12) months following a Change of Control (as defined below), then Executive shall be entitled to: (A) twenty-four (24) months of Executive’s Base Salary, as then in effect (less applicable withholding taxes), to be paid periodically in accordance with the Company’s normal payroll policy commencing on the first payroll payment date following the effective date of termination; and (B) twenty-four (24) months of the benefits reimbursement provided for in Section 6(iii) (subject to termination as set forth in such Section), in addition to the full accelerated vesting as described in Section 3(d);

(vi) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 4(b) above, but for which he has not yet been reimbursed; and

(vii) no other severance or benefits of any kind.

(b) Conditions Precedent to Receipt of Benefits. Any severance payments, vesting and/or benefits contemplated by Section 7(a) above are (i) subject to the limitations provided in Section 9 and (ii) conditional on Executive (y) continuing to comply with the surviving terms of this Agreement, including the non-competition and non-solicitation provisions herein, and the Employee Agreement, and (z) delivering prior or contemporaneously with any such severance payments, a release of all claims relating to Executive’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and shareholders in a form acceptable to the Company or its successor.

7. Involuntary Termination for Cause; Resignation without Good Reason; Death or Disability.

(a) Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause, Executive may resign at any time voluntarily resign without Good Reason, and Executive may be terminated upon death or Disability. Termination for Cause shall be effective on the date the Company gives notice to Executive of such termination in accordance with this Agreement unless otherwise agreed by the parties. Resignation by Executive without Good Reason shall be effective on the date Executive gives notice to the Company of such resignation in accordance with this Agreement unless otherwise agreed by the parties. Executive’s employment will terminate automatically upon Executive’s death or, upon thirty (30) days prior written notice from the Company, in the event of Disability.

(b) Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, Executive’s resignation from his employment without Good Reason, or termination of Executive’s employment following Executive’s death or Disability, then Executive shall be entitled to receive the following:

(i) Executive’s Base Salary through the effective date of termination;

(ii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law;

(iii) the right to exercise any stock options subject to and in accordance with the terms of the respective options;

(iv) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 4(b) above, but for which he has not yet been reimbursed; and

(v) no other severance or benefits of any kind.

8. Company Matters; Restrictive Covenants.

(a) Employee Proprietary Information Agreement. Concurrently with or prior to the execution of this Agreement, Executive shall have signed an Employee Proprietary Information Agreement in the form required to be executed by each employee of the Company (“Employee Agreement”). Executive shall comply with the all terms of the Employee Agreement, including but not limited to any and all provisions relating to the disclosure and assignment of inventions and intellectual property rights, confidentiality and non-solicitation obligations.

(b) Ventures. If, during Executive’s employment, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or the third party, to the extent provided in any agreement between the Company and the third party). Except as formally approved by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(c) Resignation on Termination. On termination of his employment, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that he may hold in the Company or any of its affiliates, unless otherwise agreed between Executive and the Company.

(d) Confidential Information. The Company agrees to provide Executive with certain Confidential Information regarding the Company that will enable him to optimize the performance of Executive’s duties to the Company. Executive agrees at all times during the term of his employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, any of the Company’s Confidential Information; or disclose to any person, firm or corporation any of the Company’s Confidential Information except as authorized by the Company’s management in connection with Executive’s authorized duties on behalf of the Company, and then only pursuant to a written non-disclosure agreement that sufficiently protects the Confidential Information. Executive understands that “Confidential Information” means any information that relates to the Company’s actual or anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, the Company’s customers on whom Executive called or with whom Executive became acquainted during the term of Executive’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Executive further understands that Confidential Information does not include any of the foregoing items that is or becomes publicly known through no wrongful act or omission of Executive or of others who were under confidentiality obligations as to the item or items involved.

(e) Covenant Not to Compete.

(i) Executive agrees that during the course of his employment and for the period ending on the later of: (A) the end of the Initial Term; or (B) one (1) year following the termination of Executive’s relationship with the Company for any reason, whether with or without Cause or Good Reason, at the option either of the Company or Executive, with or without notice (the “Restricted Period”), Executive will not, either directly or indirectly, (A) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (B) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (C) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s business as conducted by the Company at any time during the course of Executive’s employment with the Company. The foregoing covenant shall cover Executive’s activities in every part of the Territory. “Territory” shall mean (i) all counties in the State of Texas, (ii) all other states of the United States of America; and (iii) all other countries of the world, provided that, with respect to clauses (ii) and (iii), the Company maintains non-trivial operations, facilities, or customers in such geographic area prior to the date of the termination of Executive’s relationship with the Company.

(ii) Executive acknowledges that his fulfillment of the obligations contained in this Agreement, including, but not limited to, Executive’s obligation neither to use, except for the benefit of the Company, or to disclose the Company’s Confidential Information and Executive’s obligation not to compete contained in subsection (e)(i) above is necessary to protect the Company’s Confidential Information and to preserve the Company’s value and goodwill. Executive further acknowledges the time, geographic and scope limitations of Executive’s obligations under subsection (e)(i) are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that Executive will not be precluded from gainful employment if Executive is obligated not to compete with the Company during the period and within the Territory as described above.

(iii) The covenants contained in subsection (e)(i) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (e)(i). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (e)(i) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

(f) Non-Solicitation of Employees. Executive agrees that during the Restricted Period, Executive will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company, either for Executive or for any other person or entity.

(g) Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about his rights and obligations under this Agreement and the Employee Agreement.

9. Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Executive pursuant to Sections 6 or 7 or otherwise on or within the six-month period following Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Sections 6 or 7, if the Company reasonably determines that the imposition of additional tax under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), will not apply to an earlier payment of such cash severance payments.

10. Certain Definitions.

(a) Change of Control. For the purpose of this Agreement, “Change of Control” shall mean; (i) any merger, share exchange, acquisition, reorganization or consolidation of the Company into or with another corporation, or the effectuation of a statutory exchange of shares in one transaction or a series of transactions, in which the shareholders of the Company immediately prior to such transaction or transactions hold, immediately after such transaction or transactions, less than 50% of the general voting power of the surviving or acquiring entity (or a parent corporation thereof) by virtue of their ownership of the corporation’s equity securities or (ii) any sale, lease or transfer of all or substantially all of the assets of the Company; provided, however, that the transactions contemplated by the Agreement and Plan of Reorganization entered into by the Company on July [__], 2007, including the Amalgamation and the Share Transfer (each as defined therein) shall not be deemed for the purposes of this Agreement to constitute a Change of Control.

(b) Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful failure to substantially perform his duties under this Agreement for reasons other than death or Disability following the

Company’s providing Employee with notice and a 30-day opportunity to cure such failure; (ii) the commission by Executive of (x) an act of dishonesty or constituting common law fraud, embezzlement or a felony, or (y) any tortious act, unlawful act or malfeasance which causes material harm to the Company’s standing, condition or reputation; or (iv) any material breach by Executive of the provisions of the Employee Agreement. The Board (excluding Executive if he is at such time a member of the Board) shall make all determinations relating to termination, including without limitation any determination regarding Cause, pursuant to this Section 10.

(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (1) there is a material reduction of the level of Executive’s compensation (excluding any bonuses); (ii) there is a material reduction in Executive’s overall responsibilities, authority, or scope of duties; or (iii) without Executive’s written consent, the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then current office location. In each such event listed in (i) through (iii) above, the Executive shall give the Company notice thereof which shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances if cured by the Company within thirty (30) days after such notice.

(d) Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for not less than six (6) months within a twelve (12) consecutive month period as a result of his incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after reasonable accommodation.

11. Miscellaneous.

(a) Withholding Taxes. The Company may withhold from all salary, bonus or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(b) Entire Agreement; Binding Effect. This Agreement and the Employee Agreement (together with the Plan and any Option Agreement related to options to purchase stock of the Company) set forth the entire understanding between the parties as to the subject matter of this Agreement and supersede all prior agreements, commitments, representations, writings and discussions between them, whether written or oral; and neither of the parties shall be bound by any obligations, conditions, warranties or representations with respect to the subject matter of this Agreement, the Agreement, the Plan or the Option Agreement except as expressly provided herein or therein or as duly set forth on or subsequent to the date hereof in a written instrument signed by the proper and fully authorized representative of the party to be bound hereby. This Agreement is binding on Executive and on the Company and his and its successors and assigns (whether by assignment, by operation of law or otherwise); provided that neither this Agreement nor any rights or obligations hereunder may be assigned by Executive or the Company without the prior written consent of the other party (except that the Company shall be entitled to assign this Agreement in connection with a Change of Control in which the Company is not the surviving entity).

(c) Absence of Conflict. Executive represents and warrants that his employment by the Company as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. Executive further agrees that during Executive’s employment with the Company, Executive will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(d) Arbitration.

(i) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes

(with the sole exception of those disputes that may arise from the Employee Agreement, which shall be resolved in accordance with the dispute resolution procedures set forth therein) with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth by the American Arbitration Association for the resolution of employment disputes (the “Rules”) and pursuant to Texas law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, the Texas Unemployment Compensation Act, the Texas Workers Compensation Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(ii) Procedure. Any arbitration will be administered by the American Arbitration Association (“AAA”) and a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall issue a written decision including findings of fact and conclusions of law on the merits of its award. The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $125 of any filing and/or administration fees associated with any arbitration that Executive initiates. The arbitrator shall administer and conduct any arbitration in a manner consistent with the AAA’s National Rules for the Resolution of Employment Disputes.

(iii) Remedy. Arbitration shall be the sole, exclusive and final remedy for any dispute (with the sole exception of those disputes that may arise from the Employee Agreement, which shall be resolved in accordance with the dispute resolution procedures set forth therein) between Executive and the Company. Accordingly, except as otherwise provided herein,, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.

(iv) Availability of Injunctive Relief. Any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Employee Agreement, including but not limited to a breach of the Restrictive Covenants above. In the event that either party seeks injunctive relief, no bond shall be required and the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Voluntary Nature of Agreement; Legal Rights. Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive acknowledges that he has had the opportunity to consult with an attorney regarding the provisions of this Agreement and has either obtained such advice of counsel or knowingly waived the opportunity to seek such advice. Executive has carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.

(f) Waivers. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

(g) Reformation. If any sentence, paragraph or clause of this Agreement, or combination of the same, is in violation of any applicable law or regulation, or is unenforceable or void for any reason, such sentence, paragraph, clause or combinations of same shall be modified to the extent necessary to accomplish the intention on such provision without violating applicable law or regulation. Notwithstanding, the remainder of this Agreement shall remain binding upon the parties.

(h) Notices. All notices, approvals, consents, requests or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the earlier of (i) actual receipt, (ii) three business days after being deposited in U.S. mail, registered or certified, postage prepaid, (iii) upon delivery, if delivered by hand (iv) one business day after transmission, if sent by facsimile (confirmation received) or (v) one business day after the business day of deposit with a reputable overnight courier for next business day delivery, freight prepaid. Notice in each case shall be addressed to the party entitled to receive such notice at the following address (or other such addresses as the parties may subsequently designate):

The Company:	4926 Spicewood Springs Road
Austin, Texas 78759
Attn: Chief Executive Officer

Executive:
[ADDRESS]

(i) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas and the other laws of the State of Texas as they apply to contracts entered into and wholly to be performed therein by residents thereof. In addition, each party hereto irrevocably and unconditionally agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought only in a state or federal court within the State of Texas.

(j) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable of void, this Agreement shall continue in full force and effect without said provision.

(k) Effect of Headings. The Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(l) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have each duly executed this Employment Agreement as of the day and year first above written.

COMPANY:

ePAK International Limited

By:
Name:
Title:

EXECUTIVE:

[name]

EXHIBIT A

Board, Advisory Board and Other Positions

Annex K

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of                     , 2007, by and between ePAK International Limited, a Bermuda limited company having its principal place of business at 4926 Spicewood Springs Road, Austin, Texas 78759 (the “Company”), and                                         , an individual resident of                                          (“Executive”).

1. Employment; Duties; Full Time Employment. The Company hereby employs Executive, and Executive hereby accepts employment, as                      of the Company. In such capacity, Executive shall perform such executive duties and exercise such powers for the Company and its subsidiaries (if any) as the Company’s Board of Directors (the “Board”) may assign to or vest in him from time to time and, as such, from and after the date hereof shall report directly to and shall be subject to the direction of the Board. Executive covenants and agrees that he will devote all of his business time and attention to the business of the Company, and the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. During his employment, Executive will not render commercial or professional services of any nature to any other person or organization, whether or not for compensation, including but not limited to sitting on the board of directors of any for-profit corporation (other than a wholly-owned subsidiary of the Company) without the prior written consent of the Board, and Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Executive’s involvement as a director or advisor to the companies listed on Exhibit A, if any, attached hereto have been approved by the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Initial Term. The Initial Term of this Agreement shall begin on                     , 200     (the “Effective Date”) and continue through the second anniversary of the Effective Date. The Initial Term shall be automatically renewed for successive one (1) year periods (each a “Renewal Term”), unless Executive or the Company shall give the other party not less than sixty (60) calendar days’ written notice of non-renewal prior to the end of the Initial Term or a Renewal Term.

3. Compensation. During Executive’s employment, the Company shall pay to Executive the following compensation:

(a) Base Salary. The Company shall pay to Executive an annual base salary (“Base Salary”) at the rate of [$                     USD] per annum (less applicable withholding taxes), payable in accordance with the Company’s normal payroll practices. During Executive’s employment, Executive’s compensation shall be reviewed by the Board from time to time. The Base Salary may be increased by the Board in its sole and absolute discretion. Any increase in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement.

(b) Performance Bonus. Executive will be entitled to participate in an annual management bonus pool payable at such times and in such amounts as determined by the Board, which shall be based in whole or in part on Executive’s and/or the Company’s achievement of performance targets established by the Board.

(c) Stock Option. Executive may be granted one or more stock options to purchase shares of Common Stock of the Company under the Company’s 2007 Incentive Compensation Plan (as the same may be amended from time to time, the “Plan”), pursuant to a stock option agreement (the “Option Agreement”) on the Company’s standard form of stock option agreement (at the time an option is granted), except as provided herein. Except as otherwise determined by the Board, Executive’s stock options shall have an exercise price per share equal to the fair market value of the Company’s Common Stock, as determined by the Board at the time of grant, shall be exercisable pursuant to terms of the Plan and the Option Agreement, and the shares subject to the options shall vest in accordance with the vesting schedule determined by the Board. However, notwithstanding any provisions to the contrary in the Option Agreement or the Plan, no stock options granted to Executive shall vest until the end of the Initial Term, subject to the accelerated vesting provisions of Sections 3(d) and 6(a) of this Agreement. Following the expiration of the Initial Term, the stock option granted to Executive shall vest in accordance with the schedule set forth in the Option Agreement.

(d) Change of Control Benefits. In the event of and at the time of a Change of Control (as defined below), Executive shall receive 100% vesting with respect to any unvested portion of stock options or restricted stock of the Company then held by Executive.

(e) Commission Bonus. Upon the consummation of the transactions contemplated by the Reorganization Agreement (as defined herein) (the “Closing”), Executive shall receive a one-time cash bonus payment equal to four (4) times the total commission earned by Executive during the three calendar month period ended immediately prior to the calendar month on which the Closing occurs.

4. Other Compensation and Benefits. In addition to the compensation specified in Section 3, the Company shall provide Executive with the following compensation and benefits:

(a) Employee Benefits. During Executive’s employment, Executive shall be entitled to all benefits to which other executives of the Company are entitled, on comparable terms, including without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained from time to time by the Company for the benefit of its executives.

(b) Paid Time Off. Each January 1, Executive shall be credited with twenty-five (25) days of paid time off per year, which includes paid vacation, personal and sick leave. Unused paid time off shall be carried over from year to year and shall be paid upon termination but such payout shall not be in excess of seventy-five (75) days total.

5. Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business and travel expenses incurred by him in the performance of his duties under this Agreement. The determination of “reasonable and necessary” shall be made in the sole discretion of the Board. Such expenses shall be reimbursed in accordance with the Company’s guidelines, limits and procedures relating thereto and upon presentation of proper expense vouchers or receipts therefor.

6. Involuntary Termination Without Cause; Resignation for Good Reason.

(a) Effect of Termination. The Company shall be entitled to terminate Executive with or without notice and with or without Cause (as defined below) and Executive shall be entitled to resign with or without Good Reason (as defined below), in each case at any time. Notwithstanding the foregoing, in the event that, during the Initial Term or any Renewal Term, Executive is terminated by the Company involuntarily without Cause or Executive resigns with Good Reason, then Executive shall be entitled to receive the following:

(i) Executive’s Base Salary through the effective date of termination;

(ii) severance pay equal to the greater of (A) payment of Executive’s Base Salary as then in effect (less applicable withholding taxes) through the end of the Initial Term (or the then current Renewal Term, as applicable); or (B) twelve (12) months of Executive’s Base Salary, as then in effect (less applicable withholding taxes), in either case, to be paid periodically in accordance with the Company’s normal payroll practices commencing on the first payroll payment date following the effective date of termination;

(iii) reimbursement of the health care premiums for Executive and his dependents under the Consolidated Omnibus Reconciliation Act (“COBRA”), to the same extent as for active employees, for a period of the greater of (A) payment of Executive’s Base Salary through the end of the Initial Term (or the then current

Renewal Term, as applicable), provided that such reimbursement shall not exceed the amount of time allowed under COBRA; or (B) twelve (12) months from the date of such termination, to the extent that Executive is eligible for and elects continuation coverage under COBRA (provided, in either case, that such reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees);

(iv) accelerated vesting of the unvested portion of stock options that would otherwise vest prior to the end of the Initial Term (or the then current Renewal Term, as applicable);

(v) in the event that such termination occurs within the twelve (12) months following a Change of Control (as defined below), then Executive shall be entitled to: (A) twenty-four (24) months of Executive’s Base Salary, as then in effect (less applicable withholding taxes), to be paid periodically in accordance with the Company’s normal payroll policy commencing on the first payroll payment date following the effective date of termination; and (B) twenty-four (24) months of the benefits reimbursement provided for in Section 6(iii) (subject to termination as set forth in such Section), in addition to the full accelerated vesting as described in Section 3(d);

(vi) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 4(b) above, but for which he has not yet been reimbursed; and

(vii) no other severance or benefits of any kind.

(b) Conditions Precedent to Receipt of Benefits. Any severance payments, vesting and/or benefits contemplated by Section 7(a) above are (i) subject to the limitations provided in Section 9 and (ii) conditional on Executive (y) continuing to comply with the surviving terms of this Agreement, including the non-competition and non-solicitation provisions herein, and the Employee Agreement, and (z) delivering prior or contemporaneously with any such severance payments, a release of all claims relating to Executive’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and shareholders in a form acceptable to the Company or its successor.

7. Involuntary Termination for Cause; Resignation without Good Reason; Death or Disability.

(a) Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause, Executive may resign at any time voluntarily resign without Good Reason, and Executive may be terminated upon death or Disability. Termination for Cause shall be effective on the date the Company gives notice to Executive of such termination in accordance with this Agreement unless otherwise agreed by the parties. Resignation by Executive without Good Reason shall be effective on the date Executive gives notice to the Company of such resignation in accordance with this Agreement unless otherwise agreed by the parties. Executive’s employment will terminate automatically upon Executive’s death or, upon thirty (30) days prior written notice from the Company, in the event of Disability.

(b) Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, Executive’s resignation from his employment without Good Reason, or termination of Executive’s employment following Executive’s death or Disability, then Executive shall be entitled to receive the following:

(i) Executive’s Base Salary through the effective date of termination;

(ii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law;

(iii) the right to exercise any stock options subject to and in accordance with the terms of the respective options;

(iv) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 4(b) above, but for which he has not yet been reimbursed; and

(v) no other severance or benefits of any kind.

8. Company Matters; Restrictive Covenants.

(a) Employee Proprietary Information Agreement. Concurrently with or prior to the execution of this Agreement, Executive shall have signed an Employee Proprietary Information Agreement in the form required to be executed by each employee of the Company (“Employee Agreement”). Executive shall comply with the all terms of the Employee Agreement, including but not limited to any and all provisions relating to the disclosure and assignment of inventions and intellectual property rights, confidentiality and non-solicitation obligations.

(b) Ventures. If, during Executive’s employment, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or the third party, to the extent provided in any agreement between the Company and the third party). Except as formally approved by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(c) Resignation on Termination. On termination of his employment, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that he may hold in the Company or any of its affiliates, unless otherwise agreed between Executive and the Company.

(d) Confidential Information. The Company agrees to provide Executive with certain Confidential Information regarding the Company that will enable him to optimize the performance of Executive’s duties to the Company. Executive agrees at all times during the term of his employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, any of the Company’s Confidential Information; or disclose to any person, firm or corporation any of the Company’s Confidential Information except as authorized by the Company’s management in connection with Executive’s authorized duties on behalf of the Company, and then only pursuant to a written non-disclosure agreement that sufficiently protects the Confidential Information. Executive understands that “Confidential Information” means any information that relates to the Company’s actual or anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, the Company’s customers on whom Executive called or with whom Executive became acquainted during the term of Executive’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Executive further understands that Confidential Information does not include any of the foregoing items that is or becomes publicly known through no wrongful act or omission of Executive or of others who were under confidentiality obligations as to the item or items involved.

(e) Covenant Not to Compete.

(i) Executive agrees that during the course of his employment and for the period ending on the later of: (A) the end of the Initial Term; or (B) one (1) year following the termination of Executive’s relationship with the Company for any reason, whether with or without Cause or Good Reason, at the option either of the Company or Executive, with or without notice (the “Restricted Period”), Executive will not, either directly or indirectly, (A) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (B) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (C) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s business as conducted by the Company at any time during the course of Executive’s employment with the Company. The foregoing covenant shall cover Executive’s activities in every part of the Territory. “Territory” shall mean (i) all counties in the State of Texas, (ii) all other states of the United States of America; and (iii) all other countries of the world, provided that, with respect to clauses (ii) and (iii), the Company maintains non-trivial operations, facilities, or customers in such geographic area prior to the date of the termination of Executive’s relationship with the Company.

(ii) Executive acknowledges that his fulfillment of the obligations contained in this Agreement, including, but not limited to, Executive’s obligation neither to use, except for the benefit of the Company, or to disclose the Company’s Confidential Information and Executive’s obligation not to compete contained in subsection (e)(i) above is necessary to protect the Company’s Confidential Information and to preserve the Company’s value and goodwill. Executive further acknowledges the time, geographic and scope limitations of Executive’s obligations under subsection (e)(i) are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that Executive will not be precluded from gainful employment if Executive is obligated not to compete with the Company during the period and within the Territory as described above.

(iii) The covenants contained in subsection (e)(i) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (e)(i). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (e)(i) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

(f) Non-Solicitation of Employees. Executive agrees that during the Restricted Period, Executive will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company, either for Executive or for any other person or entity.

(g) Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about his rights and obligations under this Agreement and the Employee Agreement.

9. Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Executive pursuant to Sections 6 or 7 or otherwise on or within the six-month period following Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Sections 6 or 7, if the Company reasonably determines that the imposition of additional tax under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), will not apply to an earlier payment of such cash severance payments.

10. Certain Definitions.

(a) Change of Control. For the purpose of this Agreement, “Change of Control” shall mean; (i) any merger, share exchange, acquisition, reorganization or consolidation of the Company into or with another corporation, or the effectuation of a statutory exchange of shares in one transaction or a series of transactions, in which the shareholders of the Company immediately prior to such transaction or transactions hold, immediately after such transaction or transactions, less than 50% of the general voting power of the surviving or acquiring entity (or a parent corporation thereof) by virtue of their ownership of the corporation’s equity securities or (ii) any sale, lease or transfer of all or substantially all of the assets of the Company; provided, however, that the transactions contemplated by the Agreement and Plan of Reorganization (the “Reorganization Agreement”) entered into by the Company on July [    ], 2007, including the Amalgamation and the Share Transfer (each as defined therein) shall not be deemed for the purposes of this Agreement to constitute a Change of Control.

(b) Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful failure to substantially perform his duties under this Agreement for reasons other than death or Disability following the Company’s providing Employee with notice and a 30-day opportunity to cure such failure; (ii) the commission by Executive of (x) an act of dishonesty or constituting common law fraud, embezzlement or a felony, or (y) any tortious act, unlawful act or malfeasance which causes material harm to the Company’s standing, condition or reputation; or (iv) any material breach by Executive of the provisions of the Employee Agreement. The Board (excluding Executive if he is at such time a member of the Board) shall make all determinations relating to termination, including without limitation any determination regarding Cause, pursuant to this Section 10.

(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (1) there is a material reduction of the level of Executive’s compensation (excluding any bonuses); (ii) there is a material reduction in Executive’s overall responsibilities, authority, or scope of duties; or (iii) without Executive’s written consent, the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then current office location. In each such event listed in (i) through (iii) above, the Executive shall give the Company notice thereof which shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances if cured by the Company within thirty (30) days after such notice.

(d) Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for not less than six (6) months within a twelve (12) consecutive month period as a result of his incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after reasonable accommodation.

11. Miscellaneous.

(a) Withholding Taxes. The Company may withhold from all salary, bonus or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(b) Entire Agreement; Binding Effect. This Agreement and the Employee Agreement (together with the Plan and any Option Agreement related to options to purchase stock of the Company) set forth the entire understanding between the parties as to the subject matter of this Agreement and supersede all prior agreements, commitments, representations, writings and discussions between them, whether written or oral; and neither of the parties shall be bound by any obligations, conditions, warranties or representations with respect to the subject matter of this Agreement, the Agreement, the Plan or the Option Agreement except as expressly provided herein or therein or as duly set forth on or subsequent to the date hereof in a written instrument signed by the proper and fully authorized representative of the party to be bound hereby. This Agreement is binding on Executive and on the Company and his and its successors and assigns (whether by assignment, by operation of law or otherwise); provided that neither this Agreement nor any rights or obligations hereunder may be assigned by Executive or the Company without the prior written consent of the other party (except that the Company shall be entitled to assign this Agreement in connection with a Change of Control in which the Company is not the surviving entity).

(c) Absence of Conflict. Executive represents and warrants that his employment by the Company as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. Executive further agrees that during Executive’s employment with the Company, Executive will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of the

Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(d) Arbitration.

(i) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes (with the sole exception of those disputes that may arise from the Employee Agreement, which shall be resolved in accordance with the dispute resolution procedures set forth therein) with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth by the American Arbitration Association for the resolution of employment disputes (the “Rules”) and pursuant to Texas law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, the Texas Unemployment Compensation Act, the Texas Workers Compensation Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(ii) Procedure. Any arbitration will be administered by the American Arbitration Association (“AAA”) and a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall issue a written decision including findings of fact and conclusions of law on the merits of its award. The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $125 of any filing and/or administration fees associated with any arbitration that Executive initiates. The arbitrator shall administer and conduct any arbitration in a manner consistent with the AAA’s National Rules for the Resolution of Employment Disputes.

(iii) Remedy. Arbitration shall be the sole, exclusive and final remedy for any dispute (with the sole exception of those disputes that may arise from the Employee Agreement, which shall be resolved in accordance with the dispute resolution procedures set forth therein) between Executive and the Company. Accordingly, except as otherwise provided herein,, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.

(iv) Availability of Injunctive Relief. Any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Employee Agreement, including but not limited to a breach of the Restrictive Covenants above. In the event that either party seeks injunctive relief, no bond shall be required and the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Voluntary Nature of Agreement; Legal Rights. Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive acknowledges that he has had the opportunity to consult with an attorney regarding the provisions of this Agreement and has either obtained such advice of counsel or knowingly waived the opportunity to seek such advice. Executive has carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.

(f) Waivers. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

(g) Reformation. If any sentence, paragraph or clause of this Agreement, or combination of the same, is in violation of any applicable law or regulation, or is unenforceable or void for any reason, such sentence, paragraph, clause or combinations of same shall be modified to the extent necessary to accomplish the intention on such provision without violating applicable law or regulation. Notwithstanding, the remainder of this Agreement shall remain binding upon the parties.

(h) Notices. All notices, approvals, consents, requests or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the earlier of (i) actual receipt, (ii) three business days after being deposited in U.S. mail, registered or certified, postage prepaid, (iii) upon delivery, if delivered by hand (iv) one business day after transmission, if sent by facsimile (confirmation received) or (v) one business day after the business day of deposit with a reputable overnight courier for next business day delivery, freight prepaid. Notice in each case shall be addressed to the party entitled to receive such notice at the following address (or other such addresses as the parties may subsequently designate):

The Company:	4926 Spicewood Springs Road
Austin, Texas 78759
Attn: Chief Executive Officer
Executive:
[ADDRESS]

(i) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas and the other laws of the State of Texas as they apply to contracts entered into and wholly to be performed therein by residents thereof. In addition, each party hereto irrevocably and unconditionally agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought only in a state or federal court within the State of Texas.

(j) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable of void, this Agreement shall continue in full force and effect without said provision.

(k) Effect of Headings. The Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(l) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have each duly executed this Employment Agreement as of the day and year first above written.

COMPANY:
ePAK International Limited

By:
Name:
Title:

EXECUTIVE:

[name]

EXHIBIT A

Board, Advisory Board and Other Positions

Annex L

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

(c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

(d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders’ shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or together distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (last amended by Ch. 339, L. ‘98. Eff. 7-1-98.)

Annex M

WARRANT AGREEMENT

Agreement made as of                     , 2008 between ePAK International Limited., a Bermuda exempted company with offices at                      (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (“Warrant Agent”).

WHEREAS, Ascend sold to Don K. Rice, one of the Company’s initial stockholders (the “Insider”), 333,334 warrants (“Insider Warrants”) in connection with its IPO will be issued;

WHEREAS, under the terms of an agreement and plan of reorganization by and among the Company, its parent company, Ascend Acquisition Corp. (“Ascend”), e.PAK Resources (S) Pte. Ltd., ePAK Holdings Limited and certain other parties, dated July 30, 2007, as amended December     , 2007, Ascend will merge with a wholly owned subsidiary of the Company, and will become a wholly owned subsidiary of the Company as a result of the merger, and the oustanding of the redeemable common stock purchase warrants of Ascend (“Ascend Warrants”), including the Insider Warrants, will convert into redeemable warrants of the Company in like number and tenor (“Warrants”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1. Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or President and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2. Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3. Registration.

2.3.1. Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4. [Reserved]

2.5 Ascend Warrants. Certificates evidencing Ascend Warrants shall automatically and without action on the part of the holders thereof be deemed certificates evidencing Warrants.

3. Terms and Exercise of Warrants

3.1. Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $5.00 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date.

3.2. Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the date hereof and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) May 10, 2010 or (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date.

3.3. Exercise of Warrants.

3.3.1. Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

(a) in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company);

(b) in the event of redemption pursuant to Section 6 hereof in which the Company’s management has elected to force all holders of Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), the “Fair Market Value” shall mean the average reported last sale price of the

Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrant pursuant to Section 6 hereof; or

(c) with respect to any Insider Warrants or any Warrants purchased (“After Market Purchased Warrants”) by the Insider or his affiliates or designees pursuant to letter agreement between the Insider and EarlyBirdCapital, Inc. (“EBC”) filed as Exhibit 10.11 to the Registration Statement for Ascend’s initial public offering, at any other time other than as set forth in the above Section 3.3.1(b) and so long as such Insider Warrants or After Market Purchased Warrants are held by the Insider or his affiliates, by surrendering such Insider Warrants or After Market Purchased Warrants (or the Warrants for which they are exchanged) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “Fair Market Value” (defined below) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the five trading days ending on the trading day prior to the date on which the Insider Warrants or After Market Purchased Warrants (or the Warrants for which they are exchanged) are exercised.

3.3.2. Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless a registration statement under the Act with respect to the Common Stock is effective. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

3.3.3. Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4. Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.5. Intentionally Omitted.

4. Adjustments.

4.1. Stock Dividends—Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2. Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5. Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6. No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

4.7. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2. Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4. Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Redemption.

6.1. Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.01 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock has been at least $8.50 per share, on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given.

6.2. Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3. Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 3.3.1 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. In the event the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1(b), the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” in such case. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4 Outstanding Warrants Only. The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise provided that the criteria for redemption is met. The provisions of this Section 6.4 may not be modified, amended or deleted without the prior written consent of EBC.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1. No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4. Registration of Common Stock. The Company agrees that prior to the commencement of the Exercise Period, it shall file with the Securities and Exchange Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration, under the Act, of, and it shall take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Warrants. In either case, the Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of EBC.

8. Concerning the Warrant Agent and Other Matters.

8.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2. Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3. Fees and Expenses of Warrant Agent.

8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4. Liability of Warrant Agent.

8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct, or bad faith.

8.4.3. Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

9. Miscellaneous Provisions.

9.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2. Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

ePAK International Limited

[address]

Attn: Chief Executive Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Compliance Department

with a copy in each case to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: David Alan Miller, Esq.

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation

8911 Capital of Texas Highway

Westech 360, Suite 3350

Austin, Texas 78759

Attention: Brian Beard, Esq.

and

EarlyBirdCapital, Inc.

275 Madison Avenue, Suite 1203

New York, New York 10016

Attn: David M. Nussbaum, Chairman

9.3. Applicable law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4. Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 6.4, 7.4 and 9.2 hereof, EBC, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. EBC shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 6.4, 7.4 and 9.2 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and EBC with respect to the Sections 6.4, 7.4 and 9.2 hereof) and their successors and assigns and of the registered holders of the Warrants.

9.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7. Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

ePAK INTERNATIONAL LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Bermuda Companies Act permits us to indemnify our directors, officers, employees and agents, subject to limitations imposed by the Bermuda Companies Act. Our Bylaws require us to indemnify directors and officers to the full extent permitted by the Bermuda Companies Act. We also intend to enter into indemnification agreements with our officers and directors that provide for indemnification to the maximum extent allowed under Iowa law.

Under Bermuda law, a corporation may indemnify its directors and officers where: (i) the individual acted in good faith; (ii) the individual reasonably believed that (a) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation or (b) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful, or the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit	Description
2.1(a)	Agreement and Plan of Reorganization (included in Annex A of the proxy statement/prospectus)

2.1(b)	Amendment No. 1 to Agreement and Plan of Reorganization (included in Annex B(7) of the proxy statement/prospectus)

2.1(c)	Amendment No. 2 to Agreement and Plan of Reorganization (included in Annex B(2) of the proxy statement/prospectus)

3.1	Memorandum of Association of Registrant (included in Annex E of the proxy statement/prospectus)

3.2	By-Laws of Registrant (included in Annex F of the proxy statement/prospectus)

3.3	Certificate of Incorporation of Ascend Acquisition Corp.(1)

3.4	By-Laws of Ascend Acquisition Corp.(1)

4.1	Form of Unit Purchase Option(2)

4.2	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Ascend Acquisition Corp.(1)

4.3	Warrant Clarification Agreement, dated December 31, 2006, between the Ascend Acquisition Corp. and Continental Stock Transfer & Trust Company(2)

4.4	Letter Agreement among the Ascend Acquisition Corp., EarlyBirdCapital, Inc. and Don K. Rice(1)

4.5	Letter Agreement among the Ascend Acquisition Corp., EarlyBirdCapital, Inc. and Russell C. Ball III(1)

4.6	Letter Agreement among the Ascend Acquisition Corp., EarlyBirdCapital, Inc. and Stephen L. Brown(1)

4.7	Letter Agreement among the Ascend Acquisition Corp., EarlyBirdCapital, Inc. and Arthur Spector(1)

4.8	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Ascend Acquisition Corp.(1)

4.9	Form of Stock Escrow Agreement between the Ascend Acquisition Corp., Continental Stock Transfer & Trust Company and the Initial Stockholders(1)

4.10	Form of Letter Agreement between 400 Building LLC and Ascend Acquisition Corp. regarding administrative support(1)

4.11	Promissory Note, dated December 20, 2005 issued to Don K. Rice(1)

4.12	Form of Registration Rights Agreement among the Ascend Acquisition Corp. and the Initial Stockholders(1)

Exhibit	Description
4.13	Subscription Agreement among the Ascend Acquisition Corp., Don K. Rice, Graubard Miller and EarlyBirdCapital, Inc.(1)

4.14	Warrant Purchase Agreement among EarlyBirdCapital, Inc. and Don K. Rice(1)

4.16	Form of Warrant Agreement between Continental Stock Transfer and Trust Company and Registrant (included as Annex M to the proxy statement / prospectus)

5.1	Opinion of Applebys (to be filed by amendment)

8.1	Tax opinion of Graubard Miller (filed herewith)

10.1	Voting Agreement (included as Annex C of the proxy statement/prospectus)

10.3	2007 Equity Incentive Plan (included as Annex G of the proxy statement/prospectus)

10.4	Form of Tax Opinion to be issued by Graubard Miller (included as Annex G to the proxy statement/prospectus)

10.6	Registration Rights Agreement (included in Annex I of the proxy statement/prospectus)

10.7*	Plant Leasing Contract by and between Heng Gang Bao’an Economic Development Corporation and ePAK (Hong Kong) Limited, dated November 1, 1999

10.8*	Plant Leasing Contract by and between Heng Gang Bao’an Economic Development Corporation and ePAK (Hong Kong) Pte. Limited, dated September 1, 1999

10.9*	Plant Leasing Contract by and between Heng Gang Bao’an Economic Development Corporation and ePAK (Hong Kong) Pte. Limited, dated December 1, 1999

10.10*	Plant Leasing Contract by and between Heng Gang Bao’an Economic Development Corporation and ePAK (Hong Kong) Pte. Limited, dated January 1, 2003

10.11*	Shenzhen City Property Lease by and between Baochang Taian Shiye Development Co., Ltd. and ePAK Hong Kong Co., Ltd., dated November 19, 2007, including attached Agreement of Intention and Additional Agreement (filed herewith).

10.12*	Licenced Processing Entity Agreement by and between ePAK (Singapore) Pte. Ltd., and Heng Gang Bao’an Economic Development Co., Ltd., dated May 31, 1999 (filed herewith)

10.13	ePAK Holdings Limited Directors’ and Employees’ Share Incentive Plan (previously filed)

10.14	Form of Option Agreement pursuant to ePAK Holdings Limited Directors’ and Employees’ Share Incentive Plan. (previously filed)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.3	Consent of Capitalink (filed herewith)

23.4	Consent of Ernst & Young

23.5	Consent of Independent Valuation Firm (previously filed)

99.1	Additional Solicitation Material (previously filed)

99.2	Consent of Hock Voon Loo (Director nominee) (previously filed)

99.3	Consent of Steve E. San Filippo (Director nominee) (previously filed)

99.4	Consent of Steve Dezso (Director nominee) (previously filed)

99.5	Consent of Warren “Budd” Florkiewicz (Director nominee) (previously filed)

99.6	Proxy card of the Registrant (filed herewith)

*	We have applied for confidential treatment with respect to portions of this agreement. Omitted portions have been filed separately with the Securities and Exchange Commission.

(1)	Incorporated by reference to the Ascend Acquisition Corp.’s Registration Statement on Form S-1 or amendments thereto (SEC File No. 333-131529).

(2)	Incorporated by reference to the Ascend Acquisition Corp.’s Current Report on Form 8-K dated December 31, 2006 and filed with the SEC on January 3, 2007.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a. If the registrant is relying on Rule 430B (?230.430B of this chapter):

i. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

b. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of April, 2008.

ePAK International Limited

By:	/s/ Don K. Rice
Don K. Rice
Chairman of the Board
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Don K. Rice Don K. Rice	Chairman of the Board, Chief Executive Officer, President and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 4, 2008

/s/ Stephen L. Brown Stephen L. Brown	Secretary and Director	April 4, 2008

/s/ Russell C. Ball III Russell C. Ball III	Director	April 4, 2008